      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 21, 1998

                                                      REGISTRATION NO. 333-49775
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2


                                       TO

                                    FORM S-4

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------

                          FLEETWOOD ENTERPRISES, INC.

             (Exact Name of Registrant as Specified in its Charter)

           DELAWARE                          3716                  95-1948322
 (State or Other Jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
Incorporation or Organization)                                        No.)

                               3125 MYERS STREET
                        RIVERSIDE, CALIFORNIA 92503-5527
                                 (909) 351-3500
         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)

                           --------------------------

                             WILLIAM H. LEAR, ESQ.
              SENIOR VICE PRESIDENT-GENERAL COUNSEL AND SECRETARY
                          FLEETWOOD ENTERPRISES, INC.
              3125 MYERS STREET, RIVERSIDE, CALIFORNIA 92503-5527
                                 (909) 351-3500
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent For Service)
                           --------------------------

                                   COPIES TO:

         ROBERT E. DEAN, ESQ.                  THOMAS W. ADKINS, JR., ESQ.
     GIBSON, DUNN & CRUTCHER LLP              BRACEWELL & PATTERSON, L.L.P.
       4 PARK PLAZA, SUITE 1700              711 LOUISIANA STREET, SUITE 2900
    IRVINE, CALIFORNIA 92614-8557               HOUSTON, TEXAS 77002-2781
            (949) 451-3800                            (713) 223-2900

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the Merger have been satisfied, as described in the Agreement and Plan of Merger dated as of February 17, 1998, attached as Appendix A to the Proxy Statement/Prospectus forming a part of this Registration Statement.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                PRELIMINARY COPY
                                                                    MAY 20, 1998

                                 HOMEUSA, INC.
                           THREE RIVERWAY, SUITE 555
                              HOUSTON, TEXAS 77056

                                  June 9, 1998

Dear Stockholder:

    A Special Meeting of Stockholders of HomeUSA, Inc. (the "HomeUSA Special Meeting") will be held on Wednesday, July 8, 1998, at 10:00 a.m., local time, at the Omni Houston Hotel, Four Riverway, Houston, Texas 77056.

    At the HomeUSA Special Meeting, you will be asked to consider and vote upon the approval and adoption of an Agreement and Plan of Merger (the "Merger Agreement") providing for the merger (the "Merger") of HomeUSA with and into HUSA Acquisition Company ("Acquisition Sub"), a wholly owned subsidiary of Fleetwood Enterprises, Inc. ("Fleetwood"), as described in the accompanying Proxy Statement/Prospectus. As a result of the Merger, the separate corporate existence of HomeUSA will cease, Acquisition Sub will continue as the surviving corporation and succeed to and assume all the rights and obligations of HomeUSA, and (subject to the election and allocation provisions contained in the Merger Agreement) all outstanding shares of HomeUSA common stock will be converted into the right to receive (i) a number of shares of Fleetwood common stock determined by dividing $10.25 (the "Per Share Cash Amount") by the average (the "Valuation Period Stock Price") of the closing sale prices for a share of Fleetwood common stock for the ten trading day period ending on June 29, 1998 (I.E., the tenth day prior to the anticipated closing date of the Merger, July 9, 1998) (the "Exchange Ratio"); (ii) in cash, without interest, the Per Share Cash Amount; or
(iii) a combination of shares of Fleetwood common stock and cash equal to the Per Share Cash Amount. ON OR ABOUT JUNE 30, 1998, HOMEUSA WILL ISSUE A PRESS RELEASE ADVISING ITS STOCKHOLDERS OF THE VALUATION PERIOD STOCK PRICE AND THE EXCHANGE RATIO RESULTING THEREFROM. AN ELECTION FORM IS ENCLOSED AND MUST BE RETURNED TO THE EXCHANGE AGENT FOR THE MERGER CONSIDERATION ON OR BEFORE JULY 6, 1998.

    A more detailed description of the Merger Agreement and the Merger is set forth in the enclosed Proxy Statement/Prospectus, which you should read carefully. A Notice of Special Meeting of Stockholders is also enclosed herewith. Holders of record of HomeUSA common stock at the close of business on May 19, 1998, the record date for the HomeUSA Special Meeting, are entitled to notice of, and to attend and vote at, the HomeUSA Special Meeting and at any adjournments or postponements thereof.

    HOMEUSA'S BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT DESCRIBED IN THE ATTACHED MATERIALS AND THE TRANSACTIONS CONTEMPLATED THEREBY, AND HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF HOMEUSA AND ITS STOCKHOLDERS. THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE MERGER AGREEMENT AND THE MERGER.

    All stockholders are cordially invited to attend the HomeUSA Special Meeting in person. However, it is important that your shares be represented at the HomeUSA Special Meeting, whether or not you plan to attend. An abstention will have the same effect as a vote against the Merger Agreement and the Merger. Accordingly, please complete, sign, date and return your proxy or proxies in the enclosed postage paid envelope. A stockholder who attends the HomeUSA Special Meeting will be able to vote his or her shares whether or not he or she has granted a proxy and will be able to revoke such proxy at any time before the shares covered thereby are voted at the HomeUSA Special Meeting, by filing with the Secretary of HomeUSA an instrument revoking it or a duly executed proxy bearing a later date, or by attending the HomeUSA Special Meeting and voting in person.

                                          Sincerely,

                                          Cary N. Vollintine
                                          CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE
                                          OFFICER
                                          AND PRESIDENT

                                 HOMEUSA, INC.
                           THREE RIVERWAY, SUITE 555
                              HOUSTON, TEXAS 77056

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JULY 8, 1998

                            ------------------------

    A Special Meeting of Stockholders (the "HomeUSA Special Meeting") of HomeUSA, Inc., a Delaware corporation ("HomeUSA"), will be held on Wednesday, July 8, 1998, at 10:00 a.m., local time, at the Omni Houston Hotel, Four Riverway, Houston, Texas 77056, for the following purposes:

        1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of February 17, 1998 (the "Merger Agreement"), by and among Fleetwood Enterprises, Inc., a Delaware corporation ("Fleetwood"), HUSA Acquisition Company, a Delaware corporation and wholly owned subsidiary of Fleetwood ("Acquisition Sub"), and HomeUSA. The Merger Agreement provides for the merger (the "Merger") of HomeUSA with and into Acquisition Sub, with Acquisition Sub continuing as the surviving corporation and wholly owned subsidiary of Fleetwood. In the Merger, and subject to the election and allocation provisions contained in the Merger Agreement, all outstanding shares of HomeUSA common stock will be converted into the right to receive (i) a number of shares of Fleetwood common stock determined by dividing $10.25 (the "Per Share Cash Amount") by the average of the closing sale prices for a share of Fleetwood common stock for the ten trading day period ending on June 29, 1998 (I.E., the tenth day prior to the anticipated closing date of the Merger, July 9, 1998); (ii) in cash, without interest, the Per Share Cash Amount; or (iii) a combination of Shares of Fleetwood common stock and cash equal to the Per Share Cash Amount. For more information regarding the consideration to be received by HomeUSA stockholders in the Merger, please refer to the accompanying Proxy Statement/Prospectus, under "THE MERGER--Merger Consideration."

        2. To transact such other business as may properly come before the HomeUSA Special Meeting and any adjournments or postponements thereof.

    Attendance at the HomeUSA Special Meeting and any adjournments or postponements thereof will be limited to stockholders of record of HomeUSA common stock on May 19, 1998 (the "Record Date") or their proxies, beneficial owners having evidence of ownership on that date, and invited guests of HomeUSA. APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF SHARES REPRESENTING A MAJORITY OF THE NUMBER OF SHARES OF HOMEUSA COMMON STOCK OUTSTANDING. Stockholders of HomeUSA owning an aggregate of approximately 10,378,998 shares of HomeUSA common stock, representing approximately 67.2% of the outstanding shares of HomeUSA common stock as of the Record Date, have informed HomeUSA that they intend to vote all of their shares of HomeUSA common stock for approval of the Merger Agreement and the Merger. If such stockholders vote in accordance with their expressed intentions, approval of the Merger Agreement and the Merger is assured. A list of holders of record of shares of HomeUSA Common Stock at the close of business on the Record Date will be available for inspection at HomeUSA's headquarters during ordinary business hours for the ten-day period prior to the HomeUSA Special Meeting. HomeUSA's transfer books will not be closed.

    THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER.

                                          By Order of the Board of Directors,

                                          Cary N. Vollintine
                                          CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE
                                          OFFICER
                                          AND PRESIDENT

Houston, Texas

June 9, 1998

    WHETHER OR NOT YOU PLAN TO ATTEND THE HOMEUSA SPECIAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IN THE ALTERNATIVE, YOU MAY ALSO VOTE OR CHANGE YOUR VOTE VIA TELEPHONE BY CALLING 800-840-1208. IF YOU ATTEND THE HOMEUSA SPECIAL MEETING, YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED AND VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY RETURNED YOUR PROXY CARD OR VOTED BY TELEPHONE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED MAY 20, 1998.

                                 HOMEUSA, INC.
                              PROXY STATEMENT FOR
                 SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON
                                  JULY 8, 1998
                             ---------------------

                          FLEETWOOD ENTERPRISES, INC.
                                   PROSPECTUS
                             ---------------------

    This Proxy Statement/Prospectus is being furnished to stockholders of HomeUSA, Inc., a Delaware corporation ("HomeUSA"), in connection with the solicitation of proxies by HomeUSA's Board of Directors for use at the Special Meeting of Stockholders of HomeUSA to be held on July 8, 1998, at the Omni Houston Hotel, Four Riverway, Houston, Texas 77056, commencing at 10:00 a.m., local time, and at any adjournments or postponements thereof.

    This Proxy Statement/Prospectus relates to the proposed merger (the "Merger") of HomeUSA with and into HUSA Acquisition Company ("Acquisition Sub"), a Delaware corporation and wholly owned subsidiary of Fleetwood Enterprises, Inc. ("Fleetwood"), a Delaware corporation. As a result of the Merger, the separate corporate existence of HomeUSA will cease and Acquisition Sub will change its name to HomeUSA, Inc., continue as the surviving corporation, and succeed to and assume all the rights and obligations of HomeUSA. In the Merger, and subject to the election and allocation provisions contained in the Merger Agreement (as defined herein), all outstanding shares of HomeUSA common stock, par value $0.01 per share ("HomeUSA Common Stock"), (excluding any treasury shares and shares held directly or indirectly by Fleetwood) will be converted into the right to receive (i) a number of shares of Fleetwood common stock, par value $1.00 per share (including the associated Series A Junior Participating Preferred Stock Purchase Rights (the "Rights") issued pursuant to the Rights Agreement dated as of November 10, 1988 (the "Fleetwood Rights Agreement") by and between Fleetwood and BankBoston, N.A., as Rights Agent) ("Fleetwood Common Stock") determined by dividing $10.25 (the "Per Share Cash Amount") by the average (the "Valuation Period Stock Price") of the closing sale prices for a share of Fleetwood Common Stock on the New York Stock Exchange, Inc. (the "NYSE") for the ten trading day period ending on June 29, 1998 (I.E., the tenth day prior to the anticipated closing date of the Merger, July 9, 1998) (a "Stock Election"); (ii) in cash, without interest, the Per Share Cash Amount (a "Cash Election"); or (iii) a combination of shares of Fleetwood Common Stock and cash equal to the Per Share Cash Amount (a "Mixed Election"). The Merger Agreement provides, however, that no HomeUSA director or former principal stockholder of the Founding Companies (as defined herein) may receive more than 25% of his Merger Consideration in cash. Further, in order for the Merger to be treated for federal income tax purposes as a "reorganization," the Merger Agreement requires that at least 51% of the aggregate Merger Consideration consist of shares of Fleetwood Common Stock. Therefore, the aggregate number of shares of HomeUSA Common Stock covered by Cash Elections ("Cash Election Shares") and the aggregate number of such shares covered by Mixed Elections ("Mixed Election Cash Shares") times the Per Share Cash Amount may not exceed 49% of the aggregate Merger Consideration. If cash is oversubscribed, then all shares of HomeUSA Common Stock for which no election is made will be converted into the right to receive shares of Fleetwood Common Stock; thereafter, each Cash Election Share and each Mixed Election Cash Share will be converted, on a pro rata basis, into the right to receive a combination of cash and Fleetwood Common Stock, to the extent necessary to ensure that not more than 49% of the aggregate Merger Consideration consists of cash.

    AN ELECTION FORM IS ENCLOSED WITH THIS PROXY STATEMENT/PROSPECTUS AND MUST BE FILED WITH THE EXCHANGE AGENT ON OR BEFORE JULY 6, 1998. On or about June 30, 1998, HomeUSA will issue a press release advising its stockholders of the Valuation Period Stock Price and the Exchange Ratio resulting therefrom. On June 3, 1998, the latest practicable date prior to the printing of this Proxy Statement/Prospectus, the closing sale price for a share of Fleetwood Common
Stock on the NYSE was $      . If the Valuation Period Stock Price were $
per share, each share of HomeUSA Common Stock subject to a Stock Election would be converted into the right to receive 0. shares of Fleetwood Common Stock, and immediately following the Merger, former HomeUSA stockholders would hold a
minimum of    % and a maximum of    % of all outstanding shares of Fleetwood
Common Stock.

    Fleetwood has filed a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to up to 3,620,300 shares of Fleetwood Common Stock, issuable in connection with the Merger. The total number and the aggregate value of shares of Fleetwood Common Stock to be issued in the Merger is subject to adjustment for fractional shares and as the price of Fleetwood Common Stock fluctuates, as described herein. This Proxy Statement/Prospectus constitutes the Prospectus of Fleetwood with respect to the shares of Fleetwood Common Stock to be issued in the Merger. All information contained in this Proxy Statement/Prospectus relating to Fleetwood has been supplied by Fleetwood, and all information contained herein relating to HomeUSA has been supplied by HomeUSA.

    This Proxy Statement/Prospectus is being mailed to HomeUSA stockholders on or about June 9, 1998.

   THE SHARES OF FLEETWOOD COMMON STOCK ISSUABLE IN THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY
     STATE SECURITIES COMMISSION, NOR HAS THE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                             ADEQUACY OF THIS PROXY
                         STATEMENT/PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                          IS A CRIMINAL OFFENSE.
                           --------------------------

    FOR A DESCRIPTION OF CERTAIN IMPORTANT ISSUES THAT HOMEUSA STOCKHOLDERS SHOULD CONSIDER IN EVALUATING THE MERGER AND THE ACQUISITION OF FLEETWOOD COMMON STOCK OFFERED HEREBY, SEE "RISK FACTORS" BEGINNING AT PAGE 18.
                             ---------------------

         The date of this Proxy Statement/Prospectus is June   , 1998.

                               TABLE OF CONTENTS

AVAILABLE INFORMATION.................................................................           1

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.....................................           2

SUMMARY...............................................................................           3

Introduction..........................................................................           3
The Companies.........................................................................           3
HomeUSA Special Meeting...............................................................           4
The Merger............................................................................           4
Risk Factors..........................................................................          10
Selected Historical and Pro Forma Financial Data......................................          11
Comparative Per Share Data............................................................          14
Comparative Market Prices and Dividends...............................................          16

RISK FACTORS..........................................................................          18

Risks Relating to the Merger..........................................................          18
Risks Relating to the Companies' Businesses...........................................          19
Other Risks Related to an Investment in Fleetwood Common Stock........................          23

SPECIAL MEETING OF HOMEUSA STOCKHOLDERS...............................................          24

General...............................................................................          24
Matters to be Considered at the Meeting...............................................          24
Record Date; Shares Entitled to Vote; Vote Required...................................          24
Proxies; Proxy Solicitation...........................................................          25

BACKGROUND OF AND REASONS FOR THE MERGER..............................................          27

Background of the Merger..............................................................          27
Fleetwood's Reasons for the Merger....................................................          31
Recommendation of the HomeUSA Board; HomeUSA's Reasons for the Merger.................          32
Opinion of BT Alex. Brown, Financial Advisor to HomeUSA...............................          35
Interests of Certain Persons in the Merger............................................          41

THE MERGER............................................................................          45

General...............................................................................          45
Merger Consideration..................................................................          45
Exchange of HomeUSA Common Stock and HomeUSA Options..................................          48
Stock Exchange Listing................................................................          48
Certain Representations and Warranties................................................          48
Certain Covenants and Agreements......................................................          49
Conditions to the Merger..............................................................          54
Termination, Amendment and Waiver.....................................................          55
Fees and Expenses.....................................................................          55
Management and Operations After the Merger............................................          56
Certain Federal Income Tax Considerations.............................................          57
Certain Federal Securities Laws Consequences..........................................          60
Accounting Treatment..................................................................          61
Regulatory Approvals..................................................................          61
Financing the Merger..................................................................          61
No Appraisal Rights...................................................................          61

BUSINESS OF FLEETWOOD.................................................................          62

General...............................................................................          62
Industry Overview.....................................................................          63
Competitive Advantages................................................................          65
Business Strategy.....................................................................          66
Sales and Distribution................................................................          67
Engineering and Product Development...................................................          68
Component Suppliers and Sources.......................................................          68
Product Financing.....................................................................          68

BUSINESS OF ACQUISITION SUB...........................................................          69

BUSINESS OF HOMEUSA...................................................................          70

Introduction..........................................................................          70
Product Overview......................................................................          70
Industry Overview.....................................................................          70
Seasonality and Cyclicality...........................................................          70
HomeUSA's Retail Operations...........................................................          70
Value-Added Services Provided.........................................................          71
Products and Product Sourcing.........................................................          72
Management Information Systems........................................................          72
Competition...........................................................................          73
Regulation............................................................................          73
Employees.............................................................................          74
Properties............................................................................          74
Legal Proceedings.....................................................................          74
Certain Relationships and Related Transactions........................................          75

SELECTED FINANCIAL DATA OF HOMEUSA....................................................          79

HOMEUSA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS..........................................................................          80

Overview..............................................................................          80
Selected Consolidated Financial Data..................................................          80
Historical Results for the Three Months Ended March 31, 1998 Compared to the Three
  Months Ended March 31, 1997.........................................................          81
Historical Results for 1997 Compared to 1996..........................................          82
Historical Results for 1996 Compared to 1995..........................................          82
Liquidity and Capital Resources.......................................................          83
Year 2000 Issue.......................................................................          84

PRINCIPAL STOCKHOLDERS OF HOMEUSA.....................................................          85

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION...........................          86

Fleetwood.............................................................................          86
HomeUSA...............................................................................          87

CAPITALIZATION........................................................................          88

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS...........................          89

DESCRIPTION OF FLEETWOOD CAPITAL STOCK................................................          97

Fleetwood Common Stock and Preferred Stock............................................          97

Rights................................................................................          97
Fleetwood Trust Preferred Securities..................................................          98

COMPARATIVE RIGHTS OF HOMEUSA AND FLEETWOOD STOCKHOLDERS..............................         100

LEGAL MATTERS.........................................................................         105

EXPERTS...............................................................................         105

STOCKHOLDER PROPOSALS.................................................................         106

INDEX OF DEFINED TERMS................................................................         107

INDEX TO HOMEUSA FINANCIAL STATEMENTS.................................................         F-1

APPENDIX A--AGREEMENT AND PLAN OF MERGER..............................................         A-1

APPENDIX B--FAIRNESS OPINION OF BT ALEX. BROWN INCORPORATED...........................         B-1

                             AVAILABLE INFORMATION

    Each of Fleetwood and HomeUSA is subject to the informational and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at certain offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such information can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Washington D.C. 20549. The Commission also maintains a web site that contains reports, proxy and other information filed electronically with the Commission, the address of which is http:// www.sec.gov. Shares of Fleetwood Common Stock and shares of HomeUSA Common Stock are traded on the NYSE. Materials filed by Fleetwood and HomeUSA with the NYSE may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, and copies thereof may be obtained at prescribed rates. This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement filed by Fleetwood with the Commission under the Securities Act, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement and any amendments thereto, including exhibits as a part thereof, are available for inspection and copying as set forth above.

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OTHER THAN THOSE CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. ANY INFORMATION OR REPRESENTATION WITH RESPECT TO SUCH MATTERS NOT CONTAINED HEREIN OR THEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY FLEETWOOD OR HOMEUSA. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION.

    Certain statements contained in this Proxy Statement/Prospectus that are not related to historical results are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and involve risks and uncertainties. Although each of Fleetwood and HomeUSA believes that the assumptions on which their respective forward-looking statements are based are reasonable, there can be no assurance that such assumptions will prove to be accurate and actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, without limitation, those discussed under "RISK FACTORS" and "HOMEUSA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," as well as those discussed elsewhere in this Proxy Statement/Prospectus. All forward-looking statements contained in this Proxy Statement/Prospectus or incorporated herein by reference are qualified in their entirety by this cautionary statement. Neither Fleetwood nor HomeUSA intends to update or otherwise revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

    FLEETWOOD, FLEETWOOD HOMES, BOUNDER, SOUTHWIND, SOUTHWIND STORM, PACE ARROW, FLAIR, AMERICAN EAGLE, AMERICAN DREAM, AMERICAN TRADITION, TIOGA, JAMBOREE, PROWLER, TERRY, WILDERNESS, MALLARD, SAVANNA, AVION, and WESTPORT are brands and trademarks of Fleetwood.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

    The following documents filed with the Commission by Fleetwood (collectively, the "Fleetwood Reports") are incorporated in this Proxy Statement/Prospectus by reference:

        1. Annual Report on Form 10-K for the fiscal year ended April 27, 1997, filed with the Commission on July 7, 1997 (File No. 001-07699);

        2. Proxy Statement on Schedule 14A for the fiscal year ended April 27, 1997, filed with the Commission on July 22, 1997 (File No. 001-07699);

        3. Quarterly Reports on Form 10-Q for the fiscal quarters ended July 27, 1997, filed with the Commission on August 28, 1997 (File No. 001-07699); October 26, 1997, filed with the Commission on November 25, 1997 (File No. 001-07699); and January 25, 1998, filed with the Commission on March 2, 1998 (File No. 001-07699); and

        4. Current Reports on Form 8-K dated October 8, 1997, filed with the Commission on October 14, 1997 (File No. 001-07699); January 13, 1998, filed with the Commission on January 14, 1998 (File No. 001-07699); January 21, 1998, filed with the Commission on January 23, 1998 (File No. 001-07699); February 10, 1998, filed with the Commission on February 19, 1998 (File No.
    001-07699); and May 27, 1998, filed with the Commission on         , 1998
    (File No. 001-07699).

    All documents and reports filed by Fleetwood pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the effective time of the Merger shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents or reports. All information appearing in this Proxy Statement/Prospectus or in any document incorporated herein by reference is not necessarily complete and is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference and should be read together with such information and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein (or in any subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Proxy Statement/Prospectus except as so modified or superseded.

    THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE, WITHOUT CHARGE, UPON WRITTEN OR TELEPHONIC REQUEST TO FLEETWOOD ENTERPRISES, INC., OFFICE OF THE CORPORATE SECRETARY, AT 3125 MYERS STREET, P.O. BOX 7638, RIVERSIDE, CALIFORNIA 92513-7638 (TELEPHONE
(909) 351-3500). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY JULY 2, 1998.

    ALL REPORTS AND OTHER DOCUMENTS FILED BY HOMEUSA WITH THE COMMISSION PURSUANT TO SECTION 13(A), 13(C), 14 OR 15(D) OF THE EXCHANGE ACT ARE AVAILABLE, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST FROM ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, TO HOMEUSA, INC., OFFICE OF THE CORPORATE SECRETARY, AT THREE RIVERWAY, SUITE 555, HOUSTON, TEXAS 77056 (TELEPHONE (713) 331-2200). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY JULY 2, 1998.

                                    SUMMARY

    THE FOLLOWING SUMMARY IS INTENDED ONLY TO HIGHLIGHT CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN. UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES TO "FLEETWOOD" ARE TO FLEETWOOD ENTERPRISES, INC., A DELAWARE CORPORATION, AND ITS SUBSIDIARIES (INCLUDING ACQUISITION SUB), AND ALL REFERENCES TO "HOMEUSA" ARE TO HOMEUSA, INC., A DELAWARE CORPORATION, AND ITS SUBSIDIARIES. THIS SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS, THE APPENDICES HERETO AND THE DOCUMENTS INCORPORATED BY REFERENCE OR OTHERWISE REFERRED TO HEREIN. STOCKHOLDERS OF HOMEUSA ARE URGED TO REVIEW THE ENTIRE PROXY STATEMENT/PROSPECTUS CAREFULLY, INCLUDING THE APPENDICES HERETO AND SUCH OTHER DOCUMENTS INCORPORATED BY REFERENCE OR OTHERWISE REFERRED TO HEREIN.

INTRODUCTION

    This Proxy Statement/Prospectus relates to the Merger of HomeUSA with and into Acquisition Sub. As a result of the Merger, the separate corporate existence of HomeUSA will cease and Acquisition Sub will change its name to HomeUSA, Inc., continue as the surviving corporation, and succeed to and assume all of the rights and obligations of HomeUSA. Subject to the approval of the Merger Agreement and the Merger by the stockholders of HomeUSA ("HomeUSA Stockholder Approval") at a Special Meeting of HomeUSA Stockholders scheduled to be held on July 8, 1998 (the "HomeUSA Special Meeting") and the satisfaction of certain other conditions, the Merger will be effected pursuant to the terms of an Agreement and Plan of Merger dated as of February 17, 1998 (the "Merger Agreement"), by and among Fleetwood, HomeUSA and Acquisition Sub, a copy of which is attached hereto as APPENDIX A. For a description of the conditions to Fleetwood's and HomeUSA's obligations to effect the Merger, see "THE MERGER-- Conditions to the Merger."

THE COMPANIES

    FLEETWOOD ENTERPRISES, INC. Fleetwood is the nation's largest producer of manufactured homes and recreational vehicles ("RVs"). In 1997, Fleetwood had an 18.1% share of the manufactured housing market. In its fiscal year ended April 1997, Fleetwood sold 65,354 manufactured homes and was the largest home builder in the United States in terms of units sold (a distinction Fleetwood has held since 1981). In 1997, Fleetwood had a 26.6% share of the overall RV market, a 29.1% share of the motor home market, a 21.7% share of the travel trailer market, and a 35.4% share of the folding trailer market. In its fiscal year ended April 1997, Fleetwood sold 65,243 RVs and held the leading market share in each of these three product categories. From its fiscal year ended April 1993 through its fiscal year ended April 1997, Fleetwood's sales increased from approximately $1.9 billion to approximately $2.9 billion, a 10.8% compound annual growth rate ("CAGR"); operating income increased from $73.1 million to $139.6 million, a 17.5% CAGR; and earnings from continuing operations increased from $1.10 per share to $2.30 per share, a 20.2% CAGR. In its fiscal year ended April 1997, Fleetwood's manufactured housing and RV groups represented 49.6% and 48.5% of sales, respectively. See "BUSINESS OF FLEETWOOD."

    The principal executive offices of Fleetwood are located at 3125 Myers Street, Riverside, California 92503-5527 and its telephone number is (909) 351-3500.

    HOMEUSA, INC. Upon consummation of HomeUSA's initial public offering in November 1997, HomeUSA acquired the following nine companies (collectively, the "Founding Companies"), which had been in the retail manufactured home business an average of 16 years and had pro forma combined total revenue of $202.3 million in 1996 and $205.1 million in 1997: Universal Housing, Inc. ("Universal"), AAA Homes ("AAA Homes"), McDonald Mobile Homes, Inc. ("McDonald Mobile"), Patrick Home Center, Inc. ("Patrick Home"), Mobile World, Inc. ("Mobile World"), First American Homes, Inc. ("First American"), Cooper's Mobile Homes, Inc. ("Cooper's"), Home Folks Housing Center ("Home Folks"), and WillMax Homes of Colorado LLC ("WillMax"). HomeUSA was conceived to become the leading independent national retailer of manufactured homes by consolidating the highly fragmented manufactured housing retail industry. See "BUSINESS OF HOMEUSA."

    The principal executive offices of HomeUSA are located at Three Riverway, Suite 555, Houston, Texas 77056 and its telephone number is (713) 331-2200.

    HUSA ACQUISITION COMPANY. Acquisition Sub, a wholly owned subsidiary of Fleetwood, was formed by Fleetwood solely for the purpose of effecting the Merger. The mailing address of Acquisition Sub's principal executive offices is c/o Fleetwood Enterprises, Inc., 3125 Myers Street, Riverside, California 92503-5527 and its telephone number is (909) 351-3500. See "BUSINESS OF ACQUISITION SUB."

HOMEUSA SPECIAL MEETING

    The HomeUSA Special Meeting is scheduled to be held on Wednesday, July 8, 1998 at 10:00 a.m., local time, at the Omni Houston Hotel, Four Riverway, Houston, Texas 77056. At the HomeUSA Special Meeting, stockholders of HomeUSA will consider and vote upon (i) a proposal to approve and adopt the Merger Agreement and the Merger; and (ii) such other business as may properly be brought before the HomeUSA Special Meeting.

    Only holders of record of HomeUSA Common Stock at the close of business on May 19, 1998 (the "Record Date") are entitled to notice of, and to vote at, the HomeUSA Special Meeting. Under the Delaware General Corporation Law (the "DGCL") and HomeUSA's Bylaws, as amended (the "HomeUSA Bylaws"), the affirmative vote of the holders of shares representing a majority of the number of shares of HomeUSA Common Stock outstanding is necessary to approve and adopt the Merger Agreement and the Merger. At the close of business on the Record Date, 15,441,887 shares of HomeUSA Common Stock were outstanding and entitled to vote, of which 7,806,971 shares (50.6%) were beneficially owned by members of HomeUSA's Board of Directors (the "HomeUSA Board"), HomeUSA's executive officers and their affiliates. Stockholders of HomeUSA owning an aggregate of approximately 10,378,998 shares of HomeUSA Common Stock, and representing approximately 67.2% of the outstanding shares of HomeUSA Common Stock as of the Record Date, have informed HomeUSA that they intend to vote all of their shares of HomeUSA Common Stock for approval of the Merger Agreement and the Merger. If such stockholders vote in accordance with their expressed intentions, approval of the Merger Agreement and the Merger is assured. See "SPECIAL MEETING OF HOMEUSA STOCKHOLDERS."

THE MERGER

    GENERAL. Upon consummation of the Merger, the separate corporate existence of HomeUSA will cease and Acquisition Sub will change its name to HomeUSA, Inc., continue as the surviving corporation, and succeed to and assume all the rights and obligations of HomeUSA. All shares of HomeUSA Common Stock then outstanding, and all options then outstanding to acquire shares of HomeUSA Common Stock, will be converted as described below.

    EFFECTIVE TIME OF THE MERGER. Within two business days following receipt of all required approvals and satisfaction or waiver of the other conditions to the Merger, including HomeUSA Stockholder Approval, the Merger will be consummated and become effective at the time (the "Effective Time") that the certificate of merger or other appropriate documents to be filed pursuant to the DGCL are accepted for filing by the Delaware Secretary of State, or such other time as the parties to the Merger may agree. See "THE MERGER--General," "--Conditions to the Merger" and "--Termination, Amendment and Waiver."

    CONVERSION OF HOMEUSA COMMON STOCK. At the Effective Time, and subject to certain election and allocation provisions described below, all outstanding shares of HomeUSA Common Stock (excluding any treasury shares and shares held directly or indirectly by Fleetwood) will be converted into the right to receive
(i) a number of shares of Fleetwood Common Stock equal to the quotient (calculated to the nearest 0.0001) of $10.25 (the "Per Share Cash Amount") divided by the average (the "Valuation Period Stock Price") of the NYSE closing sale prices for a share of Fleetwood Common Stock for the ten trading day period (the "Valuation Period") ending on June 19, 1998 (I.E., the tenth day immediately prior to the anticipated closing date of the Merger, July 9, 1998) (the "Exchange Ratio"); (ii) in cash, without interest, the Per Share Cash Amount; or (iii) a combination of shares of Fleetwood Common Stock and cash equal to the Per Share Cash Amount (the "Merger Consideration"). On or about June 30, 1998, HomeUSA will issue a press release advising its stockholders of the Valuation Period Stock Price and the Exchange Ratio resulting therefrom. See "THE MERGER--Merger Consideration--CONVERSION OF HOMEUSA COMMON STOCK."

    AT THE EFFECTIVE TIME, EACH STOCK CERTIFICATE REPRESENTING SHARES OF HOMEUSA COMMON STOCK WILL, WITHOUT ANY ACTION ON THE PART OF THE HOLDER THEREOF, BE CONVERTED INTO A RIGHT TO RECEIVE THE MERGER CONSIDERATION. THE MERGER CONSIDERATION WILL ONLY BE PAID TO HOLDERS OF RECORD OF HOMEUSA COMMON STOCK AT THE EFFECTIVE TIME AND WILL BE PAID ONLY UPON SURRENDER TO THE EXCHANGE AGENT (DEFINED BELOW) BY A HOMEUSA STOCKHOLDER OF THE STOCK CERTIFICATES REPRESENTING SHARES OF HOMEUSA COMMON STOCK, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL (DEFINED BELOW). FLEETWOOD ANTICIPATES THAT THE EXCHANGE AGENT WILL MAIL THE MERGER CONSIDERATION TO EACH HOMEUSA STOCKHOLDER WHO HAS COMPLIED WITH THE PRECEDING SENTENCE ON THE FIRST BUSINESS DAY AFTER THE EFFECTIVE TIME IF SUCH COMPLIANCE OCCURS BEFORE THE CLOSING DATE OF THE MERGER AND WITHIN SEVEN BUSINESS DAYS AFTER COMPLIANCE IF SUCH COMPLIANCE OCCURS AFTER THE CLOSING DATE. SEE "--ELECTION PROCEDURE" AND "THE MERGER--EXCHANGE OF HOMEUSA COMMON STOCK AND HOMEUSA OPTIONS."

    BECAUSE THE FEDERAL INCOME TAX CONSIDERATIONS OF RECEIVING DIFFERENT FORMS OF MERGER CONSIDERATION WILL DIFFER, HOMEUSA STOCKHOLDERS ARE URGED TO READ CAREFULLY THE INFORMATION SET FORTH UNDER "THE MERGER--CERTAIN FEDERAL INCOME TAX CONSIDERATIONS."

    ELECTION PROCEDURE. Election forms in such form as Fleetwood and HomeUSA have agreed (each an "Election Form") and a letter of transmittal (together with instructions as to effecting the exchange of stock certificates for the Merger Consideration, a "Letter of Transmittal"), are enclosed with this Proxy Statement/Prospectus, which is being mailed on June 9, 1998 (the "Mailing Date"), for delivery to each holder of record of HomeUSA Common Stock as of five business days prior to the Mailing Date (the "Election Form Record Date"). Each Election Form permits the holder (or the beneficial owner through appropriate and customary documentation and instructions) to choose to receive (subject to the allocation and proration procedures described below) one of the following in exchange for such holder's shares of HomeUSA Common Stock: (i) only cash (a "Cash Election"), (ii) only Fleetwood Common Stock (a "Stock Election"), or
(iii) a combination of cash and Fleetwood Common Stock (a "Mixed Election"). Alternatively, each Election Form permits the holder to indicate that such holder has no preference as to the receipt of cash or Fleetwood Common Stock for such holder's shares of HomeUSA Common Stock (a "Non-Election"). No HomeUSA director or former principal stockholder of the Founding Companies will be entitled to receive more than 25% of his Merger Consideration in cash. The election deadline, as set forth in the Election Form, will be 5:00 p.m., New York City time, on July 6, 1998 (I.E., the 25th calendar day following the Mailing Date) or such other date upon which Fleetwood and HomeUSA mutually agree (the "Election Deadline"). ANY SHARES OF HOMEUSA COMMON STOCK WITH RESPECT TO WHICH THE HOLDER (OR BENEFICIAL OWNER, AS THE CASE MAY BE) HAS NOT SUBMITTED TO THE EXCHANGE AGENT AN EFFECTIVE, PROPERLY COMPLETED ELECTION FORM ON OR BEFORE THE ELECTION DEADLINE WILL BE DEEMED TO BE SHARES AS TO WHICH A NON-ELECTION HAS BEEN MADE. The "Exchange Agent" is BankBoston, N.A. See "THE MERGER--Merger Consideration--ELECTION PROCEDURE."

    TO MAKE AN EFFECTIVE ELECTION, A HOMEUSA STOCKHOLDER MUST SUBMIT A PROPERLY COMPLETED ELECTION FORM SO THAT IT IS ACTUALLY RECEIVED BY THE EXCHANGE AGENT AT OR PRIOR TO THE ELECTION DEADLINE IN ACCORDANCE WITH THE INSTRUCTIONS ON THE ELECTION FORM. AN ELECTION FORM WILL BE PROPERLY COMPLETED ONLY IF ACCOMPANIED BY STOCK CERTIFICATES REPRESENTING ALL SHARES OF HOMEUSA COMMON STOCK COVERED THEREBY. THE ELECTION DEADLINE IS 5:00 P.M. ON JULY 6, 1998 (I.E., THE 25TH CALENDAR DAY FOLLOWING THE MAILING DATE) OR SUCH OTHER DATE UPON WHICH FLEETWOOD AND HOMEUSA MUTUALLY AGREE.

    HOMEUSA STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES REPRESENTING HOMEUSA COMMON STOCK WITH THE ENCLOSED PROXY CARD. A LETTER OF TRANSMITTAL AND ELECTION FORM IS ALSO ENCLOSED WITH THIS PROXY STATEMENT/PROSPECTUS AND, UPON REQUEST TO THE EXCHANGE AGENT, WILL BE MAILED TO EACH PERSON WHO BECOMES A HOLDER OR BENEFICIAL OWNER OF HOMEUSA COMMON STOCK BETWEEN THE ELECTION FORM RECORD DATE AND THE

BUSINESS DAY PRIOR TO THE ELECTION DEADLINE. HOMEUSA STOCKHOLDERS SHOULD SEND STOCK CERTIFICATES REPRESENTING HOMEUSA COMMON STOCK TO THE EXCHANGE AGENT ONLY AFTER THEY RECEIVE, AND ONLY IN ACCORDANCE WITH, THE INSTRUCTIONS CONTAINED IN THE LETTER OF TRANSMITTAL.

    ALLOCATION AND PRORATION. In order for the Merger to be treated for federal income tax purposes as a "reorganization" (see "THE MERGER--Certain Federal Income Tax Considerations"), the Merger Agreement requires that at least 51% of the aggregate Merger Consideration consist of shares of Fleetwood Common Stock. Therefore, the aggregate number of shares covered by Cash Elections ("Cash Election Shares") and the aggregate number of shares covered by Mixed Elections to be acquired for cash ("Mixed Election Cash Shares") times the Per Share Cash Amount may not exceed 49% of the aggregate Merger Consideration (the "Maximum Cash Merger Consideration"). Accordingly, the aggregate cash component of the Merger Consideration is limited, and a HomeUSA stockholder may not receive exactly the consideration elected on the Election Form.

    If cash is oversubscribed, then all shares of HomeUSA Common Stock for which no election is made will be converted into the right to receive shares of Fleetwood Common Stock; thereafter, each Cash Election Share and each Mixed Election Cash Share will be converted, on a pro rata basis, into the right to receive a combination of cash and Fleetwood Common Stock, to the extent necessary to ensure that not more than 49% of the aggregate Merger Consideration consists of cash.

    The determination of whether cash has been oversubscribed and the exact composition of the Merger Consideration to be received by each HomeUSA stockholder will be made on a date that is within five days before the anticipated closing date of the Merger, July 9, 1998. The amount of cash and/or the number of shares of Fleetwood Common Stock that a HomeUSA stockholder will receive will depend on (i) the stated preferences of all HomeUSA stockholders on the Election Forms and (ii) the allocation and proration procedures to be applied if the Cash Election Shares and Mixed Election Cash Shares exceed the Maximum Cash Merger Consideration. HomeUSA stockholders who make Cash Elections or Mixed Elections as to all or a portion of their shares will know the exact composition of Merger Consideration paid for their shares of HomeUSA Common Stock only upon receipt of the Merger Consideration payable to them, which payment will be accompanied by a brief explanation of the application and proration mechanisms provided in the Merger Agreement. Regardless of whether HomeUSA stockholders elect to receive all Fleetwood Common Stock, all cash or a combination of Fleetwood Common Stock and cash, the election mechanism is designed to provide that, as of the date of determination thereof, each HomeUSA stockholder will receive the same value per share of HomeUSA Common Stock based on the Valuation Period Stock Price for the Fleetwood Common Stock. However, the ultimate value received by each stockholder who receives Fleetwood Common Stock in the Merger may be more or less than the value calculated based on the Valuation Period Stock Price because of fluctuations in the market value of Fleetwood Common Stock after the Valuation Period. See "THE MERGER--Merger Consideration-- ALLOCATION AND PRORATION."

    BECAUSE THE MAXIMUM AGGREGATE CASH COMPONENT OF THE MERGER CONSIDERATION IS LIMITED, NO ASSURANCE CAN BE GIVEN THAT AN ELECTION BY ANY GIVEN HOMEUSA STOCKHOLDER OTHER THAN A STOCK ELECTION WILL BE HONORED. THEREFORE, HOMEUSA STOCKHOLDERS ELECTING CASH MAY NEVERTHELESS RECEIVE A PORTION OF THEIR MERGER CONSIDERATION IN THE FORM OF FLEETWOOD COMMON STOCK. FOR A DISCUSSION OF THE FEDERAL INCOME TAX CONSIDERATIONS OF THE RECEIPT OF THE MERGER CONSIDERATION, SEE "THE MERGER--CERTAIN FEDERAL INCOME TAX CONSIDERATIONS."

    NO ASSURANCE CAN BE GIVEN THAT THE CURRENT MARKET VALUE OF FLEETWOOD COMMON STOCK OR THE VALUATION PERIOD STOCK PRICE USED IN THE PRORATION AND ALLOCATION PROCEDURES DESCRIBED HEREIN WILL BE EQUIVALENT TO THE MARKET VALUE OF FLEETWOOD COMMON STOCK ON THE DATE SUCH STOCK IS RECEIVED BY A HOMEUSA STOCKHOLDER OR AT ANY OTHER TIME. SUCH MARKET VALUE MAY BE MORE OR LESS THAN THE CURRENT MARKET VALUE OR THE VALUATION PERIOD STOCK PRICE OF FLEETWOOD COMMON STOCK DUE TO NUMEROUS FACTORS. AS OF JUNE 3, 1998, THE CLOSING SALES PRICE OF FLEETWOOD
COMMON STOCK ON THE NYSE WAS $        PER SHARE, WHICH, IF THE MERGER
CONSIDERATION WERE DETERMINED AS OF SUCH DATE, WOULD RESULT IN EACH SHARE OF HOMEUSA COMMON STOCK SUBJECT TO A STOCK ELECTION BEING CONVERTED INTO THE RIGHT TO RECEIVE 0. SHARES OF FLEETWOOD COMMON STOCK

($10.25/$     ). ON OR ABOUT JUNE 30, 1998, HOMEUSA WILL ISSUE A PRESS RELEASE
ADVISING ITS STOCKHOLDERS OF THE SAME. HOMEUSA STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE FLEETWOOD COMMON STOCK PRIOR TO MAKING AN ELECTION.

    CONVERSION OF HOMEUSA OPTIONS. At the Effective Time, each outstanding option granted by HomeUSA to purchase shares of HomeUSA Common Stock (each a "HomeUSA Option") will be converted into an option (the "Exchanged Option") to purchase that number of shares of Fleetwood Common Stock that is equal to the product of the number of shares of HomeUSA Common Stock subject to the original HomeUSA Option and the Exchange Ratio, provided that any fractional shares of Fleetwood Common Stock resulting from such multiplication will be rounded down to the nearest share of Fleetwood Common Stock. Subject to the terms of HomeUSA's existing stock incentive plans and the agreements evidencing the HomeUSA Options, each Exchanged Option will be exercisable until the current termination of the HomeUSA Option from which it was converted, at an exercise price that is equal to the exercise price per share of HomeUSA Common Stock under the original HomeUSA Option divided by the Exchange Ratio, provided that such exercise price will be rounded to the nearest cent. See "THE MERGER--Merger Consideration--CONVERSION OF HOMEUSA OPTIONS."

    FRACTIONAL SHARES. No fractional shares of Fleetwood Common Stock will be issued in the Merger. Instead, Fleetwood will pay to each holder of HomeUSA Common Stock an amount in cash (rounded to the nearest cent) determined by multiplying (i) the closing sales price of one share of Fleetwood Common Stock on the trading day immediately preceding the closing date of the Merger by (ii) the fraction of a share of Fleetwood Common Stock that such holder would otherwise be entitled to receive in connection with the Merger. See "THE MERGER--Merger Consideration--FRACTIONAL SHARES."

    TREASURY STOCK AND STOCK OWNED BY FLEETWOOD. Each share of HomeUSA Common Stock held in the treasury of HomeUSA and each share of HomeUSA Common Stock owned by Fleetwood or any direct or indirect wholly owned subsidiary of Fleetwood or of HomeUSA immediately prior to the Effective Time will be canceled and extinguished without any conversion thereof and no payment will be made with respect thereto. See "THE MERGER--Merger Consideration--TREASURY STOCK AND STOCK OWNED BY FLEETWOOD."

    STOCK EXCHANGE LISTING. Fleetwood has agreed to use all reasonable efforts to cause the Fleetwood Common Stock to be issued pursuant to the Merger Agreement to be listed for trading on the NYSE. See "THE MERGER--Stock Exchange Listing."

    CONDUCT OF BUSINESS PENDING THE MERGER. HomeUSA has agreed that, prior to the Effective Time, except as contemplated by the Merger Agreement, it will operate its business in the usual, regular and ordinary manner. In addition, unless the other party agrees in writing or except as otherwise permitted pursuant to the Merger Agreement, prior to the Effective Time, neither Fleetwood nor HomeUSA will engage in certain actions specified in the Merger Agreement. See "THE MERGER--Certain Covenants and Agreements--CONDUCT OF BUSINESS PENDING THE MERGER."

    NO SOLICITATION. HomeUSA has agreed that neither it nor any of its subsidiaries will, directly or indirectly, solicit, initiate or knowingly encourage the submission of any takeover proposal, enter into any agreement providing for any takeover proposal or participate in any negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action knowingly to facilitate the making of, any takeover proposal; PROVIDED, HOWEVER, that if the HomeUSA Board determines in good faith that it is necessary to do so in order to comply with its fiduciary duties to HomeUSA's stockholders under applicable law, as advised by outside counsel, HomeUSA may, with respect to an actual or potential unsolicited takeover proposal, and subject to certain conditions set forth in the Merger Agreement,
(i) furnish non-public information with respect to HomeUSA to such person making such actual or potential unsolicited takeover proposal and (ii) participate in negotiations regarding such proposal.

    Further, HomeUSA has agreed that it will promptly advise Fleetwood orally and in writing of certain requests for information, takeover proposals and inquiries related thereto, including the identity of the persons making such requests (to the extent practicable), takeover proposals and inquiries and all the material terms and conditions thereof. HomeUSA has also agreed to keep Fleetwood fully informed of the status and details (including amendments or proposed amendments) of such requests, takeover proposals and inquiries. See "THE MERGER--Certain Covenants and Agreements--NO SOLICITATION."

    TERMINATION FEE. The Merger Agreement provides that HomeUSA will pay to Fleetwood $6 million (the "Termination Fee") upon demand if (i) HomeUSA or Fleetwood terminates the Merger Agreement because the HomeUSA Board approved or recommended a superior proposal; or (ii) HomeUSA or Fleetwood terminates the Merger Agreement because HomeUSA Stockholder Approval was not obtained and (subject to certain conditions) (a) any person (other than Fleetwood) (an "Acquiring Party"), within 12 months after such termination, acquires a majority of the voting power of the outstanding securities of HomeUSA or all or substantially all of the assets of HomeUSA or (b) there has been consummated within 12 months after such termination a consolidation, merger or similar business combination between HomeUSA and an Acquiring Party in which stockholders of HomeUSA immediately prior to such consolidation, merger or similar transaction do not own securities representing at least 50% of the outstanding voting power of the surviving entity (or, if applicable, any entity in control of such Acquiring Party) of such consolidation, merger or similar transaction immediately following the consummation thereof. See "THE MERGER--Fees and Expenses."

    CONDITIONS TO THE MERGER; TERMINATION. Consummation of the Merger is conditioned upon the fulfillment or waiver of certain conditions set forth in the Merger Agreement. See "THE MERGER-- Conditions to the Merger." The Merger Agreement may be terminated (i) by the mutual consent of Fleetwood, Acquisition Sub and HomeUSA, (ii) by either Fleetwood or HomeUSA if the Merger has not been consummated by August 30, 1998, and (iii) under certain other circumstances. See "THE MERGER--Termination, Amendment and Waiver."

    MANAGEMENT AND OPERATIONS AFTER THE MERGER. After the Merger, the separate corporate existence of HomeUSA will cease and Acquisition Sub will change its name to HomeUSA, Inc., continue as the surviving corporation, and succeed to and assume all the rights and obligations of HomeUSA. Acquisition Sub will operate as one of Fleetwood's business units and Fleetwood currently intends to maintain the headquarters of Acquisition Sub in Texas. After the Merger, Acquisition Sub will have access to resources generally available to Fleetwood's other business units, will participate in appropriate activities with other Fleetwood business units and will operate under the direction and guidance of Fleetwood's senior management and Board of Directors. See "THE MERGER-- Management and Operations After the Merger."

    APPROVAL BY AND RECOMMENDATION OF HOMEUSA BOARD OF DIRECTORS. The HomeUSA Board has determined the Merger to be fair and in the best interests of HomeUSA and its stockholders and has unanimously approved the Merger Agreement and the Merger. The HomeUSA Board recommends that HomeUSA stockholders vote "FOR" the Merger Agreement and the Merger. The HomeUSA Board's recommendation is based upon a number of factors discussed in this Proxy Statement/Prospectus. See "BACKGROUND OF AND REASONS FOR THE MERGER."

    OPINION OF FINANCIAL ADVISOR TO HOMEUSA. HomeUSA retained BT Alex. Brown Incorporated ("BT Alex. Brown") on February 14, 1998 to act as HomeUSA's financial advisor in connection with the Merger, including rendering an opinion to the HomeUSA Board as to the fairness, from a financial point of view, of the Merger Consideration to HomeUSA's stockholders. On February 17, 1998, representatives of BT Alex. Brown made a presentation to the HomeUSA Board with respect to the Merger and rendered to the HomeUSA Board its oral opinion, subsequently confirmed in writing as of the same date, that, as of such date and subject to the assumptions made, matters considered and limitations set forth in such opinion, the Merger Consideration was fair, from a financial point of view, to HomeUSA's stockholders. The full text of BT Alex. Brown's written opinion dated February 17, 1998 (the "BT Alex. Brown Opinion") is attached hereto as APPENDIX B and is incorporated herein by reference. HomeUSA stockholders are urged to read the BT Alex. Brown Opinion in its entirety. The BT Alex. Brown Opinion is directed only to the matters set forth therein and does not constitute a recommendation to any HomeUSA stockholder as to how such stockholder should vote at the HomeUSA Special Meeting. See "BACKGROUND OF AND REASONS FOR THE MERGER--Opinion of BT Alex. Brown, Financial Advisor to HomeUSA."

    INTERESTS OF CERTAIN PERSONS IN THE MERGER. Certain members of HomeUSA's management and the HomeUSA Board may be deemed to have certain interests in the Merger that are in addition to their interests as stockholders of HomeUSA generally. Certain executive officers of HomeUSA may be officers of Acquisition Sub or its subsidiaries following the Merger. Fleetwood has also agreed to honor the existing employment agreements of certain officers of HomeUSA and to indemnify and maintain directors and officers insurance covering HomeUSA's directors and officers following the Merger. See "THE MERGER--Management and Operations After the Merger," "--Certain Covenants and Agreements-- INDEMNIFICATIONS AND INSURANCE" and "--STOCK OPTIONS; BENEFIT PLANS."

    In addition, as of the Record Date, executive officers and directors of HomeUSA beneficially owned an aggregate of 7,806,971 shares of HomeUSA Common Stock and held HomeUSA Options to acquire an aggregate of 690,000 shares of HomeUSA Common Stock (including currently exercisable HomeUSA Options to acquire 40,000 shares of HomeUSA Common Stock, which the holders thereof are deemed to beneficially own), exercisable at $8.00 per share. Based on the Per Share Cash Amount of $10.25, the aggregate dollar value of the Merger Consideration to be received by these executive officers and directors in respect of outstanding shares of HomeUSA Common Stock would be approximately $80,021,452, representing approximately 50.6% of the aggregate consideration to be received by all holders of HomeUSA Common Stock. The HomeUSA Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement and the Merger. See "BACKGROUND OF AND REASONS FOR THE MERGER--Interests of Certain Persons in the Merger" and "PRINCIPAL STOCKHOLDERS OF HOMEUSA."

    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS. Fleetwood and HomeUSA have each received opinions, and consummation of the Merger is conditioned upon Fleetwood and HomeUSA each receiving opinions dated as of the closing date of the Merger, from their respective tax advisors to the effect that the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that Fleetwood, Acquisition Sub and HomeUSA will each be a party to that reorganization within the meaning of Section 368(b) of the Code. Accordingly, a HomeUSA stockholder who exchanges HomeUSA Common Stock solely for shares of Fleetwood Common Stock will recognize neither gain nor loss on such exchange. In contrast, a HomeUSA stockholder who exchanges HomeUSA Common Stock for a combination of cash and Fleetwood Common Stock and realizes gain will recognize such gain in an amount equal to the lesser of (i) the amount of gain realized by such stockholder (I.E., the excess of the sum of cash and fair market value of Fleetwood Common Stock received by the stockholder over the stockholder's tax basis in the HomeUSA Common Stock surrendered) and (ii) the amount of cash received by the stockholder. If, however, a HomeUSA stockholder realizes a loss upon the exchange of HomeUSA Common Stock for a combination of cash and Fleetwood Common Stock, such loss cannot be recognized by the stockholder. Finally, a HomeUSA stockholder who exchanges HomeUSA Common Stock solely for cash in the Merger will recognize any gain realized and, depending on the particular circumstances of such holder, should recognize any realized loss. Gain recognized by a HomeUSA stockholder will generally be capital gain, except that under certain circumstances such gain may be treated as ordinary dividend income. No gain or loss will be recognized by Fleetwood, Acquisition Sub or HomeUSA in connection with the Merger. See "THE MERGER--Certain Federal Income Tax Considerations."

    BECAUSE THE FEDERAL INCOME TAX CONSEQUENCES OF RECEIVING DIFFERENT FORMS OF MERGER CONSIDERATION WILL VARY, HOMEUSA STOCKHOLDERS ARE URGED TO CAREFULLY READ THE INFORMATION SET FORTH UNDER "THE MERGER-- CERTAIN FEDERAL INCOME TAX CONSEQUENCES" AND TO CONSULT THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE MERGER.

    ACCOUNTING TREATMENT. The Merger will be accounted for under the purchase method of accounting, in accordance with generally accepted accounting principles. See "THE MERGER--Accounting Treatment."

    REGULATORY APPROVALS. Fleetwood and HomeUSA each filed a notification and report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division"), on March 27, 1998 and March 30, 1998, respectively. Requests for early termination of the HSR waiting periods were granted on April 3, 1998. See "THE MERGER--Regulatory Approvals." Neither Fleetwood nor HomeUSA is aware of any other governmental or regulatory approval required for consummation of the Merger, other than compliance with applicable securities laws.

    NO APPRAISAL RIGHTS. Under the DGCL, HomeUSA stockholders will not be entitled to any appraisal or dissenter's rights in connection with the Merger. See "THE MERGER--No Appraisal Rights."

RISK FACTORS

    The stockholders of HomeUSA should consider carefully the information set forth herein under the heading "RISK FACTORS," which discusses the risks associated with the integration of the businesses of Fleetwood and HomeUSA following the Merger; future sales of Fleetwood Common Stock issued in the Merger; interests of certain persons in the Merger; a failure to consummate the Merger; the cyclicality of the companies' businesses and fluctuations in operating results; competition in the companies' businesses; the decline in Fleetwood's manufactured housing market share; risks related to entry into the retail distribution of manufactured housing; the manufactured housing geographic market concentration; the seasonality of the companies' businesses; warranty claims and products liability; Fleetwood's contingent repurchase obligations; the availability of wholesale and retail financing; the availability and pricing of manufacturing components and labor; zoning, placement and availability of manufactured housing sites; the retention of sales personnel; the availability and price of gasoline and diesel fuel; certain anti-takeover protective measures adopted by Fleetwood; and the possible volatility of the Fleetwood Common Stock price.

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

    The following selected historical financial data of Fleetwood and HomeUSA has been derived from their respective historical consolidated financial statements, and should be read in conjunction with such financial statements and the notes thereto, which are included elsewhere in this Proxy Statement/ Prospectus or incorporated herein by reference. The selected unaudited Fleetwood and HomeUSA pro forma combined condensed financial data, which gives effect to the Merger on a purchase accounting basis as if it had been consummated at the beginning of the periods presented for Statement of Income Data and at the balance sheet date of January 25, 1998 for Balance Sheet Data, is derived from the unaudited pro forma combined condensed financial statements included elsewhere in this Proxy Statement/Prospectus or incorporated herein by reference and should be read in conjunction with such statements and the notes thereto.

    In addition, with respect to the selected historical financial data of HomeUSA, for financial statement presentation purposes, Universal, one of the Founding Companies, has been identified as the accounting acquiror. The acquisition of the remaining Founding Companies and HomeUSA were accounted for using the purchase method of accounting, with the results of operations included from November 30, 1997, the effective date used for accounting purposes. As used in this discussion, "HomeUSA" means (i) Universal prior to November 30, 1997 and
(ii) HomeUSA and the Founding Companies on that date and thereafter.

    The Fleetwood and HomeUSA unaudited pro forma combined financial data is not necessarily indicative of the actual results or financial position that would have been achieved had the Merger been consummated at the beginning of the periods presented or at the balance sheet date of January 25, 1998, and should not be construed as representative of future operations. See "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS."

                      FLEETWOOD HISTORICAL FINANCIAL DATA
                      (in millions, except per share data)

                                                          AT OR FOR
                                                         NINE MONTHS
                                                        ENDED JANUARY              AT OR FOR FISCAL YEARS ENDED APRIL(1)
                                                     --------------------  -----------------------------------------------------
                                                       1998       1997      1997(2)    1996(3)     1995      1994(4)     1993
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
STATEMENT OF INCOME DATA:
  Sales............................................  $ 2,208.2  $ 2,128.0  $ 2,874.4  $ 2,809.3  $ 2,807.9  $ 2,332.2  $ 1,907.9
  Income from continuing operations................       80.2       68.9       90.1       69.9       76.0       58.6       50.4
  Net income.......................................       80.2      103.7      124.8       79.6       84.6       65.9       56.6
  Common shares outstanding:
    Basic..........................................       36.0       39.1       38.2       45.9       46.0       45.7       45.6
    Diluted........................................       36.6       40.1       39.2       46.5       46.5       46.2       46.0
  Income from continuing operations per common
    share:
    Basic..........................................       2.23       1.76       2.36       1.52       1.65       1.28       1.10
    Diluted........................................       2.19       1.72       2.30       1.50       1.63       1.27       1.10
BALANCE SHEET DATA:
  Total assets.....................................  $   956.3  $   863.4  $   871.5  $ 1,108.9  $   940.4  $   845.2  $   745.2
  Long-term debt...................................       55.0       55.0       55.0       80.0     --         --         --
  Shareholders' equity.............................      524.7(5)     427.0     443.1     649.1      608.1      546.5      502.6

------------------------------

(1) The summary financial data for each period presented prior to Fleetwood's fiscal year ended April 1997 have been restated to show the operations of Fleetwood Credit Corp. ("FCC"), Fleetwood's wholly owned RV finance subsidiary, as a discontinued operation.

(2) During the first quarter of Fleetwood's fiscal year ended April 1997, Fleetwood completed a Dutch Auction tender offer that resulted in the purchase of 7.7 million shares of Fleetwood Common Stock at a cost of $240.5 million. In the second quarter, Fleetwood acquired an additional 2.6 million shares at a cost of $71.2 million.

(3) In the first quarter of Fleetwood's fiscal year ended April 1997, Fleetwood sold its German RV operation. A $28.0 million writedown (before income taxes) on the German investment was recorded in the fourth quarter of Fleetwood's fiscal year ended

    April 1996. Fleetwood also recorded, in the fourth quarter of its fiscal year ended April 1996, a $4.1 million writedown on the carrying value of a real estate investment located in Southern California. These charges reduced earnings per share by $0.35 in Fleetwood's fiscal year ended April 1996.

(4) In Fleetwood's fiscal year ended April 1994, Fleetwood adopted Statement of Financial Accounting Standards No. 109 on Accounting for Income Taxes. The new standard required a recalculation of deferred tax amounts to reflect current income tax rates in effect when the taxes are payable. The effect of this change was a one-time cumulative charge of $1.5 million, which was applied to earnings in the year of the change.

(5) Subsequent to January 25, 1998, Fleetwood purchased all of the shares of Fleetwood Common Stock owned by its retiring Chairman of the Board and founder. The approximate 5.2 million shares were acquired at a cost of $176.9 million, which had the effect of reducing shareholders' equity by such amount. On February 10, 1998, $287.5 million of mandatorily redeemable convertible preferred securities were issued to fund the share repurchase.

                       HOMEUSA HISTORICAL FINANCIAL DATA
                      (in millions, except per share data)

                                                         AT OR FOR THREE
                                                        MONTHS ENDED MARCH
                                                                31                     AT OR FOR YEAR ENDED DECEMBER 31
                                                       --------------------  -----------------------------------------------------
                                                         1998       1997       1997       1996       1995       1994       1993
                                                       ---------  ---------  ---------  ---------  ---------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
  Net sales..........................................      $50.4       $9.6  $    63.9  $    51.3  $    55.8  $    48.4  $    39.1
  Income from operations.............................        2.2        0.5        4.3        2.6        3.1        2.8        2.0
  Net income.........................................        0.7        0.4        3.4        2.4        3.0        2.5        2.1
  Weighted average shares outstanding................       15.5        2.3        3.7        2.3        2.3        2.3        2.3
  Earnings per share-basic and diluted...............      $0.05      $0.19  $    0.91  $    1.04  $    1.28  $    1.09  $    0.90

HOMEUSA PRO FORMA STATEMENT OF OPERATIONS DATA(1):
  Net sales..........................................                        $   205.1
  Income from operations.............................                             12.3
  Net income.........................................                              5.5
  Weighted average shares outstanding................                             14.0
  Earnings per share-basic and diluted...............                        $    0.39

BALANCE SHEET DATA:
  Total assets.......................................     $140.5          $  $   139.9  $    19.3  $    14.4  $    12.8  $    11.5
  Long-term debt, less current maturities............     --                    --         --         --         --         --
  Shareholders' equity...............................       78.2                  77.5       10.1       10.8        8.6        5.7

------------------------------

(1) The Pro Forma Statement of Operations Data assume that the acquisition of the Founding Companies and the HomeUSA IPO were closed on January 1, 1997, and are not necessarily indicative of the results HomeUSA would have achieved had these events actually then occurred or of HomeUSA's future results.

  UNAUDITED FLEETWOOD AND HOMEUSA PRO FORMA COMBINED CONDENSED FINANCIAL DATA
                      (in millions, except per share data)

                                                                                                AT OR FOR FISCAL
                                                                       AT OR FOR NINE MONTHS    YEAR ENDED APRIL
                                                                       ENDED JANUARY 25, 1998       27, 1997
                                                                       ----------------------  -------------------
STATEMENT OF INCOME DATA:
  Net sales..........................................................       $    2,300.1           $   2,991.6
  Income from continuing operations..................................               75.2                  83.5
  Weighted average common shares outstanding:
    Basic............................................................               32.7                  34.9
    Diluted..........................................................               39.2                  41.8
  Income from continuing operations per common share:
    Basic............................................................               2.30                  2.39
    Diluted..........................................................               2.12                  2.25
BALANCE SHEET DATA:
  Total assets.......................................................       $    1,211.9
  Long-term debt.....................................................               55.0
  Company-obligated mandatorily redeemable convertible preferred
    securities.......................................................              287.5
  Shareholders' equity...............................................              430.4(1)

------------------------

(1) Subsequent to January 25, 1998, Fleetwood purchased all of the shares of Fleetwood Common Stock owned by its retiring Chairman of the Board and founder. The approximate 5.2 million shares were acquired at a cost of $176.9 million, which had the effect of reducing shareholders' equity by such amount. On February 10, 1998, $287.5 million of mandatorily redeemable convertible preferred securities were issued to fund the share repurchase.

                           COMPARATIVE PER SHARE DATA

    The following table presents comparative per share data for Fleetwood and HomeUSA on an historical basis and combined per share data on an unaudited pro forma basis. The combined data gives effect to the Merger on a purchase method of accounting, assuming 1.8 million shares of Fleetwood Common Stock (subject to adjustment for fractional shares and for variations in the Fleetwood market value) and cash of $83.4 million are issued in exchange for all outstanding shares of HomeUSA Common Stock. See "THE MERGER--Merger Consideration--CONVERSION OF HOMEUSA COMMON STOCK." This data should be read in conjunction with the selected historical financial information, the pro forma combined condensed financial statements and the separate historical financial statements of Fleetwood and HomeUSA and the notes thereto included elsewhere in this Proxy Statement/Prospectus or incorporated herein by reference. The unaudited pro forma combined financial data is not necessarily indicative of the actual results or financial position that would have been achieved had the Merger been consummated at the beginning of the periods presented, and should not be construed as representative of future operations.

                                                                        AT OR FOR NINE MONTHS    AT OR FOR FISCAL YEAR
                                                                        ENDED JANUARY 25, 1998   ENDED APRIL 27, 1997
                                                                       ------------------------  ---------------------
HISTORICAL--FLEETWOOD:
  Income per share from continuing operations:
    Basic............................................................        $    2.23                 $    2.36
    Diluted..........................................................             2.19                      2.30
  Cash dividends per share...........................................             0.51                      0.64
  Book value per share(1)............................................            14.39(2)                  12.40

                                                                   AT OR FOR THREE MONTHS      AT OR FOR THE YEAR
                                                                    ENDED MARCH 31, 1998     ENDED DECEMBER 31, 1997
                                                                   -----------------------  -------------------------
HISTORICAL--HOMEUSA:
  Earnings per share-basic and diluted...........................         $    0.05                 $    0.91
  Cash dividends per share.......................................            --                        --
  Book value per share(1)........................................              5.06                      5.02

                                                                   AT OR FOR THREE MONTHS      AT OR FOR THE YEAR
                                                                    ENDED MARCH 31, 1998     ENDED DECEMBER 31, 1997
                                                                   -----------------------  -------------------------
EQUIVALENT PER SHARE DATA--HOMEUSA(3):
  Earnings per share--basic and diluted..........................         $    0.01                 $    0.21
  Cash dividends per share.......................................            --                        --
  Book value per share...........................................              1.15                      1.14

                                                                      AT OR FOR NINE MONTHS   AT OR FOR FISCAL YEAR
                                                                     ENDED JANUARY 25, 1998   ENDED APRIL 27, 1997
                                                                     -----------------------  ---------------------
PRO FORMA COMBINED:
  Income per share from continuing operations:
    Basic..........................................................         $    2.30               $    2.39
    Diluted........................................................              2.12                    2.25
  Cash dividends per share.........................................              0.51                    0.64
  Book value per share(4)(5).......................................             13.00

                                                                            HISTORICAL PER
                                                                                 SHARE         EQUIVALENT PER SHARE
                                                                          -------------------  ---------------------
HOME USA--
  Market value as of February 17, 1998..................................       $   8.375             $   10.25
FLEETWOOD--
  Market value as of February 17, 1998..................................       $   44.75                   N/A

--------------------------

(1) The historical book value per share is computed by dividing total shareholders' equity by the total number of common shares outstanding at the end of the period.

(2) Subsequent to January 25, 1998, Fleetwood purchased all of the shares of Fleetwood Common Stock owned by its retiring Chairman of the Board and founder. The approximate 5.2 million shares were acquired at a cost of $176.9 million, which had the effect of reducing shareholders' equity by such amount. On February 10, 1998, $287.5 million of mandatorily redeemable convertible preferred securities were issued to fund the share repurchase.

(3) Assumes an exchange ratio of .2278 shares of Fleetwood Common Stock for each share of HomeUSA Common Stock, assuming a $45 Fleetwood share price.

(4) Fleetwood estimates that they will incur direct and indirect costs of approximately $4 million in connection with the Merger. This estimate includes fees and charges of financial advisors, attorneys and accountants, personnel severance costs, the cancellation and continuation of contractual obligations and other integration costs. These nonrecurring costs will be capitalized as a part of the acquisition cost once the Merger is consummated. The pro forma combined book value per share data reflect these estimated transaction costs as if such costs were incurred as of January 25, 1998.

(5) The pro forma combined book value per share of Fleetwood Common Stock and HomeUSA Common Stock is computed by dividing pro forma shareholders' equity by the pro forma number of common shares outstanding at the end of the period.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

FLEETWOOD

    The Fleetwood Common Stock is quoted on the NYSE and the Pacific Stock Exchange and traded on various regional exchanges (Ticker Symbol: FLE). Options are traded on the American Stock Exchange. The following table sets forth for the periods indicated the high and low sales prices for the Fleetwood Common Stock as reported on the NYSE Composite Tape, along with information on dividends paid per share.

                                                                                    PRICE PER SHARE
                                                                                     OF FLEETWOOD
                                                                                     COMMON STOCK
                                                                                 ---------------------   DIVIDENDS
                                                                                    HIGH        LOW        PAID
                                                                                 ----------  ---------  -----------
Fiscal Year Ended April 1996
  First Quarter................................................................  $   22.750  $  18.125   $    0.14
  Second Quarter...............................................................      21.375     19.125        0.15
  Third Quarter................................................................      27.625     20.500        0.15
  Fourth Quarter...............................................................      29.000     23.125        0.15
Fiscal Year Ended April 1997
  First Quarter................................................................  $   31.500  $  24.125   $    0.15
  Second Quarter...............................................................      34.750     27.125        0.16
  Third Quarter................................................................      37.250     24.750        0.16
  Fourth Quarter...............................................................      27.750     24.375        0.16
Fiscal Year Ended April 1998
  First Quarter................................................................  $   31.000  $  25.125   $    0.16
  Second Quarter...............................................................      35.500     29.375        0.17
  Third Quarter................................................................      42.813     28.125        0.17
  Fourth Quarter...............................................................     47.9375     39.375        0.17
Fiscal Year Ended April 1999
  First Quarter (through May 19, 1998).........................................  $   46.438  $  42.125   $    0.17

    On February 13, 1998, the last full trading day prior to announcement of the execution of the Merger Agreement, the reported NYSE closing price per share of Fleetwood Common Stock was $44.25. On June 3, 1998, the most recent available date prior to printing this Proxy Statement/Prospectus, the reported NYSE
closing price per share of Fleetwood Common Stock was $      . On that date,
there were approximately       holders of record. HomeUSA stockholders are urged
to obtain current market quotations.

    The declaration and payment of dividends on Fleetwood Common Stock is at the discretion of the Fleetwood Board of Directors (the "Fleetwood Board") and depends on Fleetwood's results of operations, financial condition and capital requirements, limitations on dividends arising under the DGCL, and such other factors as the Fleetwood Board deems relevant. On March 10, 1998, the Fleetwood Board declared a dividend of $0.17 per share to stockholders of record on April 3, 1998, payable to stockholders on May 13, 1998. See "COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION."

HOMEUSA

    The HomeUSA Common Stock began trading on the NYSE on November 21, 1997 (Ticker Symbol: HSH). The following table sets forth for the periods indicated the high and low sales prices for the HomeUSA Common Stock as reported on the NYSE Composite Tape, along with information on dividends paid per share.

                                                                                      PRICE PER SHARE
                                                                                         OF HOMEUSA
                                                                                        COMMON STOCK
                                                                                    --------------------    DIVIDENDS
                                                                                      HIGH        LOW         PAID
                                                                                    ---------  ---------  -------------
Year Ended December 1997
  Fourth Quarter (November 21 to December 31).....................................  $   8.625  $   7.125       --
Year Ended December 1998
  First Quarter...................................................................  $  10.000  $   7.625       --
  Second Quarter (through May 19, 1998)...........................................      9.938      9.813       --

    On February 13, 1998, the last full trading day prior to announcement of the execution of the Merger Agreement, the reported NYSE closing price per share of HomeUSA Common Stock was $8.00. On June 3, 1998, the most recent available date prior to printing this Proxy Statement/Prospectus, the reported NYSE closing
price per share of HomeUSA Common Stock was $      . On that date, there were
approximately 86 holders of record. HomeUSA stockholders are urged to obtain current market quotations.

    HomeUSA has never declared or paid cash dividends on shares of HomeUSA Common Stock. It is not anticipated that any cash dividends will be paid on HomeUSA Common Stock in the foreseeable future. See "COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION."

                                  RISK FACTORS

    THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY BY THE STOCKHOLDERS OF HOMEUSA IN EVALUATING WHETHER TO APPROVE THE MERGER AND THE MERGER AGREEMENT. THESE RISK FACTORS SHOULD BE CONSIDERED IN CONJUNCTION WITH THE OTHER INFORMATION INCLUDED AND INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/ PROSPECTUS.

RISKS RELATING TO THE MERGER

    INTEGRATION OF THE BUSINESSES. Fleetwood and HomeUSA have entered into the Merger Agreement with the expectation that the Merger will be operationally and financially beneficial to the combined company and its stockholders. See "BACKGROUND OF AND REASONS FOR THE MERGER." The combination of the two companies will require integration and coordination of the companies' operations. There can be no assurance that such integration and coordination will be accomplished successfully or that the expected benefits of the Merger will be achieved. The integration of the two organizations also will require the dedication of management, which will divert their attention from day-to-day business of the combined company. The difficulties of integration may be increased by coordinating geographically separated organizations, integrating personnel and integrating a retail operation with a predominantly manufacturing operation. The process of combining the companies may cause an interruption of, or a loss of momentum in, the activities of either or both of the companies and may adversely affect the operations of the combined company. Furthermore, the process of combining the companies and consolidating the operations of HomeUSA with the operations of Expression Homes (described below) could have a material adverse effect on the ability of the combined company to retain the key managerial personnel who are critical to the combined company's operations.

    SHARES ELIGIBLE FOR FUTURE SALE.  In the Merger, Fleetwood will issue to the
stockholders of HomeUSA a minimum of approximately       shares of Fleetwood
Common Stock (assuming a Valuation Period Stock Price of $    (the average of
the NYSE closing sales prices for Fleetwood Common Stock for the ten consecutive trading day period ending June 3, 1998)). Subject to the next sentence, in general, these shares will be freely tradable immediately following the Merger. Shares issued in the Merger to persons who may be deemed affiliates of HomeUSA could also be publicly sold pursuant to Rule 145 under the Securities Act, subject to certain volume and other resale limitations. Future sales of a substantial number of the foregoing shares could lower or cause substantial fluctuations in the market price of Fleetwood Common Stock. See "THE MERGER--Certain Federal Securities Laws Consequences."

    INTERESTS OF CERTAIN PERSONS IN THE MERGER. Certain directors and executive officers of HomeUSA have interests in connection with the Merger that are in addition to those of the stockholders of HomeUSA generally. Certain executive officers of HomeUSA may become officers of Acquisition Sub or its subsidiaries following the Merger. Fleetwood has also agreed to honor the existing employment agreements of certain officers of HomeUSA and to indemnify and maintain directors and officers insurance covering HomeUSA's directors and officers following the Merger. See "THE MERGER--Management and Operations After the Merger", "BACKGROUND OF AND REASONS FOR THE MERGER--Opinion of BT Alex. Brown, Financial Advisor to HomeUSA" and "--Interests of Certain Persons in the Merger."

    CONDITIONS TO THE MERGER. The Merger Agreement contains certain conditions that, if not satisfied, would result in the Merger not being consummated. Consequently, there is a risk that the Merger will not occur even if approved by HomeUSA's stockholders. There can be no guarantee that all of the closing conditions will be satisfied, that any unsatisfied conditions will be waived, or that the Merger will in fact be consummated. If the Merger is not consummated, substantial expenses associated with the Merger will nonetheless have been incurred (including expenses to HomeUSA for investment banking, legal, accounting and tax services of approximately $1.6 million), and will have a material adverse effect on HomeUSA's independent financial status and results of operations, with no corresponding benefit from the Merger. See "THE MERGER--Conditions to the Merger."

    AVAILABILITY OF MANUFACTURED HOMES FROM NON-FLEETWOOD SUPPLIERS. In 1997, approximately 35% of HomeUSA's new home sales were derived from homes manufactured by suppliers other than Fleetwood. HomeUSA does not have contracts with these manufacturers that would assure a continuing supply of homes. HomeUSA's agreements with manufacturers generally have terms of one to three years and are terminable upon short notice by either party. As a result, there can be no assurance that HomeUSA will be able to obtain a continuing supply of homes from these manufacturers after the consummation of the Merger. Further, even if HomeUSA is able to obtain such supply of homes, there can be no assurance that HomeUSA will be able to obtain such homes on favorable terms. The inability of HomeUSA to obtain a continuing supply of homes from non-Fleetwood suppliers on favorable terms could have a material adverse effect on the combined company's results of operations.

    POSSIBLE VOLATILITY OF FLEETWOOD COMMON STOCK VALUE. The number of shares of Fleetwood Common Stock that HomeUSA stockholders will receive in the Merger at the Effective Time will be determined in part by the Valuation Period Stock Price. The Valuation Period Stock Price refers to the average of the NYSE closing sale prices of Fleetwood Common Stock for a ten consecutive trading-day period prior to the Closing Date. Because of possible volatility in the trading price of Fleetwood Common Stock during and after such Valuation Period, the per share market price of Fleetwood Common Stock as of the Effective Time could be substantially higher or lower than the Valuation Period Stock Price. See "--Other Risks Related to an Investment in Fleetwood Common Stock--POSSIBLE VOLATILITY OF STOCK PRICE." Therefore, there can be no assurance that, as of the Effective Time, the Valuation Period Stock Price will not exceed the then current market price of such Fleetwood Common Stock.

RISKS RELATING TO THE COMPANIES' BUSINESSES

    CYCLICALITY OF THE COMPANIES' BUSINESSES; FLUCTUATIONS IN OPERATING RESULTS. The industries in which Fleetwood and HomeUSA participate are highly cyclical and are subject to volatility in operating results due to external factors such as economic, demographic and political changes. Factors affecting the manufactured housing industry include availability of financing, interest rates, availability of manufactured home sites, employment trends, consumer confidence and general economic conditions. Factors affecting the RV industry include general economic conditions, overall consumer confidence, the level of discretionary consumer spending, interest rates, employment trends, fuel availability and fuel prices. Because of these and other factors, there may be substantial fluctuations in the combined company's operating results and the results for any prior period may not be indicative of results for any future period.

    COMPETITION IN THE COMPANIES' BUSINESSES. The manufactured housing industry is highly competitive. As of December 31, 1997, there were approximately 100 manufacturers and over 6,000 retail sales centers. The ten largest manufacturing retailers accounted for 71% of the manufacturing market in 1996, including Fleetwood's sales, which accounted for 18.5% of the market. The manufactured home retail market is much more fragmented, with the four largest companies accounting for only 10% of the retail market in 1997 and HomeUSA representing approximately 1% of the market. Manufactured homes compete with new and existing site-built homes, apartments, townhouses and condominiums. The supply of such housing has increased in recent years with the increased availability of construction financing. Competition exists on both the manufacturing and retail levels and is based primarily on price, product features, reputation for service and quality, retail inventory, sales promotions, merchandising, and terms and availability of wholesale and retail customer financing. Recent growth in manufacturing capacity in the southern United States has increased competition at both the manufacturing and retail levels and has resulted in both regional and national competitors increasing their presence in the region. Overproduction of manufactured housing in this region could lead to higher competition and result in decreased margins, which could have a material adverse effect on the companies' results of operations.

    The market for RVs is also highly competitive, and Fleetwood has numerous competitors in this industry. The five largest manufacturers represented approximately 68% of the market in 1997, including Fleetwood's sales, which represented 26.6% of the market. There can be no assurance that either existing or new competitors will not develop products that are superior to Fleetwood's RVs or achieve better consumer acceptance.

    DECLINE IN FLEETWOOD'S MANUFACTURED HOUSING MARKET SHARE. Fleetwood's market share in the manufactured housing market, based on unit shipments, declined from 21.6% in 1994 to 18.1% in 1997, in part because Fleetwood reduced its retail distribution points from approximately 1,800 to 1,400 during the period from January 1994 through December 1997, in order to concentrate on larger retailers that share Fleetwood's approach to merchandising and customer satisfaction. However, Fleetwood has also, from time to time in the past, lost certain significant retailers to competitors. In addition, recent acquisitions of manufactured housing retailers by Fleetwood's competitors may reduce Fleetwood's retail distribution network and market share, as these retail outlets may choose not to sell Fleetwood's products. During the first quarter of calendar year 1998, several competitors announced the acquisitions of some of Fleetwood's largest retailers, which collectively purchased an aggregate of approximately $217 million in manufactured housing from Fleetwood in 1997. There can be no assurance that the combined company will be able to adequately replace retailers purchased by competitors or that the combined company will be able to maintain its sales volume or market share in these competitive markets.

    RISKS RELATED TO ENTRY INTO THE RETAIL DISTRIBUTION OF MANUFACTURED
HOUSING. Fleetwood has responded to the consolidation in the manufactured housing sector by agreeing to the Merger with HomeUSA in order to bolster its retail distribution network. In addition, Fleetwood has purchased a 100% interest in Expression Homes and commenced building a number of new retail outlets directly. However, Fleetwood has no prior direct experience with retail operations and will rely significantly on HomeUSA and Expression Homes personnel to evaluate retail acquisitions and administer its retail operations. There can be no assurance that Fleetwood will be able to successfully integrate HomeUSA's retail distribution network or that such successful integration combined with Fleetwood's other retail initiatives will enable the combined company to capture an adequate portion of the retail distribution market.

    MANUFACTURED HOUSING GEOGRAPHIC MARKET CONCENTRATION. The market for Fleetwood's manufactured homes is geographically concentrated, with the top 15 states accounting for approximately 70% of the industry's total shipments in 1997. The southern United States accounts for a significant portion of both Fleetwood's and HomeUSA's manufactured housing sales. A weakening in this region's economic performance could have a material adverse effect on the companies' results of operations. There can be no assurance that the demand for manufactured homes will not decline in the southern United States or other areas in which Fleetwood and HomeUSA generate significant product sales. Any such decline could have a material adverse effect on the combined companies' results of operations.

    SEASONALITY OF THE COMPANIES' BUSINESSES. Both Fleetwood and HomeUSA have experienced and expect to continue to experience significant variability in sales, production and net income as a result of seasonality in the companies' businesses. Demand in both the manufactured housing and RV industries generally declines during the winter season, while sales and profits are generally highest during the spring and summer months. In addition, unusually severe weather conditions in certain markets have in the past, and may in the future, delay the timing of sales from one quarter to another.

    WARRANTY CLAIMS AND PRODUCTS LIABILITY. Fleetwood is subject to warranty claims in the ordinary course of its business. Although Fleetwood maintains reserves for such claims, which to date have been adequate, there can be no assurance that warranty expense levels will remain at current levels or that such reserves will continue to be adequate. A large number of warranty claims exceeding Fleetwood's current warranty expense levels could have a material adverse effect on Fleetwood's results of operations, financial condition and business prospects.

    Fleetwood partially self-insures its products liability claims and purchases excess products liability insurance in the commercial insurance market. There can be no assurance that such coverage will be sufficient to cover all future products liability claims. Successful assertion against Fleetwood of one or a series of claims exceeding Fleetwood's insurance could have a material adverse effect on Fleetwood's results of operations.

    HomeUSA partially insures against products liability claims by purchasing products liability coverage in the commercial insurance market. There can be no assurance that it will be adequate to cover all future claims. Successful assertion against HomeUSA of one or a series of claims exceeding HomeUSA's insurance could have a material adverse effect on HomeUSA.

    CONTINGENT REPURCHASE OBLIGATIONS. In accordance with customary practice in the manufactured housing and RV industries, Fleetwood enters into repurchase agreements with various financial institutions, pursuant to which Fleetwood agrees, under certain circumstances, to repurchase manufactured homes and RVs sold to independent retailers in the event of a default by an independent retailer in its obligation to such credit sources. Under the terms of such repurchase agreements, Fleetwood agrees to repurchase manufactured homes and RVs at declining prices over the period of the agreements (which generally range from 12 to 15 months). If Fleetwood were obligated to repurchase a substantial number of manufactured homes or RVs in the future, this could have a material adverse effect on Fleetwood's results of operations.

    AVAILABILITY OF WHOLESALE AND RETAIL FINANCING. Both Fleetwood's and HomeUSA's retailers, as well as retail buyers of their products, generally secure financing from third party lenders. Reduced availability of such financing, or increased interest rates and other costs, could have an adverse impact on Fleetwood's and HomeUSA's sales. These factors are dependent on the lending practices of financial institutions, governmental policies and economic conditions, all of which are beyond the control of Fleetwood and HomeUSA. With respect to the companies' housing businesses, most states classify manufactured homes as personal property rather than real property for purposes of taxation and lien perfection. Interest rates for manufactured homes are generally higher and the terms of the loans are also significantly shorter than for site-built homes. At times, financing for the purchase of manufactured homes is more difficult to obtain than conventional home mortgages. There can be no assurance that affordable wholesale or retail financing for manufactured homes will continue to be available on a widespread basis. If such financing were to become unavailable, such unavailability could have a material adverse effect on the combined company's results of operations.

    AVAILABILITY AND PRICING OF MANUFACTURING COMPONENTS AND LABOR. The combined company's results of operations may be significantly affected by the availability and pricing of manufacturing components and labor. There can be no assurance that it will be able to do so without adversely impacting demand for its products. Even if Fleetwood were able to offset higher manufacturing costs by increasing the sales prices of its products, the realization of any such increases often lags the rise in manufacturing costs--especially in manufactured housing operations--due in part to Fleetwood's commitment to price-protect its retailers with respect to previously placed customer orders. The inability of Fleetwood to successfully offset increases in manufacturing costs could have a material adverse effect on the combined company's results of operations.

    REGULATORY MATTERS. Fleetwood's and HomeUSA's manufactured housing operations are subject to provisions of the Housing and Community Development Act of 1974, under which the United States Department of Housing and Urban Development ("HUD") establishes construction and safety standards for manufactured homes, and also may require manufactured housing producers to send notifications to customers of noncompliances with standards or to repair or replace manufactured homes that contain certain hazards or defects. Fleetwood's RV manufacturing operations are subject to a variety of federal, state and local regulations, including the National Traffic and Motor Vehicle Safety Act, under which the National Highway Traffic Safety Administration may require manufacturers to recall RVs that contain safety-related defects, and numerous state consumer protection laws and regulations relating to the operation of motor vehicles, including so-called "Lemon Laws." Amendments to these regulations and the implementation of new regulations could significantly increase the costs of manufacturing, purchasing, operating or selling products and could have a material adverse effect on the combined company's results of operations.

    The failure of the combined company to comply with present or future regulations could result in fines being imposed on the company, potential civil and criminal liability, suspension of sales or production, or cessation of operations. In addition, a major product recall could have a material adverse effect on the combined company's results of operations.

    Certain U.S. tax laws currently afford favorable tax treatment for the purchase and sale of RVs that are financed through mortgage borrowings. These laws and regulations have historically been amended frequently, and it is likely that further amendments and additional regulations will be applicable to Fleetwood and its products in the future. Amendments to these laws and regulations and the implementation of new regulations could have a material adverse effect on the combined company's results of operations.

    HomeUSA's and Fleetwood's operations are subject to a variety of federal and state environmental regulations relating to the use, generation, storage, treatment, emission, and disposal of hazardous materials and wastes and noise pollution. The failure of the combined company to comply with present or future regulations could result in fines being imposed on the company, potential civil and criminal liability, suspension of production or operations, alterations to the manufacturing process, or costly cleanup or capital expenditures.

    ZONING; PLACEMENT AND AVAILABILITY OF MANUFACTURED HOUSING SITES. Any limitation on the growth of the number of sites for manufactured homes or on the operation of manufactured housing communities could adversely affect Fleetwood's and HomeUSA's manufactured housing businesses. Manufactured housing communities and individual home placements are subject to local zoning ordinances and other local regulations relating to utility service and construction of roadways. In the past, property owners often have resisted the adoption of zoning ordinances permitting the location of manufactured homes in residential areas, which Fleetwood and HomeUSA believe has adversely affected the growth of the industry. There can be no assurance that manufactured homes will receive widespread acceptance or that localities will adopt zoning ordinances permitting the location of manufactured home areas. The inability of the manufactured home industry to gain such acceptance and zoning ordinances could have a material adverse effect on the combined company's results of operations.

    IMPORTANCE OF SALES PERSONNEL RETENTION. The process of selling a manufactured home typically takes several months from the initial contact with a prospective purchaser to the consummation of the sale. HomeUSA sales people are trained to develop personal relationships with prospective customers. As a result, the retention of sales people is important to HomeUSA's ability to sell homes. As the number of sales centers within HomeUSA's market areas increases, HomeUSA expects increased competition for experienced sales people. When HomeUSA is required to replace an experienced sales person, it may take an extended period of time for a new sales person to reach satisfactory levels of productivity. To the extent HomeUSA experiences significant turnover of sales personnel or is otherwise unable to attract and retain a sufficient number of experienced sales people, HomeUSA may be unable to sustain home sales at existing sales centers which could have a material adverse effect on the combined company's results of operations.

    AVAILABILITY AND PRICE OF GASOLINE AND DIESEL FUEL. Gasoline or diesel fuel is required for the operation of Fleetwood motor homes and most vehicles used to tow Fleetwood travel trailers and folding trailers. There can be no assurance that the supply of these petroleum products will continue uninterrupted, that rationing will not be imposed or that the price of or tax on these petroleum products will not significantly increase in the future. Any such event could have a material adverse effect on the results of operations.

OTHER RISKS RELATED TO AN INVESTMENT IN FLEETWOOD COMMON STOCK

    CERTAIN ANTI-TAKEOVER PROVISIONS OF THE DGCL AND CERTAIN FLEETWOOD CHARTER AND BYLAWS PROVISIONS. Certain provisions of the DGCL and Fleetwood's Restated Certificate of Incorporation, as amended (the "Fleetwood Charter") and Fleetwood's Bylaws, as amended (the "Fleetwood Bylaws") could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of Fleetwood. Certain provisions of the Fleetwood Charter and the Fleetwood Bylaws require Fleetwood to have a board of directors comprised of three classes of directors with staggered terms of office, provide for the issuance of "blank check" preferred stock by the Fleetwood Board without stockholder approval, and impose various procedural and other requirements that could make it more difficult for stockholders to effect certain corporate actions. Furthermore, Fleetwood is subject to the anti-takeover provisions of Section 203 of the DGCL, which prohibits Fleetwood from engaging in a "business combination" with an "interested stockholder" (defined generally as a person owning more than 15% of a company's outstanding voting stock) for a period of three years after the date of the transaction in which the person first becomes an "interested stockholder," unless the business combination is approved in a prescribed manner. The application of Section 203 could also have the effect of delaying or preventing a change of control of Fleetwood. Fleetwood has also adopted a stockholders' rights plan that may have a similar effect. See "COMPARATIVE RIGHTS OF HOMEUSA AND FLEETWOOD STOCKHOLDERS."

    POSSIBLE VOLATILITY OF COMMON STOCK PRICE. The trading price of the Fleetwood Common Stock is subject to fluctuations in response to a variety of factors, including quarterly variations in operating results, conditions in the manufactured housing and RV industries generally, comments or recommendations issued by analysts who follow Fleetwood and its competitors, and general economic and market conditions. In addition, the stock market has from time to time experienced extreme price and volume volatility. These fluctuations may be unrelated to the operating performance of particular companies. Market fluctuations may adversely affect the market price of the Fleetwood Common Stock. Accordingly, there can be no assurance that the market price of the Fleetwood Common Stock will not decline following the Effective Time of the Merger, or that the market price of the Fleetwood Common Stock will not be subject to substantial fluctuations in the future.

                    SPECIAL MEETING OF HOMEUSA STOCKHOLDERS

GENERAL

    This Proxy Statement/Prospectus is being furnished to holders of HomeUSA Common Stock in connection with the solicitation of proxies by the HomeUSA Board for use at the HomeUSA Special Meeting to be held on Wednesday, July 8, 1998, at the Omni Houston Hotel, Four Riverway, Houston, Texas 77056, commencing at 10:00 a.m., local time, and at any adjournments or postponements thereof. This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to stockholders of HomeUSA on or about June 9, 1998.

MATTERS TO BE CONSIDERED AT THE MEETING

    At the HomeUSA Special Meeting, stockholders of record of HomeUSA as of the close of business on May 19, 1998 will consider and vote upon a proposal to approve and adopt the Merger Agreement and the Merger. The Merger Agreement provides that, upon the terms and subject to the conditions thereof, HomeUSA will be merged with and into Acquisition Sub and Acquisition Sub will change its name to HomeUSA, Inc., continue as the surviving corporation and succeed to and assume all the rights and obligations of HomeUSA. In the Merger, and subject to the election and allocation provisions contained in the Merger Agreement, all outstanding shares of HomeUSA Common Stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive (i) a number of shares of Fleetwood Common Stock equal to the quotient (calculated to the nearest 0.0001) of the Per Share Cash Amount ($10.25) divided by the Exchange Ratio; (ii) in cash, without interest, the Per Share Cash Amount; or
(iii) a combination of shares of Fleetwood Common Stock and cash equal to the Per Share Cash Amount. On or about June 30, 1998, HomeUSA will issue a press release advising its stockholders of the Valuation Period Stock Price and the Exchange Ratio resulting therefrom. In addition, each outstanding HomeUSA Option will automatically be converted, based upon the Exchange Ratio, into an option to purchase shares of Fleetwood Common Stock, under the terms and conditions of the Merger Agreement and HomeUSA's existing stock incentive plans and agreements. See "THE MERGER--Terms of the Merger--CONVERSION OF HOMEUSA COMMON STOCK" and "--CONVERSION OF HOMEUSA OPTIONS." No fractional shares of Fleetwood Common Stock will be issued in the Merger, and the market value of any fractional share resulting from the Merger will be paid in cash. See "THE MERGER--Merger Consideration--FRACTIONAL SHARES." The holders of HomeUSA Common Stock will not be entitled to appraisal rights in connection with the Merger. See "THE MERGER--No Appraisal Rights."

    THE HOMEUSA BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDS THAT HOMEUSA STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. SEE "BACKGROUND OF AND REASONS FOR THE MERGER."

RECORD DATE; SHARES ENTITLED TO VOTE; VOTE REQUIRED

    The close of business on May 19, 1998 has been fixed as the Record Date for determining the holders of HomeUSA Common Stock who are entitled to notice of and to vote at the HomeUSA Special Meeting. Under the DGCL and the HomeUSA Bylaws, the presence, in person or by proxy, of the holders of shares representing a majority of the voting power of the HomeUSA Common Stock entitled to vote is necessary to constitute a quorum for the transaction of business at the HomeUSA Special Meeting. The affirmative vote of holders of shares representing a majority of the number of shares of HomeUSA Common Stock outstanding is necessary to approve and adopt the Merger Agreement and the Merger. At the close of business on the Record Date, there were 15,441,887 shares of HomeUSA Common Stock outstanding and entitled to vote, of which 7,806,971 shares (50.6%) were beneficially owned by members of the HomeUSA Board, HomeUSA's executive officers and their affiliates. Stockholders of HomeUSA owning an aggregate of approximately 10,378,998 shares of HomeUSA Common Stock, and representing approximately 67.2% of the outstanding shares of HomeUSA Common Stock as of the Record Date, have informed HomeUSA that they intend to vote all of their shares of HomeUSA Common Stock for approval of the Merger Agreement and the Merger. If such stockholders vote in accordance with their expressed intentions, approval of the Merger Agreement and the Merger is assured.

    If fewer shares of HomeUSA Common Stock are voted in favor of the Merger Agreement and the Merger than the number required for approval, it is expected that the HomeUSA Special Meeting will be postponed or adjourned for the purpose of allowing additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the HomeUSA Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the HomeUSA Special Meeting, except for any proxies that have theretofore effectively been revoked or terminated.

PROXIES; PROXY SOLICITATION

    All shares of HomeUSA Common Stock represented by properly executed proxies received prior to the HomeUSA Special Meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated on a properly executed returned proxy, such proxy will be voted "FOR" the Merger Agreement and the Merger. A properly executed proxy marked "ABSTAIN," although counted for purposes of determining whether there is a quorum, will not be voted. Accordingly, since the affirmative vote of a majority of the votes represented by the shares of HomeUSA Common Stock outstanding on the Record Date is required for approval of the Merger Agreement and the Merger, a proxy marked "ABSTAIN" will have the effect of a vote against the Merger Agreement and the Merger. In accordance with NYSE rules, brokers and nominees are precluded from exercising their voting discretion on the Merger Agreement and the Merger and thus, absent specific instructions from the beneficial owner of such shares, are not empowered to vote such shares on the Merger Agreement and the Merger. Therefore, because the affirmative vote of a majority of the votes represented by the shares of HomeUSA Common Stock outstanding on the Record Date is required for approval of the Merger Agreement and the Merger, a broker non-vote will have the effect of a vote against the Merger Agreement and the Merger. Shares represented by broker non-votes will, however, be counted for purposes of determining whether there is a quorum at the HomeUSA Special Meeting.

    The grant of a proxy will confer discretionary authority on the persons named in the proxy as proxy appointees to vote in accordance with their best judgment on matters incident to the conduct of the HomeUSA Special Meeting, including (except as stated in the following sentence) postponement or adjournment for the purpose of soliciting additional votes. However, shares represented by proxies that have been voted "AGAINST" the Merger Agreement and the Merger will not be used to vote "FOR" postponement or adjournment of the HomeUSA Special Meeting for the purpose of allowing additional time for soliciting additional votes "FOR" the Merger Agreement and the Merger. Except for the matters referred to herein and matters incidental to the conduct of the HomeUSA Special Meeting, no other matter will be presented for action at the HomeUSA Special Meeting.

    ALTERNATIVELY, HOMEUSA STOCKHOLDERS MAY VOTE VIA TELEPHONE BY CALLING 800-840-1208.

    A HomeUSA stockholder may revoke or change his vote or proxy at any time prior to the HomeUSA Special Meeting by changing his vote by telephone, by delivering to the Secretary of HomeUSA a signed notice of revocation or a later dated signed proxy, or by attending the HomeUSA Special Meeting and voting in person. Attendance at the HomeUSA Special Meeting will not itself constitute the revocation of a proxy or telephonic vote.

    Fleetwood and HomeUSA will each bear one-half of the cost of mailing this Proxy Statement/ Prospectus. The cost of solicitation of proxies will be paid by HomeUSA. In addition to solicitation by mail, proxies may be solicited in person by directors, officers and employees of HomeUSA, without additional compensation, and by telephone, telegram, facsimile or similar method. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to send proxy material to beneficial owners; and HomeUSA will, upon request, reimburse them for their reasonable expenses in doing so. HomeUSA has retained ChaseMellon Shareholder Services, L.L.C. to aid in the solicitation of proxies as part of its transfer agent services for HomeUSA. HomeUSA will not incur any additional fees for the solicitation services, but will reimburse ChaseMellon for the expenses it incurs in connection therewith. To the extent necessary in order to ensure sufficient representation at the HomeUSA Special Meeting, HomeUSA may request by telephone or telegram the return of proxies. The extent to which this will be necessary depends entirely upon how promptly proxies are returned.

    HOMEUSA STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES REPRESENTING SHARES OF HOMEUSA COMMON STOCK WITH THE ENCLOSED PROXY CARD. A LETTER OF TRANSMITTAL AND ELECTION FORM IS ALSO ENCLOSED WITH THIS PROXY STATEMENT/PROSPECTUS AND, UPON REQUEST TO THE EXCHANGE AGENT, WILL BE MAILED TO EACH PERSON WHO BECOMES A HOLDER OR BENEFICIAL OWNER OF HOMEUSA COMMON STOCK BETWEEN THE ELECTION FORM RECORD DATE AND THE BUSINESS DAY PRIOR TO THE ELECTION DEADLINE. HOMEUSA STOCKHOLDERS SHOULD SEND CERTIFICATES REPRESENTING HOMEUSA COMMON STOCK TO THE EXCHANGE AGENT ONLY AFTER THEY RECEIVE, AND ONLY IN ACCORDANCE WITH, THE INSTRUCTIONS CONTAINED IN THE LETTER OF TRANSMITTAL.

                    BACKGROUND OF AND REASONS FOR THE MERGER

BACKGROUND OF THE MERGER

    HomeUSA was founded with the objective of becoming the leading independent national retailer of manufactured housing by pursuing the consolidation of the highly-fragmented retail manufactured housing industry. Concurrently with the consummation of its initial public offering in November 1997 (the "HomeUSA IPO"), HomeUSA acquired the nine Founding Companies. In the course of identifying the Founding Companies, HomeUSA contacted approximately 100 manufactured housing retailers, and entered into confidentiality agreements in connection with a due diligence review of approximately 60 of such retailers. Based on those discussions, HomeUSA believed that it would be able to implement its acquisition strategy after the HomeUSA IPO, using shares of HomeUSA Common Stock for all or a substantial portion of the purchase price. Further, HomeUSA believed that it had a reasonable understanding of the approximate values of the acquisition targets and the expectations of the owners of such retailers regarding the terms of any potential acquisition.

    In late December 1997, after consummating the HomeUSA IPO, HomeUSA initiated or resumed discussions with approximately 65 manufactured housing retailers located across the United States. In late December 1997 and continuing through mid-February 1998, HomeUSA held substantive negotiations with the owners of approximately 36 of such retailers, and made offers to enter into letters of intent to acquire approximately 17 of such retailers. It became apparent, however, that the owners of substantially all of the retailers HomeUSA was attempting to acquire were also negotiating to sell their businesses to one or more of Champion Enterprises, Inc. ("Champion"), Expression Homes Corporation ("Expression Homes")(the venture formed by Fleetwood and Pulte Corporation ("Pulte") in October 1997 to pursue the acquisition of retail sales centers), Palm Harbor Homes, Inc. ("Palm Harbor") and Cavco Industries, Inc., a subsidiary of Centex Corporation ("Cavco") (collectively, the "Competing Bidders"). In almost every case, HomeUSA was forced to compete with bids from one or more of the Competing Bidders that were in excess of the values HomeUSA considered reasonable, many of which bids included a significantly greater cash component than HomeUSA had contemplated or was capable of offering.

    On January 16, 1998, Champion announced publicly that it had acquired two retailers and had entered into agreements to acquire two additional retailers. On February 4, 1998, Cavco announced that it had reached an agreement to acquire a retailer and intended to acquire additional retailers, and on February 10, 1998, Palm Harbor announced that it had reached an agreement to acquire The Cannon Group, a large high-quality retailer HomeUSA had believed it could acquire.

    As a result of these public announcements by Champion, Palm Harbor and Cavco, as well as the acquisition activities of Expression Homes and the extraordinary offers some of the Competing Bidders, particularly Champion, were making to the owners of the retailers HomeUSA was attempting to acquire, by early February 1998, management of HomeUSA had concluded that the acquisition market for manufactured housing retailers had undergone a fundamental change from the acquisition market that had existed prior to the HomeUSA IPO, and that HomeUSA would have a difficult time implementing its acquisition strategy on the timetable it had contemplated. HomeUSA had anticipated the consolidation of the retail industry, and was formed specifically to participate in that consolidation, but it had not expected such immediate and aggressive competition from well-capitalized bidders. HomeUSA had expected that the premier retailers would want to continue to have an equity interest in their businesses, and thus would be receptive to HomeUSA securities as an acquisition currency. Instead, HomeUSA found that some of the premier retailers were willing to sell to the highest cash bidder, and many of the Competing Bidders were able to offer higher cash bids than HomeUSA was able to offer.

    HomeUSA believed that Fleetwood, the principal supplier of manufactured homes to HomeUSA retail centers, had substantially greater capital resources than HomeUSA, but that HomeUSA had significant expertise in some aspects of manufactured housing retail center acquisition and development, and that a business arrangement might, therefore, be attractive to both companies. Consequently, on February 2, 1998, Cary N. Vollintine, the President, Chief Executive Officer and Chairman of the Board of

HomeUSA, and Steven S. Harter, a member of the Board of Directors of HomeUSA and the Chairman of Notre Capital Ventures, II, L.L.C. ("Notre"), contacted John Pollis, the Senior Vice President-Retail Housing Division, and suggested a meeting to discuss the possibility of a business arrangement between HomeUSA and Fleetwood or Expression Homes. A meeting between representatives of HomeUSA, Fleetwood and Expression Homes was scheduled for February 9, 1998 at Fleetwood's executive offices in Riverside, California. In anticipation of this meeting, on February 8, 1998, Mr. Vollintine sent a letter to Mr. Pollis in which Mr. Vollintine expressed his belief that the interests of HomeUSA and Fleetwood would be served by Fleetwood making an investment in HomeUSA and a combination of the efforts of HomeUSA and Fleetwood in consolidating a portion of Fleetwood's independent retailing network into a national organization.

    On February 9, 1998, representatives of HomeUSA, including Messrs. Vollintine and Harter, met with representatives of Fleetwood and Expression Homes. Mr. Vollintine discussed the types of business arrangements that he believed would be of interest to HomeUSA, which were (i) an investment by Fleetwood in HomeUSA, and (ii) a combination of the businesses of HomeUSA and Expression Homes, with the resulting entity becoming the primary retail distribution channel for Fleetwood while remaining a publicly traded company. After a discussion, the Fleetwood representatives indicated that they would review these potential business arrangements, but were unable at that time to pursue any substantive discussions.

    At a subsequent meeting also held on February 9, representatives of Fleetwood's investment bankers, PaineWebber Incorporated ("PaineWebber"), indicated to HomeUSA that Fleetwood was considering a possible modification or termination of the Expression Homes venture with Pulte. The investment bankers discussed the possibility of Fleetwood acquiring the equity interests in HomeUSA held by Notre and the management of HomeUSA, and also raised the possibility of a merger of HomeUSA with Fleetwood. The discussions concluded without any commitment by HomeUSA or by the investment bankers on behalf of Fleetwood, other than to consider the matters further. Mr. Harter indicated that he would be in New York on February 12, 1998, and would be available to meet further with Fleetwood's investment bankers if requested to do so.

    On February 12, Mr. Harter and counsel to HomeUSA met in New York with Fleetwood's investment bankers. The bankers advised Mr. Harter that Fleetwood had commenced negotiations with Pulte to acquire Pulte's interest in Expression Homes. The bankers also stated that Fleetwood was not interested in making an investment or acquiring any interest in HomeUSA that did not provide Fleetwood with control of HomeUSA, and suggested that Fleetwood would be interested in purchasing all of the HomeUSA Common Stock owned by Notre and HomeUSA management, but without purchasing the shares held by the public stockholders of HomeUSA. Mr. Harter rejected this proposal and advised the investment bankers that Notre would not be interested in any offer from Fleetwood that was not also made available to the public stockholders of HomeUSA. Mr. Harter also advised the investment bankers that he believed that any combination of HomeUSA with Fleetwood should provide each HomeUSA stockholder as much flexibility as possible to choose to receive up to 100% of the consideration in Fleetwood Common Stock, to choose as much cash as possible (subject to tax considerations) or to choose a combination of Fleetwood Common Stock and cash. Mr. Harter indicated that he did not think the HomeUSA Board would be receptive to any proposal that was contingent in any material respect, including any contingency relating to conclusion of negotiations between Fleetwood and Pulte regarding Expression Homes.

    On February 13 and 14, Messrs. Vollintine and Michael F. Loy, Senior Vice President, Chief Financial Officer and a director of HomeUSA, contacted the other members of the HomeUSA Board by telephone and advised them that the HomeUSA Board would hold a special telephonic board meeting on the afternoon of February 14 to discuss recent developments in HomeUSA's acquisition efforts and the contacts with Fleetwood. The special meeting was held on Saturday, February 14, during which Mr. Vollintine reviewed with the full HomeUSA Board the developments in the acquisition market during the past several weeks, and Messrs. Vollintine and Harter described for the HomeUSA Board the meetings with Fleetwood and with Fleetwood's investment bankers. After a discussion, the HomeUSA Board members decided to convene a special meeting on February 16 to discuss the status of the acquisition program, the implications of the recent changes in the acquisition market for HomeUSA and the possibility of a business arrangement with Fleetwood. The HomeUSA Board also authorized Messrs. Loy and Harter to pursue additional discussions with Fleetwood, and authorized HomeUSA to retain BT Alex. Brown as financial advisor to the HomeUSA Board and HomeUSA in connection with those discussions.

    On February 15, representatives of HomeUSA and its financial, legal, tax and accounting advisors, as well as counsel to the outside directors of HomeUSA, met with representatives of Fleetwood and its investment bankers and counsel. Fleetwood provided the HomeUSA representatives with briefings regarding Fleetwood's principal business lines, financial position, results of operations, business strategy, manufactured housing retail sales center acquisition strategy and related matters. Fleetwood's Treasurer and Senior Vice President-General Counsel attended the meeting in person, and Fleetwood's Chief Executive Officer, President and Chief Financial Officer participated in a portion of the meeting by telephone. The representatives of Fleetwood and HomeUSA discussed, among other things, a variety of operational issues relating to the potential combination of the businesses, including Fleetwood's management structure and philosophy and how Fleetwood would integrate HomeUSA and its operating personnel into Fleetwood.

    Following the day's discussions of the companies' respective businesses, financial matters and related matters, Fleetwood's investment bankers stated that Fleetwood was willing to make an offer to acquire all of the outstanding shares of HomeUSA Common Stock by means of a business combination with a wholly owned subsidiary of Fleetwood at a price of $9.00 per share, subject to approval of the Fleetwood Board and the negotiation and execution of definitive documentation. The proposal contemplated a partially tax-free reorganization in which HomeUSA stockholders, other than HomeUSA Board members and certain other affiliates of HomeUSA, would be given the most flexibility possible to elect to take their Merger Consideration in the form of Fleetwood Common Stock, cash or a combination thereof. The proposal also required members of management of HomeUSA, including all members of the HomeUSA Board, and certain other affiliates of HomeUSA, to waive the benefit of the change of control provisions in their employment and stock option agreements with HomeUSA.

    After substantial discussions and negotiations following Fleetwood's offer, and after consultation with their respective advisors, representatives of Fleetwood and HomeUSA each agreed to take an offer of $10.25 per share to their respective boards of directors for approval.

    On February 16, the HomeUSA Board convened a special meeting at the offices of counsel to HomeUSA. The meeting lasted twelve hours. All of the members of the HomeUSA Board, one of whom participated in the meeting by means of conference telephone, were present at the meeting. In addition, representatives of HomeUSA's independent financial, legal, tax and accounting advisors, as well as counsel to the non-management members of the HomeUSA Board, were in attendance at the meeting.

    The HomeUSA Board discussed, among other things, HomeUSA's strategic alternatives in light of (i) the extraordinary developments in the market for manufactured housing retail operations, and (ii) the proposal by Fleetwood to acquire HomeUSA. The HomeUSA Board members discussed the changes in the acquisition market in detail, including the history of HomeUSA's discussions with a number of potential acquisition targets, the efforts to enter into letters of intent to acquire those targets, and the bidding competition that had resulted between HomeUSA and the Competing Bidders, including Champion and Expression Homes.

    The HomeUSA Board also discussed in detail HomeUSA's prospects as an independent consolidator, and concluded that the changes in the retail manufactured housing industry would require HomeUSA to utilize far more cash than it had anticipated to implement an acquisition program. The HomeUSA Board also discussed the fact that HomeUSA's resources were limited because HomeUSA had not yet obtained credit facilities in the amounts it originally contemplated. The HomeUSA Board discussed its judgment that the developments discussed at the meeting had significantly reduced the likelihood that HomeUSA would be able to successfully implement its acquisition strategy by itself, and that to implement

HomeUSA's acquisition strategy and compete effectively with the Competing Bidders for acquisitions, HomeUSA would need access to significantly greater financial resources than were available to it.

    The HomeUSA Board reviewed carefully the draft dated February 14, 1998 of the Merger Agreement, and discussed the Merger Agreement with HomeUSA's legal counsel and investment bankers. The HomeUSA Board further discussed the fact that Fleetwood's proposal would give the public stockholders of HomeUSA a choice of cash, Fleetwood Common Stock or a combination, in each case valued at $10.25 per share of HomeUSA's Common Stock, subject to overall limitations intended to preserve the intended tax treatment of the transaction. The HomeUSA Board also discussed the manner in which shares of Fleetwood Common Stock would be valued, based on the average of the closing prices of Fleetwood Common Stock on the NYSE during the ten-day period ending ten days prior to the anticipated closing date of the Merger.

    The HomeUSA Board discussed the fact that Fleetwood's proposal imposed a 25% limitation on the percentage of cash that members of the HomeUSA Board and the former principal stockholders of each of the Founding Companies would be permitted to receive in the transaction. The HomeUSA Board discussed the fact that Fleetwood's proposal would require all members of the HomeUSA Board and the former principal stockholders of each of the Founding Companies, as well as members of senior management of HomeUSA, to waive their existing contractual rights to certain payments under employment agreements with HomeUSA, as well as the accelerated vesting provisions of options they held to acquire shares of HomeUSA Common Stock, all of which would otherwise entitle such persons to such benefits in connection with the proposed transaction. In order to make Fleetwood's proposal available to HomeUSA's stockholders at $10.25 per share, the HomeUSA Board members and members of management who were present at the meeting each agreed to waive his right to these payments.

    The HomeUSA Board discussed the fact that the Merger Agreement would permit HomeUSA to entertain other offers for HomeUSA, would permit HomeUSA to provide nonpublic information to potential bidders, and would permit HomeUSA to enter into negotiations with other potential bidders, and, subject to Fleetwood's right to match a competing proposal and the payment of a $6 million termination fee, would permit HomeUSA to enter into an alternative agreement with a third party. The HomeUSA Board discussed Fleetwood's statements that Fleetwood intended to reach an agreement with Pulte, pursuant to which Fleetwood would acquire 100% of the equity interest in Expression Homes. The HomeUSA Board also discussed Fleetwood's agreements with respect to the treatment of HomeUSA's employees. The HomeUSA Board also discussed the potential short-term adverse effects of the Merger on HomeUSA's acquisition strategy, and discussed how they would attempt to minimize those adverse effects by asking Fleetwood to meet promptly with HomeUSA's acquisition team and to help the acquisition team with proposed acquisitions.

    At approximately 11:00 p.m., the HomeUSA Board adjourned the meeting until the following morning.

    At the February 17, 1998 meeting of the HomeUSA Board, representatives of BT Alex. Brown made a presentation with respect to the financial analyses performed by it in connection with the Merger and rendered to the HomeUSA Board its oral opinion, subsequently confirmed in writing as of the same date, that, as of such date and subject to the assumptions made, matters considered and limitations set forth in such opinion, the Merger Consideration was fair, from a financial point of view, to HomeUSA's stockholders. See "--Opinion of BT Alex. Brown, Financial Advisor to HomeUSA."

    Following the discussions with BT Alex. Brown, the HomeUSA Board determined that in its judgment, subject to receiving confirmation from Fleetwood that Fleetwood was not restricted by its agreement with Pulte from entering into and consummating the Merger Agreement, the proposed business combination with Fleetwood was the best long-term strategic alliance reasonably available to HomeUSA, and was the best possible course of action for HomeUSA and its stockholders. The HomeUSA Board's judgment was based on the fact that HomeUSA's retail operations sold far more Fleetwood products than any other manufacturer's products, and that a majority of the members of the HomeUSA Board considered Fleetwood products to be superior to those of any other manufacturer, and that consequently the combination of HomeUSA with Fleetwood was likely to result in a better long-term value for the HomeUSA stockholders than a combination with any other manufacturer. In reaching this judgment, the HomeUSA Board considered the fact that the Merger Agreement expressly permits HomeUSA to entertain proposals from other persons, to provide nonpublic information to negotiate with other persons, and to enter into an alternative transaction with another person. The HomeUSA Board approved the Merger Agreement and the Merger, authorized Mr. Vollintine to execute and deliver the Merger Agreement, and determined to recommend that the stockholders of HomeUSA approve and adopt the Merger Agreement and the Merger.

    At approximately 3:00 p.m., Fleetwood informed HomeUSA that it had no impediments to executing, delivering and performing its obligations under the Merger Agreement. HomeUSA promptly requested that the NYSE halt trading in the HomeUSA Common Stock pending an announcement; HomeUSA and Fleetwood executed and delivered the Merger Agreement; and each promptly issued a press release announcing the proposed Merger.

FLEETWOOD'S REASONS FOR THE MERGER

    In reaching its determination to enter into the Merger Agreement and the Merger, the Fleetwood Board consulted with Fleetwood's management, as well as its legal counsel and investment bankers, and considered a number of factors. The Fleetwood Board considered the nature and scope of the business of HomeUSA, the quality and breadth of its assets, and its financial condition, competitive position and prospects for further development. The Fleetwood Board also considered the following factors (which include all material factors):

    NEED TO BECOME A VERTICALLY INTEGRATED MANUFACTURED HOUSING
COMPANY. Fleetwood believes that the current and prospective environment in which Fleetwood and HomeUSA operate, including competitive conditions and industry consolidations in the retail manufactured housing industry, favor the larger retail manufactured housing operation that the Merger will provide. Recently, competition for manufactured home retail shelf space has significantly intensified as additional industry companies have sought to achieve or enhance vertical integration by buying retailers. See "RISK FACTORS--Risks Relating to the Companies' Businesses--DECLINE IN FLEETWOOD'S MANUFACTURED HOUSING MARKET SHARE." In addition, site-builders with no previous involvement in the retail manufactured home business have attempted to purchase industry retailers. These efforts create a risk that independent distribution channels for Fleetwood homes may not be as readily available as they have been in the past, which might require Fleetwood to alter the way it markets its homes in the future and potentially reduce manufactured housing revenues. Fleetwood has responded to these trends by developing a multi-pronged retail strategy, which includes defensive acquisitions, the establishment of new company-owned stores, and acquisitions of selected competitors to obtain additional distribution networks. The Merger with HomeUSA will be a significant step in fulfilling this strategy, particularly in light of the fact that eight of the nine Founding Companies are Fleetwood retailers. In the Merger, Fleetwood will acquire 65 retail locations in 14 states, with sales of $205.1 million in 1997. In addition, Fleetwood's acquisition of a 100% interest in Expression Homes enables Fleetwood to obtain control of the retail distribution centers to be acquired by Expression Homes. This growth will help establish Fleetwood as a vertically integrated manufactured housing company and a major force in the manufactured housing retail sector.

    ABILILITY TO UPGRADE, EXPAND AND CONTROL RETAIL DISTRIBUTION
NETWORK. Fleetwood believes that the Merger presents Fleetwood with a significant opportunity to upgrade, expand and exercise greater control over its retail distribution network. Since 1991, Fleetwood has reduced the number of retail distribution centers approved to sell Fleetwood manufactured housing products from approximately 1,800 to 1,400. Fleetwood believes that this action has allowed it to focus its efforts on larger retailers that share Fleetwood's approach to merchandising homes and customer satisfaction, and Fleetwood now seeks to expand its manufactured housing retail network by adding retailers, such as those operated by HomeUSA, that meet Fleetwood's criteria. Combined with purchasing Pulte's 51% interest in Expression Homes, Fleetwood believes that the Merger will provide it with more effective control over a significant portion of its retail distribution network. Fleetwood expects that this will increase the opportunity for Fleetwood to expand and standardize the range of services offered by Fleetwood retailers to include such services as financing, insurance, set-up services, site location and community development, and to implement significant operating improvements that would not only increase profitability but also increase customer satisfaction.

    RETAIL OPERATION EXPERTISE. Fleetwood believes that the Merger with HomeUSA provides an excellent opportunity to combine Fleetwood's strengths in manufactured housing with HomeUSA's expertise in retail operations. While HomeUSA is a new enterprise that does not itself have an established track record of operating retail sales centers, the Founding Companies have been in business an average of 16 years and have extensive experience in all aspects of retail operations, including successful retailing techniques, site selections and relocations, finance and insurance, manufactured home siting assistance, permitting, transportation and installation, and retailer-installed options.

    TRANSACTION SIZE AND TERMS. Fleetwood believes that, in comparison to other acquisition and investment opportunities that have been available (which generally involved the opportunity to acquire individual retail locations or a small group of retail locations, as opposed to the substantial number of retail locations owned by HomeUSA) and may in the future become available to Fleetwood, the Merger offers more potential for promoting Fleetwood shareholder value, because the Merger will enable Fleetwood to acquire, in a single transaction, 65 retail locations in 14 states. The benefits of this transaction are enhanced by the structure and favorable tax treatment of the Merger. The Fleetwood Board reviewed the current environment for retail location purchases, including recently announced acquisitions by Champion, Palm Harbor and Cavco, and received advice from its financial advisors regarding current transaction valuations and alternatives. The Fleetwood Board and management also considered the strategic importance of moving decisively in a time of rapid change and turmoil in the manufactured housing retail sector and the importance and benefits of the move to Fleetwood and it stockholders. The Fleetwood Board also reviewed the earnings multiples of vertically integrated companies and the potential positive effect on market valuations for Fleetwood stock.

    Fleetwood's management also discussed with the Fleetwood Board, and the Fleetwood Board considered in evaluating the Merger proposal, the following risk factors that were believed by Fleetwood's management to be presented by the Merger proposal: (i) the risk that the businesses of HomeUSA would perform significantly below expectations; (ii) the risk that positive market trends, including favorable valuations of manufactured home retailers and the manufactured home industry in general, would turn adverse; and (iii) the risk that integration of HomeUSA's operations will not be able to be completed without an adverse impact on Fleetwood's business operations. The Fleetwood Board concluded that the substantial potential benefits believed to be available to Fleetwood through the Merger clearly outweighed these potential risks.

    In view of the variety of factors considered in connection with its evaluation of the Merger, the Fleetwood Board did not attempt to quantify or otherwise assign relative weights to the specific factors considered in reaching its determination.

    No member of the Fleetwood Board has any interest in the Merger other than as a Fleetwood stockholder.

RECOMMENDATION OF THE HOMEUSA BOARD; HOMEUSA'S REASONS FOR THE MERGER

    THE HOMEUSA BOARD HAS DETERMINED THE MERGER TO BE FAIR TO AND IN THE BEST INTERESTS OF HOMEUSA AND ITS STOCKHOLDERS. THE HOMEUSA BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDED THAT HOMEUSA STOCKHOLDERS VOTE "FOR" THE MERGER AGREEMENT AND THE MERGER.

    In the course of reaching its decision to approve the Merger Agreement and the Merger, the HomeUSA Board consulted with its legal advisors regarding the legal terms of the Merger Agreement and the HomeUSA Board's obligations in its consideration thereof, its financial advisor regarding the financial terms and fairness, from a financial point of view, of the Merger to the HomeUSA stockholders and the management of HomeUSA. The HomeUSA Board considered a number of factors, including the following:

    CHANGES IN THE MANUFACTURED HOUSING RETAILER ACQUISITION MARKET. As discussed above, the principal reason the HomeUSA Board approved the Merger was its belief that HomeUSA would not be able to implement its acquisition strategy on its original timetable without access to significant additional capital resources. See "--Background of the Merger." The HomeUSA Board believed that the dramatic changes in early 1998 in the acquisition market for manufactured housing retailers made it unlikely that HomeUSA would be able to implement its acquisition strategy on its contemplated timetable. These changes included (i) the acquisition activities of Expression Homes, Champion, Palm Harbor, and Cavco; (ii) the relatively high prices being offered to potential acquisition targets by the Competing Bidders, including those mentioned above; and (iii) the fact that the successful bidders for retailers were primarily using cash rather than securities. The HomeUSA Board's judgment was that the bidding competition for retailers made it unlikely that HomeUSA would be able to acquire retailers at the rate the HomeUSA Board believed necessary to meet the investment community's expectations for HomeUSA, and that if HomeUSA failed to announce acquisitions meeting those expectations, the trading price of HomeUSA Common Stock would be likely to decrease, making the use of HomeUSA Common Stock as an acquisition currency even more difficult. Consequently, the HomeUSA Board believed that swift action was important, and, for the reasons described below, believed that a business combination with Fleetwood was the best course possible for HomeUSA.

    HOMEUSA'S LIMITED ABILITY TO COMPETE WITH COMPETING BIDDERS. HomeUSA's ability to compete with the Competing Bidders by offering high cash prices to acquire retailers was limited by its cash resources and its borrowing capacity. Although at the time the HomeUSA Board approved the Merger, HomeUSA had $32 million in available cash and unused capacity under a credit facility, in the HomeUSA Board's judgment, this amount was insufficient to enable HomeUSA to compete effectively with the significantly greater cash resources of some of the Competing Bidders. Further, the HomeUSA Board believed that some of the Competing Bidders were offering prices to potential sellers of retail businesses that were significantly in excess of the value of those businesses. Although the HomeUSA Board believed that some of the Competing Bidders were unlikely to close some of the announced acquisitions at the agreed upon prices, the HomeUSA Board believed that the announcements effectively precluded HomeUSA from completing its acquisition program on the timetable contemplated.

    HomeUSA's willingness to compete with the Competing Bidders by offering high cash prices to acquire retailers was also limited by the HomeUSA Board's belief that HomeUSA needed to motivate former owners of acquired retailers through equity ownership in HomeUSA. Sellers who sold largely for cash were, in the HomeUSA Board's judgment, not likely to maintain the level of effort that had made them successful. Consequently, except in locations in which HomeUSA already had or could quickly recruit significant managerial expertise and sales personnel, purchases of retailers entirely or largely for cash were relatively unattractive to HomeUSA.

    HOMEUSA SALES OF FLEETWOOD PRODUCTS. The HomeUSA Board believed that a business combination with a leading manufacturer was important, and that a combination with Fleetwood would be preferable to a combination with any other manufacturer, in part because HomeUSA's retailers sold far more Fleetwood products than any other line. Approximately 65% of HomeUSA's subsidiaries' 1997 sales were of Fleetwood products; the second largest product line accounted for only 6% of 1997 sales. A majority of the members of the HomeUSA Board considered Fleetwood's products superior to those sold by any other manufacturer, and the bulk of the HomeUSA sales force is a Fleetwood sales force. Consequently, the HomeUSA Board members believed that a Fleetwood/HomeUSA combination was the most logical business combination for HomeUSA, and that a business combination with any manufacturer other than Fleetwood would have risked substantial disruption to the business of the HomeUSA retailers.

    The HomeUSA Board believed that the long-term value to HomeUSA's stockholders of the combined entity would exceed the value of any other transaction reasonably available to HomeUSA because of the highly complimentary nature of the companies' businesses. The HomeUSA Board believed that Fleetwood's manufacturing capacity, HomeUSA's existing retail distribution system, Fleetwood's significant capital resources and desire to invest in the retail market (evidenced, in part, by Fleetwood's investment in Expression Homes), and HomeUSA's significant expertise in both greenfield development and acquisition-based expansion of its retail system, together with the companies' mutual belief in the advisability of expanding their retail distribution capacity, made a business combination with Fleetwood highly desirable. Although the Merger Agreement expressly permits HomeUSA to entertain proposals from other persons, to provide nonpublic information to and negotiate with other persons, and to enter into an alternative transaction with another person, the HomeUSA Board did not expect that any other proposal could offer as much value to the HomeUSA stockholders, and no other proposals have been made.

    FLEETWOOD'S COMMITMENT TO ENTER THE RETAIL MARKET. The HomeUSA Board also considered a business combination with Fleetwood to be desirable because of Fleetwood's recently announced venture with Pulte into the retail market. The HomeUSA Board believed that the venture, Expression Homes, had clearly demonstrated Fleetwood's commitment to enter the retail market and to devote significant capital resources to it. At the same time, however, the HomeUSA Board believed that the combination of Fleetwood's manufacturing prowess and significant capital resources with the expertise and depth of HomeUSA's management team and HomeUSA's existing retail operations would result in a business operation that could accomplish far more together than the two companies would have been likely to accomplish operating independently. The HomeUSA Board also considered the fact that Fleetwood had granted Expression Homes a right of first refusal on all manufactured housing retail startup and acquisition opportunities that came to Fleetwood's attention.

    STRUCTURE OF THE MERGER. The HomeUSA Board considered the structure of the Fleetwood offer important because it will permit each HomeUSA stockholder who wishes to do so to continue to participate in the equity ownership of the business conducted by HomeUSA, as well as the business of Fleetwood, after the Merger. HomeUSA stockholders who elect to do so will have the opportunity to benefit from the potential appreciation in the value of Fleetwood Common Stock, even while receiving an immediate premium for their shares of HomeUSA Common Stock and obtaining tax-free treatment to the extent they elect to take Fleetwood Common Stock in the Merger. See "THE MERGER--Certain Federal Income Tax Considerations." The HomeUSA Board also considered it important that HomeUSA stockholders (other than members of the HomeUSA Board and certain other affiliates of HomeUSA) will have the right to elect to take a significant portion of their Merger Consideration in cash. In addition, the HomeUSA Board considered favorably the relatively high historical trading volume in Fleetwood Common Stock, which HomeUSA's financial advisors advised the HomeUSA Board will facilitate sales of Fleetwood Common Stock by former HomeUSA stockholders who desire to sell Fleetwood Common Stock they may receive in the Merger.

    TRADING VALUE OF THE MERGER CONSIDERATION. The HomeUSA Board considered the trading value of the Merger consideration, and considered the amount of the premium the $10.25 Per Share Cash Amount would represent over (i) the $8.00 closing price of HomeUSA Common Stock on the NYSE on February 13, 1998, the trading day prior to the announcement of the proposed transaction (28.1%); (ii) the $8.14 average price of HomeUSA Common Stock on the NYSE since the date of the HomeUSA IPO, November 21, 1997 (25.9%); (iii) the $9.00 all-time high closing price of HomeUSA Common Stock on the NYSE (13.9%); and (iv) the $7.63 all-time low closing price of HomeUSA Common Stock on the NYSE (34.4%).

    BT ALEX. BROWN OPINION. The HomeUSA Board considered the presentation of BT Alex. Brown delivered to the HomeUSA Board on February 17, 1998, including BT Alex Brown's opinion that the

Merger Consideration was fair, from a financial point of view, to HomeUSA's stockholders. For a discussion of the presentation of BT Alex. Brown and the assumptions made, matters considered and limitations set forth in the BT Alex. Brown Opinion, see "--Opinion of BT Alex. Brown, Financial Advisor to HomeUSA."

    TERMS OF THE MERGER AGREEMENT. The HomeUSA Board considered the terms and conditions of the Merger Agreement, including, without limitation, (i) the amount and form of the Merger Consideration, (ii) the limited conditions to Fleetwood's obligation to consummate the Merger, and (iii) the ability of HomeUSA to consider alternative business combination proposals at any time prior to HomeUSA Stockholder Approval. See "THE MERGER--No Solicitation." The HomeUSA Board determined, based in part on presentations made to the HomeUSA Board by financial advisors and legal counsel, that the terms and conditions of the Merger Agreement were generally favorable to HomeUSA and its stockholders.

    The foregoing discussion of information and factors considered and given weight by the HomeUSA Board is not intended to be exhaustive. The HomeUSA Board did not quantify or otherwise attempt to assign relative weights to the specific factors considered, and individual members of the HomeUSA Board may have attributed different weights to different factors.

    HomeUSA's management also discussed with the HomeUSA Board, and the HomeUSA Board considered in evaluating the Merger proposal, (i) the risk that the combined company would perform below expectations; and (ii) the risk that integrating the operations of HomeUSA, Expression Homes and Fleetwood would be more difficult than the HomeUSA Board believed.

    The HomeUSA Board was aware that certain members of HomeUSA's management and the HomeUSA Board may be deemed to have certain interests in the Merger that are in addition to their interests as HomeUSA stockholders generally, and HomeUSA considered these interests in approving the Merger. Such interests did not weigh either in favor of or against approving the Merger. See "--Interests of Certain Persons in the Merger."

OPINION OF BT ALEX. BROWN, FINANCIAL ADVISOR TO HOMEUSA

    HomeUSA retained BT Alex. Brown on February 14, 1998 to act as HomeUSA's financial advisor in connection with the Merger, including rendering its opinion to the HomeUSA Board as to the fairness, from a financial point of view, of the Merger Consideration to HomeUSA's stockholders.

    At the February 17, 1998 meeting of the HomeUSA Board, representatives of BT Alex. Brown made a presentation with respect to the Merger and rendered to the HomeUSA Board its oral opinion, subsequently confirmed in writing as of the same date, that, as of such date and subject to the assumptions made, matters considered and limitations set forth in such opinion and summarized below, the Merger Consideration was fair, from a financial point of view, to HomeUSA's stockholders. No limitations were imposed by the HomeUSA Board upon BT Alex. Brown with respect to the investigations made or procedures followed by it in rendering its opinion.

    THE FULL TEXT OF THE BT ALEX. BROWN OPINION DATED FEBRUARY 17, 1998, WHICH SETS FORTH, AMONG OTHER THINGS, ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED HERETO AS APPENDIX B AND IS INCORPORATED HEREIN BY REFERENCE. HOMEUSA STOCKHOLDERS ARE URGED TO READ THE BT ALEX. BROWN OPINION IN ITS ENTIRETY. THE BT ALEX. BROWN OPINION IS DIRECTED TO THE HOMEUSA BOARD, ADDRESSES ONLY THE FAIRNESS OF THE MERGER CONSIDERATION TO HOMEUSA'S STOCKHOLDERS FROM A FINANCIAL POINT OF VIEW, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HOMEUSA STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE HOMEUSA SPECIAL MEETING. THE BT ALEX. BROWN OPINION WAS RENDERED TO THE HOMEUSA BOARD FOR ITS CONSIDERATION IN DETERMINING WHETHER TO APPROVE THE MERGER AGREEMENT. THE DISCUSSION OF THE BT ALEX. BROWN OPINION IN THIS PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE BT ALEX. BROWN OPINION.

    In connection with the BT Alex. Brown Opinion, BT Alex. Brown reviewed certain publicly available financial information and other information concerning HomeUSA and Fleetwood, and certain analyses and other information furnished to it by HomeUSA and by or on behalf of Fleetwood, including nonpublic financial projections prepared by HomeUSA and by or on behalf of Fleetwood. BT Alex. Brown also held discussions with the members of the senior managements of HomeUSA and Fleetwood regarding the businesses and prospects of their respective companies and the joint prospects of a combined company. In addition, BT Alex. Brown (i) considered the potential pro forma financial impact of the Merger on Fleetwood; (ii) reviewed the reported prices and trading activity for both HomeUSA Common Stock and Fleetwood Common Stock; (iii) compared certain financial and stock market information for HomeUSA and Fleetwood with similar information for certain selected companies whose securities are publicly traded;
(iv) reviewed the financial terms of certain recent business combinations that it deemed comparable in whole or in part; (v) reviewed the terms of the Merger Agreement and attached documents; and (vi) performed such other studies and analyses and considered such other factors as it deemed appropriate.

    In conducting its review and arriving at its opinion, BT Alex. Brown assumed and relied upon, without independent verification, the accuracy, completeness and fairness of the information furnished to or otherwise reviewed by or discussed with it for purposes of rendering its opinion. With respect to the information relating to the prospects of HomeUSA and Fleetwood, BT Alex. Brown assumed that such information reflected the best currently available judgments and estimates of the respective managements of HomeUSA and Fleetwood as to the likely future financial performances of their respective companies. The financial projections of HomeUSA that were provided to BT Alex. Brown were utilized and relied upon by BT Alex. Brown in the Contribution Analysis, the Discounted Cash Flow Analysis and the Pro Forma Earnings Analysis summarized below. BT Alex. Brown did not make, and was not provided with, an independent evaluation or appraisal of the assets of HomeUSA and Fleetwood, nor has BT Alex. Brown been furnished with any such evaluations or appraisals. The BT Alex. Brown Opinion is based on market, economic and other conditions as they existed and could be evaluated as of the date of the opinion letter. In rendering its opinion, BT Alex. Brown assumed, with HomeUSA's consent, that the publicly quoted price on the NYSE, as of February 13, 1998, for Fleetwood Common Stock fairly represents the per share value of Fleetwood Common Stock being delivered in the Merger. BT Alex. Brown did not express any opinion as to what the value of the shares of Fleetwood Common Stock actually would be when issued to HomeUSA's stockholders pursuant to the Merger or the prices at which such shares of Fleetwood Common Stock would trade subsequent to the Merger. BT Alex. Brown was not requested to opine as to, and its opinion did not in any manner address, HomeUSA's underlying business decision to effect the Merger.

    In arriving at its opinion, BT Alex. Brown was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of HomeUSA or any of its assets, nor did BT Alex. Brown have discussions or negotiate with any party, other than Fleetwood, in connection with the Merger.

    The following is a summary of the analyses performed and factors considered by BT Alex. Brown in connection with the rendering of the BT Alex. Brown Opinion.

    HISTORICAL FINANCIAL POSITION. In rendering its opinion, BT Alex. Brown reviewed and analyzed the historical and current financial condition of HomeUSA by assessing HomeUSA's recent financial statements and analyzing HomeUSA's revenue, growth and operating performance trends.

    HISTORICAL STOCK PRICE PERFORMANCE. BT Alex. Brown reviewed and analyzed the daily closing per share market prices and trading volume for HomeUSA Common Stock from November 24, 1997 (the "HomeUSA IPO Date") to February 13, 1998 and, for Fleetwood Common Stock, from January 1, 1995 to February 13, 1998. BT Alex. Brown also reviewed the daily closing per share market prices of HomeUSA Common Stock and compared the movement of such daily closing prices with the movement of the S&P 500 composite average and the movement of a manufactured housing industry composite average (consisting of Cavalier Homes, Inc., Champion, Skyline Corp., Southern Energy Homes, Inc., American

Homestar Corp., Clayton Homes, Inc. ("Clayton"), Oakwood Homes Corporation and Palm Harbor (collectively, the "Selected Manufactured Housing Manufacturers") over the period from the HomeUSA IPO Date through February 13, 1998. BT Alex. Brown noted that, on a relative basis, HomeUSA trailed both the S&P 500 composite average and the manufactured housing industry composite average in that period. BT Alex. Brown also reviewed the daily closing per share market prices of Fleetwood Common Stock and compared the movement of such daily closing prices with the movement of the S&P 500 composite average and the movement of a manufactured housing industry composite average (consisting of the Selected Manufactured Housing Manufacturers) over the period from January 1, 1996 through February 13, 1998. BT Alex. Brown noted that, on a relative basis, the performance of Fleetwood Common Stock was consistent with both the S&P 500 composite average and the manufactured housing industry composite average in that period. This information was presented to give the HomeUSA Board background information regarding the respective stock prices of HomeUSA and Fleetwood over the periods indicated.

    LIQUIDITY ANALYSIS. BT Alex. Brown analyzed the liquidity of HomeUSA Common Stock and Fleetwood Common Stock, and noted that the average number of shares of HomeUSA Common Stock traded daily during the 30 trading days ended February 13, 1998 was 41,493 shares, compared with 307,290 shares for Fleetwood Common Stock during the same period.

    ANALYSIS OF CERTAIN OTHER PUBLICLY TRADED COMPANIES. BT Alex. Brown compared certain financial information (based on the commonly used valuation measurements described below) relating to HomeUSA to certain corresponding information from three groups: a group of nine publicly-traded companies in the manufactured housing industry (consisting of the Selected Manufactured Housing Manufacturers and Fleetwood), a group of four publicly-traded companies in the automobile retailing industry (consisting of United Auto Group, Lithia Motors, Cross-Continent Auto Retailers, and Rush Enterprises (collectively, the "Selected Automobile Retailers")), and a group of seven publicly-traded companies that are considered industry consolidators (consisting of Coach USA, Metals USA, Service Experts, Comfort Systems USA, Group Maintenance America Corporation, American Residential Services and PalEx (collectively, the "Selected Industry Consolidators")). Such financial information included, among other things, (i) common equity market valuation; (ii) capitalization ratios;
(iii) operating performance; (iv) ratios of common equity market value as adjusted for debt and cash ("Adjusted Value") to revenues, earnings before interest expense, income taxes, depreciation and amortization ("EBITDA"), and earnings before interest expense and income taxes ("EBIT"), each for the latest reported 12-month period as derived from publicly available information; (v) ratios of common equity market prices per share ("Equity Value") to earnings per share ("EPS"); (vi) ratios or common equity market value to book value; and
(vii) ratios of common stock price divided by EPS ("P/E"), using calendar year 1998 estimated EPS, to estimated EPS growth rate ("P/E to Growth Rate").

    The financial information used in connection with the multiples provided below with respect to HomeUSA, Fleetwood, the Selected Manufactured Housing Manufacturers, the Selected Automobile Retailers, and the Selected Industry Consolidators was based on the latest reported 12-month period ("LTM"), as derived from publicly available information and on estimated EPS for calendar years 1998 and 1999, as reported by the Institutional Brokers Estimating System ("IBES"), except that the calendar year 1999 estimate for Fleetwood was taken from PaineWebber research with the approval of Fleetwood management. BT Alex. Brown noted that, on a trailing 12-month basis, the multiple of Adjusted Value to revenues was 0.5x for HomeUSA, compared to a mean of 0.9x for the Selected Manufactured Housing Manufacturers and Fleetwood, a mean of 0.3x for the Selected Automobile Retailers, and a mean of 1.4x for the Selected Industry Consolidators; the multiple of Adjusted Value to EBITDA was 7.4x for HomeUSA, compared to a mean of 9.1x for the Selected Manufactured Housing Manufacturers and Fleetwood, a mean of 8.9x for the Selected Automobile Retailers, and a mean of 12.3x for the Selected Industry Consolidators; and the multiple of Adjusted Value to EBIT was 8.7x for HomeUSA, compared to a mean of 10.3x for the Selected Manufactured Housing Manufacturers and Fleetwood, a mean of 11.4x for the Selected Automobile Retailers, and a mean of 15.1x for the Selected Industry Consolidators. BT Alex. Brown further noted that the multiple of Equity Value to trailing 12-month EPS was 20.0x for HomeUSA, compared to a mean of 16.5x for the Selected Manufactured Housing Manufacturers and Fleetwood, a mean of 16.7x for the Selected Automobile Retailers, and a mean of 23.6x for the Selected Industry Consolidators; the multiple of Equity Value to calendar year 1998 EPS was 10.3x for HomeUSA, compared to a mean of 15.0x for the Selected Manufactured Housing Manufacturers and Fleetwood, a mean of 11.6x for the Selected Automobile Retailers, and a mean of 15.8x for the Selected Industry Consolidators; the multiple of Equity Value to calendar year 1999 EPS was 7.6x for HomeUSA, compared to a mean of 13.7x for the Selected Manufactured Housing Manufacturers and Fleetwood, a mean of 9.1x for the Selected Automobile Retailers, and a mean of 11.9x for the Selected Industry Consolidators; and the multiple of common equity market value to book value was 1.5x for HomeUSA, compared to a mean of 3.3x for the Selected Manufactured Housing Manufacturers and Fleetwood, a mean of 1.7x for the Selected Automobile Retailers, and a mean of 2.6x for the Selected Industry Consolidators. BT Alex. Brown also noted that HomeUSA's P/E to Growth Rate was 46.6%, compared to a mean of 82.6% for the Selected Manufactured Housing Manufacturers and Fleetwood, a mean of 50.2% for the Selected Automobile Retailers, and a mean of 58.8% for the Selected Industry Consolidators. As a result of the foregoing procedures, BT Alex. Brown noted that the multiples for HomeUSA were generally lower than the mean of the multiples for the Selected Manufactured Housing Manufacturers and Fleetwood, the Selected Automobile Retailers and the Selected Industry Consolidators. BT Alex. Brown also considered the competitive dynamics and market for acquisition targets in the manufactured housing dealership industry, particularly the increased competition for potential acquisition targets in the manufactured housing dealership industry, the increased multiples paid for such targets, the increased weight of cash as a percentage of total acquisition consideration, and the impact of such market and economic factors on the valuation measurements described above. BT Alex. Brown also noted that the relevance of this analysis was limited due to the fact that no other publicly traded companies focused solely on the manufactured housing dealership industry. The IBES mean EPS estimates, as of February 17, 1998 for the calendar year 1998 for HomeUSA was $0.78 and for Fleetwood was $2.85 and for the calendar year 1999 for HomeUSA was $1.05. The PaineWebber estimate as of February 17, 1998 for the calendar year 1999 for Fleetwood was $3.30.


    ANALYSIS OF SELECTED MERGERS AND ACQUISITIONS. BT Alex. Brown noted that there was little publicly available information concerning mergers and acquisitions in the manufactured housing dealership industry. However, BT Alex. Brown reviewed the financial terms, to the extent publicly available, of eleven pending or completed mergers and acquisitions in the manufactured home manufacturing industry (the "Selected Manufactured Home Transactions"), eleven pending or completed mergers and acquisitions by Republic Industries, Inc. in the automobile retailing industry (the "Selected Republic Automobile Retailing Transactions"), and five pending or completed mergers and acquisitions by acquirors other than Republic Industries, Inc. in the automobile retailing industry (the "Selected Other Automobile Retailing Transactions"), which industry sectors BT Alex. Brown deemed to have similar economic and/or internal competitive dynamics to the manufactured housing dealership industry.

    BT Alex. Brown calculated various financial multiples based on certain publicly available information for each of the transactions and compared them to corresponding financial multiples for the Merger, based on the Exchange Ratio and the Per Share Cash Amount. BT Alex. Brown noted that the multiple of adjusted purchase price (value of consideration paid for common equity adjusted for debt, preferred stock and cash) to trailing 12-month revenues was 0.72x for the Merger versus a range of 0.15x to 0.55x, with a mean of 0.35x, for the Selected Manufactured Home Transactions, a range of 0.16x to 0.46x, with a mean of 0.26x, for the Selected Republic Automobile Retailing Transactions, and a range of 0.12x to 0.25x, with a mean of 0.20x, for the Selected Other Automobile Retailing Transactions. BT Alex. Brown further noted that the multiple of adjusted purchase price to trailing 12-month EBITDA was 10.0x for the Merger versus a range of 2.6x to 8.3x, with a mean of 5.0x, for the Selected Manufactured Home Transactions, a range of 3.6x to 17.1x, with a mean of 10.5x, for the Selected Republic Automobile Retailing Transactions, and a range of 4.3x to 7.7x, with a mean of 5.6x, for the Selected Other Automobile Retailing Transactions. BT Alex. Brown also noted that the multiple of adjusted purchase price to trailing 12-month EBIT was 11.8x for the Merger versus a range of 2.6x to 8.8x, with a mean of 5.5x, for the Selected Manufactured Home Transactions, a range of 3.8x to 29.2x, with a mean of 13.0x, for the Selected Republic Automobile Retailing Transactions, and a range of 4.5x to 8.8x, with a mean of 6.2x, for the Selected Other Automobile Retailing Transactions. BT Alex. Brown further noted that the multiple of equity purchase price to trailing 12-month net income was 25.6x for the Merger versus a range of 6.2x to 14.4x, with a mean of 9.6x, for the Selected Manufactured Home Transactions, a range of 12.6x to 32.6x, with a mean of 22.6x, for the Selected Republic Automobile Retailing Transactions, and a range of 7.7x to 12.7x, with a mean of 10.1x, for the Selected Other Automobile Retailing Transactions. All multiples for the transactions analyzed were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the four-year period during which the transactions occurred.


    PREMIUMS PAID ANALYSIS. BT Alex. Brown reviewed the premiums paid, to the extent publicly available, in 40 merger or acquisition transactions announced since January 1, 1995 involving cash or a mixture of cash and stock consideration, with transaction values between $100 million and $200 million (collectively, the "Premium Transactions"). BT Alex. Brown noted that the Premium Transactions were effected at mean and median premiums to the target's per share market price one day prior to announcement of 26.8% and 24.0%, respectively, versus a transaction premium of 28.1% for the Merger (based on HomeUSA's closing per share market price one day prior to the February 14, 1998 announcement of the Merger). BT Alex. Brown also noted that the transaction premium for the Merger (based on the average closing per share market price for HomeUSA Common Stock since the HomeUSA IPO Date) is 25.9%.

    HISTORICAL EXCHANGE RATIO ANALYSIS. BT Alex. Brown reviewed and analyzed the historical ratio of the daily per share market closing prices of Fleetwood Common Stock divided by the corresponding prices of HomeUSA Common Stock over the periods from the HomeUSA IPO Date through February 13, 1998, from January 1, 1998 through February 13, 1998, and as of February 13, 1998 (the last business day prior to announcement of the Merger). Such average exchange ratios for the aforementioned time periods and as of such date were 0.204, 0.204 and 0.181, respectively, as compared to the exchange ratio for the Merger of 0.232 (based on Fleetwood's per share closing market price one day prior to the announcement of the Merger).

    CONTRIBUTION ANALYSIS. BT Alex. Brown analyzed the relative contributions of HomeUSA and Fleetwood, as compared to HomeUSA's relative ownership of approximately 10.3% of the outstanding capital of the combined company assuming 100% stock consideration for the Merger and approximately 5.5% of the combined company assuming 51% stock and 49% cash consideration for the Merger, to the pro forma historical and projected income statement of the combined company, with projected data based on management's Scenario 1 (defined below) projections for HomeUSA, IBES mean estimates for Fleetwood for calendar year 1998 and PaineWebber research estimates, as instructed by Fleetwood management, for Fleetwood for calendar year 1999. This analysis showed that on a pro forma combined basis (excluding (i) the effect of any synergies that may be realized as a result of the Merger, (ii) non-recurring expenses relating to the Merger, and (iii) any accounting adjustments resulting from the Merger), based on the 12-month period ending September 30, 1997 for HomeUSA and the 12-month period ending October 26, 1997 for Fleetwood, HomeUSA and Fleetwood would account for approximately 6.6% and 93.4%, respectively, of the combined company's pro forma revenue; approximately 8.5% and 91.5%, respectively, of the combined company's pro forma EBITDA; approximately 8.7% and 91.3%, respectively, of the combined company's pro forma EBIT; and approximately 5.5% and 94.5%, respectively, of the combined company's pro forma net income. BT Alex. Brown further noted that on a pro forma combined basis (excluding (i) the effect of any synergies that may be realized as a result of the Merger, (ii) non-recurring expenses relating to the Merger, and (iii) any accounting adjustments resulting from the Merger),

HomeUSA and Fleetwood would account for approximately 11.4% and 88.6%, respectively, of the combined company's pro forma net income for calendar year 1998 and approximately 12.3% and 87.7%, respectively, of the combined company's pro forma net income for calendar year 1999.

    DISCOUNTED CASH FLOW ANALYSIS. BT Alex. Brown performed a discounted cash flow analysis for HomeUSA. The discounted cash flow approach values a business based on the current value of the future cash flow that the business will generate. To establish a current value under this approach, future cash flow must be estimated and an appropriate discount rate determined. Two separate scenarios of projections of HomeUSA's future financial performance were prepared by HomeUSA management due to the changing competitive dynamics in the manufactured home dealer industry, each based upon differing assumptions. The first scenario ("Scenario 1") was based on the assumptions that HomeUSA would complete no acquisitions of manufactured home dealers in 1998 and 1999 and that new sales centers would be opened in both 1998 and 1999. The second scenario ("Scenario 2") was based on the assumption that HomeUSA would complete some acquisitions of manufactured home dealers in 1998 and 1999, all of which would be accounted for under the purchase method of accounting. HomeUSA management considered Scenario 1 to be more likely to result than Scenario 2, which they considered relatively optimistic and less likely to be achieved.

    For each Scenario, BT Alex. Brown aggregated the present value of the cash flows through 2000 with the present value of a range of terminal values. BT Alex. Brown discounted these cash flows at discount rates ranging from 15.0% to 20.0%. The terminal value was computed based on projected EPS in calendar year 2001 and a range of terminal P/E multiples of 10.0x to 14.0x. BT Alex. Brown arrived at such discount rates based on its judgment of the weighted average cost of capital of the Selected Industry Consolidators, and arrived at such terminal values based on its review of the trading characteristics of the common stock of the Selected Manufactured Housing Manufacturers and Fleetwood, Selected Automobile Retailers and Selected Industry Consolidators. This analysis indicated a range of values of $6.45 to $9.90 per share based on Scenario 1 and a range of values of $9.97 to $15.91 per share based on Scenario 2. Because Scenario 2 was considered by HomeUSA management to be the more optimistic and less likely of the two projection scenarios, BT Alex. Brown conducted a sensitivity analysis on the discounted cash flow analysis for Scenario 2 by reducing HomeUSA's projected earnings in ten percent increments. Based on such sensitivity analysis, BT Alex. Brown noted that with a 10%, 20%, 30%, 40% and 50% degradation in earnings, the analysis indicated a range of values of $8.72 to $14.05 per share, $7.48 to $12.19 per share, $6.23 to $10.33 per share, $4.99 to 8.48 per share, and $3.74 to $6.62 per share, respectively.


    PRO FORMA COMBINED EARNINGS ANALYSIS. BT Alex. Brown analyzed certain pro forma effects of the Merger, assuming 51% stock and 49% cash consideration for the Merger. Based on such analysis, BT Alex. Brown computed the resulting dilution/accretion to the combined company's EPS estimate for calendar years 1998 and 1999 pursuant to the Merger, before taking into account any potential cost savings and other synergies that HomeUSA and Fleetwood could achieve if the Merger were consummated, and before nonrecurring costs relating to the Merger. For purposes of this analysis, BT Alex. Brown utilized management's Scenario 1 projections for HomeUSA, IBES mean estimates for Fleetwood for calendar year 1998 and PaineWebber research estimates, as instructed by Fleetwood management, for Fleetwood for calendar year 1999. BT Alex. Brown noted that before taking into account any potential cost savings and other synergies and before certain nonrecurring costs relating to the Merger, the Merger would be approximately 0.5% and 2.1% accretive to the combined company's EPS for calendar years 1998 and 1999, respectively.


    RELEVANT MARKET AND ECONOMIC FACTORS. In rendering its opinion, BT Alex. Brown considered, among other factors, the condition of the U.S. stock markets, particularly the public market for HomeUSA Common Stock as compared to the manufactured home sector, and the current level of economic activity. BT Alex. Brown also considered the competitive dynamics and market for acquisition targets in the manufactured housing dealership industry, particularly the increased competition for potential acquisition targets in the manufactured housing dealership industry, the increased multiples paid for such targets, and the increased weight of cash as a percentage of total acquisition consideration, and the potential impact of such market and economic factors on HomeUSA management's acquisition plans and projections.

    No company used in the analysis of other publicly-traded companies nor any transaction used in the analysis of selected mergers and acquisitions summarized above is identical to HomeUSA or the Merger. Accordingly, such analyses must take into account differences in the financial and operating characteristics of the Selected Manufactured Housing Manufacturers and Fleetwood, the Selected Automobile Retailers and the Selected Industry Consolidators and the companies in the Selected Manufactured Home Transactions and Fleetwood, the Selected Republic Automobile Retailing Transactions and the Selected Other Automobile Retailing Transactions and other factors that would affect the public trading value and acquisition value of the Selected Manufactured Housing Manufacturers and Fleetwood, the Selected Automobile Retailers and the Selected Industry Consolidators and the companies in the Selected Manufactured Home Transactions, the Selected Republic Automobile Retailing Transactions and the Selected Other Automobile Retailing Transactions, respectively.

    While the foregoing summary describes all analyses and factors that BT Alex. Brown deemed material in its presentation to the HomeUSA Board, it is not a comprehensive description of all analyses and factors considered by BT Alex. Brown. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the applications of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. BT Alex. Brown believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the BT Alex. Brown Opinion. In performing its analyses, BT Alex. Brown considered general economic, market and financial conditions and other matters, many of which are beyond the control of HomeUSA and Fleetwood. The analyses performed by BT Alex. Brown are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Additionally, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be sold. Furthermore, no opinion is being expressed as to the prices at which shares of Fleetwood Common Stock may trade at any future time.

    Pursuant to a letter agreement dated February 14, 1998 between HomeUSA and BT Alex. Brown, the fees to date payable to BT Alex. Brown for rendering the BT Alex. Brown Opinion have been $850,000, which amount will be credited against the final fee of 1.25% of the aggregate consideration payable to HomeUSA or its stockholders in the Merger, payable upon consummation of the Merger. In addition, HomeUSA has agreed to reimburse BT Alex. Brown for its reasonable out-of-pocket expenses incurred in connection with rendering financial advisory services, including fees and disbursements of its legal counsel. HomeUSA has agreed to indemnify BT Alex. Brown and its directors, officers, agents, employees and controlling persons, for certain costs, expenses, losses, claims, damages and liabilities related to or arising out of its rendering of services under its engagement as financial advisor.

    The HomeUSA Board retained BT Alex. Brown to act as its financial advisor in connection with the Merger. BT Alex. Brown also acted as lead managing underwriter for the HomeUSA IPO. BT Alex. Brown is an internationally recognized investment banking firm and, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for corporate and other purposes. BT Alex. Brown may actively trade the equity securities of HomeUSA and Fleetwood for its own account and for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. BT Alex. Brown regularly publishes research reports regarding the business and securities of HomeUSA.

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
INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of the HomeUSA Board with respect to the Merger Agreement and the transactions contemplated thereby, stockholders of HomeUSA should be aware that certain members of the management of HomeUSA and the HomeUSA Board have certain interests in the Merger that are different from, or in addition to, the interests of stockholders of HomeUSA generally.

    OFFICERS. The Merger Agreement provides that the officers of HomeUSA immediately prior to the Effective Time will be the officers of the surviving corporation, until the earlier of their resignation or removal or until their respective successors are duly appointed or elected and qualified. Such officers may include certain current executive officers of HomeUSA. See "THE MERGER--Management and Operations After the Merger."

    INDEMNIFICATION; DIRECTORS AND OFFICERS INSURANCE. The Merger Agreement provides that all rights to indemnification for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, employees or agents of HomeUSA and its subsidiaries will survive the Merger and will continue for a period of not less than six years following the Effective Time, provided that rights to indemnification in respect of any claim asserted within such period will continue until final disposition of such claim. In addition, from and after the Effective Time, Fleetwood has agreed to indemnify all such persons to the fullest extent permitted by applicable law against any liability or expense incurred in connection with all acts and omissions arising out of such individuals' services as officers, directors, employees or agents of HomeUSA or any of its subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees or directors of, or otherwise on behalf of, HomeUSA or any of its subsidiaries, occurring at or prior to the Effective Time, including transactions contemplated by the Merger Agreement. The Merger Agreement further provides that Fleetwood will cause to be maintained for a period of not less than six years following the Effective Time HomeUSA's current directors' and officers' liability insurance and indemnification policy to the extent that it provides coverage for events occurring prior to or at the Effective Time, or any equivalent substitute therefor, provided that Fleetwood will not be required to expend more than $614,000 in annual premiums therefor. See "THE MERGER-- Certain Covenants and Agreements--INDEMNIFICATION AND INSURANCE."

    EXISTING EMPLOYMENT AGREEMENTS. In the Merger Agreement, Fleetwood has agreed to cause Acquisition Sub to assume and agree to perform HomeUSA's obligations under all employment contracts between HomeUSA or any of its subsidiaries and any current or former director, officer or employee thereof; provided, however, that each executive officer and director of HomeUSA and former principal stockholder of the Founding Companies has waived all applicable change of control provisions with respect to the Merger in any employment agreement, stock option agreement or other contract, and all such agreements and contracts will remain in full force and effect as of the Effective Time.

    Each of Cary N. Vollintine, Chairman of the Board, Chief Executive Officer and President of HomeUSA; Michael F. Loy, Senior Vice President and Chief Financial Officer of HomeUSA; Frank W. Montfort, Senior Vice President of Market Development of HomeUSA; and Philip deMena, Senior Vice President of Real Estate and Construction of HomeUSA, has entered into an employment agreement with HomeUSA providing for an annual base salary of $150,000. Each of Don A. Palmour, Vice President and Chief Technology Officer of HomeUSA; Philip E. Campbell, Vice President and Controller of HomeUSA; and David D. Moseley, Vice President of Financial Services of HomeUSA, has entered into an employment agreement with HomeUSA providing for an annual base salary of $125,000, $75,000, and $100,000, respectively. Each employment agreement is for a term of three years, and unless terminated or not renewed by HomeUSA or not renewed by the employee, the term will continue thereafter on a year-to-year basis on the same terms and conditions existing at the time of renewal.

    Each of Frank C. McDonald, President of McDonald Mobile; Harold K. Patrick, President of Patrick Home; Larry T. Schaffer, President of Universal; Gary W. Fordham, President of AAA Homes; David E.

Thompson, Chief Operating Officer of AAA Homes; Randle C. Cooper, President of Cooper's; Stanley Poisso, President of Mobile World; Richard Berry, President of Home Folks; and Joseph R. Copeland, President of First American, has entered into an employment agreement with his Founding Company providing for an annual base salary of $150,000. Each employment agreement is for a term of five years, and unless terminated or not renewed by the Founding Company or not renewed by the employee, the term will continue thereafter on a year-to-year basis on the same terms and conditions existing at the time of renewal.

    STOCK OPTIONS; BENEFIT PLANS. The Merger Agreement provides that at the Effective Time, each HomeUSA Option that is outstanding immediately prior thereto will be converted automatically into an Exchanged Option to purchase that number of shares of Fleetwood Common Stock that is equal to the product of the number of shares of HomeUSA Common Stock subject to the original HomeUSA Option and the Exchange Ratio, provided that any fractional shares of Fleetwood Common Stock resulting from such multiplication will be rounded down to the nearest share of Fleetwood Common Stock. Subject to the terms of HomeUSA's 1997 Long-Term Incentive Plan, 1997 Non-Employee Directors' Stock Plan and the agreements evidencing the HomeUSA Options, each Exchanged Option will be exercisable until the current termination of the HomeUSA Option from which it was converted, at an exercise price that is equal to the exercise price per share of HomeUSA Common Stock underlying the original HomeUSA Option divided by the Exchange Ratio, provided that such exercise price will be rounded to the nearest cent. See "THE MERGER--Merger Consideration--CONVERSION OF HOMEUSA OPTIONS."

    In addition, promptly after the Effective Time, Fleetwood has agreed that it will cause Acquisition Sub and its subsidiaries to provide HomeUSA employees who are employees thereof or any of its subsidiaries with compensation and employee benefit plans. See "THE MERGER--Certain Covenants and Agreements--STOCK OPTIONS; BENEFIT PLANS."

    VALUE OF CONSIDERATION TO BE RECEIVED. As of the Record Date, executive officers and directors of HomeUSA beneficially owned an aggregate of 7,806,971 shares of HomeUSA Common Stock and held HomeUSA Options to acquire an aggregate of 690,000 shares of HomeUSA Common Stock (including currently exercisable HomeUSA Options to acquire 40,000 shares of HomeUSA Common Stock, which the holders thereof are deemed to beneficially own), exercisable at $8.00 per share, as follows:

                                                                      SHARES
                                                                    BENEFICIALLY    MERGER
                                                                       OWNED     CONSIDERATION
                                                                    -----------  -------------
Cary N. Vollintine................................................     430,226   $   4,409,817
Michael F. Loy....................................................     116,250       1,191,563
Frank W. Montfort.................................................     121,000       1,240,250
Philip deMena.....................................................     110,000       1,127,500
Philip E. Campbell................................................      55,000         563,750
Don A. Palmour....................................................      50,000         512,500
Donald D. Moseley.................................................      50,000         512,500
Larry T. Shaffer(1)...............................................   2,271,915      23,287,128
Gary W. Fordham...................................................     600,000       6,150,000
David E. Thompson.................................................     565,901       5,800,485
Frank C. McDonald.................................................     610,416       6,256,764
Harold K. Patrick(2)..............................................     936,058       9,594,595
Stanley Poisso(3).................................................     521,101       5,341,285
Randle C. Cooper..................................................     691,308       7,085,907
Steven S. Harter(4)...............................................     596,796       6,117,159
Thomas N. Amonett(4)..............................................      21,000         215,250
James J. Blosser(4)...............................................      30,000         307,500
Stephen F. Smith(4)...............................................      30,000         307,500
                                                                    -----------  -------------
All executive officers and directors as a group (18 persons)......   7,806,971   $  80,021,453
                                                                    -----------  -------------
                                                                    -----------  -------------

------------------------

(1) Includes 323,956 shares of HomeUSA Common Stock issued to Larry T. Shaffer, Jr., which may be deemed to be beneficially owned by Larry T. Shaffer, but as to which he disclaims beneficial ownership. Larry T. Shaffer, Jr. has sole voting power with respect to these shares.

(2) Includes 187,212 shares of HomeUSA Common Stock issued to Kenneth H. Patrick and Ronald E. Sleeper, as Trustees of the Harold K. Patrick Irrevocable Stock Trust.

(3) Includes 104,220 shares of HomeUSA Common Stock owned equally by three of Mr. Poisso's adult children. These shares may be deemed to be beneficially owned by Mr. Poisso.

(4) Includes 10,000 shares of HomeUSA Common Stock issuable upon the exercise of options granted under HomeUSA's 1997 Non-Employee Directors' Stock Plan.

    Based on the Per Share Cash Amount of $10.25, the aggregate dollar value of the Merger Consideration to be received by these executive officers and directors in respect of outstanding shares of HomeUSA Common Stock would be approximately $80,021,453, representing approximately 50.6% of the aggregate Merger Consideration to be received by all holders of HomeUSA Common Stock.

                                   THE MERGER

    THE DESCRIPTION OF THE MERGER AGREEMENT SET FORTH BELOW DESCRIBES ALL MATERIAL TERMS OF THE MERGER AGREEMENT, BUT DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MERGER AGREEMENT, A COPY OF WHICH IS ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT/PROSPECTUS AND INCORPORATED BY REFERENCE HEREIN.

GENERAL

    Pursuant to the Merger Agreement and subject to the terms and conditions of thereof, HomeUSA will merge with and into Acquisition Sub at the Effective Time. Following the Effective Time, the separate corporate existence of HomeUSA will cease, and Acquisition Sub will change its name to "HomeUSA, Inc.," continue as the surviving corporation, and succeed to and assume all the rights and obligations of HomeUSA in accordance with the DGCL.

    The closing of the Merger will take place on a date specified by the parties to the Merger Agreement, which will be no later than the second business day after the date on which certain conditions set forth therein have been satisfied or waived (assuming the prior satisfaction or waiver of all other conditions set forth therein), unless another date is agreed to by the parties (the "Closing Date"). See "--Conditions to the Merger." The Merger will become effective upon the filing of a certificate of merger with the Delaware Secretary of State.

MERGER CONSIDERATION

    CONVERSION OF HOMEUSA COMMON STOCK. At the Effective Time, subject to the election and allocation provisions described below, all shares of HomeUSA Common Stock issued and outstanding immediately prior to the Effective Time (excluding any treasury shares and shares held directly or indirectly by Fleetwood) will automatically be converted into the Merger Consideration, consisting of the right to receive (i) a number of shares of Fleetwood Common Stock equal to the quotient (calculated to the nearest 0.0001) of the Per Share Cash Amount ($10.25) divided by the Valuation Period Stock Price (I.E., the Exchange Ratio);
(ii) in cash, without interest, the Per Share Cash Amount; or (iii) a combination of shares of Fleetwood Common Stock and cash equal to the Per Share Cash Amount; provided, however, that if between the date of the Merger Agreement and the Effective Time the outstanding shares of Fleetwood Common Stock or HomeUSA Common Stock are changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio and the Per Share Cash Amount will be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. The "Valuation Period Stock Price" means the average of the NYSE closing sale prices for the Fleetwood Common Stock (as reported in THE WALL STREET JOURNAL or, in the absence thereof, by another authoritative source) for the ten consecutive trading-day period ending on June 29, 1998 (I.E., the tenth day immediately prior to the anticipated Closing Date, July 9 ,1998). On or about June 30, 1998, HomeUSA will issue a press release advising its stockholders of the Valuation Period Stock Price and the Exchange Ratio resulting therefrom.

    Each share of HomeUSA Common Stock issued and outstanding immediately prior to the Effective Time (excluding any treasury shares and shares held directly or indirectly by Parent) will at the Effective Time no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each certificate previously evidencing any such shares ("Certificates") will thereafter represent the right to receive only the Merger Consideration. The holders of Certificates will cease to have any rights with respect to the shares of HomeUSA Common Stock previously represented thereby, except as otherwise provided herein or by law. Such Certificates will be exchanged for (i) certificates evidencing whole shares of Fleetwood Common Stock issued in consideration therefor, (ii) the Per Share Cash Amount multiplied by the number of shares previously evidenced by the canceled Certificate or (iii) a combination of such certificates and cash, in each case in accordance with the allocation procedures described below in
"-- ALLOCATION AND PRORATION" and upon the surrender of such Certificates in the manner described below in "--ELECTION PROCEDURE," without interest. No fractional shares of Fleetwood Common Stock will be issued and, in lieu thereof, a cash payment will be made as described in "--FRACTIONAL SHARES."

    ELECTION PROCEDURE. An Election Form and a Letter of Transmittal is enclosed with this Proxy Statement/Prospectus. Each Election Form permits the holder (or the beneficial owner) to choose to receive (subject to the allocation and proration procedures described below in "--ALLOCATION AND PRORATION") one of the following in exchange for such holder's shares of HomeUSA Common Stock: (i) only cash (I.E., a Cash Election), (ii) only Fleetwood Common Stock (I.E., a Stock Election) or (iii) a combination of cash and Fleetwood Common Stock (I.E., a Mixed Election). Alternatively, each Election Form permits the holder to indicate that such holder has no preference as to the receipt of cash or Fleetwood Common Stock for such holder's shares of HomeUSA Common Stock (I.E., a Non-Election). No HomeUSA director or former principal stockholder of the Founding Companies (as defined in HomeUSA's Registration Statement on Form S-1) is entitled to elect to receive more than 25% of his Merger Consideration in cash. Holders of record of shares of HomeUSA Common Stock who hold such shares as nominees, trustees or in other representative capacities (a "Representative") may submit multiple Election Forms, provided that such Representative certifies that each such Election Form covers all the shares of HomeUSA Common Stock held by each Representative for a particular beneficial owner. Fleetwood will make available (or will cause the Exchange Agent to make available) one or more separate Election Forms to all persons who become holders (or beneficial owners) of HomeUSA Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline (described below) upon such holder's request to the Exchange Agent, and HomeUSA will provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

    The Election Deadline will be 5:00 p.m. New York City time, on July 6, 1998 (I.E., the 25th day following the Mailing Date), or such other time and date as Fleetwood and HomeUSA may mutually agree. Any shares of HomeUSA Common Stock (excluding any treasury shares and shares held directly or indirectly by Fleetwood) with respect to which the holder (or the beneficial owner, as the case may be) has not submitted to the Exchange Agent an effective, properly completed Election Form on or before the Election Deadline will be deemed to be shares of HomeUSA Common Stock with respect to which a Non-Election has been made.

    Any such election will have been properly made only if the Exchange Agent actually receives a properly completed Election Form by the Election Deadline. An Election Form will be deemed properly completed only if accompanied by one or more Certificates (or affidavits and indemnification regarding the loss or destruction of such Certificates reasonably acceptable to Fleetwood or the guaranteed delivery of such Certificates) representing all shares of HomeUSA Common Stock covered by such Election Form, together with a duly executed Letter of Transmittal. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of HomeUSA Common Stock represented by such Election Form will be deemed to be shares covered by a Non-Election (unless thereafter covered by a duly completed Election Form) and Fleetwood will cause the Certificates to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from such person.

    Fleetwood will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Election Forms have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Election Forms. If Fleetwood (or the Exchange Agent) determines that any purported Cash Election or Stock Election was not properly made, such purported Cash Election or Stock Election will have no force and effect and the holder making such purported Cash Election or Stock Election will for purposes hereof be deemed to have made a Non-Election. The decision of Fleetwood (or the Exchange Agent) in all such matters will be conclusive and binding. Neither Fleetwood nor the Exchange Agent will be under any obligation to notify any person of any defect in an Election Form submitted to the Exchange Agent. The Exchange Agent will also make all computations and all such computations will be conclusive and binding on the holders of HomeUSA Common Stock.

    HOMEUSA STOCKHOLDERS SHOULD NOT SEND ANY CERTIFICATES REPRESENTING HOMEUSA COMMON STOCK WITH THE ENCLOSED PROXY CARD. A LETTER OF TRANSMITTAL AND ELECTION FORM IS ALSO ENCLOSED WITH THIS PROXY STATEMENT/PROSPECTUS AND, AND UPON REQUEST TO THE EXCHANGE AGENT, WILL BE MAILED TO EACH PERSON WHO BECOMES A HOLDER OR BENEFICIAL OWNER OF HOMEUSA COMMON STOCK BETWEEN THE ELECTION FORM RECORD DATE AND THE BUSINESS DAY PRIOR TO THE ELECTION DEADLINE. HOMEUSA STOCKHOLDERS SHOULD SEND CERTIFICATES REPRESENTING HOMEUSA COMMON STOCK TO THE EXCHANGE AGENT ONLY AFTER THEY RECEIVE, AND ONLY IN ACCORDANCE WITH, THE INSTRUCTIONS CONTAINED IN THE LETTER OF TRANSMITTAL.

    ALLOCATION AND PRORATION. In order for the Merger to be treated for federal income tax purposes as a "reorganization" (see "THE MERGER--Certain Federal Income Tax Considerations"), the Merger Agreement requires that at least 51% of the aggregate Merger Consideration consist of shares of Fleetwood Common Stock. Therefore, the aggregate number of shares covered by Cash Elections (I.E., Cash Election Shares) and the aggregate number of such shares covered by Mixed Elections to be acquired for cash (I.E., Mixed Election Cash Shares) times the Per Share Cash Amount may not exceed 49% of the aggregate Merger Consideration (I.E., the Maximum Cash Merger Consideration). Accordingly, the aggregate cash component of the Merger Consideration is limited, and a HomeUSA stockholder may not receive exactly the consideration elected by him on the Election Form. If cash is oversubscribed, then (i) all Stock Election Shares and all shares of HomeUSA Common Stock covered by Non-Elections (I.E., Non-Election Shares) will be converted into the right to receive Fleetwood Common Stock; and (ii) each Cash Election Share and each Mixed Election Cash Share will be converted into the right to receive (a) a pro-rated cash portion of the Per Share Cash Amount such that the aggregate cash payments do not exceed the Maximum Cash Merger Consideration and (b) the balance of the Per Share Cash Amount in Fleetwood Common Stock at the Exchange Ratio.

    In addition to the aggregate Merger Consideration, Fleetwood expects to pay on or about the Closing Date approximately $4 million to satisfy miscellaneous expenses in connection with the Merger. See "BACKGROUND OF AND REASONS FOR THE MERGER--Interests of Certain Persons in the Merger."

    CONVERSION OF HOMEUSA OPTIONS. At the Effective Time, each HomeUSA Option that is outstanding immediately prior thereto will be converted automatically into an Exchanged Option to purchase that number of shares of Fleetwood Common Stock that is equal to the product of the number of shares of HomeUSA Common Stock subject to the original HomeUSA Option and the Exchange Ratio, provided that any fractional shares of Fleetwood Common Stock resulting from such multiplication will be rounded down to the nearest share of Fleetwood Common Stock. Subject to the terms of HomeUSA's 1997 Long-Term Incentive Plan, 1997 Non-Employee Directors' Stock Plan and the agreements evidencing the HomeUSA Options, each Exchanged Option will be exercisable until the current termination of the HomeUSA Option from which it was converted, at an exercise price that is equal to the exercise price per share of HomeUSA Common Stock underlying the original HomeUSA Option divided by the Exchange Ratio, provided that such exercise price will be rounded to the nearest cent.

    FRACTIONAL SHARES. No fractional shares of Fleetwood Common Stock will be issued in the Merger, no dividend or distribution of Fleetwood will relate to such fractional share interests, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Fleetwood. Each holder of record of shares of HomeUSA Common Stock exchanged pursuant to the Merger who would otherwise be entitled to receive a fraction of a share of Fleetwood Common Stock will receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Fleetwood Common Stock multiplied by the closing sales price of one share of Fleetwood Common Stock on the NYSE Composite Transactions Tape on the trading day immediately preceding the Closing Date.

    TREASURY STOCK AND STOCK OWNED BY FLEETWOOD. Each share of HomeUSA Common Stock held in the treasury of HomeUSA and each share of HomeUSA Common Stock owned by Fleetwood or any direct or indirect wholly owned subsidiary of Fleetwood or of HomeUSA immediately prior to the Effective Time will be canceled and extinguished without any conversion thereof and no payment will be made with respect thereto.

EXCHANGE OF HOMEUSA COMMON STOCK AND HOMEUSA OPTIONS

    As of the Effective Time, Fleetwood will deposit with the Exchange Agent, for the benefit of the holders of shares of HomeUSA Common Stock, for exchange through the Exchange Agent, (i) certificates representing the shares of Fleetwood Common Stock issuable in exchange for outstanding shares of HomeUSA Common Stock and (ii) cash in the amount sufficient to pay the cash portion of the aggregate Merger Consideration (collectively, together with dividends or distributions with respect thereto and any cash payable in lieu of any fractional shares of Fleetwood Common Stock, the "Exchange Fund"). No later than the business day after the Effective Time, the Exchange Agent will mail to each HomeUSA stockholder who has not already submitted a Letter of Transmittal and Election Form to the Exchange Agent a Letter of Transmittal and instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration. Upon the later of the Effective Time and the surrender of a Certificate for cancellation to the Exchange Agent, together with such Letter of Transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate will be entitled to receive in exchange therefor (a) a certificate representing that number of whole shares of Fleetwood Common Stock and (b) a certified or bank cashier's check in the amount equal to the cash that the holder has the right to receive pursuant to the provisions of the Merger Agreement (in each case, less the amount of any withholding taxes required under applicable law), and the Certificate so surrendered will forthwith be canceled. No interest will be paid or will accrue on any cash payable to holders of HomeUSA Certificates pursuant to the exchange provisions of the Merger Agreement. Any portion of the Exchange Fund that remains undistributed to the holders of HomeUSA Certificates for six months after the Effective Time will be delivered to Fleetwood, upon demand, and any holders of such Certificates who have not theretofore complied with the exchange procedures of the Merger Agreement may thereafter look only to Fleetwood for payment of their claim for the Merger Consideration and any cash in lieu of fractional shares or other dividends or distributions payable to such holders pursuant to the Merger Agreement, in each case without interest thereon.

    At the Effective Time, each HomeUSA Option will cease to represent a right to acquire shares of HomeUSA Common Stock and will automatically be converted into an Exchanged Option to purchase shares of Fleetwood Common Stock. Promptly after the Effective Time, Fleetwood will issue to each holder of an Exchanged Option a document evidencing Fleetwood's assumption of HomeUSA's obligations under the HomeUSA Option. The Exchanged Options will have the same terms and conditions as the HomeUSA Options.

STOCK EXCHANGE LISTING

    In the Merger Agreement, Fleetwood has agreed to use all reasonable efforts to cause the shares of Fleetwood Common Stock that are to be issued pursuant to the Merger Agreement to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

CERTAIN REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains customary representations and warranties of the parties thereto. HomeUSA has made representations and warranties as to (i) the corporate organization, good standing and corporate powers of HomeUSA and its significant subsidiaries; (ii) equity investments made by HomeUSA and its subsidiaries, and the valid issuance, ownership and absence of liens on shares of HomeUSA's subsidiaries' stock; (iii) the capitalization of HomeUSA and its subsidiaries, and options, warrants and other rights to acquire or vote the capital stock of HomeUSA; (iv) the authority of HomeUSA to enter into the Merger Agreement and the absence of a need for third party consents; (v) the absence of a need for governmental authorizations in connection with the execution and delivery of the Merger Agreement; (vi) the accuracy and completeness of all filings made by HomeUSA with the Commission; (vii) the accuracy and completeness of all information supplied by HomeUSA for the preparation of the Proxy Statement/Prospectus and Registration Statement; (viii) the absence of certain changes and events; (ix) the absence of certain litigation; (x) compliance with laws governing employee compensation and other benefits; (xi) HomeUSA's voting requirements to approve and adopt the Merger Agreement and the Merger; (xii) the inapplicability of state takeover statutes; (xiii) the absence of brokers', finders', financial advisors' and similar fees or commissions in connection with the Merger Agreement and the Merger (other than those paid or to be paid by HomeUSA to BT Alex. Brown); (xiv) receipt of the fairness opinion of HomeUSA's financial advisor, BT Alex. Brown; (xv) compliance with applicable laws; (xvi) the timely payment of taxes and filing of tax returns; (xvii) collective bargaining agreements or contracts with labor unions or labor organizations; (xviii) compliance with applicable environmental laws and the absence of any notices with respect to environmental matters; (xix) permits, licenses, waivers and authorizations necessary for HomeUSA to conduct its business; (xx) ownership and rights to use intellectual property and noninfringement on the intellectual property rights of others; and (xxi) HomeUSA's compliance with and nonbreach of its material agreements.

    Fleetwood and Acquisition Sub have made representations and warranties as to
(i) the corporate organization, good standing and corporate powers of Fleetwood, its significant subsidiaries and Acquisition Sub; (ii) the valid issuance, ownership and absence of liens on shares of Fleetwood's subsidiaries' stock;
(iii) the capitalization of Fleetwood and its subsidiaries, and options, warrants and other rights to acquire or vote the capital stock of Fleetwood;
(iv) the authority of Fleetwood and Acquisition Sub to enter into the Merger Agreement and the absence of a need for third party consents; (v) the absence of a need for governmental authorizations in connection with the execution and delivery of the Merger Agreement; (vi) the accuracy and completeness of all filings made by Fleetwood with the Commission; (vii) the accuracy and completeness of all information supplied by Fleetwood or Acquisition Sub for the preparation of the Proxy Statement/Prospectus and Registration Statement; (viii) the absence of certain changes and events; (ix) the absence of certain litigation; (x) compliance with laws governing employee compensation and other benefits; (xi) the absence of broker's, finder's, financial advisor's and similar fees or commissions in connection with the Merger Agreement and the Merger (other than those paid or to be paid by Fleetwood to PaineWebber Incorporated); (xii) the interim operations of Acquisition Sub; (xiii) the timely payment of taxes and filing of tax returns; (xiv) compliance with applicable laws; (xv) collective bargaining agreements or contracts with labor unions or labor organizations; (xvi) compliance with applicable environmental laws and the absence of any notices with respect to environmental matters;
(xvii) permits, licenses, waivers and authorizations necessary for Fleetwood to conduct its business; (xviii) ownership and rights to use intellectual property and noninfringement on the intellectual property rights of others; and (xix) Fleetwood's compliance with and nonbreach of its material agreements; (xx) the availability of funds necessary to satisfy Fleetwood's and Acquisition Sub's obligations under the Merger Agreement and to pay all the related fees and expenses in connection with the foregoing; and (xxi) no ownership of HomeUSA Common Stock.

CERTAIN COVENANTS AND AGREEMENTS

    CONDUCT OF BUSINESS PENDING THE MERGER. Pursuant to the Merger Agreement, HomeUSA has made customary covenants relating to the conduct of its business prior to the Merger. HomeUSA has agreed that, prior to the Effective Time, except as contemplated by the Merger Agreement or otherwise agreed by Fleetwood, it will operate its business in the usual, regular and ordinary course in substantially the same manner as conducted prior to the date of the Merger Agreement and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, will use all reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees, and preserve its relationships with customers, suppliers, licensors, licensees and others having business dealings with it. HomeUSA also agreed, among other things, that prior to the Effective Time, it will not (i)
(a) declare, set aside or pay any dividend or other distribution with respect to its capital stock, (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of shares of its capital stock, or (c) purchase, redeem or otherwise acquire any shares of its capital stock or any of its other securities or any rights, warrants or options to acquire any such shares or other securities; (ii) issue, sell or pledge any shares of its capital stock or any other voting securities or securities convertible into, or any rights, warrants or options to acquire any such securities (other than the issuance of HomeUSA Common Stock upon the exercise of employee stock options outstanding on the date of the Merger Agreement); (iii) amend its certificate of incorporation, bylaws or other charter or organizational documents; (iv) acquire or agree to acquire any business organization or division thereof, or any assets that are material to HomeUSA and its subsidiaries taken as a whole; (v) sell, lease, license, or mortgage or otherwise dispose of any of its properties or assets, except in the ordinary course of business consistent with past practice; (vi) (a) incur any indebtedness, except for floor plan financing and borrowings (net of cash, cash equivalents and marketable securities held by HomeUSA or any of its subsidiaries) of not more than $500,000 outstanding at any one time incurred in the ordinary course of business consistent with past practice or (b) make any loans, advances or capital contributions to, or investments in, any other person, other than to any direct or indirect wholly owned subsidiary of HomeUSA, except in the ordinary course of business consistent with past practice; (vii) make or agree to make any new capital expenditure or capital expenditures, except in the ordinary course of business consistent with past practice; (viii) make any material tax election or settle or compromise any material tax liability; (ix) modify, amend or terminate any material contract or agreement to which HomeUSA or any subsidiary is a party or waive, release or assign any material rights or claims thereunder, except in the ordinary course of business or except as would not have a material adverse effect on HomeUSA; (x) make any material change to its accounting methods, principles or practices, except as may be required by generally accepted accounting principles; or (xi) except as required to comply with applicable law and except as necessary to comply with the Merger Agreement, (a) adopt, enter into, terminate or amend any of HomeUSA's compensation and benefit plans or other arrangement for the benefit or welfare of any current or former director, officer or employee, (b) increase the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases, promotions or bonuses in the ordinary course of business consistent with past practice), (c) pay any benefit not provided for under any of HomeUSA's compensation and benefit plans, or (d) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or of HomeUSA's compensation and benefit plans.

    Fleetwood has agreed that, prior to the Effective Time, without the prior written consent of HomeUSA, Fleetwood will not (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, Fleetwood any shares of its capital stock, other than quarterly dividends paid in accordance with past practice; or (ii) split, combine or reclassify Fleetwood's capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for Fleetwood Common Stock.

    NO SOLICITATION. Pursuant to the Merger Agreement, HomeUSA has agreed that neither it nor any of its subsidiaries will, nor will it permit any of its officers, directors, employees, investment bankers, attorneys or other advisors or representatives to, directly or indirectly, (i) except as contemplated by the Merger Agreement, solicit, initiate or knowingly encourage the submission of any proposal for a merger, consolidation or other business combination involving HomeUSA or any of its significant subsidiaries or any proposal or offer to acquire an equity interest in, any voting securities of, or a substantial portion of the assets of HomeUSA or any of its significant subsidiaries (a "Takeover Proposal"), (ii) enter into any agreement providing for any Takeover Proposal, or (iii) participate in any negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action knowingly to facilitate the making of, any Takeover Proposal. However, if, at any time prior to the receipt of HomeUSA

Stockholder Approval, the HomeUSA Board determines in good faith that it is necessary to do so in order to comply with its fiduciary duties to HomeUSA's stockholders under applicable law, as advised by outside counsel, HomeUSA may, with respect to an actual or potential unsolicited Takeover Proposal and subject to compliance with the provisions of the Merger Agreement, (x) furnish non-public information with respect to HomeUSA to such person making such actual or potential unsolicited Takeover Proposal and (y) participate in negotiations regarding such proposal.

    HomeUSA has further agreed that neither the HomeUSA Board nor any of its committees will (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Fleetwood or Acquisition Sub, the approval or recommendation by the HomeUSA Board or any committee of the Merger Agreement or the Merger;
(ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal; or (iii) enter into any agreement with respect to any Takeover Proposal. However, the HomeUSA Board may approve or recommend (and, in connection therewith, withdraw or modify its approval or recommendation of the Merger Agreement or the Merger) (a) a bona fide Takeover Proposal to acquire, directly or indirectly, all or a substantial portion of the shares of HomeUSA Common Stock or all or substantially all of the assets of HomeUSA and (b) otherwise on terms that the HomeUSA Board determines in its good faith judgment to be more favorable to HomeUSA's stockholders than the Merger after receipt of the written advice of HomeUSA's independent financial advisor (a "Superior Proposal") if (x) the HomeUSA Board determines in good faith that it is necessary, in order to comply with its fiduciary duties to HomeUSA's stockholders under applicable law, as advised by outside counsel, to approve or recommend such Superior Proposal, (y) HomeUSA gives notice to Fleetwood advising Fleetwood that HomeUSA has received a Superior Proposal from a third party, specifying the material terms and conditions (including the identity of the third party), and specifically stating that HomeUSA intends to approve or recommend such Superior Proposal, and (z) if Fleetwood does not, within seven business days of Fleetwood's receipt of such notice, make an offer that the HomeUSA Board determines in its good faith judgment (based on the written advice of a financial adviser of nationally recognized reputation) to be as favorable to HomeUSA's stockholders as the Superior Proposal.

    In addition, HomeUSA has agreed that it will promptly advise Fleetwood orally and in writing of any request for information or of any Takeover Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Takeover Proposal that, in any such case, is either (i) in writing or (ii) made to any executive officer or director of HomeUSA (and brought to the attention of the Chief Executive Officer of HomeUSA), the identity of the person making any such request (to the extent practicable), Takeover Proposal or inquiry, and all the material terms and conditions thereof. HomeUSA has also agreed to keep Fleetwood fully informed of the status and details (including amendments or proposed amendments) of any such request, Takeover Proposal or inquiry.

    Nothing contained in the Merger Agreement, however, prohibits HomeUSA or the HomeUSA Board from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2 of the Exchange Act or (ii) making any disclosure to its stockholders that in the judgment of the HomeUSA Board, as advised by its outside legal counsel, is required under applicable law.

    PREPARATION OF REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS; HOMEUSA SPECIAL MEETING. The Merger Agreement provides that as soon as practicable after execution and delivery of the Merger Agreement, HomeUSA and Fleetwood will prepare and HomeUSA will file with the Commission the Proxy Statement, and Fleetwood will prepare and file with the Commission the Registration Statement, in which the Proxy Statement will be included as the Prospectus. HomeUSA and Fleetwood have agreed to use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and to cause the Proxy Statement/Prospectus to be mailed to HomeUSA's stockholders as promptly as practicable thereafter. In addition, HomeUSA has agreed that it will (i) as soon as reasonably practicable following the date of the Merger Agreement, duly call, give notice of, convene and hold the HomeUSA Special Meeting, regardless of the commencement, public proposal, public disclosure or communication to HomeUSA of any Takeover Proposal; and (ii) through the

HomeUSA Board, recommend to HomeUSA's stockholders the approval and adoption of the Merger Agreement and the Merger. However, the HomeUSA Board may withdraw or modify its recommendation upon its approval of a Superior Proposal, in the manner described in "--NO SOLICITATION."

    REASONABLE EFFORTS. Pursuant to the Merger Agreement, each of Fleetwood and HomeUSA has agreed to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement, including (i) the obtaining of all necessary actions, waivers, consents, licenses and approvals from governmental entities and the making of all necessary registrations and filings, and the taking of all reasonable steps as may be necessary to obtain an approval, waiver or license from, or to avoid an action or proceeding by, any governmental entity; (ii) the obtaining of all necessary consents, approvals or waivers from third parties; (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the Merger; and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger. However, no party is obligated to take any such action if the taking of such action or the obtaining of any waiver, consent, approval or exemption would have a material adverse effect on HomeUSA or Fleetwood.

    In addition, HomeUSA and the HomeUSA Board has agreed to (i) use all reasonable efforts to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger Agreement or any of the other transactions contemplated thereby and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger Agreement or any of the transactions contemplated thereby, to use all reasonable efforts to ensure that the Merger and the other transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by the Merger Agreement.

    INDEMNIFICATION AND INSURANCE. The Merger Agreement provides that all rights to indemnification for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, employees or agents of HomeUSA and its subsidiaries (collectively, the "Indemnified Parties") as provided in their respective certificates of incorporation or bylaws (or comparable charter or organizational documents) or otherwise will survive the Merger and will continue in full force and effect in accordance with their terms for a period of not less than six years from the Effective Time. From and after the Effective Time, Fleetwood has agreed to guarantee the performance by the Acquisition Sub of its obligations referred to in the immediately preceding sentence; provided that, in the event any claim is asserted or made within such six-year period, all rights to indemnification in respect of any such claim, and Fleetwood's guarantee with respect thereto, will continue until final disposition of such claim. From and after the Effective Time, Fleetwood has also agreed to indemnify all Indemnified Parties to the fullest extent permitted by applicable law with respect to all acts and omissions arising out of such individuals' services as officers, directors, employees or agents of HomeUSA or any of its subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees or directors of, or otherwise on behalf of; HomeUSA or any of its subsidiaries, occurring at or prior to the Effective Time, including the transactions contemplated by the Merger Agreement. Fleetwood has also agreed to pay as incurred an indemnified Party's reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection with any action, proceeding or investigation in which such Indemnified Party becomes involved relating to any of such acts or omissions. In addition, Fleetwood will maintain, for a period of not less than six years from the Effective Time, HomeUSA's current directors' and officers' insurance and indemnification policy ("D&O Insurance") to the extent that it provides coverage for events occurring prior to or at the Effective Time, provided that Fleetwood will not be obligated to pay annual premiums for such D&O Insurance in excess of $614,000 (the "Maximum Premium"). However, Fleetwood may, in lieu of maintaining the existing D&O Insurance as provided above, cause coverage to be provided under any policy maintained for the benefit of Fleetwood or any of its subsidiaries, so long as the terms of the policy are no less advantageous to the intended beneficiaries than the existing D&O Insurance. If the existing D&O Insurance expires, is terminated or canceled or is not available during the six-year period, Fleetwood will use all reasonable efforts to obtain as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions not materially less advantageous to the covered persons than the existing D&O Insurance.

    STOCK OPTIONS; BENEFIT PLANS. Pursuant to the Merger Agreement, Fleetwood has agreed that it will cause a Registration Statement on Form S-8 (a "Form S-8") to be filed with the Commission not more than 30 days after the Effective Time, registering the shares of Fleetwood Common Stock underlying the Exchanged Options granted in replacement of HomeUSA Options, or will cause such shares underlying such Exchanged Options to be subject to an existing Form S-8. Fleetwood has further agreed that it will use its best efforts to maintain the effectiveness of such Form S-8 for so long as any Exchanged Options remain outstanding. In addition, promptly after the Effective Time, Fleetwood has agreed that it will cause Acquisition Sub and its subsidiaries to provide HomeUSA employees who are employees thereof or any of its subsidiaries with compensation and employee benefit plans that are in the aggregate similar to the compensation and plans provided to similarly situated employees of Fleetwood or its subsidiaries who are not employees of HomeUSA; provided, however, that employees of HomeUSA will not be required to satisfy any additional copayment or other deductible requirements in connection therewith; and provided, further, that this obligation of Fleetwood will not apply to any employees of HomeUSA or any of its subsidiaries covered by a collective bargaining agreement to which HomeUSA or any of its subsidiaries is a party or otherwise bound. For the purpose of determining eligibility to participate in plans, eligibility for benefit forms and subsidies and the vesting of benefits under such plans (including any pension, severance, 401(k), vacation and sick pay), and for purposes of accrual of benefits under any severance, sick leave, vacation and other similar employee benefit plans (other than defined benefit pension plans), Fleetwood will give effect to years of service (and for purposes of qualified and nonqualified pension plans, prior earnings) with HomeUSA or its subsidiaries, as the case may be, as if they were with Fleetwood or one of its subsidiaries. Fleetwood also will cause Acquisition Sub to assume and agree to perform HomeUSA's obligations under all employment, severance, consulting and other compensation contracts between HomeUSA or any of its subsidiaries and any current or former director, officer or employee thereof; provided, however, that each executive officer and director of HomeUSA and former principal stockholder of the Founding Companies has waived all applicable change of control provisions with respect to the Merger in any employment agreement, stock option agreement or other contract, and all such agreements and contracts will remain in full force and effect as of the Effective Time. However, nothing in the applicable provisions of the Merger Agreement will be construed or applied to restrict the ability of Acquisition Sub to establish such types and levels of compensation and benefits as it determines to be appropriate or to modify or terminate compensation or benefit programs adopted pursuant to the preceding sentence of this paragraph.

    CERTAIN OTHER AGREEMENTS. Each of Fleetwood and HomeUSA has agreed (i) to use all reasonable efforts to cause to be delivered to the other party a letter from its independent public accountants in a form reasonably satisfactory to the other party and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement; (ii) subject to the terms of the Confidentiality Agreement dated as of February 9, 1998 (the "Confidentiality Agreement") between Fleetwood and HomeUSA, to allow the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access to all its properties, books, contracts, commitments, personnel and records and to cause its employees to provide requested information; (iii) to use all reasonable efforts to consult with each other prior to issuing, and to provide each other the opportunity to review and comment on, any press release or public statement with respect to any of the transactions contemplated by the Merger Agreement; (iv) that HomeUSA will, at least 30 days before the Closing Date, deliver to Fleetwood a letter identifying all persons who are "affiliates" (as such term is defined under the Securities Act) of HomeUSA (the "HomeUSA Affiliates"), and that HomeUSA will use all reasonable efforts to cause to be delivered to Fleetwood, prior to the Closing Date, an affiliate letter, in the form attached to the Merger Agreement, from each of the HomeUSA Affiliates; and (v) that HomeUSA will advise Fleetwood of all material developments in any stockholder litigation against HomeUSA and its directors relating to the transactions contemplated by the Merger Agreement, and that HomeUSA will not agree to any settlement of such litigation without Fleetwood's consent (not to be unreasonably withheld).

CONDITIONS TO THE MERGER

    The obligations of HomeUSA, Fleetwood and Acquisition Sub to consummate the Merger are subject to the satisfaction or waiver of certain conditions on or prior to the Closing Date, including, among other things, (i) approval and adoption of the Merger Agreement by the requisite vote of HomeUSA stockholders at the HomeUSA Special Meeting; (ii) the receipt of all other consents, authorizations, orders and approvals of (or filings or registrations with) any governmental entity required in connection with the execution, delivery and performance of the Merger Agreement (except for those documents required to be filed after the Effective Time and except where the failure to obtain or make any consent, authorization, order, approval, filing or registration would not have a material adverse effect on Fleetwood and HomeUSA after the Effective
Time); (iii) there not being in effect any (a) decree, temporary restraining order, preliminary or permanent injunction or other order entered, issued or enforced by any court of competent jurisdiction or (b) federal, state or local statute, rule or regulation enacted or promulgated that would have a material adverse effect on Fleetwood after the Effective Time; (iv) the effectiveness of the Registration Statement and the absence of any stop order or proceedings seeking a stop order; and (v) the listing of the Fleetwood Common Stock to be issued in the Merger on the NYSE, subject to official notice of issuance.

    The obligations of Fleetwood and Acquisition Sub to effect the Merger are further subject to satisfaction or waiver of the following: (i) the representations and warranties of HomeUSA in the Merger Agreement being true and correct (except for inaccuracies that individually or in the aggregate do not have a material adverse effect on HomeUSA), and Fleetwood's receipt of a certificate dated the Closing Date and signed on behalf of HomeUSA to such effect; (ii) HomeUSA's performance in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date, and Fleetwood's receipt of a certificate dated the Closing Date signed on behalf of HomeUSA to such effect; (iii) Fleetwood's receipt from its counsel, Gibson, Dunn & Crutcher LLP, on the date of this Proxy Statement/Prospectus and on the Closing Date, of opinions stating that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368 of the Code and that Fleetwood, Acquisition Sub and HomeUSA will each be a party to that reorganization within the meaning of Section 368 of the Code; (iv) Fleetwood's receipt of an opinion from counsel to HomeUSA, Bracewell & Patterson, L.L.P., effective as of the Closing Date, with respect to matters customary in public company merger transactions; and (v) the waiver by each executive officer and director of HomeUSA and former principal stockholder of the Founding Companies of all applicable change of control provisions with respect to the Merger in any employment agreement, stock option agreement or other contract and all such agreements, and the full force and effect of all such contracts as of the Effective Time.

    The obligation of HomeUSA to effect the Merger is further subject to satisfaction or waiver of the following: (i) the representations and warranties of Fleetwood and Acquisition Sub set forth in the Merger Agreement being true and correct (except for inaccuracies that individually or in the aggregate do not have a material adverse effect on Fleetwood), and HomeUSA's receipt of a certificate dated the Closing Date and signed on behalf of Fleetwood to such effect; (ii) Fleetwood's and Acquisition Sub's performance in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the Closing Date, and HomeUSA's receipt of a certificate signed on behalf of Fleetwood to such effect; (iii) HomeUSA receipt from its tax advisor, Arthur Andersen LLP, on the date of this Proxy

Statement/Prospectus and on the Closing Date, of opinions stating that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368 of the Code and that Fleetwood, Acquisition Sub and HomeUSA will each be a party to that reorganization within the meaning of Section 368 of the Code; and (iv) HomeUSA's receipt from special counsel to Fleetwood and Acquisition Sub, Gibson, Dunn & Crutcher LLP, of an opinion or opinions dated the Closing Date, reasonably satisfactory to HomeUSA, with respect to matters customary in public company merger transactions.

TERMINATION, AMENDMENT AND WAIVER

    TERMINATION. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after HomeUSA Stockholder Approval, (i) by mutual written consent of Fleetwood, Acquisition Sub and HomeUSA; (ii) by either Fleetwood or HomeUSA (a) if the HomeUSA Special Meeting (including as it may be adjourned from time to time) concludes without HomeUSA Stockholder Approval, (b) if the Merger has not been consummated on or before August 30, 1998 (the "Termination Date"), provided that the party seeking to terminate the Merger Agreement is not otherwise in material breach of the Merger Agreement, (c) if any governmental entity has issued an order, injunction, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, injunction, decree, ruling or other action has become final and nonappealable, or (d) in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in the Merger Agreement that (I) would give rise to the failure of any other condition set forth in the Merger Agreement and (II) cannot be cured by the Termination Date (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement); or (iii) by either Fleetwood or HomeUSA if the HomeUSA Board approves or recommends a Superior Proposal.

    If the Merger Agreement is terminated by either HomeUSA or Fleetwood, the Merger Agreement will become void and have no effect, without any liability or obligation on the part of Fleetwood, Acquisition Sub or HomeUSA, except for, among other things, the liabilities and obligations associated with HomeUSA's brokers' and investment bankers' fees, the parties' respective confidentiality obligations, the fees and expenses described below under "--Fees and Expenses," and any liability of a party for damages resulting from a material breach of the Merger Agreement.

    AMENDMENT, EXTENSION AND WAIVER. The Merger Agreement may be amended by the parties at any time before or after HomeUSA Stockholder Approval. After HomeUSA Stockholder Approval has been obtained, however, no amendment will be made to the Merger Agreement that by law requires further approval by the stockholders of HomeUSA, without obtaining such further approval. In addition, at any time prior to the Effective Time, Fleetwood, Acquisition Sub and/or HomeUSA may (i) extend the time for the performance of any of the obligations or other acts of the other parties; (ii) waive any inaccuracies in the representations and warranties of the other parties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement; or (iii) subject to the restrictions on amendment, waive compliance by the other parties with any of the agreements or conditions contained in the Merger Agreement.

FEES AND EXPENSES

    The Merger Agreement provides that all fees and expenses incurred in connection with the Merger, the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of Fleetwood and HomeUSA will bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Registration Statement and this Proxy Statement/Prospectus. However, in the event that Fleetwood terminates the Merger Agreement because (i) the HomeUSA Special Meeting (including as it may be adjourned from time to time) concludes without HomeUSA Stockholder Approval or (ii) the HomeUSA Board approves or recommends a Superior Proposal, HomeUSA will be required to reimburse Fleetwood and Acquisition Sub for all actual documented out-of-pocket fees and expenses, not to exceed $1 million, incurred by either of them or on their behalf in connection with the Merger and the transactions contemplated by the Merger Agreement.

    The Merger Agreement also provides that HomeUSA is required to pay to Fleetwood the Termination Fee of $6 million upon demand if (i) HomeUSA or Fleetwood terminates the Merger Agreement because the HomeUSA Board approves or recommends a Superior Proposal; or (ii) HomeUSA or Fleetwood terminates the Merger Agreement because HomeUSA Stockholder Approval was not obtained and, within 12 months of such termination, either (a) an Acquiring Party acquires, in one transaction or any related series of transactions, a majority of the voting power of the outstanding securities of HomeUSA or all or substantially all of the assets of HomeUSA, in which consideration for HomeUSA Common Stock (including the value of any stub equity) is in excess of the aggregate Merger Consideration, or (b) a consolidation, merger or similar business combination between HomeUSA and an Acquiring Party is consummated, in which stockholders of HomeUSA immediately prior to such transaction do not own securities representing at least 50% of the outstanding voting power of the surviving entity (or, if applicable, any entity in control of such Acquiring Party) immediately following the consummation thereof, and in which consideration for HomeUSA Common Stock (including the value of any stub equity) is in excess of the aggregate Merger Consideration. However, with respect to clause (ii), no Termination Fee will be payable unless there is made public, prior to the HomeUSA Special Meeting, a takeover proposal involving consideration for HomeUSA Common Stock (including the value of any stub equity) in excess of the aggregate Merger Consideration. If HomeUSA fails promptly to pay the Termination Fee and, in order to obtain payment of the Termination Fee, Fleetwood or Acquisition Sub commences a suit that results in a judgment against HomeUSA for the Termination Fee, HomeUSA has agreed that it will pay to Fleetwood or Acquisition Sub its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the Termination Fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

    Under the Merger Agreement, Acquisition Sub has agreed to pay all real property transfer, gains and other similar taxes and all documentary stamps, filing fees, recording fees and sales and use taxes, if any, and any penalties or interest with respect thereto, payable in connection with consummation of the Merger, without any offset, deduction, counterclaim or deferment of the payment of the aggregate Merger Consideration.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

    After the Merger, the certificate of incorporation and bylaws of Acquisition Sub will be the certificate of incorporation and bylaws of the surviving corporation, and Acquisition Sub will be a wholly owned subsidiary of Fleetwood. The directors of Acquisition Sub immediately prior to the Effective Time will become the directors of the surviving corporation, until the earlier of their resignation or removal or until their respective successors are duly appointed or elected. The officers of HomeUSA immediately prior to the Effective Time will be the officers of the surviving corporation, until the earlier of their resignation or removal or until their respective successors are duly appointed or elected and qualified. Acquisition Sub will operate as one of Fleetwood's business units, and Fleetwood currently intends to maintain its corporate headquarters in Texas. After the Merger, Acquisition Sub will have access to resources generally available to Fleetwood's other business units, will participate in appropriate activities with other Fleetwood business units, and will operate under the direction and guidance of the Fleetwood Board and senior management.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following is a general summary of the material United States federal income tax consequences of the Merger and does not purport to be a complete analysis of all potential tax consequences. The summary is based upon current provisions of the Code, temporary and final Treasury regulations thereunder, and current administrative rulings and court decisions, all of which are subject to change (possibly on a retroactive basis) and any such change could affect the continuing validity of this summary. This summary does not address the state, local or foreign tax aspects of the Merger. In addition, it does not discuss the United States federal income tax considerations that may be relevant to certain persons, including holders of options, and may not apply to certain holders subject to special tax rules, including dealers in securities, foreign holders and holders who acquired their shares of HomeUSA Common Stock pursuant to the exercise of options or otherwise as compensation.

    THE GENERAL SUMMARY SET FORTH BELOW IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR HOMEUSA STOCKHOLDER. BECAUSE THE PARTICULAR TAX ATTRIBUTES OF EACH HOMEUSA STOCKHOLDER WILL VARY AND THE TAX CONSEQUENCES OF THE MERGER WILL VARY DEPENDING UPON WHETHER A HOMEUSA STOCKHOLDER RECEIVES IN THE MERGER SOLELY FLEETWOOD COMMON STOCK, A COMBINATION OF CASH AND FLEETWOOD COMMON STOCK, OR SOLELY CASH, EACH HOMEUSA STOCKHOLDER SHOULD CONSULT HIS, HER, OR ITS OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, AND FOREIGN TAX LAWS.

    TAX OPINIONS. Fleetwood and HomeUSA have received opinions dated as of the date of this Proxy Statement/Prospectus, and consummation of the Merger is conditioned upon Fleetwood and HomeUSA receiving opinions dated as of the Closing Date, from Gibson, Dunn & Crutcher, LLP, counsel to Fleetwood, and Arthur Andersen, LLP, tax advisor to HomeUSA, that the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of
Section 368(a) of the Code and that Fleetwood, Acquisition Sub and HomeUSA will each be a party to that reorganization within the meaning of Section 368(b) of the Code.

    In rendering their opinions, each counsel has relied upon and assumed as accurate and correct on the date hereof, and will rely and assume as accurate and correct as of the Effective Time, the information contained in this Proxy Statement/Prospectus and certain representations as to factual matters made by Fleetwood and HomeUSA. The principal representations relied upon are (i) HomeUSA will not redeem, and a corporation related to HomeUSA will not acquire, HomeUSA Common Stock prior to or in connection with the Merger; (ii) HomeUSA will not make an "extraordinary distribution" with respect to HomeUSA Common Stock prior to or in connection with the Merger; (iii) there is no plan or intention on the part of Fleetwood, or a corporation related to Fleetwood, to purchase any of the Fleetwood Common Stock transferred to the HomeUSA stockholders in the Merger;
(iv) except for the HomeUSA Common Stock acquired for cash pursuant to the Merger Agreement, neither Fleetwood nor a corporation related to Fleetwood will acquire, prior to or in connection with the Merger, HomeUSA Common Stock using consideration other than Fleetwood Common Stock; (v) Acquisition Sub will acquire at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets of HomeUSA immediately prior to the Merger, taking into account any redemptions or distribution by HomeUSA occurring prior to the Merger; (vi) Fleetwood has no plan or intention to liquidate Acquisition Sub or merge Acquisition Sub with itself or another corporation following the Merger; and (vii) following the Merger, Fleetwood will continue the historic business of HomeUSA or use a significant portion of HomeUSA's assets in a business and will not make any transfers of HomeUSA's assets that would cause Fleetwood to be considered as no longer continuing the business of HomeUSA for purposes of Code Section 368 and the regulations thereunder. Any inaccuracy or change with respect to such information or representations, or any past or future actions by Fleetwood or HomeUSA contrary to such representations, could adversely affect the conclusions reached in the opinions and the tax summary set forth below.

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    These opinions represent such counsel's and advisor's best judgments as to the tax treatment of the Merger, but are not binding on the Internal Revenue Service (the "Service"). The parties have not and will not request a ruling from the Service in connection with the federal income tax consequences of the Merger. The following summary of material United States federal tax consequences is based upon the conclusions reached in such opinions.

    RECOGNITION OF GAIN OR LOSS BY HOMEUSA STOCKHOLDERS. Except as discussed above under "--Merger Consideration--FRACTIONAL SHARES," a HomeUSA stockholder who exchanges HomeUSA Common Stock solely for shares of Fleetwood Common Stock will recognize neither gain nor loss on such exchange. In contrast, a HomeUSA stockholder who exchanges HomeUSA Common Stock for a combination of cash and Fleetwood Common Stock and realizes gain will recognize such gain in an amount equal to the lesser of (i) the amount of gain realized by such stockholder (I.E., the excess of the sum of cash and fair market value of Fleetwood Common Stock received by the stockholder over the stockholder's tax basis in the HomeUSA Common Stock surrendered) and (ii) the amount of cash received by the stockholder. If, however, a HomeUSA stockholder realizes a loss upon the exchange of HomeUSA Common Stock for a combination of cash and Fleetwood Common Stock, such loss cannot be recognized by the stockholder. Finally, a HomeUSA stockholder who exchanges HomeUSA Common Stock solely for cash in the Merger will recognize any gain realized and, depending on the particular circumstances of such holder, should recognize any realized loss.

    CHARACTER OF GAIN RECOGNIZED BY A HOMEUSA STOCKHOLDER THAT RECEIVES A COMBINATION OF CASH AND FLEETWOOD COMMON STOCK. The character of the gain recognized upon the receipt of cash depends on the particular facts and circumstances relating to each HomeUSA stockholder. Any gain recognized will be capital gain, unless the receipt of cash has the effect of the distribution of a dividend under Section 356 of the Code, in which case the gain will be taxable as ordinary dividend income. To determine whether any such gain is capital gain or ordinary dividend income, the principle established in CLARK V. COMMISSIONER, 489 U.S. 726 (1989), requires a comparison of the stock interest in Fleetwood a HomeUSA stockholder actually has following the Merger with the stock interest such stockholder would have had in Fleetwood if solely Fleetwood Common Stock had been received by the stockholder in the Merger. To make this comparison, a hypothetical redemption is deemed to occur under which a HomeUSA stockholder that receives a combination of cash and Fleetwood Common Stock is treated as (i) hypothetically receiving solely shares of Fleetwood Common Stock in exchange for the stockholder's HomeUSA Common Stock, and (ii) having a portion of such shares of Fleetwood Common Stock (equal in amount to the cash actually received in the Merger) redeemed by Fleetwood. The cash received in the hypothetical redemption will have the effect of a distribution of a dividend unless, under the redemption tests of Section 302 of the Code, such distribution (x) is "not essentially equivalent to a dividend" with respect to the stockholder or (y) results in a "substantially disproportionate" redemption of such stockholder's equity interest in Fleetwood.

    The hypothetical redemption will be "substantially disproportionate" with respect to a HomeUSA stockholder if (i) after the redemption the stockholder owns less than 50% of the total combined voting power of all classes of stock of Fleetwood entitled to vote, and (ii) the percentage ownership of Fleetwood "common stock" and "voting stock" immediately after the hypothetical redemption is less than 80% of the HomeUSA stockholder's percentage ownership in such stock immediately before the hypothetical redemption. If the hypothetical redemption from a HomeUSA stockholder fails to satisfy the "substantially disproportionate" test, such stockholder may nonetheless satisfy the "not essentially equivalent to a dividend" test.

    Under the principles established in UNITED STATES V. DAVIS, 397 U.S. 301
(1970), a distribution to a HomeUSA stockholder will not be "essentially equivalent to a dividend" if it results in a "meaningful reduction" in such stockholder's proportionate stock interest in Fleetwood. If a stockholder with a relatively minimal stock interest in Fleetwood and no exercise of control over corporate affairs suffers a reduction in his proportionate interest in Fleetwood as a result of the hypothetical redemption, that

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stockholder should be regarded as having suffered a meaningful reduction of his interest in Fleetwood. For example, the Service has held in a published ruling that in the case of a less than 1% stockholder who does not have management control over the corporation, any reduction in proportionate interest will constitute a "meaningful reduction."

    In applying these redemption tests, the Code requires that each HomeUSA stockholder take into account not only the Fleetwood Common Stock directly owned by the stockholder (including the Fleetwood Common Stock received in the Merger), but also Fleetwood stock owned by certain of the stockholder's family members, stock owned by partnerships, trusts, corporations and other entities in which the stockholder has an interest, as well as Fleetwood stock the stockholder has a right or option to acquire. The Section 302 redemption tests described above and the application of the stock ownership attribution rules are complex and will depend upon each HomeUSA stockholder's particular facts and circumstances. Each HomeUSA stockholder who elects to receive a portion of the Merger consideration as cash is urged to consult their tax advisors to determine the character of any gain that may be recognized as a result of the Merger.

    If none of the redemption tests under Section 302 of the Code is satisfied, a HomeUSA stockholder who exchanges their HomeUSA Common Stock for a combination of shares of Fleetwood Common Stock and cash will be treated as having a taxable distribution with respect to his shares of Fleetwood Common Stock. The amount of such distribution will generally equal the amount of cash received by the stockholder (but not in excess of the gain realized on the exchange pursuant to the Merger), and will be treated as a dividend to the extent of such stockholder's allocable portion of the accumulated earnings and profits (as determined for federal income tax purposes) of Fleetwood. If the amount of such distribution exceeds such stockholder's allocable portion of Fleetwood's accumulated earnings and profits, the excess then will be treated as gain from the sale or exchange of such stock. If such distribution is taxable as a dividend to a corporate stockholder, it may be subject to the "extraordinary dividend" provisions of Section 1059 of the Code.

    CHARACTER OF GAIN RECOGNIZED BY A HOMEUSA STOCKHOLDER THAT RECEIVES SOLELY CASH. It is unclear whether the principle of the CLARK case discussed above applies to a HomeUSA stockholder who receives solely cash and no Fleetwood Common Stock in the Merger, because such case solely considered the tax treatment of a stockholder that received a combination of cash and stock in a Code Section 368 reorganization. If the principle of CLARK applies, the character of gain recognized, as well as the ability to recognize any loss realized, by a HomeUSA stockholder who receives solely cash and no Fleetwood Common Stock in the Merger will apparently be determined by treating such stockholder as hypothetically receiving solely Fleetwood Common Stock in the Merger that Fleetwood thereafter redeems for cash. Alternatively, the Service may take the position that the tax treatment associated with solely receiving cash is determined by treating the HomeUSA stockholder as having his HomeUSA shares redeemed by HomeUSA immediately prior to the Merger. In either case, provided that the redemption of the stockholder's shares satisfies one of the
Section 302 redemption tests described above, or such redemption results in a "complete termination" of such stockholder's interest, determined by taking into account the stock attribution rules described above, such stockholder will be permitted to recognize loss, as well as be required to recognize any gain, realized on the exchange. Such gain or loss will be capital gain or loss, provided that the shares of HomeUSA Common Stock were held by the HomeUSA stockholder as a capital asset as of the Effective Time.

    If the Section 302 redemption tests are not satisfied, the cash received by such stockholder will be treated as ordinary dividend income, to the extent of such stockholder's allocable portion of current and accumulated earnings and profits, and any excess will be treated as gain from the sale or exchange of such stock. Also, the HomeUSA stockholder will not be permitted to recognize any loss and special rules will apply for purposes of allocating the tax basis of the HomeUSA Common Stock surrendered in the Merger. HomeUSA stockholders who elect to receive solely cash in the Merger are urged to consult their own tax advisors regarding the tax consequences associated with such election.

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
    FRACTIONAL SHARES. Cash received by a HomeUSA stockholder in lieu of any fractional share interest in Fleetwood Common Stock will result in the recognition of gain or loss for federal income tax purposes, measured by the difference between the amount of cash received and the portion of the adjusted tax basis of HomeUSA Common Stock allocable to such fractional share interest. Such gain or loss will be capital gain or loss, provided that the Home USA Common Stock was held as a capital asset as of the Effective Time.

    TAX BASIS AND HOLDING PERIOD OF FLEETWOOD COMMON STOCK RECEIVED IN THE MERGER. The tax basis of the shares of Fleetwood Common Stock received by a Home USA stockholder upon the exchange of his, her or its HomeUSA Common Stock for such Fleetwood Common Stock pursuant to the Merger will be the same as the tax basis of the shares of HomeUSA Common Stock surrendered (less any portion of such basis allocable to any fractional share interest in any share of Fleetwood Common Stock for which cash is received), increased by the amount of any gain recognized (whether treated as capital gain or a dividend) and decreased by the amount of any cash received. The holding period of such shares of Fleetwood Common Stock will include the holding period of the HomeUSA Common Stock surrendered, provided that such shares of HomeUSA Common Stock were held by the HomeUSA stockholder as a capital asset as of the Effective Time.

    HOMEUSA STOCKHOLDER REPORTING REQUIREMENTS. A HomeUSA stockholder who exchanges HomeUSA Common Stock for Fleetwood Common Stock or a combination of Fleetwood Common Stock and cash pursuant to the Merger will be required to retain records and file with such stockholder's federal income tax return for the taxable year in which the Merger takes place a statement setting forth all relevant facts in respect of the nonrecognition of gain or loss upon such exchange. The statement is required to include (i) such stockholder's basis in the shares of HomeUSA Common Stock surrendered in the Merger, and (ii) the value of Fleetwood Common Stock received (using fair market value as of the Effective
Time) and the amount of any cash received in the Merger.

    TREATMENT OF HOMEUSA, FLEETWOOD, AND ACQUISITION SUB. No gain or loss will be recognized by HomeUSA, Fleetwood, or Acquisition Sub as a result of the Merger.

CERTAIN FEDERAL SECURITIES LAWS CONSEQUENCES

    All shares of Fleetwood Common Stock received by HomeUSA stockholders in the Merger will be freely transferable under the Securities Act, except as described in the final sentence of this paragraph and that (i) shares of Fleetwood Common Stock received by HomeUSA Affiliates at the time of the HomeUSA Special Meeting may be resold by them only in transactions permitted by the resale provisions of Rule 145 promulgated under the Securities Act or as otherwise permitted under the Securities Act and (ii) shares of Fleetwood Common Stock received by persons who are deemed to be affiliates of Fleetwood may be resold by them only in transactions permitted by Rule 144 promulgated under the Securities Act or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of HomeUSA and/or Fleetwood, as the case may be, generally include individuals or entities that control, are controlled by, or are under common control with, such person and may include certain officers and directors of such person as well as principal stockholders of such person. The Merger Agreement requires HomeUSA to use reasonable efforts to deliver or cause to be delivered to Fleetwood, prior to the Closing Date, from each HomeUSA Affiliate, a letter agreement to the effect that such person will not offer or sell or otherwise dispose of any of the shares of Fleetwood Common Stock issued to such person in the Merger in violation of the Securities Act or the rules and regulations promulgated by the Commission thereunder. The Merger Agreement further requires HomeUSA to deliver to Fleetwood, prior to the Closing Date, the agreement of each HomeUSA director and former principal stockholder of the Founding Companies that the one year sale restrictions in connection with the HomeUSA IPO will continue to apply until November 21, 1998 with respect to 50% of the number of shares of Fleetwood Common Stock to which such director or stockholder would be entitled if he elects solely to receive Fleetwood Common Stock in the Merger.

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ACCOUNTING TREATMENT

    The Merger will be accounted for under the purchase method of accounting, in accordance with generally accepted accounting principles. Under the purchase method of accounting, the purchase price of HomeUSA, including direct costs of the Merger, will be allocated to the tangible assets acquired and liabilities assumed based on their estimated relative fair market values, with the excess purchase consideration allocated to intangible assets. The results of Fleetwood's operations will include the results of operations of HomeUSA only from and after the Effective Time.

    The Unaudited Pro Forma Combined Condensed Financial Statements appearing elsewhere in this Proxy Statement/Prospectus are based on certain assumptions and allocate the purchase price to assets and liabilities based upon preliminary estimates of their respective fair market values. The unaudited pro forma adjustments and combined amounts are included for informational purposes only. If the Merger is consummated, Fleetwood's financial statements will reflect the effects of acquisition adjustments only from and after the Effective Time. The actual allocation of the purchase price may differ from the allocation reflected in the Unaudited Pro Forma Combined Condensed Financial Statements but, in the opinion of management, such difference will not be significant.

REGULATORY APPROVALS

    Under the HSR Act and the rules promulgated thereunder by the FTC, the Merger may not be consummated until notifications have been given and certain information has been furnished to the Antitrust Division and the FTC, and specified waiting period requirements have been satisfied. Fleetwood and HomeUSA each filed with the Antitrust Division and the FTC a Notification and Report Form for Certain Mergers and Acquisitions with respect to the Merger on March 27, 1998 and March 30, 1998, respectively. Effective April 3, 1998, the FTC granted early termination of the waiting period for each of these filings.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. At any time before or after the HomeUSA Special Meeting, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger or seeking the divestiture of substantial assets of HomeUSA or its subsidiaries or Fleetwood or its subsidiaries.

    In addition, state antitrust authorities may also bring legal action under state antitrust laws. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of certain assets of Fleetwood or HomeUSA. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, of the result thereof.

FINANCING THE MERGER

    It is expected that the total cash to be paid to HomeUSA stockholders in the Merger will be funded through the use of cash or cash equivalents and short-term investments of Fleetwood available at the time such cash is paid. It is not expected that any new borrowings will be made by Fleetwood to fund the Merger.

NO APPRAISAL RIGHTS

    Under the DGCL, HomeUSA stockholders will not be entitled to any appraisal or dissenter's rights in connection with the Merger.

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                             BUSINESS OF FLEETWOOD

GENERAL

    Fleetwood is the nation's largest producer of manufactured homes and RVs. Fleetwood had a 4.4% share of the single-family housing market in 1996 and an 18.1% share of the manufactured housing market in 1997. In its fiscal year ended April 1997, Fleetwood sold 65,354 manufactured homes and was the largest home builder in the United States in terms of units sold (a distinction Fleetwood has held since 1981). In 1997, Fleetwood had a 26.6% share of the overall RV market, a 29.1% share of the motor home market, a 21.7% share of the travel trailer market, and a 35.4% share of the folding trailer market. In its fiscal year ended April 1997, Fleetwood sold 65,243 RVs and held the leading market share in each of these three product categories. From Fleetwood's' fiscal year ended April 1993 through its fiscal year ended April 1997, Fleetwood's sales increased from approximately $1.9 billion to approximately $2.9 billion, a 10.8% CAGR; operating income increased from $73.1 million to $139.6 million, a 17.5% CAGR; and earnings from continuing operations increased from $1.10 per share to $2.30 per share, a 20.2% CAGR. In its fiscal year ended April 1997, Fleetwood's manufactured housing and RV groups represented 49.6% and 48.5% of sales, respectively.

    MANUFACTURED HOUSING. Fleetwood has been the leading producer of manufactured housing in the United States since 1981 and has traditionally distributed its products through a network of approximately 1,400 independent retailers in 49 states. Fleetwood's share of the manufactured housing market, based upon shipments to retailers, was 18.1% in calendar year 1997. A manufactured home is a single-family house constructed entirely in a factory environment, rather than at the home site, and is constructed in accordance with HUD construction and safety standards. There are two basic categories of manufactured housing--single-section and multi-section--and Fleetwood is a leading producer of both types. Fleetwood produces manufactured housing using efficient, assembly-line techniques and generally the same materials as are found in site-built homes. From its fiscal year ended April 1993 through its fiscal year ended April 1997, Fleetwood's manufactured housing group's sales increased from $774.8 million to approximately $1.4 billion, a 16.5% CAGR; and operating income increased from $39.7 million to $73.0 million, a 16.4% CAGR.

    Fleetwood had a 19.4% share of the single-section manufactured housing market in 1997, as measured by unit shipments. Fleetwood's single-section homes range in size from 460 square feet to 1,230 square feet and include at least one bedroom and bathroom, a kitchen and a common room; Fleetwood's average single-section home retailed for approximately $20,000 (excluding land costs) in its fiscal year ended April 1997. Single-section homes represented approximately 50% of Fleetwood's manufactured housing unit shipments and approximately 35% of manufactured housing sales in its fiscal year ended April 1997. A majority of Fleetwood's single-section homes retail for under $25,000 (excluding land costs) and are designed for the affordable housing market which includes first-time, retiree and value-oriented buyers.

    Fleetwood had a 17.1% share of the multi-section manufactured housing market in 1997, as measured by unit shipments. Fleetwood's multi-section homes range in size from 940 square feet to 2,570 square feet and have two or more sections and include the same types of rooms as a single-section home but generally have two or more bedrooms and bathrooms; Fleetwood's average multi-section home retailed for approximately $36,000 (excluding land costs) in its fiscal year ended April 1997. Multi-section homes represented approximately 50% of Fleetwood's manufactured housing unit shipments and approximately 65% of manufactured housing sales in its fiscal year ended April 1997.

    RECREATIONAL VEHICLES. Fleetwood has been the leading producer of RVs in the United States since 1973 and distributes its products through a network of approximately 1,200 independent retailers in 49 states. RVs are either driven or towed and are primarily used for vacations, camping trips and other leisure activities. The general categories of RVs are motor homes, travel trailers and folding trailers. From its fiscal year ended 1993 through its fiscal year ended April 1997, Fleetwood's RV sales increased from

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approximately $1.1 billion to approximately $1.4 billion, a 5.8% CAGR, and operating income increased from $47.1 million to $77.6 million, a 13.3% CAGR.

    Fleetwood manufactures motor homes under the brand names Bounder, Southwind, Southwind Storm, Pace Arrow, Pace Arrow Vision, Flair, Discovery, American Eagle, American Dream, American Tradition, Tioga and Jamboree. A motor home consists of a truck or bus chassis with a living unit built onto it. The interior typically includes a driver area and kitchen, bathroom, dining and sleeping areas. Fleetwood's conventional ("Class A") motor homes are fully self-contained, having sleeping accommodations for four to eight people and such optional features as air conditioning, an auxiliary power generator and home electronics such as a stereo, television and VCR. Fleetwood's Class A motor homes are available in a variety of models ranging in length from 24 to 40 feet and retail for an average price of approximately $82,000. Fleetwood also manufactures more compact ("Class C") motor homes built on a cut-away van chassis with basically the same features and options as Class A products. These units are available in various models ranging in length from 19 to 31 feet and retail for an average price of approximately $50,000. Five of the industry's top ten selling Class A motor homes are manufactured by Fleetwood, as well as two of the top three Class C motor homes.

    Fleetwood manufactures a variety of travel trailers under the Prowler, Terry, Wilderness, Mallard, Savanna, Avion and Westport brand names. Fleetwood's travel trailers are designed to be towed by pickup trucks, vans or other tow vehicles, and are similar to motor homes in use and features. All of Fleetwood's travel trailers include sleeping, eating and bathroom facilities and are self-contained units with their own lighting, heating, refrigeration, fresh water storage tanks and sewage holding tanks so that they can be used for short periods without being attached to utilities. Most of Fleetwood's travel trailers are 8 feet wide, vary in length from 19 to 39 feet (including trailer hitch) and retail for an average price of approximately $18,000. Three of the industry's top five selling travel trailers are manufactured by Fleetwood.

    Fleetwood is the largest manufacturer of folding trailers under the industry-leading Coleman-Registered Trademark- brand. Folding trailers are a lower cost alternative to travel trailers and are lighter and easier to tow. All of Fleetwood's folding trailers have eating and sleeping facilities, range in length from 17 to 25 feet and retail for an average price of approximately $6,700.

    SUPPLY OPERATIONS AND OTHER BUSINESSES. Fleetwood's supply operations include two fiberglass manufacturing companies and a lumber milling operation. These operations provide a reliable source of quality components for Fleetwood's principal manufacturing businesses, while also generating outside sales. In the fiscal year ended April 1997, approximately 41% of the product volume of these operations was used by Fleetwood internally, and the remaining 59% was sold to third parties. Third party sales produced $52.3 million in revenues and the total operating profit for the supply group was $2.2 million in the fiscal year ended April 1997. The supply operations also include a lumber brokerage and a component import business, each of which provides Fleetwood's manufactured housing and RV businesses with reliable sources of quality raw materials and components.

    Fleetwood's wholly owned insurance subsidiary, Gibraltar Insurance Company, Ltd., established in 1977, primarily insures Fleetwood's products liability risks.

INDUSTRY OVERVIEW

    MANUFACTURED HOUSING. The manufactured housing industry has grown significantly since 1991. According to the Manufactured Housing Institute, domestic shipments increased from 170,173 homes in 1991 to 353,676 homes in 1997, while total retail sales increased from approximately $4.7 billion to approximately $14.0 billion over the same period, a 20% CAGR. In addition, the manufactured housing industry's share of new single-family housing has increased significantly in recent years, from 16.9% in 1991 to 23.8% in 1996. Fleetwood believes that these increases have resulted from increasing consumer acceptance of and preference for manufactured housing, which has been driven by the following: (i) improved product quality, design and available amenities; (ii) the large average price per square foot

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disparity between site-built housing ($58.11 in 1996, excluding land costs) and manufactured housing ($27.83 in 1996, excluding land costs); (iii) favorable demographic and regional economic trends; (iv) improving business practices in the manufactured home retail industry; and (v) increased attractiveness of financing terms available to manufactured housing retailers and consumers. As consumer acceptance of manufactured housing has increased among higher income buyers, demand has shifted toward larger, multi-section homes, which accounted for 57.9% of industry shipments in 1997, up from 46.7% in 1991. In 1996, approximately 40% of manufactured home purchasers had family incomes over $30,000, as compared to approximately 27% in 1987.

    About 68% of the manufactured homes produced in the United States are placed on individually owned lots; the balance is located on leased sites in manufactured housing communities. Most manufactured housing is sold in rural regions and towns outside of major urban areas.

    Today's manufactured homes offer customers similar quality to many site-built homes at a much more affordable price. Manufactured homes are constructed in a factory environment utilizing assembly line techniques, which allow volume purchases of materials and components and more efficient use of labor. The quality of manufactured homes has increased significantly over the past 20 years, as manufactured home producers offer most of the amenities of site-built housing and generally build homes with the same materials as site-built homes. Many features associated with new site-built homes are included in manufactured homes, such as central heating, name brand appliances, carpeting, cabinets, walk-in closets, vaulted ceilings, wall coverings and porches. In addition, optional features include such amenities as fireplaces, wet bars, spa tubs and garages, as well as retailer-installed options such as central air conditioning and furniture packages.

    In 1996, the ten largest producers of manufactured housing accounted for approximately 71% of unit sales. Most producers of manufactured housing, including Fleetwood, have traditionally marketed their homes through independent retailers. Recently, however, certain manufactured housing producers have begun to acquire retailers. These acquisitions have occurred for a variety of reasons, including manufacturers' desire to (i) control retail distribution, (ii) upgrade marketing and merchandising efforts, including brand name development, and (iii) provide an exit vehicle for family-owned retail businesses. Additionally, a number of financial consolidators and residential developers have entered the manufactured housing industry by acquiring retailers. The growing interest of residential developers in manufactured housing as a substitute for moderately-priced site-built homes is potentially a significant avenue of growth for the industry. The convergence of manufactured homes and site-built homes is largely a function of the increased quality and acceptance of manufactured homes by consumers.

    RECREATIONAL VEHICLES. Since 1991, the RV industry has experienced a significant increase in demand. According to the Recreational Vehicle Industry Association, manufacturers' shipments of motor homes increased from approximately 42,000 units in 1991 to over 55,000 units in 1997, while shipments of travel and folding trailers increased from approximately 121,000 units to over 199,000 units over the same period. During the same time frame, motor home retail sales increased from approximately $2.2 billion in 1991 to an estimated $4.2 billion in 1997, an 11.4% CAGR, while travel and folding trailers increased from approximately $1.3 billion to an estimated $2.8 billion, a 13.6% CAGR.

    Fleetwood believes that there are certain demographic, economic and other trends that have driven the growth in the RV industry in recent years and that these trends support a favorable long-term outlook for the industry. RVs are purchased by adults of all ages, but the highest ownership rate is in the 50 to 65 age group. While the average RV owner is 48 years old, the average age of travel trailer and motor home owners is 52 and 63, respectively. The number of Americans aged 50 to 65 years old has been projected to grow approximately 40% over the next 10 years. As the "baby boomers" continue to enter this age group, they represent the potential for significant additional RV sales. Other factors influencing the recent significant industry growth include (i) higher disposable income levels, (ii) the increasing importance of

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leisure activities, and (iii) increasing recreational spending as a percentage of total consumer spending, particularly among many of the RV industry's targeted customer categories.

COMPETITIVE ADVANTAGES

    Although the businesses in which Fleetwood operates are highly competitive, Fleetwood believes that it has certain advantages over its competitors, as described below.

    COMMITMENT TO QUALITY AND CUSTOMER SATISFACTION. In its fiscal year ended April 1992, Fleetwood formalized its quality improvement program, focusing on increasing customer satisfaction by improving the quality and design of Fleetwood's products and enhancing the customer's shopping experience. In implementing its quality program, Fleetwood has developed a number of ongoing processes, including (i) designing its products with materials that frequently exceed government requirements and industry standards, (ii) training both its employees and its retailers' employees in customer satisfaction techniques and quality improvement procedures, (iii) providing additional services, such as comprehensive training of its retailers' employees and contractors regarding proper installation techniques for manufactured homes, (iv) offering some of the most extensive warranties in the manufactured housing and RV industries, and (v) responding quickly and effectively to customer inquiries and concerns.

    Fleetwood's quality improvement process is facilitated by the use of independent consumer surveys to determine whether retail customers are satisfied with the quality of their Fleetwood product and the level of service provided by Fleetwood and the retailer. An independent consumer research firm conducts telephone surveys and communicates customer responses to Fleetwood's manufacturing entities and retailers to reinforce quality performance and eliminate customer problems. Each year, specific customer satisfaction goals are established for Fleetwood's manufacturing operations and independent retailers. Retailers who meet these performance standards are recognized with Fleetwood's CIRCLE OF EXCELLENCE AWARD, and Fleetwood manufacturing centers are similarly honored for meeting targeted levels of customer satisfaction. Fleetwood believes that these efforts have resulted in increased awareness by Fleetwood employees and retailers of the importance of product quality and service, which in turn has significantly improved Fleetwood's customer satisfaction ratings.

    As a result of these initiatives, consumer surveys indicate that customer satisfaction with Fleetwood's manufactured housing products has increased from 86% in its fiscal year ended April 1990 to 89.5% in its fiscal year ended April 1997, while customer satisfaction with Fleetwood's manufactured housing retailers increased from 76.9% to 81.5% during the same period. Customer satisfaction with Fleetwood's RV products has increased from 90.4% in its fiscal year ended April 1992 to 92.3% in its fiscal year ended April 1997, while the ratings for Fleetwood's RV retailers increased from 87.6% to 95.3% during the same time period.

    REPUTATION FOR INNOVATIVE PRODUCT DEVELOPMENT. Fleetwood develops new products and product enhancements through an integrated product development process that involves cross-functional teams including engineering, manufacturing and marketing personnel. Fleetwood also integrates feedback received through its customer surveys into its product development process. Fleetwood seeks to proactively design and manufacture products that address both industry trends and specific customer requirements in an efficient, cost-effective and timely manner. As an example, Fleetwood was the first to develop the basement floor concept--which involves elevating the floor, which had previously been set on the motor home chassis, to the level of the driver's compartment, thus creating a "basement" area between the chassis and the floor--when it introduced the Bounder motor home, which is currently the best-selling Class A motor home in the United States.

    EXPERIENCED AND INCENTIVIZED MANAGEMENT TEAM. Fleetwood and its manufactured housing and RV groups benefit from the significant experience of its senior managers, many of whom have over 20 years of operating experience with Fleetwood. The compensation of Fleetwood's officers and other managers is more heavily weighted toward incentive compensation than that of many corporations. The base salaries of all managers are relatively low, with no base salary exceeding $100,000. In addition, virtually since Fleetwood's inception, all managers, including officers, have been provided a substantial opportunity to receive incentive compensation quarterly, based on the operating results of the manufacturing center, division, region or other operating group for which the particular manager has supervisory responsibility. As a result of Fleetwood's emphasis on motivating its officers and managers by means of quarterly incentives, such employees are generally not provided with many of the employee perquisites that are customarily received by employees of comparable companies employed in similar capacities, such as expense accounts, country-club memberships, company cars, airplanes, executive dining rooms, and financial consulting.

    Fleetwood's longer-term compensation program is also substantially incentive based. Fleetwood's Long-Term Incentive Plan, which provides additional incentive compensation opportunities to officers and senior managers, utilizes cash flow returns on Fleetwood's gross cash investment as the measurement and requires returns at or above Fleetwood's cost of capital in order for any long-term incentive compensation to be payable. Awards of stock options under Fleetwood's 1992 Stock-Based Incentive Compensation Plan to manufacturing center general managers are not made unless the manufacturing centers managed by such individuals meet or exceed Fleetwood's cost of capital during the preceding fiscal year.

BUSINESS STRATEGY

    Fleetwood's goals are to enhance its position as the leading provider of affordable, high quality manufactured homes and RVs, to sustain long-term profitable growth, and to enhance shareholder value by generating returns in excess of its cost of capital. The key components of Fleetwood's business strategy are described below.

    PROVIDE THE BEST PRODUCT VALUE TO THE CUSTOMER. Fleetwood is committed to offering the best product value in each of its market segments. Fleetwood intends to achieve this by competitively pricing its products and by supplying products superior to those of its competitors by maintaining high quality control and product performance standards. Fleetwood is also committed to being the low-cost producer in each market segment. To accomplish this, Fleetwood (i) continuously improves its manufacturing processes, (ii) generates economies of scale through high volume levels that reduce the impact of fixed costs, and
(iii) purchases materials and components in large quantities to obtain volume discounts.

    UPGRADE AND EXPAND FLEETWOOD'S RETAIL DISTRIBUTION NETWORKS. Since 1991, Fleetwood has reduced the number of retail distribution centers approved to sell Fleetwood manufactured housing products from approximately 1,800 to approximately 1,400. Fleetwood believes that this action has allowed it to focus its efforts on larger retailers that share Fleetwood's approach to merchandising homes and customer satisfaction. Historically, Fleetwood had not focused on exclusive retailer arrangements and most retailers sold competitive lines; however, in recent years, Fleetwood has begun to develop exclusive retailer arrangements. Currently, approximately 40% of Fleetwood's manufactured housing retailers are exclusive, up from approximately 30% two years ago. Fleetwood has increased its efforts to develop and implement retail "best practices" for its retailers through Fleetwood sponsored training programs and manuals. Topics of recent training seminars have included professional selling techniques and proper home installation procedures. Fleetwood actively seeks to expand its manufactured housing retail network by adding retailers that meet Fleetwood's criteria.

    With respect to RVs, Fleetwood is actively implementing "best practices" across its retail network and developing programs to increase the proportion of Fleetwood products sold by its independent retailers. This last initiative also includes increasing the number of exclusive Fleetwood RV retailers. In addition, Fleetwood is developing private label RV programs to expand retail sales through distribution channels that currently do not sell RVs.

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
    PROACTIVELY PARTICIPATE IN THE CONSOLIDATION OF THE MANUFACTURED HOUSING RETAIL INDUSTRY. To take advantage of the significant opportunities in the manufactured housing retail industry, on October 8, 1997, Fleetwood and Pulte, the largest developer of site-built housing in the United States, announced the formation of Expression Homes, which was to own and operate manufactured home retail centers. Expression Homes was intended to profit from the potential for
(i) consolidation of the highly fragmented $14.0 billion industry, which has over 6,000 retail sales centers, the majority of which are independently-owned private companies operating a single sales location, (ii) expanding and standardizing the range of services offered by retailers to include financing, insurance, set-up services, site location and community development, (iii) implementing significant operating improvements, which would not only increase profitability but also increase customer satisfaction, and (iv) opening new sales center locations in selected geographic regions. In conjunction with the decision to enter into the Merger with HomeUSA, Fleetwood negotiated with Pulte to terminate this business arrangement and to purchase the entire ownership interest in Expression Homes.

    PROMOTE AND EXPAND "FLEETWOOD" BRAND NAME RECOGNITION. Fleetwood seeks to expand consumer awareness of the "Fleetwood" name in both its manufactured housing and RV operations. In its fiscal year ended April 1997, Fleetwood began working with selected manufactured housing retailers to develop "Fleetwood Home Centers," which exclusively carry Fleetwood products, have consistent signage identifying the location as a Fleetwood Home Center and meet Fleetwood's highest standards for home presentation and customer satisfaction. Fleetwood facilitated the opening of 49 Fleetwood Home Centers in its fiscal year ended April 1997. Current plans call for the opening of an additional 50 centers in 1998. In the RV group, Fleetwood believes that it currently has leading brand names in each product segment; however, Fleetwood seeks to promote each individual brand as a part of the Fleetwood family of RVs. As an example, Fleetwood recently announced that it will sponsor a NASCAR driver and team, Dale Jarrett and the Robert Yates Racing Team, for three years. As part of the sponsorship arrangement, Fleetwood has its logo on Dale Jarrett's race car and equipment. Fleetwood believes that the NASCAR racing circuit has a large audience, estimated at 90 million, that aligns with Fleetwood's targeted customer categories for RVs.

SALES AND DISTRIBUTION

    GENERAL. Fleetwood sells its RVs and manufactured housing to retailers operating approximately 2,600 locations in 49 states and Canada. Fleetwood currently distributes its manufactured homes primarily through a network of approximately 1,400 independent retailers in 49 states. In 1997, approximately 74% of Fleetwood's manufactured homes were shipped to retailers in the 15 states with the highest retail sales, including Texas, North Carolina, South Carolina and Georgia. In addition, Fleetwood was the market share leader in terms of units shipped in 1997 in 12 of the 15 largest manufactured housing states. Fleetwood distributes its RVs through a network of approximately 1,200 independent retailers in 49 states and Canada. In the model year ended July 1997, approximately 77% of Fleetwood's RVs were shipped to retailers in the 25 states with the highest retail sales, including California, Texas, Michigan, Florida and Oregon. In the same period, Fleetwood was the market share leader in terms of units sold in each of the top 25 RV states.

    Consistent with industry practice, Fleetwood sells its products through many independent retailers, none of which individually accounted for a material part of Fleetwood's total sales. Fleetwood expects this industry practice to continue with respect to RVs but will actively monitor this trend. However, recently, certain manufactured housing producers have begun to acquire retailers. These acquisitions have occurred for a variety of reasons, including the following:
(i) the desire of manufacturers to control retail distribution; (ii) upgrading marketing and merchandising efforts including brand name development; and (iii) providing an exit vehicle for family-owned retail businesses. In the first few months of 1998, several competing manufacturers announced acquisitions of several important Fleetwood retailers, which collectively accounted for approximately $217 million in purchases from Fleetwood. Fleetwood has responded to

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
this industry trend by upgrading its manufactured home retail distribution network, developing alternatives to replace retailers purchased by competitors, and promoting and expanding Fleetwood brand name recognition through exclusive "Fleetwood Home Centers" and through its own retail strategies, including the Merger, the Expression Homes venture and the opening of company-owned stores.

    As part of the sales process, Fleetwood offers most purchasers of its manufactured homes and RVs comprehensive one-year warranties against defects in materials and workmanship, excluding only certain components separately warranted by a supplier. With respect to manufactured homes, Fleetwood's warranty is extended to five years for structural, plumbing, heating and electrical system failures. The warranty period for motor homes is one year or until the unit has been driven 15,000 miles, whichever occurs first, except for structural items, which are covered for three years. Annual expenses under such warranties were approximately $104.6 million in its fiscal year ended April 1997 and $102.4 million in its fiscal year ended April 1996. Fleetwood believes that its warranty program is an investment that enhances its reputation for quality.

    Fleetwood has no prior direct experience operating retail centers and will rely heavily on HomeUSA and Expression Homes personnel to evaluate retail acquisitions and administer its retail operations. Both HomeUSA and Expression Homes are new enterprises that do not have established track records of running retail sales operations. There can be no assurance that Fleetwood will be able to build or maintain a successful retail network or that such efforts will result in increased sales of Fleetwood products. In addition, there can be no assurance that Fleetwood will be able to develop its retail distribution network without additional capital investment.

ENGINEERING AND PRODUCT DEVELOPMENT

    Fleetwood develops new products and product enhancements through an integrated product development process that involves cross-functional teams including engineering, manufacturing and marketing personnel. Fleetwood also integrates feedback received through its customer surveys into its product development process. As a result, Fleetwood believes that it is able to proactively design and manufacture products that address both industry trends and specific customer requirements in an efficient, cost-effective and timely manner. As an example, Fleetwood recently added slide-out features, which increase the usable interior space in an RV and were previously successfully introduced on travel trailers and motor homes, to its folding trailers; Fleetwood expects that this product enhancement will enable it to capture additional market share. In addition, Fleetwood was the first to develop the basement floor concept when it introduced the BOUNDER motor home, which is currently the best-selling Class A motor home in the United States. Product development with respect to RVs is done on a national basis while manufactured housing is done on a regional basis in order to reflect regional preferences and trends. Amounts spent on engineering and product development totaled $17.2 million in its fiscal year ended April 1997 and $19.2 million in its fiscal year ended April 1996.

COMPONENT SUPPLIERS AND SOURCES

    Most RV and manufactured home components are readily available from a variety of sources. However, certain components are produced by only a small group of quality suppliers which have the capacity to supply large quantities on a national basis. This is especially true in the case of motor home chassis, where Ford Motor Company and General Motors Corporation are the dominant suppliers. Shortages, production delays or work stoppages by the employees of such suppliers could have a material adverse effect on Fleetwood's business.

PRODUCT FINANCING

    Sales of RVs and manufactured housing are generally made to retailers under commitments by financial institutions which have agreed to finance retailer purchases. Product financing is currently readily

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
available from a variety of sources including commercial banks, savings and loan institutions, credit unions and consumer finance companies. With respect to manufactured housing, Associates First Capital Corporation ("Associates"), Green Tree Financial Corp. ("Green Tree") and BankAmerica Housing Services provide a substantial portion of the financing available to finance wholesale and retail purchases of manufactured homes.

    Since 1991, Fleetwood has had an alliance with Associates, which has provided special wholesale and retail finance programs for Fleetwood manufactured housing retailers under the name "Fleetwood Finance by the Associates." From time to time, when necessary to enhance sales or financing terms, Fleetwood has subsidized the offering of below-market interest rates by Associates and other lenders. Fleetwood currently has cooperative relationships with Associates and Green Tree, but no such subsidies are being paid by Fleetwood to either organization.

    Until May 1996, Fleetwood owned FCC, which provided a substantial portion of the wholesale and retail financing on sales of Fleetwood's RVs. Fleetwood sold FCC to Associates in May 1996. In connection with the sale, a long-term operating agreement was signed to assure continuing cooperation between Fleetwood and Associates and to facilitate wholesale and retail financing for Fleetwood retailers and customers. Under the operating agreement, Fleetwood agreed not to promote any other finance company's RV financing programs so long as FCC remains competitive; Fleetwood also agreed to continue subsidizing FCC's wholesale financing for Fleetwood's RV retailers until the end of Fiscal 1998, although at gradually reduced rates. The aggregate cost of wholesale finance subsidies was $3.8 million in its fiscal year ended April 1997 and $7.0 million in its fiscal year ended April 1996. For the first half of Fleetwood's fiscal year ended April 1998, these costs totaled $723,000, compared to $2.1 million for the first half of its fiscal year ended April 1997.

    The RV and manufactured housing industries are heavily dependent on the availability and terms of wholesale and retail financing for retailer and retail purchases. Increases in interest rates and the tightening of credit have adversely affected Fleetwood's business in the past and may do so in the future.

    As is customary in the industry, most lenders financing retailer inventories require Fleetwood to execute repurchase agreements. These agreements provide that in the event a retailer defaults on repayment of the financing, Fleetwood may be required to repurchase its products from the lenders in accordance with a declining repurchase price schedule. The risk of loss under these agreements is spread over numerous retailers and lenders, and is further reduced by the resale value of any products which may be repurchased. The number of units repurchased and the losses incurred under these agreements have not been significant in the past.

                          BUSINESS OF ACQUISITION SUB

    Acquisition Sub, a wholly owned subsidiary of Fleetwood, has not conducted any substantial business activities to date, other than those incident to its formation, its execution of the Merger Agreement and related agreements and its participation in the preparation of this Proxy Statement/Prospectus. Immediately following the consummation of the Merger, Acquisition Sub (which will be renamed HomeUSA, Inc.) will succeed to the assets, liabilities and businesses of HomeUSA. See "BUSINESS OF HOMEUSA."

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
                              BUSINESS OF HOMEUSA

INTRODUCTION

    HomeUSA was founded in July 1996 with the objective of becoming the leading independent national retailer of manufactured housing; however, it conducted no operations prior to the HomeUSA IPO in November 1997. Simultaneously with the closing of the HomeUSA IPO, HomeUSA acquired the Founding Companies. Since the HomeUSA IPO, the nine Founding Companies have operated as wholly owned subsidiaries of HomeUSA as a single national retailer of manufactured homes.

PRODUCT OVERVIEW

    A manufactured home is a single-family house constructed in a controlled factory environment, rather than at the home site. Manufactured homes are built in sections, with homes consisting of one or more sections. Assembly line techniques are utilized during construction, allowing volume purchases of materials and components and more efficient use of labor. As a result, manufactured homes are constructed at a lower cost per square foot than new site-built homes. Manufactured homes can be customized to meet individual customer needs and offer most of the amenities of, and are generally built with the same materials as, site-built homes. Many features associated with site-built homes are included in manufactured homes, such as central heating, name brand appliances, carpeting, cabinets and wall coverings. Optional features include amenities such as walk-in closets, fireplaces, whirlpool baths and vaulted ceilings, as well as retailer-installed options such as central air conditioning, furniture packages, garages, carports, etc.

INDUSTRY OVERVIEW

    Total retail sales of manufactured homes in 1996, the latest year for which retail industry statistics are available, were approximately $14 billion. In 1996, manufactured homes accounted for approximately one-third of all new single-family homes sold in the United States, up from approximately one-quarter in 1991. The average sale price of a new manufactured home in 1996 was $38,400 (exclusive of land).

SEASONALITY AND CYCLICALITY

    HomeUSA has experienced and expects to continue to experience significant variability in home sales and net income as a result of seasonality in HomeUSA's business. The manufactured housing industry and HomeUSA's sales are historically seasonal in nature. Sales are higher in the second and third quarters when the weather is more favorable for installing homes. The manufactured housing industry also is highly cyclical and affected by many of the same national and regional economic and demographic factors that affect demand in the housing industry generally.

HOMEUSA'S RETAIL OPERATIONS

    OPERATING SUBSIDIARIES. HomeUSA currently conducts its retail operations through nine wholly owned subsidiaries and related entities, which are also referred to as the Founding Companies. These nine operating companies are:

                 COMPANY                                 HEADQUARTERS
-----------------------------------------  -----------------------------------------
Universal                                  Jackson, Tennessee
AAA Homes                                  Hattiesburg, Mississippi
McDonald Mobile                            Tulsa, Oklahoma
Patrick Home                               Corinth, Mississippi
Mobile World                               San Antonio, Texas
First American                             Dothan, Alabama
Cooper's                                   Wenatchee, Washington
Home Folks                                 Owensboro, Kentucky
WillMax                                    Colorado Springs, Colorado

    RETAIL SALES CENTERS. As of December 31, 1997, HomeUSA had 65 sales centers in 14 states, most of which were located in small to mid-sized markets (communities having populations of 12,000 to 100,000) in the South, Southwest and Far West. At December 31, 1997, all of HomeUSA's sales centers were on leased land. A typical sales center is situated on approximately two to four acres along a major local thoroughfare or highway, with a sales office and between five to ten model homes. Sales centers also typically carry as many as 10 to 15 additional homes in inventory. The particular selection of model homes displayed at HomeUSA's sales centers is tailored to meet local demand. Most of the Founding Companies' sales centers utilize "residential displays" where model homes are displayed in a residential setting to create maximum curb appeal.

    SALES FORCE. HomeUSA's sales centers are typically staffed with a manager and three to five salespeople. HomeUSA has established incentive-based compensation packages for sales center managers and salespeople, based on total sales targets within gross margin limitations. HomeUSA emphasizes customer service throughout all levels of its organization. In addition to sales personnel, some of the Founding Companies employ finance and insurance managers whose responsibility is to arrange financing and insurance for customers.

    SALES PROCESS. When potential customers visit a sales center for the first time, they generally have limited knowledge about the quality and affordability of the homes and typically do not own a lot upon which to site a home. Salespeople are trained to develop a personal relationship with prospective customers as it may often take several months to close a sale, particularly of a multi-section, higher-priced home. Several of the Founding Companies have implemented successful retailing techniques such as the use of promotional videos and brochures, sales appointments, initial "needs-assessment" interviews and sophisticated sales-prospect tracking software.

VALUE-ADDED SERVICES PROVIDED

    FINANCE AND INSURANCE. HomeUSA has established relationships with national financing sources, including Green Tree, Associates and Bank of America. Most of the Founding Companies currently serve as insurance agents for homeowner's insurance and mortgage and credit-life insurance. HomeUSA has hired a Vice President of Financial Services to concentrate on finance and insurance.

    SITING ASSISTANCE. Approximately 70% of manufactured housing is located on purchaser-owned property, with the balance predominantly located in parks where the homeowners rent the lot upon which the home is sited. For purchasers without access to available land, siting assistance is a necessity. In many markets, particularly those in proximity to larger cities, there is a shortage of subdivision lots or communities on which to site manufactured homes. Retailers who can provide customers a site for their home have a significant advantage over their competitors who do not have similar access to home sites. Four of the Founding Company owners or their affiliates currently own and/or manage manufactured housing communities and subdivisions.

    PERMITTING. Many manufactured home buyers require assistance with the time-consuming process of obtaining permits and approvals required to site a manufactured home. As a full service retailer of manufactured housing, HomeUSA assists its customers in obtaining all necessary permits, approvals and title work required by lenders, including zoning approvals, building permits and well and septic or sewer permits.

    TRANSPORTATION AND INSTALLATION. The manufacturer's price for most manufactured homes does not include the cost of transporting the home from the sales center to the customer's site. HomeUSA provides for the transportation and installation of new homes, the cost of which is included in the sales price of the home. HomeUSA either utilizes its own employees or independent contractors to perform these services. Homes are transported to the site on a chassis. Homes are set either on concrete block piers, continuous foundations or on basements and connected to site utilities such as electric, gas, water and sewer or septic.

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
HomeUSA personnel add skirting and entry stairs and, when requested, will also arrange for the construction of wells, septic systems, driveways, carports, porches and decks as well as landscaping.

    RETAILER-INSTALLED OPTIONS. HomeUSA offers retailer-installed options, including central air conditioning, washers, dryers, dishwashers, ceiling fans, stereo systems and various furniture packages. In most instances, HomeUSA purchases these items from local distributors as customer orders are received.

    WARRANTIES. Manufacturers of manufactured housing also provide a one-year warranty on the home and the components they install. Fleetwood, Palm Harbor and Waverlee also provide limited five-year warranties on the structural components of the homes they manufacture. HomeUSA arranges for the repair of items subject to manufacturer's warranties, and seeks reimbursement for repair costs from the manufacturer. To date, unreimbursed warranty repair costs have not been material.

PRODUCTS AND PRODUCT SOURCING

    HomeUSA sells single and multi-section homes manufactured by a number of manufacturers, representing a range of home sizes, floor plans and decors that can be customized to fit a particular customer's needs. Single section homes are typically 14 to 18 feet wide and 70 to 80 feet long, with between 960 to 1,300 square feet of living space. Current retail prices for single section homes sold by HomeUSA, without land, range from approximately $21,000 to $38,000. Multi-section homes consist of two or more floor sections that are joined at the home-site and contain between 1,200 and 2,500 square feet. Current retail prices of multi-section homes sold by HomeUSA, without land, typically range from $26,000 to $62,000, depending upon floor plan, options and size. Multi-section homes represented approximately 71% of HomeUSA's new home sales in 1997.

    HomeUSA currently purchases manufactured homes primarily from Fleetwood, Champion, Palm Harbor, Clayton and Belmont Homes, Inc. In 1997, approximately 65% of HomeUSA's new home sales were homes manufactured by Fleetwood. HomeUSA limits the number of manufacturers from whom it purchases homes based on geographical proximity to manufacturer plants, range of products and ability to qualify for manufacturer rebates.

    HomeUSA does not have contracts with manufacturers that would assure a continuing supply of homes. HomeUSA's agreements with manufacturers generally have terms of one to three years and are terminable upon short notice by either party. Some agreements with Fleetwood cover only a specific sales center, and some of these agreements contain annual sales, inventory and market-share targets, and require the retailer to maintain a specified percentage of the manufacturer's product in inventory and to achieve minimum scores on customer satisfaction surveys. The sales center's failure to meet these targets may result in reduced rebates to the retailer from the manufacturer. Some manufacturer agreements give a particular sales center the exclusive right to sell the manufacturer's product within a particular "Basic Trade Area" as long as only that manufacturer's products are sold at that sales center and specified sales and customer satisfaction targets are met.

MANAGEMENT INFORMATION SYSTEMS

    HomeUSA has assessed the accounting and management information systems used by the Founding Companies and believes that it needs to implement a company-wide voice and data communication system linking the sales centers to regional offices and to HomeUSA's headquarters. HomeUSA anticipates that the system it adopts on a company-wide basis will be designed to address the "Year 2000" issues associated with computer systems that use only two digits to identify a year in the date field. These issues include not only the possibility of computer system failure or erroneous results by or at the year 2000, but also the necessity of coordinating with the computer systems of HomeUSA's suppliers, customers, lenders and other parties with which HomeUSA does business. HomeUSA has hired a Vice President and Chief Technology Officer with significant experience in systems integration to develop these systems.

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
COMPETITION

    RETAIL SALES. The manufactured housing retail industry is highly competitive and the capital requirements for entry are relatively small, with inventory financing and customer financing generally available to a prospective retailer from various lenders. The manufactured housing industry has over 6,000 retail centers, approximately 10% of which are owned by the four vertically integrated manufacturers. Manufactured homes compete with a variety of alternative forms of housing, particularly new and existing site-built homes and rental apartments, and any decline in the cost of site-built housing is likely to reduce demand for manufactured housing. The principal competitive factors for retail sales are price, marketing techniques, quality level and price ranges of products and services, product availability, price and terms of customer financing, and ability to assist purchasers in obtaining sites on which to locate purchased homes. HomeUSA is not able to estimate the total number of competitors in its marketing area, but believes that minimal barriers to entry have contributed to a significant increase in the number of new retailers over the past several years. A continuation of this increase in the number of retailers may lead to greater competition, reduced profit margins and possibly a decline in HomeUSA's home sales.

    ACQUISITION MARKET. HomeUSA faces competition in its efforts to acquire additional retailers and consolidate the manufactured housing industry. HomeUSA was founded and conducted the HomeUSA IPO with the objective of becoming the leading independent national retailer of manufactured housing. HomeUSA's strategy for achieving that objective depended, in large part, on HomeUSA's ability to acquire existing manufactured housing retailers.

    The market for premier existing manufactured housing retailers during late 1997 was competitive, but became intensely competitive during January and February 1998. In late December 1997 and continuing through mid-February 1998, HomeUSA engaged in substantive acquisition negotiations with the owners of approximately 36 retailers. In almost every case, HomeUSA found itself competing with one or more of the Competing Bidders (I.E., Expression Homes, Champion, Palm Harbor and Cavco). On January 16, 1998, Champion announced that it had acquired two retailers and had entered into agreements to acquire two additional retailers. On February 4, 1998, Cavco announced that it had reached an agreement to acquire a retailer and intended to acquire additional retailers, and on February 10, 1998, Palm Harbor announced that it had reached an agreement to acquire The Cannon Group, a large high-quality retailer HomeUSA had believed it could acquire. In almost every potential acquisition, HomeUSA was forced to compete with bids from one or more of the Competing Bidders that were in excess of amounts HomeUSA considered reasonable. The Competing Bidders generally have significantly greater access to capital than does HomeUSA, and many of the competing bids included a significantly greater cash component than HomeUSA was willing to offer or capable of offering. By mid-February, HomeUSA had concluded that it was unable to compete with the extraordinarily high cash bids some of the Competing Bidders, particularly Champion, were making to owners of high-quality retailers.

REGULATION

    The construction of manufactured homes is governed by the National Manufactured Home Construction and Safety Standards Act of 1974. In 1976, HUD issued regulations under this Act, known as the "HUD Code," which established comprehensive national construction standards to preempt conflicting state and local regulations. The HUD Code covers all aspects of manufactured home construction, including structural integrity, energy efficiency, fire safety, air-quality and thermal protection and is periodically updated to reflect new technologies and construction methods. The HUD Code requires that homes sold in hurricane-prone areas be designed to withstand 110 mile per hour winds. Detailed inspections of homes during manufacture, conducted by independent HUD-designated inspection agencies, are mandated by HUD to insure compliance with the HUD Code. Certain components of manufactured homes are also subject to regulation by the Consumer Product Safety Commission (the "CPSC") which is empowered, in certain circumstances, to ban the use of component materials believed to be hazardous to health and to require manufacturers to repair construction defects. In addition to the HUD Code and CPSC, FTC regulations require disclosure of a manufactured home's insulation specifications.

    HomeUSA is subject to various laws applicable to consumer financing. The Federal Consumer Credit Protection Act, also known as the "Truth-in-Lending Act," and Regulation Z promulgated thereunder require written disclosure of information relating to such financing, including the amount of the annual percentage rate and the finance charges. The Federal Equal Credit Opportunity Act and Regulation B promulgated thereunder prohibit discrimination against any credit applicant based on certain specified grounds. Among other things, Regulation B requires HomeUSA to provide a customer whose credit request has been denied with a statement of reasons for the denial. The Federal Fair Credit Reporting Act also requires disclosure of certain information used as a basis to deny credit. The FTC has issued or proposed various regulations dealing with unfair credit practices, collection efforts, preservation of customers' claims and defenses. In addition, before it may arrange financing for its customers, HomeUSA is required, under certain state laws, to obtain a mortgage or consumer finance broker's license. The sale of insurance products by HomeUSA is subject to various state insurance laws and regulations which govern allowable charges and other insurance sales practices. HomeUSA must be licensed as an insurance broker in each state where it arranges insurance for its customers. HomeUSA's failure to comply with applicable consumer finance or insurance laws and regulations could result in substantial fines, the possible loss of these licenses or litigation by government agencies or affected customers, any of which may have a material adverse effect on HomeUSA's business, financial condition, and results of operations.

    The transportation of manufactured homes is subject to federal and state highway use laws and regulations. The laws and regulations impose limitations on the width, length and weight of the load.

    The siting of manufactured homes is subject to local zoning ordinances and, in some jurisdictions, local building codes. Many local zoning ordinances restrict manufactured homes from subdivisions containing site-built homes and require variances to place a manufactured home outside of a community previously zoned for manufactured housing.

EMPLOYEES

    As of December 31, 1997, HomeUSA employed 621 persons. Of these, 66 were sales center managers, 197 were sales persons, 192 were employed in service and 166 were executive and administrative personnel. HomeUSA does not have any collective bargaining agreements.

PROPERTIES

    As of December 31, 1997, HomeUSA operated 65 sales centers located in 14 states. The sales centers consist of two-acre to ten-acre sites, on which manufactured homes are displayed, each with a sales office of approximately 2,200 square feet. The leases of these sales centers provide for monthly rentals ranging from $742 to $5,000 and initial terms of three to ten years. HomeUSA does not anticipate difficulty in renewing leases as they expire or in obtaining alternate sites as necessary. HomeUSA leases its principal executive and administrative offices in Houston, Texas.

LEGAL PROCEEDINGS

    HomeUSA is from time to time, a party to litigation arising in the normal course of business. In the opinion of HomeUSA, the ultimate liability, if any, with respect to any pending litigation will not have a material adverse effect on the financial condition or the results of operations of HomeUSA.

    Promptly after HomeUSA publicly announced the proposed Merger, a complaint (the "Complaint") was filed against HomeUSA, the members of the HomeUSA Board, and Fleetwood in a Delaware Court of Chancery in New Castle County. The Complaint was purportedly filed on behalf of a stockholder of HomeUSA, individually and as a representative of a class of holders of HomeUSA Common Stock. The suit seeks certification as a class action. The Complaint alleges, among other things, that by entering into the Merger Agreement, HomeUSA and the members of the HomeUSA Board did not act reasonably and in compliance with their fiduciary duties to HomeUSA's stockholders. The Complaint seeks to enjoin the proposed Merger and seeks rescissory and/or compensatory damages, attorneys' fees and other relief. HomeUSA believes the Complaint is without merit and, with Fleetwood, intends to actively oppose the action.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    ORGANIZATION OF HOMEUSA. In connection with the formation of HomeUSA, HomeUSA issued to Notre a total of 1,843,823 shares (as adjusted for a 90.7127-to-one stock dividend) of HomeUSA Common Stock for an aggregate cash consideration of $18,439. Mr. Harter is the President of Notre and a director of HomeUSA. In August 1997, Notre exchanged 1,718,823 shares of HomeUSA Common Stock for 1,718,823 shares of HomeUSA's restricted voting common stock, par value $0.01 per share. Notre advanced the funds necessary to effect the initial acquisitions of the Founding Companies and the HomeUSA IPO. All of Notre's advances were repaid from the net proceeds of the HomeUSA IPO.

    From July 1996 through September 1997, HomeUSA issued a total of 876,226 shares of HomeUSA Common Stock (as adjusted for a 90.7127-to-one stock dividend) at $.01 per share to various members of management, as follows: Mr. Vollintine--380,226 shares; Mr. Loy--110,000 shares; Frank W. Montfort, Senior Vice President of Market Development--121,000 shares; Philip deMena, Senior Vice President of Real Estate and Construction--110,000 shares; Philip E. Campbell, Vice President and Controller--55,000 shares; Don A. Palmour, Vice President and Chief Technology Officer--50,000 shares; and Donald D. Moseley, Vice President of Financial Services--50,000 shares. HomeUSA also issued 454,894 shares of HomeUSA Common Stock at $0.01 per share to consultants to HomeUSA, including a total of 30,000 shares of HomeUSA Common Stock to persons who became directors of HomeUSA upon consummation of the HomeUSA IPO. HomeUSA also granted options to purchase 10,000 shares of HomeUSA Common Stock under HomeUSA's Directors' Plan, effective upon the consummation of the HomeUSA IPO, to Mr. Harter, Thomas N. Amonett, James J. Blosser, and Stephen F. Smith, who became directors of HomeUSA upon the consummation of the HomeUSA IPO.

    In connection with the HomeUSA IPO, HomeUSA acquired by merger all of the issued and outstanding stock of the Founding Companies, each of which is now a wholly owned subsidiary of HomeUSA. The aggregate consideration paid by HomeUSA in these acquisitions consisted of $25.3 million in cash and 7,266,944 shares of HomeUSA Common Stock.

    The following table sets forth the consideration paid by HomeUSA for each of the Founding Companies. These amounts do not include excess operating capital distributions of $7.2 million or distributions of certain real estate and non-operating assets and liabilities (dollars in thousands).

                                                                             SHARES OF HOMEUSA
COMPANY                                                             CASH        COMMON STOCK
----------------------------------------------------------------  ---------  ------------------
Universal.......................................................  $   6,131       2,299,311
AAA Homes.......................................................      2,745       1,165,901
McDonald Mobile.................................................      2,216       1,015,074
Patrick Home....................................................      2,496         936,058
Mobile World....................................................      1,390         521,101
First American..................................................        768         288,123
Cooper's........................................................      1,383         691,308
Home Folks......................................................        663         248,620
Willmax.........................................................        271         101,448

    In connection with the initial acquisitions of the Founding Companies, and as consideration for their interests in the Founding Companies, certain officers, directors and holders of more than 5% of the outstanding shares of HomeUSA, together with trusts for which they act as trustees, received cash and shares of HomeUSA Common Stock as follows. These amounts do not include any owners' distributions or distributions of other assets (dollars in thousands).

                                                                             SHARES OF HOMEUSA
INDIVIDUAL                                                          CASH        COMMON STOCK
----------------------------------------------------------------  ---------  ------------------
Larry T. Shaffer(1).............................................  $   6,100       2,271,915
Gary W. Fordham.................................................      1,036         600,000
David E. Thompson...............................................      1,358         565,901
Frank C. McDonald...............................................      1,600         610,416
Harold K. Patrick(2)............................................      2,496         936,058
Sanley Poisso(3)................................................      1,390         521,101
Randle C. Cooper................................................      1,383         691,308

------------------------

(1) Includes 323,956 shares of HomeUSA Common Stock issued to Larry T. Shaffer, Jr., which may be deemed to be beneficially owned by Larry T. Shaffer, but as to which he disclaims beneficial ownership. Larry T. Shaffer, Jr. has sole voting power with respect to these shares.

(2) Includes 187,212 shares of HomeUSA Common Stock issued to Kenneth H. Patrick and Ronald E. Sleeper as Trustees of the Harold K. Patrick Irrevocable Stock Trust.

(3) Includes 104,220 shares of HomeUSA Common Stock owned equally by three of Mr. Poisso's adult children. These shares may be deemed to be beneficially owned by Mr. Poisso.

    In consideration of their agreeing to serve as directors of HomeUSA upon the consummation of the HomeUSA IPO, certain directors of HomeUSA received shares of HomeUSA Common Stock, as follows:

                                                                            SHARES OF HOMEUSA
DIRECTOR                                                                      COMMON STOCK
-------------------------------------------------------------------------  -------------------
Thomas N. Amonett........................................................          10,000
James J. Blosser.........................................................          10,000
Stephen F. Smith.........................................................          10,000

    Pursuant to the agreements entered into in connection with the initial acquisitions of the Founding Companies, the stockholders of the Founding Companies have agreed not to compete with HomeUSA for five years, commencing on the date of consummation of the HomeUSA IPO.

    LEASES OF REAL PROPERTY BY FOUNDING COMPANIES. HomeUSA leases Universal's facilities located in Bristol, Virginia, Cookeville, Tennessee, Jefferson City, Tennessee, two facilities in Kingsport, Tennessee, Powell, Tennessee and Murfreesboro, Tennessee from Larry T. Shaffer, one of his immediate family members or an entity controlled by Larry T. Shaffer. Mr. Shaffer remained President of Universal following the consummation of the HomeUSA IPO and is a director of HomeUSA. Each of the leases is for an initial term of five years, expiring in October 2002 and contains one five-year renewal option. The annual rental for the first year of the initial lease terms ranges from $8,900 to $48,000. The rental for each subsequent year of each initial lease term and each year of each renewal period of the leases will be adjusted in accordance with the Consumer Price Index ("CPI"), not to exceed 5% of the rental for the immediately preceding lease year. HomeUSA pays for all utilities, taxes and insurance on the leased property. HomeUSA believes that the economic terms of the leases do not exceed fair market value.

    HomeUSA leases AAA Homes' facilities located in Gulfport, and Pearl West, Mississippi from A-1 Realty, L.P., a Mississippi limited partnership controlled by Gary Fordham and David Thompson, who is President and Chief Operating Officer, respectively, of AAA Homes and who each is a director of HomeUSA. Each of the leases is for an initial term of ten years, expiring in October 2007 and contains two five-year renewal options. The annual rental for each of the initial lease terms is $58,800 and $54,000, respectively. The rental for each renewal period of the leases will be adjusted in accordance with the CPI, not to exceed 5% of the rental for the immediately preceding lease term or renewal period, as applicable.

HomeUSA will pay for all utilities, taxes and insurance on the leased property. HomeUSA believes that the economic terms of the leases do not exceed fair market value.

    HomeUSA currently leases McDonald Mobile's facilities located in Tulsa and Muskogee, Oklahoma and Cape Girardeau, Poplar Bluff and Springfield, Missouri from Frank C. McDonald or an entity controlled by Frank McDonald. Mr. McDonald remains as President of McDonald Mobile and is also a director of HomeUSA. Each of the leases is for an initial term of ten years, expiring in October 2007, and contains one five-year renewal options. The annual rental for each of the initial lease terms ranges from $15,000 to $60,000. The rental for each renewal period of the leases will be adjusted in accordance with the CPI, not to exceed 5% of the rental for the immediately preceding lease term or renewal period, as applicable. HomeUSA will pay for all utilities, taxes and insurance on the leased property. HomeUSA believes that the economic terms of the leases do not exceed fair market value.

    HomeUSA leases Patrick Home's facilities located in Millington, Tennessee; Corinth and Como, Mississippi from H&P Development, Inc., a corporation of which Harold Patrick, who is President of Patrick Home and who is a director of HomeUSA, is a controlling person. The Millington lease is for an initial term of three years, expiring in October 2000, and contains three three-year renewal options. Each of the Corinth and Como leases is for an initial term of three years, expiring in October 2000, and contains four three-year renewal options. The annual rental for each of the initial lease terms ranges from $19,200 to $46,800. The rental for each renewal period of the leases will be adjusted in accordance with the CPI, not to exceed 10% in the case of the Millington lease, and in the cases of Corinth and Como leases, the rental for the immediately preceding lease term or renewal period shall be 12% of the fair market value, as applicable. HomeUSA pays for all utilities, taxes and insurance on the leased property. HomeUSA believes that the economic terms of the leases do not exceed fair market value.

    HomeUSA currently leases Mobile World's facilities located in Converse, Texas and San Antonio, Texas from Stan Poisso, who remains as President of Mobile World and is also a director of HomeUSA. Each of the leases is for an initial term of ten years, expiring in October 2007, and contains two five-year renewal options. The annual rental for each of the initial lease terms ranges from $48,000 to $60,000, respectively. The rental for each renewal period of the leases will be adjusted in accordance with CPI, not to exceed five percent of the rental for the immediately preceding lease term or renewal period, as applicable. HomeUSA currently pays for all utilities, taxes and insurance on the leased property. HomeUSA believes that the economic terms of the leases do not exceed fair market value.

    HomeUSA currently leases First American's facilities in Dothan, Alabama from an entity controlled by Joseph R. Copeland. Mr. Copeland remains as President of First American and is also a director of HomeUSA. The lease is for a term of ten years, expiring in November 2007, and contains no renewal options. The annual rent for the lease term is $22,800 with no adjustments. HomeUSA believes that the economic terms of the lease do not exceed fair market value.

    HomeUSA leases Cooper's facilities located in Yakima, Moses Lake, Okanogan and three facilities in Wenatchee, Washington from Randle Cooper, one of his immediate family members or an entity controlled by Randle Cooper. Mr. Cooper is President of Cooper's and is a director of HomeUSA. Each of the leases is for a term of five years, expiring in October 2002. The annual rental for each of the lease terms ranges from $20,400 to $48,000, respectively. The location in Moses Lake and one of the Wenatchee locations' rental adjustments will be made every two years using CPI, not exceeding 5%. The location in Yakima monthly rent shall increase $100 per year. The location in Okanogan and one of the Wenatchee locations shall be adjusted to fair market rental values determined by an independent appraiser at the time of renewal. Rent for one of the locations in Wenatchee shall increase $500 per month per year for years two and three; for years four through ten, rent shall be adjusted by the CPI, not to exceed 5%. HomeUSA pays for all utilities, taxes and insurance on the leased property. HomeUSA believes that the economic terms of the lease do not exceed fair market value.

    HomeUSA currently leases HomeFolks' facilities located in Owensboro, Kentucky from Dick Berry and one of his immediate family members. Mr. Berry remains as President of HomeFolks and is also a director of HomeUSA. Each of the leases is for an initial term of ten years, expiring in October 2007, and contains two five-year renewal options. The rental for each of the initial lease terms ranges from $30,000 to $48,000. The rental of the sixth year and for each renewal period of the leases will be adjusted in accordance with CPI, not to exceed 5% of the rental for the immediately preceding lease term or renewal period. HomeUSA believes that the economic terms of the lease do not exceed fair market value.

    The above-described leases of real property are with owners of certain of the Founding Companies who are officers and/or directors of HomeUSA or their respective affiliates. Consequently, these transactions have not been negotiated at arm's length.

    OTHER TRANSACTIONS. Mr. McDonald and Mr. Cooper, who are directors of HomeUSA, own interests in manufactured housing developments in Missouri and Washington, respectively. HomeUSA has entered into arrangements with Mr. McDonald and Mr. Cooper, pursuant to which purchasers of manufactured homes from HomeUSA would have access to lots within these developments on a preferential basis. These arrangements between HomeUSA and Mr. McDonald and Mr. Cooper have not been negotiated at arm's length, but HomeUSA believes that these arrangements are on terms at least as favorable to HomeUSA as it could have negotiated with unrelated third parties.

    Cooper's hires delivery and installation services from Ryan's Trucking, Inc., a company that is solely owned by Eric and Mary Cooper, Randle Cooper's brother and sister-in-law. For these services, Cooper's paid a total of $27,945 for the year ended December 31, 1997.

    First Home United Contractors, Inc., is also owned by Eric and Mary Cooper. Cooper's contracts for various construction services with First Home United Contractors, Inc. For those services, Cooper's paid $32,372 for the year ended December 31, 1997.

    Patrick Home purchases all of its office supplies from Office Pro, a company of which the son-in-law of Mr. Patrick is a one-third owner. Patrick receives a discount from Office Pro on its purchases. In 1997, Patrick Home purchased $65,970 of office supplies from Office Pro.

    Bargain Homes, Inc. ("Bargain Homes"), a corporation wholly owned by Mr. Poisso, provides trucking services to Mobile World. In addition, used homes traded in to Mobile World have been purchased on a wholesale basis by Bargain Homes, to facilitate the sale, collection and removal of used homes. Total charges by Bargain Homes for trucking services during 1997 (beginning with the inception of the arrangement, September 11, 1997) have been $117,160. Bargain Homes has purchased five used homes from Mobile World for a total purchase price of $18,000 during 1997.

    Bargain Homes purchased tools, equipment, trucks and vehicles from Mobile World on September 11, 1997 for a total purchase price of approximately $239,000, and assumed certain liabilities for which the purchased assets were collateral. The purchase price was determined by reference to net book value at the purchase date. The net balance due Mobile World at December 31, 1997 was approximately $73,000.

    HomeUSA has agreed to indemnify Notre for liabilities arising in connection with actions taken by it in its role as a promoter prior to and during the HomeUSA IPO.

    INDEBTEDNESS OF MANAGEMENT. In April 1997, Mr. Poisso, who is the President of Mobile World and who is a director of HomeUSA, borrowed $72,491 from Mobile World on a non-interest bearing basis. As of December 31, 1997, the entire balance had been repaid to HomeUSA.

    At various times during 1997, Mr. Cooper, or entities of which he is a controlling person, borrowed amounts from Cooper's on an unsecured basis, bearing interest at the rate of 7% per annum, with no stated maturity date. During 1997, the largest aggregate outstanding balance was $792,861. As of March 24, 1998, Mr. Cooper or such entities owed HomeUSA an aggregate of $720,999.

    HOMEUSA POLICY. Any future transactions with directors, officers, employees or affiliates of HomeUSA must be approved in advance by a majority of disinterested members of the HomeUSA Board.

                       SELECTED FINANCIAL DATA OF HOMEUSA

    For financial statement presentation purposes, Universal, one of the Founding Companies, has been identified as the accounting acquiror. The acquisition of the remaining Founding Companies and HomeUSA were accounted for using the purchase method of accounting, with the results of operations included from November 30, 1997, the effective date used for accounting purposes. As used in this discussion, "HomeUSA" means (i) Universal prior to November 30, 1997 and
(ii) HomeUSA and the Founding Companies on that date and thereafter. The summary financial information below should be read in conjunction with the historical financial statements and notes thereto included elsewhere herein. The following historical financial information may not be indicative of HomeUSA's future financial results of operations.

                                                      AT OR FOR THREE
                                                     MONTHS ENDED MARCH
                                                             31                     AT OR FOR YEAR ENDED DECEMBER 31
                                                    --------------------  -----------------------------------------------------
                                                      1998       1997       1997       1996       1995       1994       1993
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                      (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
  Total revenue...................................  $    50.4  $     9.6  $    63.9  $    51.3  $    55.8  $    48.4  $    39.1
  Cost of sales...................................       38.7        7.6       50.0       39.4       42.6       37.8       30.7
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Gross profit....................................       11.7        2.0       13.9       11.9       13.2       10.6        8.4
  Selling, general and administrative expenses....        9.5        1.5        9.6        9.3       10.1        7.8        6.4
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Operating income................................        2.2        0.5        4.3        2.6        3.1        2.8        2.0
  Other (income) expense, net.....................       (1.0)    --            0.7     --           (0.1)       0.2       (0.1)
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income before income taxes......................        1.2        0.5        3.6        2.6        3.2        2.6        2.1
  Provision for income taxes......................        0.5        0.1        0.2        0.2        0.2        0.1     --
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income......................................        0.7        0.4  $     3.4  $     2.4  $     3.0  $     2.5  $     2.1
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Earnings per share-basic and diluted............  $    0.05  $    0.19  $    0.91  $    1.04  $    1.28  $    1.09  $    0.90
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                    ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Shares used in computing basic and diluted
    earnings per share............................       15.5        2.3        3.7        2.3        2.3        2.3        2.3

PRO FORMA STATEMENT OF OPERATIONS DATA(1):
  Total revenues..................................                        $   205.1
  Cost of sales...................................                            158.6
                                                                          ---------
  Gross profit....................................                             46.5
  Selling, general and administrative expenses....                             32.7
  Goodwill amortization...........................                              1.5
                                                                          ---------
  Operating income................................                             12.3
  Interest and other (income) expense, net........                              2.5
                                                                          ---------
  Income before income taxes......................                              9.8
  Provision for income taxes......................                              4.3
                                                                          ---------
  Net income......................................                        $     5.5
                                                                          ---------
                                                                          ---------
  Earnings per share--basic and diluted...........                        $    0.39
  Shares used in computing basic and diluted
    earnings per share............................                             14.0
                                                                          ---------
                                                                          ---------
BALANCE SHEET DATA:
  Working capital.................................  $     9.0             $    11.1  $     9.3  $    10.2  $     8.2  $     5.4
  Total assets....................................      140.5                 139.9       19.3       14.4       12.8       11.5
  Long-term debt, less current maturities.........     --                    --         --         --         --         --
  Shareholders' equity............................       78.2                  77.5       10.1       10.8        8.6        5.7

--------------------------

(1) The Pro Forma Statement of Operations Data assume that the acquisition of the Founding Companies and the HomeUSA IPO were closed on January 1, 1997, and are not necessarily indicative of the results HomeUSA would have achieved had these events actually then occurred or of HomeUSA's future results.

           HOMEUSA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH HOMEUSA'S CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES THERETO AND "SELECTED FINANCIAL DATA OF HOMEUSA" APPEARING ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. STATEMENTS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS REGARDING FUTURE FINANCIAL OR OPERATIONAL PERFORMANCE AND RESULTS OF HOMEUSA OR SIMILAR MATTERS THAT ARE NOT HISTORICAL FACTS CONSTITUTE FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO NUMEROUS RISKS AND UNCERTAINTIES INCLUDING, BUT NOT LIMITED TO, THE AVAILABILITY OF ATTRACTIVE ACQUISITION OPPORTUNITIES, THE SUCCESSFUL INTEGRATION AND PROFITABLE MANAGEMENT OF BUSINESSES ACQUIRED, THE IMPROVEMENT OF OPERATING EFFICIENCIES, THE AVAILABILITY OF WORKING CAPITAL AND FUNDING FOR FUTURE ACQUISITIONS, THE ABILITY TO GROW INTERNALLY THROUGH EXPANSION OF SERVICES AND CUSTOMER BASES, REDUCTION OF OVERHEAD, THE CYCLICAL NATURE OF THE HOMEBUILDING INDUSTRY, AND THE LEVEL AND NATURE OF COMPETITION FROM OTHER MANUFACTURED HOME RETAILERS AND OTHER FACTORS DISCUSSED IN THIS PROXY STATEMENT/PROSPECTUS.

OVERVIEW

    HomeUSA was founded in 1996 to become the leading independent national retailer of manufactured homes and in November 1997 completed the HomeUSA IPO. HomeUSA acquired simultaneously with the closing of the HomeUSA IPO, nine existing independent retailers of manufactured homes (I.E., the Founding Companies). Since that date, the nine Founding Companies have operated as subsidiaries of HomeUSA as a single national retailer of manufactured homes. See "BUSINESS OF HOMEUSA-- HomeUSA's Retail Operations--OPERATING SUBSIDIARIES." Prior to their acquisition by HomeUSA, the Founding Companies were operated and managed as independent private entities, and their results of operations reflect different tax structures (including S Corporations, C Corporations, or LLCs), which have influenced the historical level of owner's compensation.

    For financial statement presentation purposes, Universal, one of the Founding Companies, has been identified as the accounting acquiror. The acquisition of the remaining Founding Companies and HomeUSA were accounted for using the purchase method of accounting, with the results of operations included from November 30, 1997, the effective date used for accounting purposes. As used in this discussion, HomeUSA means (i) Universal prior to November 30, 1997 and
(ii) HomeUSA and the Founding Companies on that date and thereafter.

    HomeUSA's revenues are derived from the retail sale of new and pre-owned manufactured homes, loan origination fees, insurance commissions, as well as construction-related revenue and repair and maintenance revenue. Sales of pre-owned homes accounted for approximately 3% of HomeUSA's total revenues in 1997.

SELECTED CONSOLIDATED FINANCIAL DATA

    The following consolidated financial information represents the operations of Universal for all periods presented and the Founding Companies and HomeUSA since November 30, 1997. This financial information has been derived from the consolidated financial statements of HomeUSA and subsidiaries appearing elsewhere in this Proxy Statement/Prospectus.

HOMEUSA CONSOLIDATED FINANCIAL DATA:

                                               AT OR FOR
                                              THREE MONTHS
                                             ENDED MARCH 31                               YEAR ENDED DECEMBER 31,
                               ------------------------------------------  -----------------------------------------------------
                                       1998                  1997                  1997                  1996            1995
                               --------------------  --------------------  --------------------  --------------------  ---------
                                                             (IN MILLIONS, EXCEPT OPERATING DATA)
STATEMENT OF OPERATIONS DATA:
  Revenue:
    Home sales...............  $    48.9  $    97.0% $     9.6      100.0% $    62.6       97.9% $    50.9       99.3% $    55.6
    Other revenue............        1.5        3.0     --         --            1.3        2.1        0.4        0.7        0.2
                               ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Total revenue..............       50.4      100.0        9.6      100.0       63.9      100.0       51.3      100.0       55.8
  Cost of sales..............       38.7       76.8        7.6       79.2       50.0       78.2       39.4       76.8       42.6
                               ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Gross profit...............       11.7       23.2        2.0       20.8       13.9       21.8       11.9       23.2       13.2
  Selling, general and
    administrative
    expenses.................        9.5       18.8        1.5       15.6        9.6       15.0        9.3       18.2       10.1
                               ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income from operations.....        2.2        4.4        0.5        5.2        4.3        6.8        2.6        5.0        3.1
  Interest and other (income)
    expense, net.............       (1.0)      (2.0)    --         --            0.7        1.1     --            0.0       (0.1)
                               ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income before income
    taxes....................        1.2        2.4        0.5        5.2        3.6        5.7        2.6        5.0        3.2
  Provision for income
    taxes....................        0.5        1.0        0.1        1.0        0.2        0.4        0.2        0.3        0.2
                               ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net income.................  $     0.7        1.4% $     0.4        4.2% $     3.4        5.3% $     2.4        4.7% $     3.0
                               ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                               ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
OPERATING DATA:
  Period end sales centers...         66                    15                    65                    15                    15
  Homes sold.................      1,492                   356                 2,168                 1,807                 2,060
  Multi-section home sales...         65%                   67%                   71%                   62%                   56%
  Average home sale price....  $  32,743             $  27,036             $  28,891             $  28,148             $  26,998

STATEMENT OF OPERATIONS DATA:
  Revenue:
    Home sales...............       99.6%
    Other revenue............        0.4
                               ---------
  Total revenue..............      100.0
  Cost of sales..............       76.3
                               ---------
  Gross profit...............       23.7
  Selling, general and
    administrative
    expenses.................       18.2
                               ---------
  Income from operations.....        5.5
  Interest and other (income)
    expense, net.............       (0.1)
                               ---------
  Income before income
    taxes....................        5.6
  Provision for income
    taxes....................        0.3
                               ---------
  Net income.................        5.3%
                               ---------
                               ---------
OPERATING DATA:
  Period end sales centers...
  Homes sold.................
  Multi-section home sales...
  Average home sale price....

HISTORICAL RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THE
  THREE MONTHS ENDED MARCH 31, 1997

    HOME SALES. Home sales increased $39.3 million, or 408%, from $9.6 million for the three months ended March 31, 1997 to $48.9 million for the three months ended March 31, 1998. Approximately $37.9 million of the increase was attributable to the acquisition of the Founding Companies. The remaining increase was attributable to a 7% increase in the number of units sold and a 7% increase in the average sale price per unit at Universal.

    OTHER REVENUE. Other revenue increased $1.5 million, from less than $0.1 million for the three months ended March 31, 1997. Approximately $1.3 million of the increase was attributable to the acquisition of the Founding Companies. The remaining increase was primarily attributable to higher finance revenue at Universal.

    GROSS PROFIT. Gross profit increased $9.7 million, or 471%, from $2.0 million for the three months ended March 31, 1997 to $11.7 million for the three months ended March 31, 1998. Approximately $9.3 million of the increase was attributable to the acquisition of the Founding Companies. The remaining increase was attributable to higher manufacturer rebates and higher finance revenue at Universal. As a percentage of total revenue, gross profit increased from 21.2% for the three months ended March 31, 1997 to 23.2% for the three months ended March 31, 1998.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $8.0 million, or 530%, from $1.5 million for the three months ended March 31, 1997 to $9.5 million for the three months ended March 31, 1998. Almost all of the increase was attributable to the overhead of the Founding Companies, corporate overhead of HomeUSA and amortization of goodwill.

    INTEREST AND OTHER INCOME (EXPENSE), NET. Interest and other income (expense), increased $1.0 million, from less than $0.1 million for the three months ended March 31, 1997. Approximately $0.8 million of the increase was attributable to the acquisition of the Founding Companies. The remaining increase was primarily a result of increased interest expense associated with maintaining higher floor plan balances during the three months ended March 31, 1998 as compared to the three months ended March 31, 1997.

HISTORICAL RESULTS FOR 1997 COMPARED TO 1996

    HOME SALES. Home sales increased $11.7 million, or 23.1%, from $50.9 million in 1996 to $62.6 million in 1997. Approximately $10.8 million of the increase was attributable to the acquisition of the Founding Companies effective November 30, 1997. The remaining increase was attributable to a 4% increase in the number of homes sold partially offset by a 2% reduction in Universal's average sale price per home. The decline in average sale price per home resulted from the sale of a type of lower end, multi-section home during 1997.

    OTHER REVENUE. Other revenue increased $0.9 million, or 273%, from $0.4 million in 1996 to $1.3 million in 1997. Approximately $0.4 million of the increase was attributable to the acquisition of the Founding Companies effective November 30, 1997. The remaining increase was primarily attributable to higher finance revenue.

    GROSS PROFIT. Gross profit increased $2.0 million, or 17.5%, from $11.9 million in 1996 to $13.9 million in 1997. Approximately $2.4 million of the increase was attributable to the acquisition of the Founding Companies effective November 30, 1997. This was partially offset by a $0.4 million decline attributable to increased sales of a type of lower end, multi-section home during 1997. As a percentage of total revenue, gross profit declined from 23.2% in 1996 to 21.8% in 1997.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased $0.3 million, or 2.4%, from $9.3 million in 1996 to $9.6 million in 1997. An increase of approximately $2.5 million was attributable to the acquisition of the Founding Companies effective November 30, 1997. This was partially offset by a reduction of an owner's compensation. As a percentage of total revenue, selling, general and administrative expenses decreased from 18.2% in 1996 to 15.0% in 1997.

    INTEREST AND OTHER (INCOME) EXPENSE, NET. Interest and other (income) expense, net increased $0.7 million, from less than $0.1 million of income in 1996 to $0.7 million of expense in 1997. Approximately $0.2 million of the increase was attributable to the acquisition of the Founding Companies effective November 30, 1997. The remaining increase was primarily a result of increased interest expense associated with maintaining higher floor plan balances during 1997.

HISTORICAL RESULTS FOR 1996 COMPARED TO 1995

    HOME SALES. Home sales decreased $4.7 million, or 8.5%, from $55.6 million in 1995 to $50.9 million in 1996, resulting primarily from a 14% decline in homes sold at centers open for all of both periods, partially offset by a 4% increase in the average price per home. The 4% increase in the average price per home was due to the increase in multi-section homes sold as a percentage of total homes sold.

    OTHER REVENUE. Other revenue increased $0.2 million, or 71.4%, from $0.2 million in 1995 to $0.4 million in 1996.

    GROSS PROFIT. Gross profit decreased $1.3 million, or 10.2%, from $13.2 million in 1995 to $11.9 million in 1996. As a percentage of total revenue, gross margin decreased from 23.7% in 1995 to 23.2% in 1996. This decrease was due to higher costs associated with delivery of multi-section homes and certain inventory sold at lower margins.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expenses decreased $0.8 million, or 7.8%, from $10.1 million in 1995 to $9.3 million in 1996, due primarily to lower sales commissions. As a percentage of total revenue, selling, general and administrative expenses remained constant at 18.2% in 1995 and 1996.

    INTEREST AND OTHER (INCOME) EXPENSE, NET. Interest and other (income) expense, net remained constant at less than $0.1 million in both periods.

LIQUIDITY AND CAPITAL RESOURCES

    At March 31, 1998, HomeUSA had working capital of $9.0 million and no long-term debt. HomeUSA's credit facilities are discussed in Note 5 to the Consolidated Financial Statements for the Quarter Ended March 31, 1998 included elsewhere in this Proxy Statement/Prospectus.

    Management anticipates that capital expenditures, exclusive of acquisitions, will be approximately $9.0 million in 1998. Management believes that HomeUSA's liquidity and capital resources are adequate to enable HomeUSA to execute its internal growth plans during 1998. However, in February 1998 management concluded that HomeUSA's liquidity and capital resources were not sufficient, in light of the extraordinary competition in the acquisition market during January and February 1998, to enable HomeUSA to implement its acquisition strategy on the timetable previously contemplated. Consequently, on February 17, 1998, HomeUSA entered into the Merger Agreement. In the event that the Merger Agreement is not consummated for any reason, management believes that HomeUSA would (i) seek an alternative business combination with another manufacturer,
(ii) seek additional capital resources from another source, and/or (iii) attempt to implement its acquisition strategy by acquiring smaller retailers than the retailers it had originally sought to acquire.

    HomeUSA generated $7.2 million of net cash from operating activities for 1997. Net cash used in investing activities was $9.9 million, principally related to the acquisition of the Founding Companies and the purchase of property and equipment. Net cash provided by financing activities was $11.4 million and consisted primarily of the sale of stock in the HomeUSA IPO, partially offset by distributions to shareholders. At December 31, 1997, HomeUSA had working capital of $11.1 million and no long-term debt.

    HomeUSA generated $9.2 million of net cash from operating activities during 1996. Net cash used in investing activities was $0.3 million, principally for purchases of property and equipment. Net cash used in financing activities was $3.0 million and consisted primarily of S Corporation distributions to shareholders. At December 31, 1996, HomeUSA had working capital of $9.3 million and no long-term debt.

    In February 1998, HomeUSA entered into a $25 million revolving credit agreement (the "Credit Facility") with a bank to fund working capital requirements and future acquisitions. The Credit Facility is secured by the capital stock of HomeUSA's subsidiaries, and matures in February 2001. Interest is payable monthly and is based on either the bank's prime rate or a Eurodollar rate. A commitment fee of .50% is payable on the unused portion of the facility. The Credit Facility contains certain affirmative and negative covenants including, but not limited to, maintenance of certain financial ratios and minimum consolidated net worth. In addition, the Credit Facility requires HomeUSA to seek the lenders' approval regarding certain acquisitions. No borrowings have been made under the Credit Facility.

    HomeUSA has two floor plan credit facility arrangements with two commercial lenders to finance a major portion of its manufactured home inventory until such inventory is sold. Commitments of $75 million and $50 million are available to HomeUSA. Interest on amounts borrowed is paid monthly at rates varying from the prime rate to 1% percent below the prime rate. The floor plan payables are secured by substantially all of HomeUSA's manufactured home inventory, the related furniture, fixtures, accessories and accounts receivable. HomeUSA began drawing on the two floor plan credit facilities in January 1998. Floor plan payables are due upon receipt of sale proceeds from the related inventory; however, HomeUSA must make periodic payments when the related home remains in inventory beyond the length of time specified in the floor plan agreement. Generally, in the event the home remains in inventory 12 months after the date of purchase, the balance of the obligation related to the home will become payable over a specified term. In addition, HomeUSA's floor plan agreements include subjective acceleration clauses that could result in the lines of credit being due on demand should HomeUSA experience a material adverse change in its financial position as determined by the lender. The maximum amounts available under the two floor plan credit facilities are $75 million and $50 million, respectively.

    The management of HomeUSA anticipates that capital expenditures, exclusive of acquisitions, will be approximately $9.0 million in 1998. Although management believes that HomeUSA's liquidity and capital resources would be adequate to enable HomeUSA to execute HomeUSA's internal growth plans during 1998, it does not believe that HomeUSA's liquidity or capital resources are sufficient, in light of the extraordinary competition in the acquisition market during January and February 1998, to enable HomeUSA to implement its acquisition strategy on the timetable HomeUSA had contemplated. Consequently, on February 17, 1998 HomeUSA entered into the Merger Agreement. In the event that the Merger Agreement is not consummated for any reason, HomeUSA's management believes that HomeUSA (i) would seek an alternative business combination with another manufacturer, (ii) would seek additional capital resources from another source, and/or (iii) would attempt to implement its acquisition strategy by acquiring smaller retailers than the retailers it had originally sought to acquire.

    On February 5 and February 13, 1998, respectively, HomeUSA entered into non-binding letters of intent to acquire South Atlantic Manufactured Homes, Inc. ("South Atlantic") and Southern Lifestyle Manufactured Housing, Inc. ("Southern Lifestyle"). South Atlantic owns and operates 16 retail centers located throughout Georgia, South Carolina and Florida. Southern Lifestyle owns and operates seven retail centers located in Alabama.

    HomeUSA intends to work with Fleetwood and the owners of South Atlantic and Southern Lifestyle to negotiate a transaction in which Fleetwood would acquire South Atlantic and Southern Lifestyle concurrently with the consummation of the Merger. Any such transaction would require the consent of Fleetwood as well as that of the owners of South Atlantic and Southern Lifestyle.

YEAR 2000 ISSUE

    HomeUSA recognizes the need to ensure its operations will not be adversely impacted by "Year 2000" software failures. Specifically, computational errors are a known risk with respect to dates after December 31, 1999. HomeUSA has addressed the issue with respect to its existing subsidiaries and potential acquisitions as part of its normal due diligence procedures. HomeUSA does not believe the cost of achieving Year 2000 compliance, in excess of the cost of normal software upgrades and replacements incurred through calendar 1999, will be material to HomeUSA's consolidated results of operations, consolidated financial position or liquidity.

                       PRINCIPAL STOCKHOLDERS OF HOMEUSA

    The following table sets forth information regarding the beneficial ownership of HomeUSA Common Stock as of June 3, 1998 by (i) each person known to own beneficially more than 5% of the outstanding shares of HomeUSA Common Stock;
(ii) each HomeUSA director ("Named Directors"); (iii) each named executive officer; and (iv) all executive officers, directors and Named Directors as a group. All persons listed have an address c/o HomeUSA's principal executive offices. The number of shares beneficially owned by each stockholder, executive officer, director and Named Director is determined according to the rules of the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. As a consequence, several persons may be deemed to be "beneficial owners" of the same shares. Except as noted below, each holder has sole voting and investment power with respect to shares of HomeUSA Common Stock listed as owned by such person or entity.

                                                                              SHARES BENEFICIALLY
                                                                                     OWNED
                                                                             ----------------------
                                                                              NUMBER      PERCENT
                                                                             ---------  -----------
Cary N. Vollintine.........................................................    430,226         2.8
Michael F. Loy.............................................................    116,250         0.7
Frank W. Montfort..........................................................    121,000         0.8
Philip deMena..............................................................    110,000         0.7
Philip E. Campbell.........................................................     55,000         0.3
Don A. Palmour.............................................................     50,000         0.3
Donald D. Moseley..........................................................     50,000         0.3
Larry T. Shaffer(1)........................................................  2,271,915        14.7
Gary W. Fordham............................................................    600,000         3.9
David E. Thompson..........................................................    565,901         3.7
Frank C. McDonald..........................................................    610,416         4.0
Harold K. Patrick(2).......................................................    936,058         6.1
Stanley Poisso(3)..........................................................    521,101         3.4
Randle C. Cooper...........................................................    691,308         4.5
Steven S. Harter(4)........................................................    596,796         3.9
Thomas N. Amonett(4).......................................................     21,000         0.1
James J. Blosser(4)........................................................     30,000         0.2
Stephen F. Smith(4)........................................................     30,000         0.2
All executive officers and directors as a group (18 persons)...............  7,806,971        50.6

--------------------------

(1) Includes 323,956 shares of HomeUSA Common Stock issued to Larry T. Shaffer, Jr., which may be deemed to be beneficially owned by Larry T. Shaffer, but as to which he disclaims beneficial ownership.

(2) Includes 187,212 shares of HomeUSA Common Stock issued to Kenneth H. Patrick and Ronald E. Sleeper, as Trustees of the Harold K. Patrick Irrevocable Stock Trust.

(3) Includes 104,220 shares of HomeUSA Common Stock owned equally by three of Mr. Poisso's adult children. These shares may be deemed to be beneficially owned by Mr. Poisso.

(4) Includes 10,000 shares of HomeUSA Common Stock issuable upon the exercise of options granted under HomeUSA's 1997 Non-Employee Directors' Stock Plan.

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

FLEETWOOD

    The Fleetwood Common Stock is quoted on the NYSE and the Pacific Stock Exchange and traded on various regional exchanges (Ticker Symbol: FLE). Options are traded on the American Stock Exchange. The following table sets forth for the periods indicated the high and low sales prices for the Fleetwood Common Stock as reported on the NYSE Composite Tape, along with information on dividends paid per share.

                                                                                    PRICE PER SHARE
                                                                                     OF FLEETWOOD
                                                                                     COMMON STOCK
                                                                                 ---------------------   DIVIDENDS
                                                                                    HIGH        LOW        PAID
                                                                                 ----------  ---------  -----------
Fiscal Year Ended April 1996
  First Quarter................................................................  $   22.750  $  18.125   $    0.14
  Second Quarter...............................................................      21.375     19.125        0.15
  Third Quarter................................................................      27.625     20.500        0.15
  Fourth Quarter...............................................................      29.000     23.125        0.15
Fiscal Year Ended April 1997
  First Quarter................................................................  $   31.500  $  24.125   $    0.15
  Second Quarter...............................................................      34.750     27.125        0.16
  Third Quarter................................................................      37.250     24.750        0.16
  Fourth Quarter...............................................................      27.750     24.375        0.16
Fiscal Year Ended April 1998
  First Quarter................................................................  $   31.000  $  25.125   $    0.16
  Second Quarter...............................................................      35.500     29.375        0.17
  Third Quarter................................................................      42.813     28.125        0.17
  Fourth Quarter...............................................................     47.9375     39.375        0.17
Fiscal Year Ended April 1999
  First Quarter (through May 19, 1998).........................................  $   46.438  $  42.125   $    0.17

    On February 13, 1998, the last full trading day prior to announcement of the execution of the Merger Agreement, the reported NYSE closing price per share of Fleetwood Common Stock was $44.25. On June 3, 1998, the most recent available date prior to printing this Proxy Statement/Prospectus, the reported NYSE
closing price per share of Fleetwood Common Stock was $      . On that date,
there were approximately         holders of record. HomeUSA stockholders are
urged to obtain current market quotations prior to making any decision with respect to the Merger.

    The declaration and payment of dividends on Fleetwood Common Stock is at the discretion of the Fleetwood Board and depends on Fleetwood's results of operations, financial condition and capital requirements, limitations on dividends arising under the DGCL, and such other factors as the Fleetwood Board deems relevant. On March 10, 1998, the Fleetwood Board declared a dividend of $0.17 per share to stockholders of record on April 3, 1998, payable to stockholders on May 13, 1998.

HOMEUSA

    The HomeUSA Common Stock began trading on the NYSE on November 21, 1997 (Ticker - Symbol: HSH). The following table sets forth for the periods indicated the high and low sales prices for the HomeUSA Common Stock as reported on the NYSE Composite Tape, along with information on dividends paid per share.

                                                                                      PRICE PER SHARE
                                                                                         OF HOMEUSA
                                                                                        COMMON STOCK
                                                                                    --------------------
                                                                                      HIGH        LOW     DIVIDENDS PAID
                                                                                    ---------  ---------  ---------------
Year Ended December 1997
  Fourth Quarter (November 21 to December 31).....................................  $   8.625  $   7.125        --
Year Ended December 1998
  First Quarter...................................................................  $  10.000  $   7.625        --
  Second Quarter (through May 19, 1998)...........................................      9.938      9.813        --

    On February 13, 1998, the last full trading day prior to announcement of the execution of the Merger Agreement, the reported NYSE closing price per share of HomeUSA Common Stock was $8.00. On June 3, 1998, the most recent available date prior to printing this Proxy Statement/Prospectus, the reported NYSE closing
price per share of HomeUSA Common Stock was $      . On that date, there were
approximately 86 holders of record. HomeUSA stockholders are urged to obtain current market quotations prior to making any decision with respect to the Merger.

    HomeUSA has never declared or paid cash dividends on shares of HomeUSA Common Stock. It is not anticipated that any cash dividends will be paid on HomeUSA Common Stock in the foreseeable future.

                                 CAPITALIZATION

    The following table sets forth the historical capitalization of Fleetwood and HomeUSA as of January 25, 1998 and December 31, 1997, respectively, and the pro forma capitalization of Fleetwood and HomeUSA after giving effect to the Merger. This table should be read in conjunction with the Unaudited Pro Forma Combined Condensed Financial Statements included elsewhere in this Proxy Statement/ Prospectus and the Fleetwood and HomeUSA historical consolidated financial statements, including the notes thereto, that are incorporated by reference or included elsewhere in this Proxy Statement/Prospectus. See "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS" and "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE."

                                                                       HISTORICAL
                                                                ------------------------
(AMOUNTS IN MILLIONS)                                            FLEETWOOD     HOMEUSA    ADJUSTMENTS(1)    PRO FORMA
--------------------------------------------------------------  -----------  -----------  ---------------  -----------
Long-term debt................................................   $    55.0    $  --          $  --          $    55.0
Total shareholders' equity....................................       524.7         77.5            5.1          607.3
                                                                -----------       -----          -----     -----------
Total capitalization..........................................   $   579.7(2)  $    77.5     $     5.1      $   662.3(2)
                                                                -----------       -----          -----     -----------
                                                                -----------       -----          -----     -----------

------------------------

(1) Assumes the issuance of 1,836,000 shares of Fleetwood Common Stock at an assumed price of $45 per share and payment of $83.4 million in cash to acquire all of the issued and outstanding HomeUSA Common Stock, and the payment of $4 million to satisfy miscellaneous expenses in connection with the Merger. See "THE MERGER--Interests of Certain Persons in the Merger."

(2) Subsequent to January 25, 1998, Fleetwood purchased all of the shares of Fleetwood Common Stock owned by its retiring Chairman of the Board and founder. The approximate 5.2 million shares were acquired at a cost of $176.9 million. On February 10, 1998, $287.5 million of mandatorily redeemable convertible preferred securities were issued to fund the share repurchase. The effect of these transactions was to increase total capitalization by approximately $110 million. See "UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS."

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
                       FLEETWOOD/HOMEUSA COMBINED COMPANY

    The accompanying unaudited pro forma combined condensed financial statements reflect the acquisition by Fleetwood of all of the issued and outstanding HomeUSA Common Stock as a consequence of the Merger. The transaction will be accounted for as a purchase by Fleetwood of the net assets of HomeUSA.

    The unaudited pro forma combined condensed balance sheet is based upon Fleetwood's historical unaudited condensed consolidated balance sheet as of January 25, 1998, adjusted for the effects of the purchase of 5.2 million shares of stock from the founder for $176.9 million and the issuance of $287.5 million of company-obligated mandatorily redeemable preferred securities (subsequent transactions), and HomeUSA's historical audited consolidated balance sheet as of December 31, 1997, and is presented as if the Merger and subsequent transactions had been consummated on January 25, 1998.

    The unaudited pro forma combined condensed statements of income for the year ended April 27, 1997 and the nine months ended January 25, 1998 give effect to the Merger and subsequent transactions as if they had occurred on April 29, 1996, the beginning of Fleetwood's most recently completed fiscal year. The unaudited pro forma combined condensed income statement for the year ending April 27, 1997 combines the audited historical consolidated results of Fleetwood for such year adjusted for the income effects of the subsequent transactions with the unaudited pro forma combined results of HomeUSA for the 12 month period ending March 31, 1997. The unaudited pro forma combined condensed income statement for the nine months ending January 25, 1998 combines the unaudited historical consolidated results for Fleetwood for such period adjusted for the income effects of the subsequent transactions with the unaudited pro forma combined results of HomeUSA for the nine month period ending December 31, 1997. HomeUSA was formed in connection with a series of simultaneous merger transactions and the HomeUSA IPO effective November 21, 1997. The pro forma combined operating results of HomeUSA include the historical results of HomeUSA and the related nine Founding Companies for the respective periods presented, including periods prior to November 30, 1997 for which the entities were not under common control or management. Certain estimates have been used to conform the year-end of HomeUSA to within one month of Fleetwood's.

    The pro forma adjustments are based upon available information and upon certain assumptions that the managements of Fleetwood and HomeUSA believe are reasonable. However, the unaudited pro forma combined condensed financial statements do not purport to be indicative of the results that would have been achieved if the transaction had been completed on the respective dates above or the results that may be achieved in the future.

                          FLEETWOOD ENTERPRISES, INC.
              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                                JANUARY 25, 1998
                                 (IN MILLIONS)

                                    HISTORICAL                  PRO FORMA  HISTORICAL                     PRO FORMA
                                     FLEETWOOD    ADJUSTMENTS   FLEETWOOD    HOMEUSA    ADJUSTMENTS(5)    COMBINED
                                    -----------  -------------  ---------  -----------  ---------------  -----------
ASSETS
  Cash............................   $    21.8     $  --        $    21.8   $    16.8      $  --          $    38.6
  Investments.....................       146.1        (176.9)(1)     248.0     --              (83.4)(3)      164.6
                                                       278.8(2)
  Receivables.....................       190.1        --            190.1         8.6         --              198.7
  Inventories.....................       162.5        --            162.5        45.5         --              208.0
  Property, plant and equipment,
    net...........................       276.8        --            276.8         6.6         --              283.4
  Goodwill........................      --            --           --            60.3           88.5(4)       148.8
  Other assets....................       159.0           8.7(2)     167.7         2.1         --              169.8
                                    -----------  -------------  ---------  -----------        ------     -----------
  Total assets....................   $   956.3     $   110.6    $ 1,066.9   $   139.9      $     5.1      $ 1,211.9
                                    -----------  -------------  ---------  -----------        ------     -----------
                                    -----------  -------------  ---------  -----------        ------     -----------

LIABILITIES AND SHAREHOLDERS'
  EQUITY
  Accounts payable................   $   103.7     $  --        $   103.7   $     9.1      $  --          $   112.8
  Employee comp and benefits......       122.8        --            122.8      --             --              122.8
  Other liabilities...............       150.1        --            150.1        53.3         --              203.4
  Long term debt..................        55.0        --             55.0      --             --               55.0
                                    -----------  -------------  ---------  -----------        ------     -----------
  Total liabilities...............       431.6        --            431.6        62.4         --              494.0
                                    -----------  -------------  ---------  -----------        ------     -----------
  Company-obligated mandatorily
    redeemable convertible
    preferred securities..........      --             287.5(2)     287.5      --             --              287.5
                                    -----------  -------------  ---------  -----------        ------     -----------
  Shareholders' equity:
    Common stock..................        36.5          (5.2)(1)      31.3         .1            (.1)(4)       33.1
                                                                                                 1.8(3)
    Capital surplus...............        57.5          (6.5)(1)      51.0       73.9          (73.9)(4)      131.8
                                                                                                80.8(3)
    Retained earnings.............       430.7        (165.2)(1)     265.5        3.5           (3.5)(4)      265.5
                                    -----------  -------------  ---------  -----------        ------     -----------
      Total shareholders' equity..       524.7        (176.9)       347.8        77.5            5.1          430.4
                                    -----------  -------------  ---------  -----------        ------     -----------
  Total liabilities and
    shareholders' equity..........   $   956.3     $   110.6    $ 1,066.9   $   139.9      $     5.1      $ 1,211.9
                                    -----------  -------------  ---------  -----------        ------     -----------
                                    -----------  -------------  ---------  -----------        ------     -----------

    The Fleetwood pro forma balance sheet as of January 25, 1998 reflects the following pro forma adjustments:

    (1) To record the repurchase of 5.2 million shares of common stock from the founder for $176.9 million.

    (2) To record the issuance of $287.5 million of mandatorily redeemable preferred securities and issuance expenses of $8.7 million.

    The pro forma combined condensed consolidated balance sheet as of January 25, 1998 reflects the following pro forma adjustments:

    (3) To record the acquisition of 15.4 million shares of HomeUSA Common Stock, at the Per Share Cash Amount of the Agreement and Plan of Merger of $10.25 per share, and 1.7 million HomeUSA Options, at the Per Share Cash Amount of $10.25 per share less the $8.00 per share exercise price of the options, for $83.4 million in cash and $82.6 million in Fleetwood Common Stock. The purchase price also includes $4.0 million in estimated transaction costs.

    (4) To eliminate HomeUSA book equity and record the excess of the purchase price over the fair value of net assets acquired as goodwill. Goodwill is calculated as the purchase price of $166.0 million less the estimated fair value of the tangible net assets of HomeUSA of $17.2 million. Management of Fleetwood anticipates, based on its preliminary analysis, that the historical carrying value of HomeUSA's assets and liabilities will approximate fair value.

    (5) The pro forma balance sheet above assumes a ratio of cash to Fleetwood common stock of 49% to 51%. Fully diluted combined pro forma EPS is reduced less than 1% for each 10% increase in common stock in the cash to stock ratio.

                          FLEETWOOD ENTERPRISES, INC.
           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                   FOR THE NINE MONTHS ENDED JANUARY 25, 1998
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                                                        HOMEUSA
                                                                                       -----------------------------------------
                                                              FLEETWOOD                  COMBINED
                                                -------------------------------------   HISTORICAL
                                                HISTORICAL  ADJUSTMENTS    PRO FORMA   HOMEUSA NINE    ADJUSTMENTS    PRO FORMA
                                                FLEETWOOD    (NOTE A)      FLEETWOOD      MONTHS        (NOTE B)       HOMEUSA
                                                ---------  -------------  -----------  -------------  -------------  -----------
Net Sales.....................................  $ 2,208.2    $  --         $ 2,208.2     $   164.7      $    (1.8)    $   162.9
Costs of sales................................    1,784.6       --           1,784.6         128.1           (2.3)        125.8
                                                ---------       ------    -----------       ------          -----    -----------
  Gross profit................................      423.6       --             423.6          36.6             .5          37.1
Operating expenses............................      314.1       --             314.1          33.6           (6.4)         27.2
                                                ---------       ------    -----------       ------          -----    -----------
  Operating income............................      109.5       --             109.5           3.0            6.9           9.9
Other income (expense)........................       21.4        (12.9)(1)        8.3         (3.1)           1.1          (2.0)
                                                                   (.2)(2)
                                                ---------       ------    -----------       ------          -----    -----------
Income from continuing operations before
 provision for taxes..........................      130.9        (13.1)        117.8           (.1)           8.0           7.9
Provision for income taxes....................       50.7         (5.3)(3)       45.4           .9            2.5           3.4
                                                ---------       ------    -----------       ------          -----    -----------
Income from continuing operations.............  $    80.2    $    (7.8)    $    72.4     $    (1.0)     $     5.5     $     4.5
                                                ---------       ------    -----------       ------          -----    -----------
                                                ---------       ------    -----------       ------          -----    -----------
Income per common share from continuing
 operations:
  Basic.......................................  $    2.23                  $    2.35                                  $    0.32
  Diluted.....................................  $    2.19                  $    2.15                                  $    0.32
Weighted average common shares outstanding:
  Basic.......................................       36.0                       30.8                                       14.0
  Diluted.....................................       36.6                       37.3(10)                                   14.0


                                                   MERGER
                                                 ADJUSTMENTS    PRO FORMA
                                                  (NOTE C)      COMBINED
                                                -------------  -----------
Net Sales.....................................    $   (71.0)(9)  $ 2,300.1
Costs of sales................................        (71.0)(9)    1,839.4
                                                     ------    -----------
  Gross profit................................       --             460.7
Operating expenses............................          1.7(8)      343.0
                                                     ------    -----------
  Operating income............................         (1.7)        117.7
Other income (expense)........................       --               6.3

                                                     ------    -----------
Income from continuing operations before
 provision for taxes..........................         (1.7)        124.0
Provision for income taxes....................       --              48.8
                                                     ------    -----------
Income from continuing operations.............    $    (1.7)    $    75.2
                                                     ------    -----------
                                                     ------    -----------
Income per common share from continuing
 operations:
  Basic.......................................                  $    2.30
  Diluted.....................................                  $    2.12
Weighted average common shares outstanding:
  Basic.......................................                       32.7
  Diluted.....................................                       39.2(10)

NOTE A

    The Fleetwood pro forma income statement for the nine months ended January 25, 1998 reflects the following pro forma adjustments:

    (1) To record interest expense at 6% on $287.5 million of mandatorily redeemable preferred securities.

    (2) To amortize capitalized issuance costs of preferred securities.

    (3) To record tax effect of entries (1) and (2) above.

NOTE B

    The HomeUSA pro forma income statement for the nine months ended December 31, 1997 reflects the following pro forma adjustments:

                                                                               PRO FORMA ADJUSTMENTS               TOTAL PRO
                                                                     ------------------------------------------      FORMA
                                                                        (4)        (5)        (6)        (7)      ADJUSTMENTS
                                                                     ---------  ---------  ---------  ---------  -------------
Net sales..........................................................  $    (2.3) $  --      $  --      $      .5    $    (1.8)
Costs of sales.....................................................       (2.1)    --         --            (.2)        (2.3)
                                                                     ---------  ---------  ---------  ---------        -----
    Gross profit...................................................        (.2)    --         --             .7           .5
Operating expenses.................................................       (1.1)      (6.3)    --            1.0         (6.4)
                                                                     ---------  ---------  ---------  ---------        -----
    Operating income...............................................         .9        6.3     --            (.3)         6.9
Other income (expense).............................................     --         --         --            1.1          1.1
                                                                     ---------  ---------  ---------  ---------        -----
Income from continuing operations before provision for taxes.......         .9        6.3     --             .8          8.0
Provision for income taxes.........................................     --         --            2.5     --              2.5
                                                                     ---------  ---------  ---------  ---------        -----
Income from continuing operations..................................  $      .9  $     6.3  $    (2.5) $      .8    $     5.5
                                                                     ---------  ---------  ---------  ---------        -----
                                                                     ---------  ---------  ---------  ---------        -----

    (4) Represents the operating results of sales centers and non-operating assets and liabilities of certain Founding Companies which were not acquired in the HomeUSA mergers.

    (5) Represents the reduction of salaries, bonuses and benefits to the owners of the Founding Companies to which they have agreed prospectively in connection with the mergers and the reversal of the non-recurring portion of a non-cash compensation charge related to common stock issued to the management of and consultants to HomeUSA offset by a charge for the recurring portion of salary expenses of management.

    (6) Reflects the incremental provision for federal and state income taxes relating to the statement of operations adjustments and to reflect income taxes on S corporation and LLC income as if these entities had been taxed as C corporations during the period presented.

    (7) Reflects other pro forma adjustments which include amortization of goodwill, reduction of interest expense on floor plan refinancing, increased volume rebates and financing income.

NOTE C

    The pro forma combined condensed income statement for the nine months ended January 25, 1998 reflects the following merger adjustments:

    (8) To record amortization of goodwill over 40 years.

    (9) To eliminate intercompany sales of Fleetwood to HomeUSA at Fleetwood's selling price.

   (10) The reconciliations for income (numerator) and shares (denominator) between Basic EPS and Diluted EPS are shown below:

                                                   PRO FORMA FLEETWOOD                  PRO FORMA COMBINED
                                           -----------------------------------  -----------------------------------
                                                                        PER                                  PER
                                             INCOME       SHARES       SHARE      INCOME       SHARES       SHARE
                                           -----------  -----------  ---------  -----------  -----------  ---------
Basic EPS:
  Income from continuing operations
    available to common shareholders.....   $    72.4         30.8   $    2.35   $    75.2         32.7   $    2.30
Effect of dilutive securities--
  Stock options..........................      --               .6                  --               .6
  Company obligated mandatorily
    redeemable preferred stock...........         7.8          5.9                     7.8          5.9
Diluted EPS:
  Income available to common shareholders
    plus assumed conversions.............   $    80.2         37.3   $    2.15   $    83.0         39.2   $    2.12
                                                -----        -----   ---------       -----        -----   ---------
                                                -----        -----   ---------       -----        -----   ---------

                          FLEETWOOD ENTERPRISES, INC.
           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                    FOR THE FISCAL YEAR ENDED APRIL 27, 1997
                      (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                                                                          HOMEUSA
                                                                                          ---------------------------------------
                                                                 FLEETWOOD                  COMBINED
                                                    -----------------------------------    HISTORICAL
                                                    HISTORICAL   ADJUSTMENTS  PRO FORMA      HOMEUSA      ADJUSTMENTS   PRO FORMA
                                                    FLEETWOOD     (NOTE A)    FLEETWOOD   TWELVE MONTHS    (NOTE B)      HOMEUSA
                                                    ---------    ----------   ---------   -------------   -----------   ---------
Net sales.........................................  $ 2,874.4     $--         $2,874.4       $190.9          $ 3.3       $194.2
Costs of sales....................................    2,334.8      --          2,334.8        149.3            2.3        151.6
                                                    ---------    ----------   ---------      ------          -----      ---------
                                                        539.6      --            539.6         41.6            1.0         42.6
Operating expenses................................      400.0      --            400.0         33.8           (4.7)        29.1
                                                    ---------    ----------   ---------      ------          -----      ---------
  Operating income................................      139.6      --            139.6          7.8            5.7         13.5
Other income (expense)............................        7.5      (17.3)(1)     (10.1)        (3.3)            .9         (2.4)
                                                                     (.3)(2)
                                                    ---------    ----------   ---------      ------          -----      ---------
Income from continuing operations before provision
 for taxes........................................      147.1      (17.6)        129.5          4.5            6.6         11.1
Provision for income taxes........................       57.0       (7.0)(3)      50.0          1.3            3.6          4.9
                                                    ---------    ----------   ---------      ------          -----      ---------
Income from continuing operations.................  $    90.1     $(10.6)     $   79.5       $  3.2          $ 3.0       $  6.2
                                                    ---------    ----------   ---------      ------          -----      ---------
                                                    ---------    ----------   ---------      ------          -----      ---------
Income per common share from continuing operations
  Basic...........................................  $    2.36                 $   2.41                                   $ 0.45
  Diluted.........................................  $    2.30                 $   2.26                                   $ 0.45
Weighted average common shares outstanding
  Basic...........................................       38.2                     33.0                                     13.9
  Diluted.........................................       39.2                     39.9(11)                                 13.9


                                                        MERGER
                                                      ADJUSTMENTS     PRO FORMA
                                                       (NOTE C)       COMBINED
                                                    ---------------   ---------
Net sales.........................................        $(77.0)(10) $2,991.6
Costs of sales....................................         (77.0)(10)  2,409.4
                                                          ------      ---------
                                                         --              582.2
Operating expenses................................           2.2(9)      431.3
                                                          ------      ---------
  Operating income................................          (2.2)        150.9
Other income (expense)............................       --              (12.5)

                                                          ------      ---------
Income from continuing operations before provision
 for taxes........................................          (2.2)        138.4
Provision for income taxes........................       --               54.9
                                                          ------      ---------
Income from continuing operations.................        $ (2.2)     $   83.5
                                                          ------      ---------
                                                          ------      ---------
Income per common share from continuing operations
  Basic...........................................                    $   2.39
  Diluted.........................................                    $   2.25
Weighted average common shares outstanding
  Basic...........................................                        34.9
  Diluted.........................................                        41.8(11)

NOTE A

    The Fleetwood pro forma income statement for the year ended April 27, 1997 reflects the following pro forma adjustments:

    (1) To record interest expense at 6% related to the issuance of $287.5 million of mandatorily redeemable preferred securities.

    (2) To amortize capitalized issuance costs of preferred securities.

    (3) To record tax effect of entries (1) and (2) above.

NOTE B

    The HomeUSA pro forma income statement for the twelve months ended March 31, 1997 reflects the following pro forma adjustments:

                                                                             PRO FORMA ADJUSTMENTS                    TOTAL PRO
                                                             -----------------------------------------------------      FORMA
                                                                (4)        (5)        (6)        (7)        (8)      ADJUSTMENTS
                                                             ---------  ---------  ---------  ---------  ---------  -------------
Net sales..................................................  $    (6.6) $     9.4  $  --      $  --      $      .5    $     3.3
Costs of sales.............................................       (5.0)       7.5     --         --            (.2)         2.3
                                                             ---------  ---------  ---------  ---------  ---------        -----
    Gross profit...........................................       (1.6)       1.9     --         --             .7          1.0
Operating expenses.........................................       (1.3)       1.3       (6.2)    --            1.5         (4.7)
                                                             ---------  ---------  ---------  ---------  ---------        -----
    Operating income.......................................        (.3)        .6        6.2     --            (.8)         5.7
Other income (expense).....................................         .2        (.4)    --         --            1.1           .9
                                                             ---------  ---------  ---------  ---------  ---------        -----
Income from continuing operations before provision for
  taxes....................................................        (.1)        .2        6.2     --             .3          6.6
Provision for income taxes.................................        (.1)    --         --            3.7     --              3.6
                                                             ---------  ---------  ---------  ---------  ---------        -----
Income from continuing operations..........................  $  --      $      .2  $     6.2  $    (3.7) $      .3    $     3.0
                                                             ---------  ---------  ---------  ---------  ---------        -----
                                                             ---------  ---------  ---------  ---------  ---------        -----

    (4) Represents the operating results of sales centers and non-operating assets and liabilities of certain Founding Companies which were not acquired in the HomeUSA mergers.

    (5) Represents pre-acquisition historical results of operations from sales centers acquired by one of the Founding Companies in April 1997.

    (6) Represents the reduction of salaries, bonuses and benefits to the owners of the Founding Companies to which they have agreed prospectively in connection with the mergers and the reversal of the non-recurring portion of a non-cash compensation charge related to common stock issued to the management of and consultants to HomeUSA offset by a charge for the recurring portion of salary expenses of management.

    (7) Reflects the incremental provision for federal and state income taxes relating to the statement of operations adjustments and to reflect income taxes on S corporation and LLC income as if these entities had been taxed as C corporations during the period presented.

    (8) Reflects other pro forma adjustments which include amortization of goodwill, reduction of interest expense on floor plan refinancing, increased volume rebates and financing income.

NOTE C

    The pro forma combined condensed income statement for the fiscal year ended April 27, 1997 reflects the following merger adjustments:

    (9) To record amortization of goodwill over 40 years.

   (10) To eliminate intercompany sales of Fleetwood to HomeUSA at Fleetwood's selling price.

   (11) The reconciliations for income (numerator) and shares (denominator) between Basic EPS and Diluted EPS are shown below:

                                                   PRO FORMA FLEETWOOD                  PRO FORMA COMBINED
                                           -----------------------------------  -----------------------------------
                                                                        PER                                  PER
                                             INCOME       SHARES       SHARE      INCOME       SHARES       SHARE
                                           -----------  -----------  ---------  -----------  -----------  ---------
Basic EPS:
  Income from continuing operations
    available to common shareholders.....   $    79.5         33.0   $    2.41   $    83.5         34.9   $    2.39
Effect of dilutive securities--
  Stock options..........................      --              1.0                  --              1.0
  Company obligated mandatorily
    redeemable preferred stock...........        10.6          5.9                    10.6          5.9
Diluted EPS:
  Income available to common shareholders
    plus assumed conversions.............   $    90.1         39.9   $    2.26   $    94.1         41.8   $    2.25
                                                -----        -----   ---------       -----        -----   ---------
                                                -----        -----   ---------       -----        -----   ---------

                     DESCRIPTION OF FLEETWOOD CAPITAL STOCK

FLEETWOOD COMMON STOCK AND PREFERRED STOCK

    Fleetwood's authorized capital stock consists of 75,000,000 shares of Fleetwood Common Stock, par value $1.00 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share. At March 31, 1998, there were outstanding (a) 31,451,319 shares of Fleetwood Common Stock, as well as the same number of Rights (described below); (b) exercisable stock options to purchase an aggregate of approximately 2,158,424 shares of Fleetwood Common Stock; and (c) no shares of preferred stock. Holders of Fleetwood Trust Preferred Securities (described below) have the right to convert such securities into an aggregate of 5,131,363 shares of Fleetwood Common Stock.

    Subject to the rights of holders of preferred stock, the holders of Fleetwood Common Stock are entitled to receive such dividends as may be declared by the Fleetwood Board from funds legally available therefor and, in the event of liquidation, to receive pro rata all assets remaining after payment of all obligations. Each holder of Fleetwood Common Stock is entitled to one vote for each share held and to cumulate his votes for the election of directors. Stockholders do not have preemptive rights.

    The authorized shares of preferred stock are issuable, without further stockholder approval, in one or more series as determined by the Fleetwood Board, with such voting rights, designations, powers, preferences, and the relative participating, optional or other rights, and the qualifications, limitations or restrictions thereof, as are fixed by the Fleetwood Board. Fleetwood has designated one series, consisting of 50,000 shares of Series A Junior Participating Preferred Stock, none of which is outstanding.

    The Fleetwood Charter provides for a classified board of directors, approximately one-third of which is elected annually for a three-year term, and requires a vote of holders of not less than 80% of the voting stock to adopt or modify the Fleetwood Bylaws or to approve a merger, sale of substantially all the assets or certain other transactions between Fleetwood any other corporation holding directly or indirectly more than 5% of Fleetwood's voting stock, unless the merger, sale or other transaction was approved by the Fleetwood Board prior to such other corporation's acquisition of more than 5% of Fleetwood's voting stock. The above provisions cannot be changed except by the 80% affirmative vote of stockholders. See "COMPARATIVE RIGHTS OF FLEETWOOD AND HOMEUSA STOCKHOLDERS."

    BankBoston, N.A. is the transfer agent and registrar for Fleetwood Common Stock.

RIGHTS

    On November 10, 1988, the Fleetwood Board declared a dividend distribution on each then outstanding share of Fleetwood Common Stock of one Right to acquire one one-hundredth share of Series A Junior Participating Preferred Stock of Fleetwood at an exercise price of $75.00, subject to adjustment, pursuant to the terms of the Fleetwood Rights Agreement. The Rights are also issued with shares of Fleetwood Common Stock issued after the initial dividend distribution and before the occurrence of certain specified events.

    The Rights may only be exercised ten days after public announcement that a party has acquired or obtained the right to acquire 25% or more of the outstanding Fleetwood Common Stock; ten business days after commencement of, or announcement of intention to commence, a tender or exchange offer to acquire 30% or more of the Fleetwood Common Stock; or ten business days after the Fleetwood Board determines that any person, alone or together with its affiliates and associates, has become the beneficial owner of an amount of Fleetwood Common Stock that the Fleetwood Board determines to be substantial (which amount may not be less than 15% of the shares of Fleetwood Common Stock outstanding) and at least a majority of the Fleetwood Board who are not officers of Fleetwood, after reasonable inquiry and investigation, including consultation with such persons as such directors shall deemed appropriate, shall determine that such beneficial ownership by such person is for the purpose of greenmail or is reasonably likely to cause a material adverse impact on Fleetwood (any such person being referred to as an "Adverse

Person"). In the event a party acquires 30% or more of the outstanding shares of Fleetwood Common Stock in accordance with certain defined terms or the Fleetwood Board determines that any person has become an Adverse Person, each Right will entitle its holder to purchase, at the Right's then current exercise price, a number of shares of Fleetwood Common Stock having a market value of twice the Right's then current exercise price.

    The Rights do not have voting rights and expire November 9, 1998. They may be redeemed by Fleetwood at a price of $0.02 per Right at any time prior to the earlier of (i) their expiration; (ii) ten days following a person's acquisition of 25% or more of the outstanding shares of Fleetwood Common Stock; or (iii) the Fleetwood Board's determination of a person to be an Adverse Person. If Fleetwood is acquired, under certain circumstances each Right entitles the holder to purchase, at the Right's then current exercise price, a number of the acquiring company's common shares having a market value of twice the Right's then current exercise price.

    Unless and until the Rights become exercisable, the Rights trade only with shares of Fleetwood Common Stock and are represented by the stock certificates representing Fleetwood Common Stock. If the Rights become exercisable, separate certificates representing the Rights will be delivered to the holders of Fleetwood Common Stock at such time, and the Rights will then trade separately from the shares of Fleetwood Common Stock. The Rights will not become exercisable or separately tradable as a result of the Merger.

FLEETWOOD TRUST PREFERRED SECURITIES

    On February 10, 1998, Fleetwood Capital Trust, a Delaware statutory business trust formed and wholly owned by Fleetwood ("Fleetwood Trust"), originally issued 5,750,000 shares of 6% Convertible Trust Preferred Securities (the "Fleetwood Trust Preferred Securities"), liquidation amount of $50 per Fleetwood Trust Preferred Security, representing preferred undivided beneficial interests in the assets of Fleetwood Trust. Fleetwood owns directly all of Fleetwood Trust's common securities (the "Fleetwood Trust Common Securities" and, with the Fleetwood Trust Preferred Securities, the "Fleetwood Trust Securities"), representing common undivided beneficial interests in the assets of Fleetwood Trust. Fleetwood Trust exists for the sole purpose of issuing the Fleetwood Trust Securities and investing the proceeds thereof in an equivalent amount of 6% Convertible Subordinated Debentures due 2028 of Fleetwood (the "Fleetwood Convertible Subordinated Debentures"). Each Fleetwood Trust Preferred Security is convertible at the option of the holder, at any time, into shares of Fleetwood Common Stock (including the associated Rights), at the initial conversion price of $48.72 per share of Fleetwood Common Stock (equivalent to an initial conversion rate of 1.02627 shares of Fleetwood Common Stock for each Fleetwood Trust Preferred Security), subject to adjustment in certain circumstances.

    Fleetwood has agreed to file a Registration Statement on Form S-3 in respect of the Fleetwood Trust Preferred Securities, Fleetwood's guarantee thereof, the Fleetwood Convertible Subordinated Debentures, and the shares of Fleetwood Common Stock issuable upon conversion thereof pursuant to the terms of a Registration Rights Agreement by and among Fleetwood, Fleetwood Trust and the initial purchaser of the Fleetwood Trust Preferred Securities, PaineWebber. If Fleetwood fails to comply with certain of its obligations under the Registration Rights Agreement, additional distributions will be payable on the Fleetwood Trust Preferred Securities.

    Holders of Fleetwood Trust Preferred Securities are entitled to receive cumulative cash distributions at an annual rate of 6% of the liquidation amount of $50 per Fleetwood Trust Preferred Security, accumulating from the first date that any Fleetwood Trust Preferred Securities are issued and payable, quarterly in arrears on February 15, May 15, August 15, and November 15 of each year, commencing May 15, 1998. The payment of such distributions out of monies held by Fleetwood Trust and payments on liquidation of Fleetwood Trust or the redemption of Fleetwood Trust Preferred Securities, are guaranteed by Fleetwood. The guarantee covers payments of distributions and other payments on the Fleetwood Trust

Preferred Securities only if and to the extent that Fleetwood Trust has funds available therefor, which will not be the case unless Fleetwood has made a payment of interest or principal or other payments on the Fleetwood Convertible Subordinated Debentures held by Fleetwood Trust as its sole asset. The obligations of Fleetwood under the guarantee are subordinate and junior in right of payment to all other liabilities of Fleetwood (except any liabilities that may rank pari passu expressly by their terms), and rank pari passu with the most senior preferred stock, if any, issued from time to time by Fleetwood. The obligations of Fleetwood under the Fleetwood Convertible Subordinated Debentures are unsecured obligations of Fleetwood, and are subordinate and junior in right of payment to all present and future senior indebtedness of Fleetwood. So long as Fleetwood is not in default in the payment of interest on the Fleetwood Convertible Subordinated Debentures, Fleetwood has the right to defer payments of interest on the Fleetwood Convertible Subordinated Debentures from time to time for successive periods by extending the interest payment period on the Fleetwood Convertible Subordinated Debentures at any time for up to 20 consecutive quarters. If interest payments are so deferred, distributions to holders of the Fleetwood Trust Preferred Securities will also be deferred. During an extension period, distributions continue to accumulate with interest thereon (to the extent permitted by applicable law) at the distribution rate, compounded quarterly, and holders of Fleetwood Trust Preferred Securities are required to include deferred interest payments in their gross income for United States federal income tax purposes in advance of receipt of the cash distributions with respect to such deferred interest payments.

    The Fleetwood Convertible Subordinated Debentures are redeemable by Fleetwood, in whole or in part, from time to time, at any time on or after February 15, 2001 at specified redemption prices, plus accrued and unpaid interest thereon to but excluding the date fixed for redemption. If Fleetwood redeems the Fleetwood Convertible Subordinated Debentures, Fleetwood Trust must redeem Fleetwood Trust Securities having an aggregate liquidation amount equal to the aggregate principal amount of the Fleetwood Convertible Subordinated Debentures so redeemed, at a redemption price corresponding to the redemption price of the Fleetwood Convertible Subordinated Debentures, plus accrued and unpaid interest thereon to the date fixed for redemption. The outstanding Fleetwood Trust Preferred Securities will be redeemed upon maturity of the Fleetwood Convertible Subordinated Debentures. The Fleetwood Convertible Subordinated Debentures mature on February 15, 2028.

    Upon the occurrence of certain events arising from a change in law or a change in legal interpretation, unless the Fleetwood Convertible Subordinated Debentures are redeemed, Fleetwood Trust may be dissolved, with the result that, after satisfaction of liabilities to creditors of Fleetwood Trust, if any, the Fleetwood Convertible Subordinated Debentures would be distributed to the holders of Fleetwood Trust Preferred Securities, on a pro rata basis, in lieu of any cash distribution. If the Fleetwood Convertible Subordinated Debentures are distributed to the holders of the Fleetwood Trust Preferred Securities, Fleetwood will use its best efforts to have the Fleetwood Convertible Subordinated Debentures listed on the NYSE or on such other exchange as the Fleetwood Trust Preferred Securities are then listed. If the Fleetwood Convertible Subordinated Debentures are not distributed to the holders of the Fleetwood Trust Preferred Securities, the holders of the Fleetwood Trust Preferred Securities will be entitled to receive for each Fleetwood Trust Preferred Security a liquidation amount of $50, plus accumulated and unpaid distributions thereon, to the date of payment.

            COMPARATIVE RIGHTS OF HOMEUSA AND FLEETWOOD STOCKHOLDERS

    GENERAL. At the Effective Time, the stockholders of HomeUSA will become stockholders of Fleetwood. As stockholders of Fleetwood, their rights will be governed by the DGCL and the Fleetwood Charter and Fleetwood Bylaws, rather than by HomeUSA's Amended and Restated Certificate of Incorporation (the "HomeUSA Charter") and the HomeUSA Bylaws. Following are summaries of all material differences between the rights of Fleetwood stockholders and the rights of HomeUSA stockholders. For additional information regarding the rights of Fleetwood stockholders, see "DESCRIPTION OF FLEETWOOD CAPITAL STOCK."

    Both Fleetwood and HomeUSA are organized under the laws of the State of Delaware. Any differences, therefore, in the rights of holders of Fleetwood capital stock and HomeUSA capital stock arise solely from differences in their respective certificates of incorporation and bylaws. The following summaries of all material differences between the rights of Fleetwood stockholders and the rights of HomeUSA stockholders is qualified in its entirety by reference to the relevant provisions of the DGCL, the Fleetwood Charter, the Fleetwood Bylaws, the Fleetwood Rights Agreement, the HomeUSA Charter, and the HomeUSA Bylaws, to which stockholders of HomeUSA are referred. The identification of specific differences is not meant to indicate that other equally or more significant differences do not exist.

    AUTHORIZED CAPITAL. Fleetwood's authorized capital stock consists of 75,000,000 shares of Fleetwood Common Stock, par value $1.00 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share. HomeUSA's authorized capital stock consists of 100,000,000 shares of HomeUSA Common Stock, par value $0.01 per share, 5,000,000 shares of restricted common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share. Each share of HomeUSA's restricted common stock automatically converts into HomeUSA Common Stock on a share-for-share basis (i) in the event of a disposition of such share of restricted common stock by the holder thereof (other than a distribution that is a distribution by a holder to its partners or beneficial owners, or a transfer to a related party of such holder (as defined),
(ii) in the event any person acquires beneficial ownership of 15% or more of the outstanding shares of HomeUSA Common Stock, or (iii) in the event any person offers to acquire 15% or more of the total number of outstanding shares of HomeUSA Common Stock. Accordingly, all outstanding shares of HomeUSA's restricted common stock have been converted into HomeUSA Common Stock as a result of the Merger Agreement.

    RIGHTS. The DGCL permits a corporation to create and issue rights entitling the holders thereof to purchase from the corporation any shares of its capital stock of any class or classes. HomeUSA has not issued any rights. On November 10, 1988, the Fleetwood Board declared a dividend distribution on each then outstanding share of Fleetwood Common Stock of one Right to acquire one one-hundredth share of Series A Junior Participating Preferred Stock of Fleetwood at an exercise price of $75.00, subject to adjustment. The Rights are also issued with shares of Fleetwood Common Stock issued after the initial dividend distribution and before the occurrence of certain specified events. A description of the Fleetwood Rights is set forth above in "DESCRIPTION OF FLEETWOOD CAPITAL STOCK--Rights."

    FLEETWOOD AND HOMEUSA PREFERRED STOCK. The DGCL permits a corporation's certificate of incorporation to allow its board of directors to issue, without stockholder approval, one or more series of preferred or preference stock and to designate their rights, preferences, privileges and restrictions. The Fleetwood Charter authorizes the issuance of preferred stock in one or more series. The Fleetwood Board is authorized to fix the voting rights, designations, powers, preferences and the relative, participating, optional or other rights, if any, and the qualifications, limitations or restrictions of any series. Fleetwood has designated one series, consisting of 50,000 shares of Series A Junior Participating Preferred Stock. The HomeUSA Charter also grants such power to the HomeUSA Board; however, the HomeUSA Board has not designated a series of preferred stock.

    VOTING RIGHTS. The DGCL states that, unless a corporation's certificate of incorporation or, with respect to clauses (ii) and (iii), the bylaws, specify otherwise, (i) each share of its capital stock is entitled to one vote; (ii) a majority of voting power of the shares entitled to vote, present in person or represented by proxy, shall constitute a quorum at a stockholders' meeting; (iii) in all matters other than the election of directors, the affirmative vote of a majority of the voting power of shares, present in person or represented by proxy at the meeting and entitled to vote on the subject matter, shall be the action of the stockholders; and (iv) directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Each holder of Fleetwood Common Stock is entitled to one vote per share on all matters to be voted on by the stockholders and to cumulate his votes for the election of directors. Each holder of HomeUSA Common Stock is entitled to one vote for each share on all matters to be voted on by the stockholders and cumulative voting for the election of directors is not permitted. Directors shall be elected by a plurality of votes cast at a meeting of the stockholders by the stockholders entitled to vote in the elections. Neither holders of Fleetwood Common Stock nor holders of HomeUSA Common Stock have preemptive rights.

    PAYMENT OF DIVIDENDS. The DGCL permits the payment of dividends out of a corporation's surplus. Dividends may, in certain cases, also be paid out of net profits for the fiscal year in which declared or out of net profits for the preceding fiscal year. Neither Fleetwood's nor HomeUSA's Charter or Bylaws contain provisions limiting the payment of dividends.

    DIRECTORS. The DGCL permits the certificate of incorporation or the bylaws of a corporation to contain provisions governing the number and qualification of directors. The Fleetwood Charter provides for a board of directors divided into three classes, with approximately one-third of the directors elected annually for a three-year term. The Fleetwood Bylaws provide for eight directors. The HomeUSA Certificate also classifies the board of directors into three classes, with approximately one-third of the directors elected annually for a three-year term. The HomeUSA Bylaws provide for the number of directors to be fixed from time to time by resolution passed by a majority of the HomeUSA Board. HomeUSA currently has 13 directors.

    Under the DGCL, unless the board of directors is classified or the certificate of incorporation provides for cumulative voting, any director may be removed with or without cause by the holders of a majority of shares entitled to vote for the election of directors. Unless the certificate of incorporation provides otherwise, in the case of a corporation whose board is classified, stockholders may effect such removal only for cause and, in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part. The Fleetwood Charter provides for a classified board of directors and cumulative voting and contains no provisions regarding the removal of a director. Therefore, a director may only be removed by stockholders for cause. The HomeUSA Charter provides that no director may be removed from office by a vote of the stockholders at any time except for cause. The HomeUSA Bylaws provide that any director may be removed at any time by the holders of outstanding shares of HomeUSA Common Stock entitled to vote for the election of directors.

    Under the DGCL, vacancies and newly created directorships may be filled by a majority of the directors then in office or by a sole remaining director (even though less than a quorum) unless otherwise provided in the certificate of incorporation or bylaws. The Fleetwood Bylaws provide that vacancies may be filled by a vote of the majority of the remaining directors, although less than a quorum. The HomeUSA Charter and the HomeUSA Bylaws provide for vacancies on the board to be filled by a majority of the remaining board members, although less than a quorum, except that those vacancies resulting from removal from office by a vote of the stockholders may be filled by a vote of the stockholders at the same meeting at which such removal occurs.

    SPECIAL STOCKHOLDER MEETINGS. The DGCL provides that a special meeting of stockholders may be called by the board of directors or by such person or persons as may be authorized by a corporation's certificate of incorporation or bylaws. The Fleetwood Charter and the Fleetwood Bylaws provide that special meetings of stockholders may be called at any time by the Fleetwood Board or by a committee of the Fleetwood Board whose power and authority include the power to call such meetings. The HomeUSA Bylaws provide that a special meeting of stockholders may be called only by the Chief Executive Officer, by a majority of the HomeUSA Board or by a majority of the executive committee of the HomeUSA Board, if any.

    LIMITATION OF PERSONAL LIABILITY OF DIRECTORS. The DGCL provides that a corporation's certificate of incorporation may include a provision limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. However, no such provision can limit the liability of a director for (i) any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law; (iii) for dividend payments or stock purchases or redemptions illegal under the DGCL; (iv) any transaction from which the director derived an improper personal benefit; or (v) any act or omission prior to the adoption of such a provision in the certificate of incorporation. The Fleetwood Charter exempts directors from personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the full extent permitted by the DGCL. The HomeUSA Charter exempts directors from personal liability to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability in connection with a breach of the duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock purchases or redemptions illegal under the DGCL or for any transaction from which the director derived an improper personal benefit.

    INDEMNIFICATION OF OFFICERS AND DIRECTORS. Under the DGCL, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil or criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The DGCL permits similar indemnification in the case of derivative actions, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    The Fleetwood Charter contains no provisions regarding indemnification of officers and directors. The Fleetwood Bylaws provide that the corporation shall, to the fullest extent permitted by law, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including a derivative action) by reason of the fact that he is or was a director or officer of Fleetwood, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Fleetwood Bylaws authorize the advance of expenses in certain circumstances. The Fleetwood Bylaws also authorize the corporation to purchase and maintain insurance on behalf of a director, officer, employee, agent of the corporation or a person acting at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a member of any committee or similar body against any liability incurred by him in any such capacity whether or not the corporation would have the power to indemnify him.

    The HomeUSA Charter provides that directors and officers of HomeUSA shall be indemnified by the corporation to the fullest extent permitted by the DGCL. The HomeUSA Bylaws provide that the corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including a derivative action) by reason of the fact that he is or was or has agreed to become a director or officer of the Corporation, or is or was serving or has agreed to serve at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding and any appeal therefrom if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that in the case of a derivative action, such indemnification is limited to expenses (including attorneys' fees) actually and reasonably incurred by him in the defense or settlement of the action or suit, and no indemnification shall be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    AMENDMENT OF CERTIFICATE OF INCORPORATION. Under the DGCL, a proposed amendment to a corporation's certificate of incorporation requires a resolution adopted by the board of directors and, unless a greater percentage is required in the certificate of incorporation, the affirmative vote of the holders of a majority of the outstanding stock entitled to vote thereon and, if applicable, the affirmative vote of the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class. If any such amendment would adversely affect the rights of any holders of shares of a class or series of stock, the vote of the holders of a majority of all outstanding shares of the class or series, voting as a class, is also necessary to authorize the amendment. The Fleetwood Charter provides that the provisions dealing with the alteration of bylaws by stockholders, the classified board, the prohibition against stockholder actions without meetings, cumulative voting, the 80% vote of stockholders required for certain mergers, appraisal rights of stockholders and the regulation of certain transactions may not be repealed or amended unless approved by the affirmative vote of the holders of not less than 80% of the total voting power of all outstanding shares of the voting stock of Fleetwood. The HomeUSA Charter provides that unless such action has been approved by a majority of the vote of the full board of directors, the affirmative vote of 66 2/3% of the votes which all stockholders of the then outstanding shares of capital stock of the corporation would be entitled to cast thereon, voting together as a single class, shall be required to amend or repeal the provisions governing the classification, election, removal and vacancies of the board of directors, the power to make, alter or repeal bylaws, and the amendment and repeal of these provisions of the HomeUSA Charter, or to adopt any inconsistent provision. With such prior board approval, the affirmative vote of a majority of the outstanding stock entitled to vote thereon is sufficient to amend these provisions.

    AMENDMENT OF BYLAWS. Under the DGCL, the power to adopt, amend or repeal a corporation's bylaws resides with the stockholders entitled to vote thereon, and with the directors of such corporation if such power is conferred upon the board of directors in the certificate of incorporation. The Fleetwood Charter provides that the board of directors is authorized to make, repeal, alter, amend and rescind the bylaws of the corporation and that the bylaws shall not be made, repealed, altered, amended or rescinded by the stockholders except by the vote of the holders of not less than 80% of the total voting power of all outstanding shares of voting stock of the corporation. The Fleetwood Bylaws provide that a majority of the directors in office, or 80% of the total voting power of all outstanding shares of voting stock may alter, amend or repeal the bylaws. The HomeUSA Charter and the HomeUSA Bylaws provide that the board of directors is authorized to make, alter and repeal the bylaws of the corporation. The HomeUSA Bylaws provide that unless a different percentage is specified in a particular provision of the bylaws, any amendment or repeal of the bylaws by the stockholders shall be by a vote of the holders of at least 66-2/3% of the total votes eligible to be cast by holders of voting stock. The HomeUSA Bylaws also provide that notwithstanding any other provision in the HomeUSA Charter to the contrary, the provisions in the bylaws governing notice of stockholder business and nominations may not be altered, amended or repealed, nor may any inconsistent provision be adopted, unless approved by the affirmative vote of at least 80% of the combined voting power of the then outstanding shares of the corporation's stock entitled to vote generally at elections of directors voting together as a single class, and at least 80% of each class, series and issuance of combined voting power of the then outstanding shares of HomeUSA's stock entitled to vote generally at elections of directors voting together as a class, series or issuance.

    BUSINESS COMBINATIONS WITH RELATED CORPORATIONS AND AFFILIATES. The Fleetwood Charter provides that, subject to certain exceptions, the affirmative vote of the holders of not less than 80% of the total voting power of all outstanding shares of voting stock shall be required for the approval of any proposal that (i) Fleetwood merge or consolidate with any other corporation or affiliate of that corporation that singly or together are the beneficial owners of more than 5% of the outstanding shares of voting stock of Fleetwood, (ii) Fleetwood sell or exchange all or substantially all of its assets or business to such corporation or affiliate, or (iii) Fleetwood issue or deliver any stock or other securities of its issue in exchange of or payment for any properties or assets of such corporation or affiliate, or in a merger of any other affiliate of Fleetwood with and into such corporation or affiliate, and to effect such transaction the approval of the stockholders is required by law or by agreement between Fleetwood and any national securities exchange. The HomeUSA Charter contains no provision regarding stockholder approval for certain business combinations.

    INTERESTED STOCKHOLDER TRANSACTIONS. The Fleetwood Charter provides that any direct or indirect purchase by the corporation of shares of voting stock from an interested stockholder (generally defined as the beneficial owner of 5% or more of the voting power of the outstanding voting stock who became such a beneficial owner within two years prior to the date of the interested stockholder transaction, or an affiliate of the corporation who beneficially owned 5% or more of the voting power of the outstanding voting stock at any time within a two-year period prior to the date of the transaction, or certain assignees of an interested stockholder), other than pursuant to an offer to the holders of all outstanding shares of the same class of voting stock, at a per share price in excess of market price must be approved by the affirmative vote of the holders of that amount of voting power of the voting stock equal to the sum of (i) the voting power of the shares of voting stock of which the interested stockholder is the beneficial owner and (ii) a majority of the voting power of the remaining outstanding shares of voting stock, voting together as a single class. The HomeUSA Charter and the HomeUSA Bylaws contain no provision governing interested stockholder transactions.

    ANTI-TAKEOVER PROTECTION. Section 203 of the DGCL, "Business Combinations with Interested Stockholders," prohibits a corporation that does not opt out of its provisions from entering into certain business combination transactions with "interested stockholders" (generally defined to include persons beneficially owning 15% or more of the corporation's outstanding capital stock) for a period of three years following the date such person became an interested stockholder unless prior to that date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder or unless certain super-majority votes are obtained from the stockholders. Neither Fleetwood nor HomeUSA has opted out of Section 203.

    APPRAISAL RIGHTS. Generally, no appraisal rights are available under the DGCL for shares of any class of stock that are (i) listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders. Further, under the DGCL, stockholders of corporations being acquired pursuant to a merger have the right to serve upon the corporation a written demand for appraisal of their shares when the stockholders receive any form of consideration for their shares other than (a) shares of the surviving corporation, (b) shares of any other corporation (x) listed on a national securities exchange or designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, Inc. or (y) held of record by more than 2,000 holders, (c) cash in lieu of fractional shares, or (d) any combination thereof. Stockholders entitled to appraisal rights subsequently receive cash from the corporation equal to the value of their shares as established by judicial appraisal. Corporations may enlarge these statutory rights by including in their certificate of incorporation a provision allowing appraisal rights in any merger in which the corporation is a constituent corporation. The Fleetwood Charter provides that to the maximum extent permissible under DGCL provisions dealing with appraisal rights, the stockholders of the corporation are entitled to the statutory appraisal rights contained in those provisions, notwithstanding any exception otherwise provided therein, with respect to any business combination involving Fleetwood and any related corporation which requires the affirmative vote of holders of not less than 80% of the total voting power of all outstanding shares of voting stock of the corporation under the provisions in the Fleetwood Charter governing stockholder approval of certain mergers. The HomeUSA Charter contains no appraisal provisions.

                                 LEGAL MATTERS

    The validity of the Fleetwood Common Stock to be issued in connection with the Merger and certain tax matters relating to the Merger are being passed upon for Fleetwood by Gibson, Dunn & Crutcher LLP, Orange County, California. Certain tax matters relating to the Merger are being passed upon for HomeUSA by Arthur Andersen LLP, independent public accountants.

                                    EXPERTS

    The audited financial statements of Fleetwood and HomeUSA included or incorporated by reference in this Proxy Statement/Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included or incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

    With respect to the unaudited interim financial information for the quarters ended July 27, 1997, October 26, 1997 and January 25, 1998, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of that information. However, its separate reports thereon state that they did not audit and they do not express an opinion of the interim financial information. Accordingly, the degree of reliance on its reports on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of this Registration Statement prepared or certified by the accountants within the meaning of Section 7 and 11 of that Act.

    The financial statements of McDonald Mobile included elsewhere in this Proxy Statement/Prospectus have been included herein in reliance upon the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in giving said report.

    It is expected that representatives of Arthur Andersen LLP, Fleetwood's and HomeUSA's independent auditors, will be present at the HomeUSA Special Meeting, where they will have an opportunity to respond to appropriate questions of stockholders and to make a statement if they so desire.

                             STOCKHOLDER PROPOSALS

    If the Merger is not consummated, the 1998 annual meeting of the stockholders of HomeUSA is expected to be held in September 1998. If any HomeUSA stockholder intends to present a proposal at such meeting and wishes to have such proposal considered for inclusion in the proxy materials therefor, such stockholder must submit the proposal to the Secretary of HomeUSA in writing so as to be received at the executive offices of HomeUSA by July 15, 1998. Such proposal must also meet the other requirements of the rules of the Commission relating to stockholders' proposals.

                             INDEX OF DEFINED TERMS

AAA Homes.....................................          3
Acquiring Party...............................          8
Acquisition Sub...............................      cover
Adjusted Value................................         37
Adverse Person................................         96
Antitrust Division............................         10
Associates....................................         69
Bargain Homes.................................         78
BT Alex. Brown................................          8
BT Alex. Brown Opinion........................          8
CAGR..........................................          3
Cash Election.................................          5
Cash Election Shares..........................          6
Cavco.........................................         27
Certificates..................................         45
Champion......................................         27
Class A.......................................         65
Class C.......................................         65
Clayton.......................................         37
Closing Date..................................         45
Code..........................................          9
Commission....................................      cover
Competing Bidders.............................         27
Complaint.....................................         74
Confidentiality Agreement.....................         53
Cooper's......................................          3
CPI...........................................         76
CPSC..........................................         73
Credit Facility...............................         83
D&O Insurance.................................         52
DGCL..........................................          4
EBIT..........................................         37
EBITDA........................................         37
Effective Time................................          4
Election Deadline.............................          5
Election Form.................................          5
Election Form Record Date.....................          5
EPS...........................................         37
Equity Value..................................         37
Exchange Act..................................          1
Exchange Agent................................          5
Exchange Fund.................................         48
Exchange Ratio................................          4
Exchanged Option..............................          7
Expression Homes..............................         27
FCC...........................................         11
First American................................          3
Fleetwood.....................................      cover
Fleetwood Board...............................         15
Fleetwood Bylaws..............................         23
Fleetwood Charter.............................         23
Fleetwood Common Stock........................      cover
Fleetwood Convertible Subordinated
  Debentures..................................         98
Fleetwood Reports.............................          2
Fleetwood Rights Agreement....................      cover
Fleetwood Trust...............................         98
Fleetwood Trust Common Securities.............         98
Fleetwood Trust Preferred Securities..........         98
Fleetwood Trust Securities....................         98
Form S-8......................................         53
Founding Companies............................          3
FTC...........................................         10
Green Tree....................................         64
Home Folks....................................          3
HomeUSA.......................................      cover
HomeUSA Affiliates............................         54
HomeUSA Board.................................          4
HomeUSA Bylaws................................          4
HomeUSA Charter...............................        100
HomeUSA Common Stock..........................      cover
HomeUSA IPO...................................         27
HomeUSA IPO Date..............................         35
HomeUSA Option................................          7
HomeUSA Special Meeting.......................          3
HomeUSA Stockholder Approval..................          3
HSR Act.......................................         10
HUD...........................................         21
HUD Code......................................         73
IBES..........................................         37
Indemnified Parties...........................         52
Letter of Transmittal.........................          5
LTM...........................................         37
Mailing Date..................................          5
Maximum Cash Merger Consideration.............          6
Maximum Premium...............................         52
McDonald Mobile...............................          3
Merger........................................      cover
Merger Agreement..............................          3
Merger Consideration..........................          5
Mixed Election................................          5
Mixed Election Cash Shares....................          6
Mobile World..................................          3
Named Director................................         85
Non-Election..................................          5
Notre.........................................         36
NYSE..........................................      cover
P/E...........................................         37
P/E to Growth Rate............................         37
PaineWebber...................................         28
Palm Harbor...................................         27
Patrick Home..................................          3
Per Share Cash Amount.........................      cover
Premium Transactions..........................         39
Pulte.........................................         27
Record Date...................................          4
Registration Statement........................      cover
Representative................................         46
Rights........................................      cover
RV............................................          3
Scenario 1....................................         40
Scenario 2....................................         40
Securities Act................................      cover
Selected Automobile Retailers.................         37
Selected Industry Consolidators...............         37
Selected Manufactured Home Transactions.......         38
Selected Manufactured Housing Manufacturers...         37
Selected Other Automobile Retailing
  Transactions................................         38

Selected Republic Automobile Retailing
  Transactions................................         38
Service.......................................         58
South Atlantic................................         84
Southern Lifestyle............................         84
Stock Election................................          5
Superior Proposal.............................         51
Takeover Proposal.............................         50
Termination Date..............................         55
Termination Fee...............................          8
Universal.....................................          3
Valuation Period..............................          4
Valuation Period Stock Price..................      cover
WillMax.......................................          3

                     INDEX TO HOMEUSA FINANCIAL STATEMENTS

                                                                                                             PAGE
                                                                                                           ---------
Consolidated Financial Statements for the Quarter Ended March 31, 1998
  Consolidated Balance Sheets--March 31, 1998 (unaudited) and December 31, 1997..........................     F-3
  Consolidated Statements of Operations (unaudited)--Three Months Ended March 31, 1998 and 1997..........     F-4
  Consolidated Statements of Cash Flows (unaudited)--Three Months Ended March 31, 1998 and 1997..........     F-5
  Condensed Notes to Consolidated Financial Statements (unaudited).......................................     F-6
  Unaudited Pro Forma Statement of Operations for the Year Ended December 31, 1997.......................    F-10
Consolidated Financial Statements for the Year Ended December 31, 1997
  Report of Independent Public Accountants...............................................................    F-13
  Consolidated Balance Sheets............................................................................    F-14
  Consolidated Statements of Operations..................................................................    F-15
  Consolidated Statements of Stockholders' Equity........................................................    F-16
  Consolidated Statements of Cash Flows..................................................................    F-17
  Notes to Consolidated Financial Statements.............................................................    F-18
Founding Company Financial Statements for the Nine Months Ended September 30, 1997

AAA Homes Group
  Report of Independent Public Accountants...............................................................    F-31
  Combined Balance Sheets................................................................................    F-32
  Combined Statements of Operations......................................................................    F-33
  Combined Statements of Shareholders' Equity............................................................    F-34
  Combined Statements of Cash Flows......................................................................    F-35
  Notes to Combined Financial Statements.................................................................    F-36

McDonald Mobile Homes, Inc.
  Report of Independent Public Accountants...............................................................    F-45
  Balance Sheets.........................................................................................    F-46
  Statements of Operations...............................................................................    F-47
  Statements of Shareholders' Equity.....................................................................    F-48
  Statements of Cash Flows...............................................................................    F-49
  Notes to Financial Statements..........................................................................    F-50

Patrick Home Center, Inc.
  Report of Independent Public Accountants...............................................................    F-57
  Balance Sheets.........................................................................................    F-58
  Statements of Operations...............................................................................    F-59
  Statements of Shareholders' Equity.....................................................................    F-60
  Statements of Cash Flows...............................................................................    F-61
  Notes to Financial Statements..........................................................................    F-62

Mobile World Group
  Report of Independent Public Accountants...............................................................    F-71
  Combined Balance Sheets................................................................................    F-72
  Combined Statements of Operations......................................................................    F-73
  Combined Statements of Shareholder's Equity............................................................    F-74
  Combined Statements of Cash Flows......................................................................    F-75
  Notes to Combined Financial Statements.................................................................    F-76

                                                                                                             PAGE
                                                                                                           ---------
First American Homes Group
  Report of Independent Public Accountants...............................................................    F-84
  Combined Balance Sheets................................................................................    F-85
  Combined Statements of Operations......................................................................    F-86
  Combined Statements of Shareholders' Equity............................................................    F-87
  Combined Statements of Cash Flows......................................................................    F-88
  Notes to Combined Financial Statements.................................................................    F-89

Cooper's Mobile Homes Group
  Report of Independent Public Accountants...............................................................    F-97
  Combined Balance Sheets................................................................................    F-98
  Combined Statements of Operations......................................................................    F-99
  Combined Statements of Shareholders' Equity............................................................    F-100
  Combined Statements of Cash Flows......................................................................    F-101
  Notes to Combined Financial Statements.................................................................    F-102

Home Folks Housing Center, Inc.
  Report of Independent Public Accountants...............................................................    F-111
  Balance Sheets.........................................................................................    F-112
  Statements of Operations...............................................................................    F-113
  Statements of Shareholder's Equity.....................................................................    F-114
  Statements of Cash Flows...............................................................................    F-115
  Notes to Financial Statements..........................................................................    F-116

Willmax Homes of Colorado LLC
  Report of Independent Public Accountants...............................................................    F-122
  Balance Sheets.........................................................................................    F-123
  Statements of Operations...............................................................................    F-124
  Statements of Members' Equity..........................................................................    F-125
  Statements of Cash Flows...............................................................................    F-126
  Notes to Financial Statements..........................................................................    F-127
HomeUSA, Inc.
  Report of Independent Public Accountants...............................................................    F-133
  Balance Sheets.........................................................................................    F-134
  Statement of Operations................................................................................    F-135
  Statements of Stockholders' Equity.....................................................................    F-136
  Statements of Cash Flows...............................................................................    F-137
  Notes to Financial Statements..........................................................................    F-138

                         HOMEUSA, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                                                                     DECEMBER 31,
                                                                                                         1997
                                                                                         MARCH 31,   ------------
                                                                                           1998
                                                                                        -----------
                                                                                        (UNAUDITED)
                                                     ASSETS
Current Assets:
  Cash and cash equivalents...........................................................   $  11,655    $   16,758
  Accounts receivable, net............................................................       9,910         7,421
  Related party receivables...........................................................         823         1,140
  Inventories.........................................................................      45,840        45,481
  Other current assets................................................................       1,606         1,268
                                                                                        -----------  ------------
    Total current assets..............................................................      69,834        72,068
Property and Equipment, net...........................................................       7,148         6,624
Goodwill, net.........................................................................      61,238        60,323
Other Assets..........................................................................       2,272           829
                                                                                        -----------  ------------
Total Assets..........................................................................   $ 140,492    $  139,844
                                                                                        -----------  ------------
                                                                                        -----------  ------------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable and accrued expenses...............................................   $  10,134    $    9,116
  Related party payables..............................................................       4,421         4,601
  Floor plan payable..................................................................      46,001        45,007
  Current maturities of long-term debt................................................         215         2,110
  Deferred tax liability..............................................................          95            85
                                                                                        -----------  ------------
    Total current liabilities.........................................................      60,866        60,919
                                                                                        -----------  ------------
Deferred Tax Liability................................................................       1,415         1,419
                                                                                        -----------  ------------
Commitments and Contingencies

Stockholders' Equity:
  Preferred stock, $.01 par value, 5,000,000 shares authorized, none issued...........      --            --
  Common stock, $.01 par value, 105,000,000 shares authorized, 15,441,887 shares
    issued and outstanding............................................................         154           154
  Additional paid-in capital..........................................................      73,900        73,900
  Retained earnings...................................................................       4,157         3,452
                                                                                        -----------  ------------
    Total stockholders' equity........................................................      78,211        77,506
                                                                                        -----------  ------------
Total Liabilities and Stockholders' Equity............................................   $ 140,492    $  139,844
                                                                                        -----------  ------------
                                                                                        -----------  ------------

   The accompanying notes are an integral part of these financial statements.

                         HOMEUSA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                  (UNAUDITED)

                                                                                                THREE MONTHS ENDED
                                                                                                    MARCH 31,
                                                                                               --------------------
                                                                                                 1998       1997
                                                                                               ---------  ---------
                                                                                                     (NOTE 1)
Revenue:
  Home sales.................................................................................  $  48,852  $   9,625
  Other revenue..............................................................................      1,511         18
                                                                                               ---------  ---------
    Total revenue............................................................................     50,363      9,643
Cost of sales................................................................................     38,703      7,601
                                                                                               ---------  ---------
Gross profit.................................................................................     11,660      2,042
Selling, general and administrative expenses.................................................      9,438      1,499
                                                                                               ---------  ---------
Income from operations.......................................................................      2,222        543
Other income (expense):......................................................................
  Interest expense...........................................................................     (1,189)      (151)
  Other income, net..........................................................................        187         88
                                                                                               ---------  ---------
Income before income taxes...................................................................      1,220        480
Provision for income taxes...................................................................        515         37
                                                                                               ---------  ---------
Net income...................................................................................  $     705  $     443
                                                                                               ---------  ---------
                                                                                               ---------  ---------
Earnings per share--
  Basic......................................................................................  $     .05  $     .19
  Diluted....................................................................................        .05        .19
Shares used in computing earnings per share--
  Basic......................................................................................     15,442      2,299
  Diluted....................................................................................     15,572      2,299

   The accompanying notes are an integral part of these financial statements.

                         HOMEUSA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                  (UNAUDITED)

                                                                                                THREE MONTHS ENDED
                                                                                                    MARCH 31,
                                                                                               --------------------
                                                                                                 1998       1997
                                                                                               ---------  ---------
                                                                                                     (NOTE 1)
Cash Flows from Operating Activities
  Net income.................................................................................  $     705  $     443
  Adjustments to reconcile net income to net cash provided by (used in) operating activities--
    Depreciation and amortization............................................................        686         40
    Gain on sale of assets...................................................................         (3)        (3)
    Deferred tax provision...................................................................     --              1
  Changes in assets and liabilities--
    Accounts receivable......................................................................     (2,172)       (60)
    Inventories..............................................................................       (359)      (395)
    Other current assets.....................................................................       (338)      (104)
    Other noncurrent assets..................................................................     (2,539)         1
    Accounts payable and accrued expenses....................................................        845         50
    Floor plan payable.......................................................................        994        386
                                                                                               ---------  ---------
      Net cash provided by (used in) operating activities....................................     (2,181)       359
                                                                                               ---------  ---------
Cash Flows from Investing Activities.........................................................
  Purchases of property and equipment........................................................     (1,040)       (27)
  Proceeds from sale of equipment............................................................         13          3
                                                                                               ---------  ---------
      Net cash used in investing activities..................................................     (1,027)       (24)
                                                                                               ---------  ---------
Cash Flows from Financing Activities
  Payments on debt...........................................................................     (1,895)    --
  Distributions to stockholders..............................................................     --         (3,000)
                                                                                               ---------  ---------
      Net cash used in financing activities..................................................     (1,895)    (3,000)
                                                                                               ---------  ---------
Decrease in Cash and Cash Equivalents........................................................     (5,103)    (2,665)
Cash and Cash Equivalents, Beginning of Period...............................................     16,758      8,031
                                                                                               ---------  ---------
Cash and Cash Equivalents, End of Period.....................................................  $  11,655  $   5,366
                                                                                               ---------  ---------
                                                                                               ---------  ---------
Supplemental Cash Flow Information
  Cash paid during the period for--
    Interest.................................................................................  $   1,179  $      94
    Taxes....................................................................................        371     --

   The accompanying notes are an integral part of these financial statements.

                                 HOMEUSA, INC.

              CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1. BASIS OF PRESENTATION

    HomeUSA, Inc. a Delaware corporation ("HomeUSA" or the "Company") was founded in July 1996 to become the leading independent national retailer of manufactured homes and accessories, and in November 1997, completed an initial public offering (the "IPO"). The Company acquired simultaneously with the closing of the IPO, (the "Initial Acquisitions"), nine existing independent retailers of manufactured homes (the "Founding Companies"). Since the IPO, the Founding Companies have operated as subsidiaries of the Company as a single national retailer of manufactured homes.

    For financial statement presentation purposes, Universal Housing Group ("Universal"), one of the Founding Companies, has been identified as the accounting acquiror. The acquisition of the remaining Founding Companies was accounted for using the purchase method of accounting. The Consolidated Statements of Operations reflect Universal for the three months ended March 31, 1997 and the Founding Companies and HomeUSA for the three months ended March 31, 1998.

    The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    The unaudited consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"). Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although the Company believes that the disclosures made are adequate to make the information presented not misleading. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim consolidated financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year. These consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 filed with the SEC.

    On February 17, 1998, the Company announced it had entered into a definitive agreement to be acquired by Fleetwood Enterprises, Inc. (see Note 6).

2. BUSINESS COMBINATION AND UNAUDITED PRO FORMA INFORMATION

    The Founding Companies were merged with HomeUSA effective November 30, 1997 for financial reporting purposes. The unaudited statement of operations data presented below gives effect to the Initial Acquisitions and the IPO, including certain pro forma adjustments further discussed below, as if they had occurred on January 1, 1997 (dollars in thousands, except per share amount):

                                                                                 THREE MONTHS
                                                                                 ENDED MARCH
                                                                                   31, 1997
                                                                                --------------
                                                                                 (UNAUDITED)
Revenues......................................................................    $   42,172
Gross profit..................................................................         9,382
Net income....................................................................           946
Earnings per share--basic and diluted.........................................           .07

                                 HOMEUSA, INC.

                                  (UNAUDITED)

2. BUSINESS COMBINATION AND UNAUDITED PRO FORMA INFORMATION (CONTINUED)
    Pro forma adjustments primarily relate to (i) contractual agreements entered into with suppliers, financing sources and previous owners of the Founding Companies as a result of the Initial Acquisitions with respect to combined manufacturers' rebates, floor plan financing interest costs, finance income and owners' compensation differential, (ii) amortization of goodwill recorded as a result of the Initial Acquisitions over a 40-year estimated life and (iii) adjustments to the federal and state income tax provisions based on the combined operations.

    The pro forma adjustments are based on estimates, available information and certain assumptions, and may be revised as additional information becomes available. The unaudited pro forma information presented herein does not purport to represent what the Company's results of operations would have actually been had such events occurred at the beginning of the period presented, as assumed, or to project the Company's results of operations for any future period or the future results of the Founding Companies.

    The computation of unaudited pro forma earnings per share for the three months ended March 31, 1997 is based upon (i) 10,441,887 shares issued to the Founding Companies, management and Notre Capital Ventures II, L.L.C., and (ii) 3,468,199 of the 5,000,000 shares sold in the IPO necessary to pay the cash portion of the purchase price of the Founding Companies and the expenses of the IPO.

3. EARNINGS PER SHARE

    In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128"), which was adopted by the Company effective December 31, 1997. SFAS No. 128 simplifies the standards required under current accounting rules for computing earnings per share and replaces the presentation of primary earnings per share and fully diluted earnings per share with a presentation of basic earnings per share ("Earnings per share-- Basic") and diluted earnings per share ("Earnings per share-- Diluted"). Earnings per share-- Basic excludes dilution and is determined by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Earnings per share--Diluted reflects the potential dilution that could occur if securities and other contracts to issue common stock were exercised or converted into common stock. The computation of earnings per share for the three months ended March 31, 1997 is based upon 2,299,311 shares issued to Universal in connection with the IPO.

4. INCOME TAXES

    The Company files a consolidated federal income tax return, which includes the operations of all acquired businesses for periods subsequent to the respective date of acquisition. Prior to the IPO, the stockholders of Universal elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under these provisions, Universal did not pay federal and certain state income taxes. Instead, Universal's stockholders paid income taxes based on their proportionate shares of the Company's net earnings. Effective with the IPO, Universal's S Corporation status was terminated, and the Company is now subject to federal income taxes under Subchapter C of the Internal Revenue Code.

5. CREDIT FACILITIES AND FLOOR PLAN FINANCING

    In February 1998, the Company entered into a $25 million revolving credit agreement (the "Credit Facility") with a bank to fund working capital requirements and future acquisitions. The Credit Facility is secured by the capital stock of the Company's subsidiaries, and matures in February 2001. Interest is

                                 HOMEUSA, INC.

                                  (UNAUDITED)

5. CREDIT FACILITIES AND FLOOR PLAN FINANCING (CONTINUED) payable monthly and is based on either the bank's prime rate or a Eurodollar rate. A commitment fee of .50% is payable on the unused portion of the facility. The Credit Facility contains certain affirmative and negative covenants including, but not limited to, maintenance of certain financial ratios and minimum consolidated net worth. In addition, the Credit Facility requires the Company to seek the lenders' approval regarding certain acquisitions. No borrowings have been made under the Credit Facility.

    The Company has two floor plan credit facility arrangements with two commercial lenders to finance a major portion of its manufactured home inventory until such inventory is sold. Commitments of $75 million and $50 million are available to the Company. Interest on amounts borrowed is paid monthly at rates varying from the prime rate to 1% percent below the prime rate. The floor plan payables are secured by substantially all of the Company's manufactured home inventory, the related furniture, fixtures, accessories and accounts receivable.

    Floor plan payables are due upon receipt of sales proceeds from the related inventory; however, the Company must make periodic payments when the related home remains in inventory beyond the length of time specified in the floor plan agreement. Generally, in the event the home remains in inventory 12 months after the date of purchase, the balance of the obligation related to the home will become payable over a specified term. In addition, the Company's floor plan agreements include subjective acceleration clauses which could result in the lines of credit being due on demand should the Company experience a material adverse change in its financial position as determined by the lender.

6. COMMITMENTS AND CONTINGENCIES

    On February 17, 1998 the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Fleetwood Enterprises, Inc. ("Fleetwood") and HUSA Acquisition Company. Pursuant to the Merger Agreement, subject to the conditions set forth therein, the Company will merge with and into a wholly-owned subsidiary of Fleetwood (the "Merger") and will become a wholly-owned subsidiary of Fleetwood. The Merger Agreement is more fully described in "Item I. Business" of the Company's Annual Report on Form 10-K for the year ended December 31, 1997. The Company anticipates that stockholders will receive proxy materials relating to the proposed Merger in late May or early June 1998, and that a special meeting to consider and vote upon the proposed merger will be held in late June or early July 1998. The Merger Agreement requires the Company to pay a $6 million termination fee if, under certain prescribed conditions, the Merger Agreement is terminated.

    Promptly after the Company publicly announced its proposed merger with Fleetwood, a complaint (the "Complaint") was filed against the Company, the members of its Board of Directors, and Fleetwood in the Delaware Court of Chancery in New Castle County. The Complaint was purportedly filed on behalf of a stockholder of the Company, individually and as a representative of a class of holders of the Company's common stock. The suit seeks certification as a class action. The Complaint alleges, among other things, that by entering into the Merger Agreement, the Company and the members of its Board of Directors did not act reasonably and in compliance with their fiduciary duties to the Company's stockholders. The Complaint seeks to enjoin the proposed Merger and seeks rescissory and/or compensatory damages, attorneys' fees and other relief.

    The Company is also involved in legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material, adverse effect on the Company's consolidated financial position or results of operations.

                                 HOMEUSA, INC.

                                  (UNAUDITED)

7. NEW ACCOUNTING PRONOUNCEMENTS

    Effective January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." This statement requires the presentation of total non-owner changes in equity, including items not currently reflected in net income. The Company reported no such changes in equity for the three months ended March 31, 1998 or 1997.

    Also effective January 1, 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement requires that segments of a business be disclosed in interim and annual financial statements. The Company's wholly-owned subsidiaries operate as a single national retailer of manufactured homes; therefore, the Company does not report multiple segments with respect to business lines or geographic areas.

                      HOMEUSA, INC. AND FOUNDING COMPANIES
                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                             BASIS OF PRESENTATION

    The following unaudited pro forma statement of operations gives effect to the mergers by HomeUSA of substantially all of the outstanding capital stock of Universal, CSF&T, Inc., d.b.a. AAA Homes ("AAA Homes"), McDonald Mobile Homes, Inc. ("McDonald"), Patrick Home Center, Inc. ("Patrick"), Mobile World, Inc. ("Mobile World"), First American Homes, Inc. ('First American"), Cooper's Mobile Homes, Inc. ("Cooper"), Home Folks Housing Center, Inc. ("Home Folks") and WillMax Homes of Colorado LLC ("Willmax") (together, the "Founding Companies"). HomeUSA and the Founding Companies are hereinafter referred to as the Company. These mergers (the "Initial Acquisitions") occurred simultaneously with the closing of HomeUSA's IPO on November 21, 1997 and were accounted for using the purchase method of accounting with Universal, one of the Founding Companies, as the accounting acquiror. The unaudited pro forma statement of operations gives effect to the Initial Acquisitions and the IPO as if they had occurred on January 1, 1997. The "Historical" column in this unaudited pro forma statement of operations reflects Universal prior to November 30, 1997 and HomeUSA and the Founding Companies on that date and thereafter. The "Pre-acquisition" column reflects the results of operations of HomeUSA and the Founding Companies other than Universal prior to November 30, 1997, when the Founding Companies were not under common control.

    HomeUSA has preliminarily analyzed the benefits that it expects to be realized from reductions in salaries and certain benefits to the owners. To the extent the owners of the Founding Companies have agreed prospectively to reductions in salary, bonuses and benefits, these reductions have been reflected in the pro forma statement of operations. It is anticipated that these benefits will be offset by costs related to HomeUSA's new corporate management and by the costs associated with being a public company. However, because these costs cannot be accurately quantified at this time, they have not been included in this pro forma statement of operations of HomeUSA.

    The pro forma adjustments are based on estimates, available information and certain assumptions and may be revised as additional information becomes available. The unaudited pro forma statement of operations data presented herein do not purport to represent what the Company's financial position or results of operations would have actually been had such events occurred at the beginning of the period presented, as assumed, or to project the Company's financial position or results of operations for any future period or the future results of the Founding Companies. The unaudited pro forma statement of operations should be read in conjunction with the historical financial statements and notes thereto included elsewhere in this Registration Statement. Also see "Risk Factors" included elsewhere herein.

                         HOMEUSA, INC. AND SUBSIDIARIES
                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                  HISTORICAL   PRE-ACQUISITION   TOTAL     ADJUSTMENTS   PRO FORMA
                                                  -----------  --------------  ----------  -----------  -----------
Revenue:
  Home sales....................................   $  62,636    $    137,749   $  200,385   $    (891)   $ 199,494
  Other revenue.................................       1,316           3,624        4,940         679        5,619
                                                  -----------  --------------  ----------  -----------  -----------
  Total revenue.................................      63,952         141,373      205,325        (212)     205,113
Cost of sales...................................      50,012         109,790      159,802      (1,156)     158,646
                                                  -----------  --------------  ----------  -----------  -----------
  Gross profit..................................      13,940          31,583       45,523         944       46,467
Selling, general and administrative expenses....       9,565          33,034       42,599      (8,408)      34,191
                                                  -----------  --------------  ----------  -----------  -----------
  Income (loss) from operations.................       4,375          (1,451)       2,924       9,352       12,276
Other income (expense)
  Interest expense..............................      (1,098)         (3,492)      (4,590)      1,381       (3,209)
  Other income, net.............................         396             367          763         (69)         694
                                                  -----------  --------------  ----------  -----------  -----------
Income (loss) before income taxes...............       3,673          (4,576)        (903)     10,664        9,761
Provision for income taxes......................         276             854        1,130       3,153        4,283
                                                  -----------  --------------  ----------  -----------  -----------
Net income (loss)...............................   $   3,397    $     (5,430)  $   (2,033)  $   7,511    $   5,478
                                                  -----------  --------------  ----------  -----------  -----------
                                                  -----------  --------------  ----------  -----------  -----------
Net income per share............................                                                         $    0.39
                                                                                                        -----------
                                                                                                        -----------
Shares used in computing pro forma net income
 per share......................................                                                            14,018
                                                                                                        -----------
                                                                                                        -----------

     See accompanying notes to unaudited pro forma statement of operations

                         HOMEUSA, INC. AND SUBSIDIARIES
              NOTE TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                 (IN THOUSANDS)

1. NOTE TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

                                                (A)        (B)        (C)        (D)        (E)        (F)        (G)        (H)
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Revenue:
  Home sales...............................  $  (3,049) $   2,158  $  --      $  --      $  --      $  --      $  --      $  --
  Other revenue............................     --         --              6     --         --         --         --            673
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Total revenue............................     (3,049)     2,158          6     --         --         --         --            673
Cost of sales..............................     (2,396)     1,743       (285)    --         --         --         --         --
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Gross profit.............................       (653)       415        291     --         --         --         --            673
Selling, general and administrative
 expenses..................................       (648)       303       (521)    (8,881)     1,339     --         --         --
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Income (loss) from operations............         (5)       112        812      8,881     (1,339)    --         --            673
Other income (expense)
  Interest expense.........................        140        (57)        (4)    --         --          1,302     --         --
  Other income, net........................        (15)        (8)       (46)    --         --         --         --         --
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Income (loss) before income taxes..........        120         47        762      8,881     (1,339)     1,302     --            673
Provision for income taxes.................        (35)    --         --         --         --         --          3,188     --
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss)..........................  $     155  $      47  $     762  $   8,881  $  (1,339) $   1,302  $  (3,188) $     673
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                             ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                                          PRO FORMA
                                                (I)      ADJUSTMENTS
                                             ---------  -------------
Revenue:
  Home sales...............................  $  --        $    (891)
  Other revenue............................     --              679
                                             ---------  -------------
  Total revenue............................     --             (212)
Cost of sales..............................       (218)      (1,156)
                                             ---------  -------------
  Gross profit.............................        218          944
Selling, general and administrative
 expenses..................................     --           (8,408)
                                             ---------  -------------
  Income (loss) from operations............        218        9,352
Other income (expense)
  Interest expense.........................     --            1,381
  Other income, net........................     --              (69)
                                             ---------  -------------
Income (loss) before income taxes..........        218       10,664
Provision for income taxes.................     --            3,153
                                             ---------  -------------
Net income (loss)..........................  $     218    $   7,511
                                             ---------  -------------
                                             ---------  -------------

(a) Reflects the operations of sales centers of certain Founding Companies which were not acquired in the mergers.

(b) Reflects the pre-acquisition historical results of operations from sales centers acquired by one of the Founding Companies in April 1997.

(c) Reflects the distribution of certain non-operating assets and liabilities which will not be acquired in the mergers.

(d) Reflects the $0.9 million reduction in salaries, bonuses and benefits to the owners of the Founding Companies to which they have agreed prospectively in connection with the mergers and the reversal of the $8.5 million non-cash compensation charge related to the issuance of 1,331,120 shares of common stock to management of and consultants to the Company offset by a $0.5 million charge for the recurring portion of salary expenses of management.

(e) Reflects the amortization of goodwill recorded as a result of these mergers over a 40-year estimated life.

(f) Reflects the reduction in interest expense due to refinancing of the floor plan payable through recent credit facilities obtained from financial institutions which commenced upon the consummation of the mergers.

(g) Reflects the incremental provision for federal and state income taxes relating to the statement of operations adjustments and to reflect income taxes on S corporation and LLC income as if these entities had been taxable as C corporations during the period presented.

(h) Reflects the increase in finance income from new agreements negotiated with financial institutions whereby the Company earns a fee for placing a customer's loan with the financial institution.

(i) Reflects the increase in rebates on purchases from Fleetwood based on the combined purchases of the Founding Companies during the year.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To HomeUSA, Inc.:

    We have audited the accompanying consolidated balance sheets of HomeUSA, Inc. (a Delaware corporation) and subsidiaries (the "Company"), as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 1997 and 1996, and the results of their consolidated operations and their consolidated cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
March 27, 1998

                         HOMEUSA, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                                                                 DECEMBER 31,
                                                                                             ---------------------
                                                                                                1997       1996
                                                                                             ----------  ---------
                                                      ASSETS
Current Assets
  Cash and cash equivalents................................................................  $   16,758  $   8,031
  Accounts receivable, net.................................................................       7,421      1,772
  Related party receivable.................................................................       1,140     --
  Inventories..............................................................................      45,481      8,655
  Other current assets.....................................................................       1,268         36
                                                                                             ----------  ---------
    Total current assets...................................................................      72,068     18,494
                                                                                             ----------  ---------
Property and equipment, net................................................................       6,624        801
Goodwill, net..............................................................................      60,323     --
Other assets...............................................................................         829         34
                                                                                             ----------  ---------
    Total assets...........................................................................  $  139,844  $  19,329
                                                                                             ----------  ---------
                                                                                             ----------  ---------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
  Accounts payable and accrued expenses....................................................  $    9,116  $   2,376
  Related-party payable....................................................................       4,601         50
  Floor plan payable.......................................................................      45,007      6,729
  Current maturities of long-term debt.....................................................       2,110     --
  Deferred tax liability...................................................................          85     --
                                                                                             ----------  ---------
    Total current liabilities..............................................................      60,919      9,155
                                                                                             ----------  ---------
Deferred Tax Liability.....................................................................       1,419         65
                                                                                             ----------  ---------
Commitments and Contingencies
Stockholders' Equity
  Preferred stock, $.01 par value, 5,000,000 shares authorized, none issued................      --         --
  Common stock $.01 par value, 105,000,000 shares authorized, 15,441,887 and 2,299,311
    shares outstanding, respectively.......................................................         154         22
  Additional paid-in capital...............................................................      73,900        (20)
  Retained earnings........................................................................       3,452     10,107
                                                                                             ----------  ---------
    Total stockholders' equity.............................................................      77,506     10,109
                                                                                             ----------  ---------
    Total liabilities and stockholders' equity.............................................  $  139,844  $  19,329
                                                                                             ----------  ---------
                                                                                             ----------  ---------

   The accompanying notes are an integral part of these financial statements.

                         HOMEUSA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                                                      YEARS ENDED DECEMBER 31,
                                                                                   -------------------------------
                                                                                     1997       1996       1995
                                                                                   ---------  ---------  ---------
Revenue:
  Home sales.....................................................................  $  62,636  $  50,864  $  55,615
  Other revenue..................................................................      1,316        353        206
                                                                                   ---------  ---------  ---------
    Total revenue................................................................     63,952     51,217     55,821
Cost of sales....................................................................     50,012     39,354     42,617
                                                                                   ---------  ---------  ---------
Gross profit.....................................................................     13,940     11,863     13,204
Selling, general and administrative expenses.....................................      9,565      9,344     10,131
                                                                                   ---------  ---------  ---------
Income from operations...........................................................      4,375      2,519      3,073
Other income (expense)
    Interest expense.............................................................     (1,098)      (412)      (221)
    Other income, net............................................................        396        424        283
                                                                                   ---------  ---------  ---------
Income before income taxes.......................................................      3,673      2,531      3,135
Provision for income taxes.......................................................        276        131        181
                                                                                   ---------  ---------  ---------
Net income.......................................................................  $   3,397  $   2,400  $   2,954
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
Earnings per share--basic and diluted............................................  $    0.91  $    1.04  $    1.28
Shares used in computing basic and diluted earnings per share....................      3,740      2,299      2,299

   The accompanying notes are an integral part of these financial statements.

                         HOMEUSA, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                 (IN THOUSANDS)

                                                                                  ADDITIONAL
                                                                       COMMON       PAID-IN     RETAINED
                                                                        STOCK       CAPITAL     EARNINGS     TOTAL
                                                                     -----------  -----------  ----------  ----------
Balance at December 31, 1994.......................................   $      22    $     (20)  $    8,618  $    8,620
  S-Corporation distributions......................................      --           --             (815)       (815)
  Net income.......................................................      --           --            2,954       2,954
                                                                          -----   -----------  ----------  ----------
Balance at December 31, 1995.......................................          22          (20)      10,757      10,759
  S-Corporation distributions......................................      --           --           (3,050)     (3,050)
  Net income.......................................................      --           --            2,400       2,400
                                                                          -----   -----------  ----------  ----------
Balance at December 31, 1996.......................................          22          (20)      10,107      10,109
  Public offering, net of offering costs...........................          50       31,132       --          31,182
  Purchase of Founding Companies...................................          82       52,109       --          52,191
  S-Corporation distributions......................................      --           --          (10,052)    (10,052)
  Cash portion of merger consideration--Universal..................      --           (9,321)      --          (9,321)
  Net income.......................................................      --           --            3,397       3,397
                                                                          -----   -----------  ----------  ----------
Balance at December 31, 1997.......................................   $     154    $  73,900   $    3,452  $   77,506
                                                                          -----   -----------  ----------  ----------
                                                                          -----   -----------  ----------  ----------

   The accompanying notes are an integral part of these financial statements.

                         HOMEUSA, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                             DECEMBER 31,
                                                                                   --------------------------------
                                                                                      1997       1996       1995
                                                                                   ----------  ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.....................................................................  $    3,397  $   2,400  $   2,954
  Adjustments to reconcile net income to net cash provided by operating activities--
    Depreciation and amortization................................................         190         94         80
    Loss (gain) on sale of assets................................................          18        (19)        (9)
    Deferred tax provision (benefit).............................................         (29)        (7)         3
  Changes in assets and liabilities--
    Accounts receivable..........................................................       1,590        579       (318)
    Inventories..................................................................        (973)       679     (1,782)
    Other current assets.........................................................        (610)        11        (16)
    Other noncurrent assets......................................................        (369)         6         37
    Accounts payable and accrued expenses........................................       1,193       (544)       741
    Floor plan payable...........................................................       2,800      6,016     (1,157)
                                                                                   ----------  ---------  ---------
      Net cash provided by operating activities..................................       7,207      9,215        533
                                                                                   ----------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Cash paid for acquisitions, net of cash acquired...............................      (9,811)    --         --
  Purchases of property and equipment............................................        (149)      (316)      (256)
  Proceeds from sale of equipment................................................          85         24         10
                                                                                   ----------  ---------  ---------
      Net cash used in investing activities......................................      (9,875)      (292)      (246)
                                                                                   ----------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Sale of common stock...........................................................      31,182     --              1
  Proceeds from (payments on) debt, net..........................................        (414)        50        (30)
  Distributions to stockholders..................................................     (19,373)    (3,050)      (815)
                                                                                   ----------  ---------  ---------
      Net cash provided by (used in) financing activities........................      11,395     (3,000)      (844)
                                                                                   ----------  ---------  ---------
Increase (Decrease) in Cash and Cash Equivalents.................................       8,727      5,923       (557)
Cash and Cash Equivalents, Beginning of Year.....................................       8,031      2,108      2,665
                                                                                   ----------  ---------  ---------
Cash and Cash Equivalents, End of Year...........................................  $   16,758  $   8,031  $   2,108
                                                                                   ----------  ---------  ---------
                                                                                   ----------  ---------  ---------
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid during the year for--
    Interest.....................................................................  $      303  $     412  $     221
    Taxes........................................................................         164        623        497

   The accompanying notes are an integral part of these financial statements.

                                 HOMEUSA, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

1. BASIS OF PRESENTATION

    HomeUSA, Inc., a Delaware corporation ("HomeUSA" or the "Company"), was founded in July 1996 to become a leading national retailer of manufactured homes and accessories. In November 1997, HomeUSA acquired, simultaneous with the closing of an initial public offering (the "IPO"), nine existing independent retailers of manufactured homes. Consideration for these businesses consisted of a combination of cash and common stock of HomeUSA, par value $.01 per share (the "Common Stock").

    For financial statement presentation purposes, Universal Housing Group ("Universal"), one of the Founding Companies, has been identified as the accounting acquiror. The acquisition of the remaining Founding Companies and HomeUSA were accounted for using the purchase method of accounting. The consolidated statements of operations reflect Universal for all periods presented and the Founding Companies and HomeUSA since November 30, 1997, the effective date used for accounting purposes. The allocation of purchase price to the assets acquired and liabilities assumed has been initially assigned and recorded based on preliminary estimates of fair value and may be revised as additional information concerning the valuation of such assets and liabilities becomes available.

    The Company has an absence of a combined operating history and HomeUSA's future success is dependent upon a number of factors which include, among others, the ability to integrate operations, reliance on the identification and integration of satisfactory acquisition candidates, reliance on acquisition financing, the ability to manage growth, and attract and retain qualified management and sales personnel as well as the need for additional capital and the availability and cost of floor plan financing. Other factors include the availability of sites for manufactured homes, dependence on key manufacturers, availability of product, the availability of customer financing, risks associated with increased regulation and competition, and the cyclical nature of the manufactured housing industry.

    On February 17, 1998, the Company announced it had entered into a definitive agreement to be acquired by Fleetwood Enterprises, Inc. (See Note 15).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION. The accompanying consolidated financial statements reflect the Company on a historical basis with Universal as the accounting acquiror. All significant intercompany accounts and transactions have been eliminated in consolidation.

    CASH AND CASH EQUIVALENTS. The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

    INVENTORIES. Inventories are valued at the lower of cost or market using the specific identification method for new and pre-owned homes.

    PROPERTY AND EQUIPMENT. Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the greater of the life of the lease or ten years.

    Expenditures for major additions or improvements which extend the useful lives of assets are capitalized. Minor replacements, maintenance and repairs which do not improve or extend the life of such assets are charged to operations as incurred. Disposals are removed at cost less accumulated depreciation, and any resulting gain or loss is reflected in other income.

                                 HOMEUSA, INC.

                             (DOLLARS IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    REVENUE RECOGNITION. Home sales consist of new and pre-owned manufactured homes as well as retailer-installed options and setup and delivery. Retail home sales are recognized upon passage of title and, in the case of credit sales (which represent the majority of the Company's retail sales), upon the execution of the loan agreement and other required documentation and receipt of a designated minimum down payment. The Company also maintains pre-owned manufactured home inventory owned by third parties for which the Company records a sales commission in other revenues when sold to customers. Home sales exclude any sales and use taxes collected.

    The Company receives an agent's commission on insurance policies issued by unrelated insurance companies. Insurance commissions are recognized in other revenue at the time the policies are written.

    The Company arranges financing for customers through various lending institutions for which the Company receives certain financing fees, which are recognized in other revenue along with the sale of the related home. Other revenue also includes repair and maintenance services.

    COST OF SALES. Cost of sales includes the cost of manufactured homes, less any manufacturers rebates realized, as well as the cost of retailer-installed options, set-up and delivery.

    INCOME TAXES. The Company files a consolidated federal income tax return, which includes the operations of all acquired businesses for periods subsequent to the respective date of acquisition. The stockholders of Universal elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under these provisions, Universal did not pay federal and certain state income taxes. Instead, Universal's stockholders paid income taxes on their proportionate shares of the Company's net earnings. Effective with the IPO, Universal's S Corporation status was terminated, and the Company is now subject to federal income taxes. The provision for income taxes in 1997 includes a charge of $40 representing the net deferred tax liability existing at the time of the conversion to a C Corporation. Acquired companies each file a "short period" federal income tax return through their respective acquisition date.

    GOODWILL. Goodwill represents the excess of the aggregate purchase price paid by the Company in the acquisition of the Founding Companies over the fair market value of the net assets acquired. Goodwill is amortized on a straight-line basis over 40 years. As of December 31, 1997, accumulated amortization was approximately $166.

    The Company periodically evaluates the recoverability of intangibles resulting from business acquisitions and measures the amount of impairment, if any, by assessing current and future levels of income and cash flows as well as other factors, such as business trends and prospects and market and economic conditions.

    FAIR VALUE OF FINANCIAL INSTRUMENTS. The Company's financial instruments consist primarily of accounts receivable and floor plan payables. The carrying amount of these financial instruments approximates fair value due either to length of maturity or existence of variable interest rates that approximate market rates.

    CONCENTRATIONS OF CREDIT RISK. Financial instruments, which potentially subject the Company to a concentration of credit risk, consist principally of cash deposits and accounts receivable. The Company maintains cash balances at financial institutions which may at times be in excess of federally insured levels. The Company has not incurred losses related to these balances to date.

                                 HOMEUSA, INC.

                             (DOLLARS IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    MAJOR SUPPLIERS. The Company purchases all of its homes from three primary suppliers at the prevailing prices charged by the manufacturers. The Company's sales volume could be adversely affected by the manufacturers' inability to supply the sales centers with an adequate supply of homes.

    The retail agreements between the sales center and the manufacturer contain certain provisions, including the minimum amount of homes to be purchased and displayed, guidelines for the display of model homes, installation and delivery guidelines and terms of reimbursement for warranty work performed by the retailer pursuant to the manufacturer's warranty. These agreements also provide for volume rebate incentive programs based on inventory purchases. Accordingly, inventory has been recorded net of volume rebates. Retail agreements may be terminated by the sales center with notice, or by the manufacturer for good cause, as defined in the agreement.

    USE OF ESTIMATES AND ASSUMPTIONS. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect (i) the reported amounts of assets and liabilities, (ii) the disclosure of contingent assets and liabilities known to exist as of the date the financial statements are published and (iii) the reported amounts of revenues and expenses recognized during the reporting periods presented. The Company reviews all significant estimates affecting its consolidated financial statements on a recurring basis and records the effect of any necessary adjustments prior to their publication. Adjustments made with respect to the use of estimates often relate to improved information not previously available. Uncertainties with respect to such estimates and assumptions are inherent in the preparation of financial statements.

    STATEMENT OF CASH FLOWS. For purposes of the Statements of Cash Flows, the net change in floor plan financing of inventory is reflected as an operating activity.

    NEW ACCOUNTING PRONOUNCEMENTS. Effective January 1, 1998, the Company will adopt Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." This statement requires the presentation of total non-owner changes in equity, including items not currently reflected in net income. Also effective January 1, 1998, the Company will adopt SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement requires that segments of a business be disclosed in interim and annual financial statements. The Company is currently evaluating the effect, if any, these statements will have on the Company's financial presentation.

3. BUSINESS COMBINATION AND UNAUDITED PRO FORMA INFORMATION

    The following unaudited pro forma information gives effect to the mergers by HomeUSA, of substantially all of the outstanding capital stock of Universal, CSF&T, Inc., d.b.a. AAA Homes ("AAA Homes"), McDonald Mobile Homes, Inc. ("McDonald"), Patrick Home Center, Inc. ("Patrick"), Mobile World, Inc. ("Mobile World"), First American Homes, Inc. ("First American"), Cooper's Mobile Homes, Inc. ("Cooper"), Home Folks Housing Center, Inc. ("Home Folks") and WillMax Homes of Colorado LLC ("Willmax") (together, the "Founding Companies"). HomeUSA and the Founding Companies are hereinafter referred to as the Company. These mergers (the "Initial Acquisitions") occurred simultaneously with the closing of HomeUSA's IPO and were accounted for using the purchase method of accounting with Universal, one of the Founding Companies, as the accounting acquiror. The aggregate consideration paid by HomeUSA in the Initial Acquisitions consisted of $18.1 million in cash at the closing, $3.1 million paid subsequent to closing as a partial excess operating capital distribution (as defined) and

                                 HOMEUSA, INC.

                             (DOLLARS IN THOUSANDS)

3. BUSINESS COMBINATION AND UNAUDITED PRO FORMA INFORMATION (CONTINUED) 7,266,944 shares of Common Stock, including the 2,299,311 shares of Common Stock attributable to Universal. The Company has recorded in the consolidated financial statements at December 31, 1997, an additional $4.1 million which it expects to pay during 1998 to the stockholders of the Founding Companies representing excess operating capital (as defined) as of the date of the Initial Acquisitions. The unaudited pro forma information gives effect to the Initial Acquisitions and the IPO as if they had occurred on January 1, 1996. The unaudited pro forma statement of operations information also gives effect to the issuance of common stock in connection with the IPO and as partial consideration for the acquisitions to the sellers of the Founding Companies. The pro forma statement of operations information is based on the historical financial statements of the Founding Companies and is also based upon certain estimates and assumptions set forth below.

                                                                         YEAR ENDED DECEMBER
                                                                                 31,
                                                                        ----------------------
                                                                           1997        1996
                                                                        ----------  ----------

                                                                             (UNAUDITED)
Revenues..............................................................  $  205,113  $  202,693
Net income............................................................       5,478       7,014
Earnings per share--basic and diluted.................................        0.39        0.50

    Pro forma adjustments primarily relate to (i) contractual agreements entered into with suppliers, financing sources and previous owners of the Founding Companies as a result of the Initial Acquisitions with respect to combined manufacturers' rebates, floor plan financing interest costs, finance income and owners' compensation differential, (ii) amortization of goodwill recorded as a result of the Initial Acquisitions over a 40-year estimated life and (iii) adjustments to the federal and state income tax provisions based on the combined operations.

    The pro forma adjustments are based on estimates, available information and certain assumptions, and may be revised as additional information becomes available. The unaudited pro forma information presented herein does not purport to represent what the Company's results of operations would have actually been had such events occurred at the beginning of the periods presented, as assumed, or to project the Company's results of operations for any future period or the future results of the Founding Companies. Previously reported pro forma amounts for 1997 and 1996 have been revised based on additional information becoming available subsequent to the IPO.

4. EARNINGS PER SHARE

    EARNINGS PER SHARE--In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share." The Company adopted SFAS No. 128 for the year ended December 31, 1997. SFAS No. 128 simplifies the standards required under current accounting rules for computing earnings per share and replaces the presentation of primary earnings per share and fully diluted earnings per share with a presentation of basic earnings per share ("Earnings per share--Basic") and diluted earnings per share ("Earnings per share--Diluted"). Earnings per share--Basic excludes dilution and is determined by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Earnings per share--Diluted is equal to Earnings per share--Basic, since the issuance or conversion of additional common stock would have an anti-dilutive effect.

                                 HOMEUSA, INC.

                             (DOLLARS IN THOUSANDS)

4. EARNINGS PER SHARE (CONTINUED)
    The computation of earnings per share for the years ended December 31, 1996 and 1995 is based upon 2,299,311 shares issued to Universal in conjunction with the IPO. The computation of earnings per share for the year ended December 31, 1997 is based upon 3,739,593 weighted average shares outstanding which includes
(i) 2,299,311 shares issued to Universal in conjunction with the IPO, and (ii) the weighted average portion of the remaining shares from the effective date of the Initial Acquisitions and the IPO.

    The computation of unaudited pro forma earnings per share for the year ended December 31, 1997 is based upon (i) 10,441,887 shares issued to the Founding Companies, management and Notre Capital Ventures II, L.L.C., (ii) 2,591,129 of the 5,000,000 shares sold in the IPO necessary to pay the cash portion of the purchase price of the Founding Companies, (iii) 810,783 shares of the 5,000,000 sold in the IPO necessary to pay the expenses of the IPO and (iv) the weighted average of 1,598,088 shares of the 5,000,000 shares sold in the IPO outstanding from November 21, 1997.

5. PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:

                                                                  ESTIMATED          DECEMBER 31,
                                                                USEFUL LIVES     --------------------
                                                                  IN YEARS         1997       1996
                                                              -----------------  ---------  ---------
Buildings...................................................             25      $   2,682  $     390
Leasehold improvements......................................             10          2,415        283
Equipment...................................................              7          2,047        438
Furniture and fixtures......................................              5          2,073        191
                                                                                 ---------  ---------
  Total.....................................................                         9,217      1,302
Less accumulated depreciation and amortization..............                        (2,593)      (501)
                                                                                 ---------  ---------
Property and equipment, net.................................                     $   6,624  $     801
                                                                                 ---------  ---------
                                                                                 ---------  ---------

6. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS

    Accounts receivable consist of the following:

                                                                                 DECEMBER 31,
                                                                             --------------------
                                                                               1997       1996
                                                                             ---------  ---------
Accounts receivable, trade.................................................  $   1,092  $  --
Due from manufacturers.....................................................      3,138        325
Due from finance companies.................................................      2,567        954
Other......................................................................        624        493
                                                                             ---------  ---------
                                                                             $   7,421  $   1,772
                                                                             ---------  ---------
                                                                             ---------  ---------

                                 HOMEUSA, INC.

                             (DOLLARS IN THOUSANDS)

6. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS (CONTINUED)
    Inventories consist of the following:

                                                                               DECEMBER 31,
                                                                           --------------------
                                                                             1997       1996
                                                                           ---------  ---------
New homes, net of volume rebates.........................................  $  41,217  $   7,902
Pre-owned homes..........................................................      2,951        333
Parts, accessories and other.............................................      1,313        420
                                                                           ---------  ---------
                                                                           $  45,481  $   8,655
                                                                           ---------  ---------
                                                                           ---------  ---------

    Accounts payable and accrued expenses consist of the following:

                                                                                 DECEMBER 31,
                                                                             --------------------
                                                                               1997       1996
                                                                             ---------  ---------
Accounts payable, trade....................................................  $   3,512  $     983
Accrued compensation.......................................................      1,492      1,019
Customer deposits..........................................................        851        250
Other accrued expenses.....................................................      3,261        124
                                                                             ---------  ---------
                                                                             $   9,116  $   2,376
                                                                             ---------  ---------
                                                                             ---------  ---------

7. FLOOR PLAN FINANCING AND CREDIT FACILITIES

    The Company has floor plan credit facilities with lending institutions to finance a major portion of its manufactured home inventory until such inventory is sold. Interest on amounts borrowed is paid monthly at varying rates from prime to 7.5% over prime (8.5 to 16.0 percent at December 31, 1997). The floor plan payable is secured by substantially all of the Company's manufactured home inventory, the related furniture, fixtures and accessories and accounts receivable.

    Floor plan payables are due upon receipt of sale proceeds from the related inventory; however, the Company must make periodic payments when the related home remains in inventory beyond the length of time specified in the floor plan agreement. Generally, in the event the home remains in inventory 12 months after the date of purchase, the balance of the obligation related to the home will become payable over a specified term. In addition, the Company's floor plan agreements include subjective acceleration clauses which could result in the lines of credit being due on demand should the Company experience a material adverse change in its financial position as determined by the lender. The maximum amount available under the various floor plan credit facilities at December 31, 1997 was approximately $73.5 million. The largest floor plan balance outstanding during the twelve months ended December 31, 1997, was approximately $45 million. The average balance outstanding during the twelve months ended December 31, 1997 was approximately $10 million, with a weighted average interest rate of 10.6%.

    In January 1998, the Company began using two credit facilities (the "Facility") which provide up to $125 million of revolving credit facilities for floor plan financing at rates which vary from the prime rate to 1% below the prime rate. The Facility will require the Company to comply with various affirmative and negative covenants including, but not limited to (i) maintenance of certain financial ratios, (ii) a restriction

                                 HOMEUSA, INC.

                             (DOLLARS IN THOUSANDS)

7. FLOOR PLAN FINANCING AND CREDIT FACILITIES (CONTINUED) on additional indebtedness and (iii) restrictions on liens, guarantees, advances, dividends and business activities unrelated to its existing operations. Failure to comply with such covenants and restrictions would constitute an event of default under the Facility.

    In February 1998, the Company entered into a $25 million revolving credit agreement (the "Credit Facility") with a bank to fund working capital requirements and future acquisitions. The Credit Facility is secured by the capital stock of the Company's subsidiaries, and matures in February 2001. Interest is payable monthly on any outstanding balance and is based on either the bank's prime rate or a Eurodollar rate. A commitment fee of .50% is payable on the unused portion of the facility. The Credit Facility contains certain affirmative and negative covenants including, but not limited to, maintenance of certain financial ratios and minimum consolidated net worth. In addition, the Credit Facility requires the Company to seek the lenders approval regarding certain acquisitions. No borrowings have been made under the Credit Facility.

8. LONG-TERM DEBT

    At December 31, 1997, consolidated long-term debt has been classified as "Current maturities of long-term debt" on the Consolidated Balance Sheet as the Company intends to repay the entire balance during 1998 in advance of the scheduled repayment terms.

9. INCOME TAXES

    The components of the provision for income taxes are as follows:

                                                                   DECEMBER 31,
                                                          -------------------------------
                                                            1997       1996       1995
                                                          ---------  ---------  ---------
Federal--
  Current...............................................  $     112  $       0  $      14
  Deferred..............................................        (45)        (1)         1
                                                          ---------  ---------  ---------
                                                                 67         (1)        15
                                                          ---------  ---------  ---------
State--
  Current...............................................        193        124        164
  Deferred..............................................         16          8          2
                                                          ---------  ---------  ---------
                                                                209        132        166
                                                          ---------  ---------  ---------
    Total provision.....................................  $     276  $     131  $     181
                                                          ---------  ---------  ---------
                                                          ---------  ---------  ---------

                                 HOMEUSA, INC.

                             (DOLLARS IN THOUSANDS)

9. INCOME TAXES (CONTINUED)
    The provision for income taxes differs from an amount computed at the statutory rates as follows:

                                                                           DECEMBER 31,
                                                                  -------------------------------
                                                                    1997       1996       1995
                                                                  ---------  ---------  ---------
Federal income tax at statutory rates...........................  $   1,286  $     886  $   1,097
State income taxes, net of federal benefit......................        208        132        166
Non-deductible expenses.........................................         59     --         --
Effect of S Corporation income..................................     (1,317)      (887)    (1,082)
Conversion of S Corporation to C Corporation....................         40     --         --
                                                                  ---------  ---------  ---------
                                                                  $     276  $     131  $     181
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------

    The significant items giving rise to the deferred tax assets and liabilities as of December 31, 1997 and 1996 are as follows:

                                                                                  DECEMBER 31,
                                                                              --------------------
                                                                                1997       1996
                                                                              ---------  ---------
Deferred tax assets--
  Accrued expenses..........................................................  $      27  $      11
  Allowance for doubtful accounts...........................................         26     --
  State taxes...............................................................         35     --
                                                                              ---------        ---
    Total deferred tax assets...............................................         88         11
                                                                              ---------        ---
Deferred tax liabilities--
  Bases differences in property and equipment...............................       (598)       (11)
  Other.....................................................................       (922)       (65)
                                                                              ---------        ---
    Total deferred tax liabilities..........................................     (1,520)       (76)
Valuation allowance.........................................................        (72)    --
                                                                              ---------        ---
Net deferred tax liability..................................................  $  (1,504) $     (65)
                                                                              ---------        ---
                                                                              ---------        ---

10. STOCKHOLDERS' EQUITY

    GENERAL

    The authorized capital stock of the Company consists of 110,000,000 shares of capital stock, consisting of 100,000,000 shares of Common Stock, 5,000,000 shares of restricted common stock (the "Restricted Common Stock") and 5,000,000 shares of Preferred Stock (the "Preferred Stock"). At December 31, 1997, the Company has outstanding 15,441,887 shares of Common Stock, including 1,718,823 shares of Restricted Common Stock and no shares of Preferred Stock.

    RESTRICTED COMMON STOCK

    Each share of Restricted Common Stock will automatically convert to Common Stock on a share-for-share basis (i) in the event of a disposition of such share of Restricted Common Stock by the holder

                                 HOMEUSA, INC.

                             (DOLLARS IN THOUSANDS)

10. STOCKHOLDERS' EQUITY (CONTINUED)
thereof (other than a distribution which is a distribution by a holder to its partners or beneficial owners, or a transfer to a related party of such holder (as defined), (ii) in the event any person acquires beneficial ownership of 15% or more of the outstanding shares of Common Stock, or (iii) in the event any person offers to acquire 15% or more of the total number of outstanding shares of Common Stock. The 1,718,823 shares of Restricted Common Stock have been converted to Common Stock as a result of the Fleetwood Merger Agreement.

    PREFERRED STOCK

    The Preferred Stock may be issued from time to time by the Board of Directors in one or more series. Subject to the provisions of the Company's Certificate of Incorporation and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any series of the Preferred Stock, in each case without any further action or vote by the stockholders. The Company has no current plans to issue any shares of Preferred Stock.

11. STOCK OPTIONS

    1997 LONG-TERM INCENTIVE PLAN

    No stock options were granted to, exercised by or held by any executive officer in 1996. In July 1997, the HomeUSA Board of Directors and stockholders approved the 1997 Long-Term Incentive Plan (the "LTIP"). The purpose of the LTIP is to provide directors, officers, key employees, consultants and other service providers with additional incentives by increasing their ownership interests in the Company. Individual awards under the LTIP may take the form of one or more of: (i) either incentive stock options or non-qualified stock options ("NQSOs"),
(ii) stock appreciation rights; (iii) restricted or deferred stock, (iv) dividend equivalents and (v) other awards not otherwise provided for, the value of which is based in whole or in part upon the value of the Common Stock.

    The Compensation Committee will administer the LTIP and select the individuals who will receive awards and establish the terms and conditions of those awards. The maximum number of shares of Common Stock that may be subject to outstanding awards, determined immediately after the grant of any award, may not exceed the greater of 2,000,000 shares or 15% of the aggregate number of shares of Common Stock outstanding. Shares of Common Stock which are attributable to awards which have expired, terminated or been canceled or forfeited are available for issuance or use in connection with future awards.

    At the closing of the IPO, NQSOs to purchase a total of 650,000 shares of Common Stock were granted to members of management and 956,563 shares were granted to certain employees of the Founding Companies. In addition, options to purchase 80,000 shares were subsequently granted to employees of HomeUSA. Each of the foregoing options have an exercise price of $8.00 per share. These options will vest at the rate of 20% per year, commencing on the first anniversary of the date of grant, and

                                 HOMEUSA, INC.

                             (DOLLARS IN THOUSANDS)

11. STOCK OPTIONS (CONTINUED)
will expire at the earlier of ten years from the date of grant or three months following termination of employment.

    The Company's LTIP provides for the granting or awarding of stock options and stock appreciation rights to non-employee directors, officers and other key employees. The Company accounts for this LTIP under APB Opinion No. 25, and no compensation expense has been recognized. The number of shares authorized and reserved for issuance under the LTIP is limited to the greater of 2,000,000 shares or 15 percent of the number of shares of Common Stock outstanding on the last day of the preceding calendar quarter (2,000,000 shares at December 31, 1997). As of December 31, 1997, the Company has granted 10 year options covering an aggregate of 1,606,563 shares of Common Stock.

    The following table summarizes activity under the LTIP for the year ended December 31, 1997:

                                                                                                             WEIGHTED
                                                                                                              AVERAGE
                                                                                                EXERCISE     EXERCISE
                                                                                    SHARES        PRICE        PRICE
                                                                                  -----------  -----------  -----------
Outstanding at December 31, 1996................................................      --           --           --
  Granted.......................................................................    1,606,563   $    8.00    $    8.00
  Exercised.....................................................................      --           --           --
  Forfeited and canceled........................................................      --           --           --
Outstanding at December 31, 1997................................................    1,606,563                $    8.00
Weighted average fair value of options granted during 1997......................        $5.36
Weighted average remaining contractual life.....................................   9.92 years

    At December 31, 1997, no options were exercisable. Unexercised options expire on November 19, 2007.

    If the Company had recorded compensation cost for the LTIP consistent with SFAS No. 123, net income and earnings per share would have been decreased by the following pro forma amounts (in thousands, except per share data):

                                                                                YEAR ENDED
                                                                             DECEMBER 31, 1997
                                                                             -----------------
Net Income:
  As Reported..............................................................      $   3,397
  Pro Forma................................................................      $   3,342
Earnings Per Share--basic and diluted:
  As Reported..............................................................      $    0.91
  Pro Forma................................................................      $    0.89

    The pro forma compensation cost may not be representative of that to be expected in future years because options vest over several years and addditional awards may be made each year.

    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model, with the following average assumptions used for grants in 1997: dividend yield of 0%; expected volatility of 48.03%; risk-free interest rate of 5.87%; and expected lives of 10 years.

                                 HOMEUSA, INC.

                             (DOLLARS IN THOUSANDS)

11. STOCK OPTIONS (CONTINUED)
    1997 NON-EMPLOYEE DIRECTORS' STOCK PLAN

    The Company's 1997 Non-Employee Directors' Stock Plan (the "Directors' Plan"), which was adopted by the Board of Directors and approved by the stockholders in July 1997, provides for (i) the automatic grant to each of the four non-employee directors serving at the consummation of the IPO of an option to purchase 10,000 shares, (ii) the automatic grant to each other non-employee director of an option to purchase 10,000 shares upon such person's initial election as a director, and (iii) an automatic annual grant to each non-employee director of an option to purchase 5,000 shares at each annual meeting of stockholders thereafter at which such director is re-elected or remains as a director, unless such annual meeting is held within three months of such person's initial election as a director. All options have an exercise price per share equal to the fair market value of the Common Stock on the date of grant and are immediately vested and expire on the earlier of ten years from the date of grant or one year after termination of service as a director. The Directors' Plan also permits non-employee directors to elect to receive, in lieu of cash directors' fees, shares or credits representing "deferred shares" at future settlement dates, as selected by the director. The number of shares or deferred shares received will equal the number of shares of Common Stock which, at the date the fees would otherwise be payable, will have an aggregate fair market value equal to the amount of such fees.

12. RELATED PARTY TRANSACTIONS

    The company leases facilities from certain of its stockholders under operating leases. The rent paid under these related-party leases was approximately $207, $113, and $77 for the years ended December 31, 1997, 1996, and 1995, respectively.

    The Company conducts business with companies owned or controlled by directors of the Company or parties related to the directors. The companies provide delivery and installation services, construction services, and office supplies. For these services, the Company paid $56 for the year ended December 31, 1997, and none for the years ended December 31, 1996 and 1995.

    Related party receivables primarily represent amounts owed to the Company by directors, founders, or parties related to them, relating to amounts previously loaned by the Company to those parties.

    Related party payables at December 31, 1997 include $4,136 owed to founders relating to additional consideration for the purchase of the Founding Companies. The remainder represents amounts owed to founders or parties related to them for amounts previously loaned to the Company by those parties.

    Certain stockholders of HomeUSA, Inc. own interests in real estate operations which, from time to time, sell land to customers of the Company.

13. EMPLOYEE BENEFIT PLANS

    Certain of the Founding Companies have 401(k) retirement and profit sharing plans which cover employees meeting certain service requirements. The Company contributed $10 for the year ended December 31, 1997, and none for the years ended December 31, 1996 and 1995, respectively.

                                 HOMEUSA, INC.

                             (DOLLARS IN THOUSANDS)

14. COMMITMENTS AND CONTINGENCIES

    OPERATING LEASES

    The Company leases various facilities and equipment under operating lease agreements, including leases with related parties. These leases are noncancelable and expire on various dates through 2007. The lease agreements are subject to renewal under essentially the same terms and conditions as the original leases.

    Future minimum lease payments for operating leases as of December 31, 1997 are as follows:

Year ending December 31--
    1998............................................................  $   1,689
    1999............................................................      1,355
    2000............................................................        882
    2001............................................................        707
    2002............................................................        585
    Thereafter......................................................      1,510
                                                                      ---------
      Total.........................................................  $   6,728
                                                                      ---------
                                                                      ---------

    Total rent expense under all operating leases, including operating leases with related parties, was approximately $529, $381, and $353 for the years ended December 31, 1997, 1996, and 1995, respectively.

    RECOURSE FINANCING

    In connection with home sales, the Company may guarantee certain amounts due to lending institutions from the Company's customers. In the event of default by the customer, the outstanding balance would be owed by the Company to the lending institution. These amounts are collateralized by the related homes. As of December 31, 1997 and 1996, amounts guaranteed were $445 and none, respectively. A reserve of $34 has been included in the Consolidated Balance Sheet at December 31, 1997.

    INSURANCE

    The Company carries a standard range of insurance coverage, including general and business auto liability, commercial property, workers' compensation and excess liability coverage. The Company has not incurred significant claims or losses on any of its insurance policies.

    LITIGATION

    The Company is involved in legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company's consolidated financial position or results of operations.

15. SUBSEQUENT EVENTS

    On February 17, 1998 the Company announced that it had entered into a definitive agreement to be acquired by Fleetwood Enterprises, Inc., (the "Fleetwood Merger") a leading manufacturer of manufactured homes. Under the agreement, each share of HomeUSA common stock will be converted into the

                                 HOMEUSA, INC.

                             (DOLLARS IN THOUSANDS)

15. SUBSEQUENT EVENTS (CONTINUED)
right to receive $10.25 per share, payable at the election of the holder in cash or Fleetwood common stock, for an aggregate purchase price of approximately $162 million. The Fleetwood stock will be valued at an average price prior to the closing and the aggregate cash payment by Fleetwood will not exceed 49% of the total purchase price. The acquisition is expected to close in June 1998, subject to certain conditions including approval by the holders of a majority of the outstanding shares of common stock of HomeUSA. Fleetwood and HomeUSA have agreed in principle that HomeUSA will develop and construct, on a fee basis, new retail outlets for Fleetwood in the period preceding the closing. The Fleetwood Merger Agreement provides that HomeUSA will pay to Fleetwood $6 million (the "Termination Fee") upon demand if (i) HomeUSA or Fleetwood terminates the Fleetwood Merger Agreement because the HomeUSA Board approved or recommended a superior proposal; or (ii) HomeUSA or Fleetwood terminates the Fleetwood Merger Agreement because HomeUSA stockholder approval was not obtained.

    Promptly after the Company publicly announced its proposed merger with Fleetwood a complaint (the "Complaint") was filed against the Company, the members of its Board of Directors, and Fleetwood in a Delaware Court of Chancery in New Castle County. The Complaint was purportedly filed on behalf of a stockholder of the Company, individually and as a representative of a class of holders of the Company's Common Stock. The suit seeks certification as a class action. The Complaint alleges, among other things, that by entering into the Fleetwood Merger Agreement, the Company and the members of its Board of Directors did not act reasonably and in compliance with their fiduciary duties to the Company's stockholders. The Complaint seeks to enjoin the proposed Fleetwood Merger and seeks rescissory and/or compensatory damages, attorneys' fees and other relief.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To AAA Homes Group:

    We have audited the accompanying combined balance sheets of AAA Homes Group, (the Group) as defined in Note 1 to the financial statements, as of December 31, 1995 and 1996 and September 30, 1997, and the related combined statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996 and for the nine month period ended September 30, 1997. These combined financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Group as of December 31, 1995 and 1996 and September 30, 1997, and the results of their combined operations and their combined cash flows for each of the three years in the period ended December 31, 1996 and for the nine month period ended September 30, 1997, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
October 28, 1997

                                AAA HOMES GROUP

                            COMBINED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                    DECEMBER 31       SEPTEMBER 30,
                                                                                --------------------  -------------
                                                                                  1995       1996         1997
                                                                                ---------  ---------  -------------
                                                      ASSETS
Current Assets:
  Cash and cash equivalents...................................................  $     889  $     814    $     707
  Accounts receivable.........................................................        867      1,398        1,902
  Related-party receivable....................................................         48         80           25
  Inventories.................................................................      6,880      9,248        9,599
                                                                                ---------  ---------  -------------
    Total current assets......................................................      8,684     11,540       12,233
Property and equipment, net...................................................        859      1,106        1,422
Other assets, net.............................................................        289        396          421
                                                                                ---------  ---------  -------------
    Total assets..............................................................  $   9,832  $  13,042    $  14,076
                                                                                ---------  ---------  -------------
                                                                                ---------  ---------  -------------

                                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable and accrued expenses.......................................  $   1,439  $   1,682    $   1,673
  Related-party payable.......................................................     --             49       --
  Floor plan payable..........................................................      6,995      9,002        8,859
  Current maturities of long-term debt........................................         58        108          195
  Deferred tax liability......................................................         27         26          131
                                                                                ---------  ---------  -------------
    Total current liabilities.................................................      8,519     10,867       10,858
                                                                                ---------  ---------  -------------
Long-term debt, net of current maturities.....................................        113         32          252
Deferred tax liability........................................................         61        132          142
                                                                                ---------  ---------  -------------
Commitments and contingencies
Shareholders' equity:
  Common stock, $1 par value, 105,000 shares authorized, 68,000 issued and
    36,500 outstanding........................................................         68         68           68
  Retained earnings...........................................................      1,151      2,023        2,786
  Partners' capital...........................................................     --         --               50
  Treasury stock, 31,500 shares, at cost......................................        (80)       (80)         (80)
                                                                                ---------  ---------  -------------
    Total shareholders' equity................................................      1,139      2,011        2,824
                                                                                ---------  ---------  -------------
    Total liabilities and shareholders' equity................................  $   9,832  $  13,042    $  14,076
                                                                                ---------  ---------  -------------
                                                                                ---------  ---------  -------------

    The accompanying notes are an integral part of these combined financial statements.

                                AAA HOMES GROUP

                       COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                                  NINE MONTHS
                                                                 YEAR ENDED DECEMBER 31        ENDED SEPTEMBER 30
                                                             -------------------------------  --------------------
                                                               1994       1995       1996       1996       1997
                                                             ---------  ---------  ---------  ---------  ---------
                                                                                                  (UNAUDITED)
Revenue:
  Home sales...............................................  $  20,159  $  27,166  $  38,584  $  30,692  $  28,562
  Other revenue............................................        306        385        612        415      1,084
                                                             ---------  ---------  ---------  ---------  ---------
    Total revenue..........................................     20,465     27,551     39,196     31,107     29,646
Cost of sales..............................................     16,113     21,604     30,543     24,484     22,648
                                                             ---------  ---------  ---------  ---------  ---------
Gross profit...............................................      4,352      5,947      8,653      6,623      6,998
Selling, general and administrative expenses...............      3,370      4,465      6,272      4,589      5,275
                                                             ---------  ---------  ---------  ---------  ---------
Income from operations.....................................        982      1,482      2,381      2,034      1,723
Other income (expense):
  Interest expense, net....................................       (464)      (679)      (994)      (788)      (611)
  Other income, net........................................         82         52         44         (7)        54
                                                             ---------  ---------  ---------  ---------  ---------
Income before income taxes.................................        600        855      1,431      1,239      1,166
Provision for income taxes.................................        236        337        559        483        403
                                                             ---------  ---------  ---------  ---------  ---------
Net income.................................................  $     364  $     518  $     872  $     756  $     763
                                                             ---------  ---------  ---------  ---------  ---------
                                                             ---------  ---------  ---------  ---------  ---------

    The accompanying notes are an integral part of these combined financial statements.

                                AAA HOMES GROUP
                  COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                                         TREASURY
                                                                 COMMON      RETAINED      PARTNERS'      STOCK,
                                                                  STOCK      EARNINGS       CAPITAL       AT COST      TOTAL
                                                               -----------  -----------  -------------  -----------  ---------
Balance, December 31, 1993...................................   $      68    $     269     $  --         $     (80)  $     257
    Net income...............................................      --              364        --            --             364
                                                                    -----   -----------          ---           ---   ---------
Balance, December 31, 1994...................................          68          633        --               (80)        621
    Net income...............................................      --              518        --            --             518
                                                                    -----   -----------          ---           ---   ---------
Balance, December 31, 1995...................................          68        1,151        --               (80)      1,139
    Net income...............................................      --              872        --            --             872
                                                                    -----   -----------          ---           ---   ---------
Balance, December 31, 1996...................................          68        2,023        --               (80)      2,011
    Net income...............................................      --              763        --            --             763
    Capital contributions....................................      --           --                50        --              50
                                                                    -----   -----------          ---           ---   ---------
Balance, September 30, 1997..................................   $      68    $   2,786     $      50     $     (80)  $   2,824
                                                                    -----   -----------          ---           ---   ---------
                                                                    -----   -----------          ---           ---   ---------

    The accompanying notes are an integral part of these combined financial statements.

                                AAA HOMES GROUP
                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                   NINE MONTHS
                                                                 YEAR ENDED DECEMBER 31         ENDED SEPTEMBER 30
                                                             -------------------------------  ----------------------
                                                               1994       1995       1996                    1997
                                                             ---------  ---------  ---------     1996      ---------
                                                                                              -----------
                                                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...............................................  $     364  $     518  $     872   $     756   $     763
  Adjustments to reconcile net income to net cash provided
    by operating activities--
    Depreciation and amortization..........................         25         60        151         113         111
    Gain on sale of assets.................................        (29)    --         --          --          --
    Deferred income tax provision..........................          6         36         70          52         115
  Changes in assets and liabilities--
    Accounts receivable, net...............................        (25)      (377)      (531)       (530)       (504)
    Related-party receivable...............................        (13)       (34)       (32)         48          55
    Inventories............................................       (637)    (2,459)    (2,105)     (2,279)      2,705
    Other assets, net......................................         41        (41)       (22)        147          28
    Accounts payable and accrued expenses..................        234        400        243         429          (9)
    Related-party payables.................................     --         --             49           2         (49)
    Floor plan payable.....................................        678      2,712      1,744       1,948      (3,147)
                                                             ---------  ---------  ---------  -----------  ---------
      Net cash provided by operating activities............        644        815        439         686          68
                                                             ---------  ---------  ---------  -----------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment......................        (58)      (616)      (357)       (230)       (241)
  Proceeds from sale of equipment..........................         88          2          4           4          88
  Purchases of manufactured home operations................        (40)    --           (130)       (130)       (204)
                                                             ---------  ---------  ---------  -----------  ---------
      Net cash used in investing activities................        (10)      (614)      (483)       (356)       (357)
                                                             ---------  ---------  ---------  -----------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  (Payments on) proceeds from long-term debt...............       (103)       (45)       (31)        (63)        132
  Capital contributions....................................          5     --         --          --              50
                                                             ---------  ---------  ---------  -----------  ---------
      Net cash provided by (used in) financing
        activities.........................................        (98)       (45)       (31)        (63)        182
                                                             ---------  ---------  ---------  -----------  ---------
Net Increase (Decrease) In Cash And Cash
  Equivalents..............................................        536        156        (75)        267        (107)
Cash And Cash Equivalents, beginning of period.............        197        733        889         889         814
                                                             ---------  ---------  ---------  -----------  ---------
Cash And Cash Equivalents, end of period...................  $     733  $     889  $     814   $   1,156   $     707
                                                             ---------  ---------  ---------  -----------  ---------
                                                             ---------  ---------  ---------  -----------  ---------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for--
    Interest...............................................  $     423  $     684  $   1,112   $     788   $     645
    Taxes..................................................        246        196        337         272         318

    The accompanying notes are an integral part of these combined financial statements.

                                AAA HOMES GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

    AAA Homes Group (the Group) includes the financial statements of the following companies under common control and ownership: CSF&T, Inc., d.b.a. AAA Homes (a Mississippi corporation), Fordham Insurance Agency, Inc. (a Mississippi corporation), and AAA Homes LLC (a Louisiana limited liability company). The Group is primarily engaged in the retail sale of new and pre-owned manufactured homes and the sale of the related finance, insurance and service contracts thereon. The Group operates sales centers in Mississippi and Louisiana which have retail agreements with a number of manufacturers.

    In April 1996, the Group acquired the inventory, office building and certain other assets and related rights of Wood Mobile Homes (Wood) located in Mississippi. The aggregate consideration paid for Wood was $130,000 in cash. The accompanying combined balance sheets include allocations of the respective purchase price which resulted in goodwill of $120,000 which is being amortized over 40 years.

    AAA Homes, LLC was formed in November 1996 by the shareholders of CSF&T, Inc., and commenced operations with the purchase of three Louisiana sales centers acquired from Basset Homes, Inc. (Basset) in April 1997. The aggregate consideration paid for Basset was $204,000 in cash and $175,000 in notes payable to the seller. The accompanying combined balance sheets as of September 30, 1997, include allocations of the respective purchase price which resulted in goodwill of $66,040 which is being amortized over 40 years.

    The Group's owners entered into a definitive agreement with HomeUSA, Inc. (HomeUSA), pursuant to which all of the ownership interests of the Group will be exchanged for cash and shares of HomeUSA's common stock concurrently with the consummation of an initial public offering (the IPO) of the common stock of HomeUSA.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    BASIS OF PRESENTATION

    The combined financial statements include the accounts and the results of operations of the Group for all periods which the companies were under common control. All significant intercompany transactions have been eliminated in combination.

    INTERIM FINANCIAL INFORMATION

    The interim combined financial statements for the nine months ended September 30, 1996, are unaudited, and certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the combined interim financial statements have been included. The Group's operations are subject to different seasonal variations in sales. Due to seasonality and other factors, the results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

    CASH AND CASH EQUIVALENTS

    The Group considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

                                AAA HOMES GROUP

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    INVENTORIES

    Inventories are valued at the lower of cost or market using the specific identification method for new and pre-owned homes.

    PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated life of the asset.

    Expenditures for major additions or improvements which extend the useful lives of assets are capitalized. Minor replacements, maintenance and repairs which do not improve or extend the life of such assets are charged to operations as incurred. Disposals are removed at cost less accumulated depreciation, and any resulting gain or loss is reflected in other income.

    REVENUE RECOGNITION

    Home sales consist of new and pre-owned manufactured homes as well as retailer installed options and setup and delivery. Retail home sales are recognized upon passage of title and, in the case of credit sales (which represent the majority of the Group's retail sales), upon execution of the loan agreement and other required documentation and receipt of a designated minimum down payment. Home sales exclude any sales and use taxes collected.

    The Group receives an agent's commission on insurance policies issued by unrelated insurance companies. Insurance commissions are recognized in other revenue at the time the policies are written.

    The Group arranges financing for customers through various institutions for which the Group receives certain financing fees which are recognized in other revenue along with the sale of the related home.

    COST OF SALES

    Cost of sales includes the cost of manufactured homes, less any manufacturer rebates realized, as well as the cost of retailer installed options, set-up and delivery.

    GOODWILL

    Goodwill represents the excess of the consideration paid over the fair market value of assets acquired and is being amortized on the straight-line method over 40 years. Accumulated amortization totaled approximately $10,000, $19,000, $34,000 and $47,000 for the years ended December 31, 1994, 1995 and
1996 and for the nine months ended September 30, 1997, respectively.

    INCOME TAXES

    The Group accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount to be realized. The

                                AAA HOMES GROUP

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) provision for income taxes is the tax payable for the year and the change during the year in deferred tax assets and liabilities.

    AAA Homes, LLC (AAA), as a limited liability company is taxed as a partnership for federal and state income tax purposes, as such, in lieu of corporate income taxes, the shareholders separately account for AAA's items of income, deductions, losses and credits on their individual income tax returns based on their respective ownership interests. The financial statements do not include a provision for income taxes for AAA.

    SHAREHOLDERS' EQUITY

    Shareholders' equity of the Group includes the following shares of common stock which were issued and outstanding at December 31, 1996 and September 30, 1997: 63,000 shares of common stock issued and 31,500 shares outstanding at $1 par value for CSF&T, Inc. and 5,000 shares of common stock issued and outstanding at $1 par value for Fordham Insurance Agency, Inc.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Group's financial instruments consist primarily of floor plan payables, accounts receivable and long-term debt. The carrying amount of these financial instruments approximates fair value due either to length of maturity or existence of variable interest rates that approximate market rates.

    CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Group to a concentration of credit risk consist principally of cash deposits and accounts receivable. The Group maintains cash balances at financial institutions which may at times be in excess of federally insured levels. The Group has not incurred losses related to these balances to date.

    MAJOR SUPPLIERS

    The Group purchases 78 percent of its homes through a retail agreement with a primary supplier at the prevailing prices charged by the manufacturers. Pursuant to this agreement, the Group received volume rebates on inventory purchases. The Group's sales volume could be adversely affected by the manufacturers' inability to supply the sales centers with an adequate supply of homes.

    The retail agreements between the sales centers and the manufacturers contain certain provisions, including the minimum amount of homes to be purchased and displayed, guidelines for the display of model homes, installation and delivery guidelines and terms of reimbursement for warranty work performed by the retailer pursuant to the manufacturer's warranty. These agreements also provide for volume rebate incentive programs based on inventory purchases. Accordingly, inventory has been recorded net of volume rebates. Retail agreements may be terminated by the sales center with notice and by the manufacturer for good cause, as defined in the agreement.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and

                                AAA HOMES GROUP

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    STATEMENTS OF CASH FLOWS

    For purposes of the statements of cash flows, the net change in floor plan financing of inventory is reflected as an operating activity.

    NEW ACCOUNTING PRONOUNCEMENT

    SFAS No. 125, "Accounting for the Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," was issued in June 1996 and establishes, among other things, new criteria related to accounting for transfers of financial assets in exchange for cash or other consideration. SFAS No. 125 also establishes new accounting requirements for pledged collateral. In addition, SFAS No. 125 is effective for all transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. The Group will adopt this statement when required and has not determined the impact that the adoption of SFAS No. 125 will have on its financial statements.

3. PROPERTY AND EQUIPMENT:

    Property and equipment consist of the following (in thousands):

                                                 ESTIMATED
                                                  USEFUL         DECEMBER 31
                                                   LIVES     --------------------  SEPTEMBER 30,
                                                (IN YEARS)     1995       1996         1997
                                                -----------  ---------  ---------  -------------
Land..........................................               $     110  $     110    $     110
Buildings.....................................      25             375        386          550
Leasehold improvements........................      10             293        497          498
Equipment.....................................      5-7            118        184          291
Furniture and fixtures........................       5             159        243          271
                                                             ---------  ---------       ------
    Total.....................................                   1,055      1,420        1,720
Less--accumulated depreciation................                    (196)      (314)        (298)
                                                             ---------  ---------       ------
    Property and equipment, net...............               $     859  $   1,106    $   1,422
                                                             ---------  ---------       ------
                                                             ---------  ---------       ------

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

    Accounts receivable consist of the following (in thousands):

                                                                   DECEMBER 31
                                                               --------------------  SEPTEMBER 30,
                                                                 1995       1996         1997
                                                               ---------  ---------  -------------
Due from manufacturer........................................  $     280  $     452    $     715
Due from finance companies...................................        484        684          912
Other........................................................        103        262          275
                                                               ---------  ---------       ------
                                                               $     867  $   1,398    $   1,902
                                                               ---------  ---------       ------
                                                               ---------  ---------       ------

                                AAA HOMES GROUP

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS: (CONTINUED)
    Inventories consist of the following (in thousands):

                                                                 DECEMBER 31
                                                             --------------------  SEPTEMBER 30,
                                                               1995       1996         1997
                                                             ---------  ---------  -------------
New homes, net of unearned volume rebates..................  $   6,567  $   8,545    $   8,806
Pre-owned homes............................................        292        629          654
Parts, accessories and other...............................         21         74          139
                                                             ---------  ---------       ------
                                                             $   6,880  $   9,248    $   9,599
                                                             ---------  ---------       ------
                                                             ---------  ---------       ------

    Other assets consist of the following (in thousands):

                                                                     DECEMBER 31
                                                                 --------------------   SEPTEMBER 30,
                                                                   1995       1996          1997
                                                                 ---------  ---------  ---------------
Note receivable................................................  $     133  $     109     $      76
Goodwill, net..................................................        115        220           274
Other..........................................................         41         67            71
                                                                 ---------  ---------         -----
                                                                 $     289  $     396     $     421
                                                                 ---------  ---------         -----
                                                                 ---------  ---------         -----

    Accounts payable and accrued expenses consist of the following (in thousands):

                                                                 DECEMBER 31
                                                             --------------------  SEPTEMBER 30,
                                                               1995       1996         1997
                                                             ---------  ---------  -------------
Accounts payable, trade....................................  $     601  $     807    $     950
Accrued compensation.......................................        219        298          180
Other accrued expenses.....................................        619        577          543
                                                             ---------  ---------       ------
                                                             $   1,439  $   1,682    $   1,673
                                                             ---------  ---------       ------
                                                             ---------  ---------       ------

5. FLOOR PLAN PAYABLE AND LONG-TERM DEBT:

    FLOOR PLAN PAYABLE

    The Group has three primary floor plan credit facilities with lending institutions to finance a major portion of its manufactured home inventory until such inventory is sold. Interest on amounts borrowed is paid monthly at rates varying from 0.75 percent up to 1.75 percent (depending on the length of time the note is outstanding) over the prime rate (9.0 percent to 10.0 percent at December 31, 1996, and 9.25 percent to 10.25 percent at September 30, 1997). The floor plan payable is secured by all of the Group's manufactured home inventory, the related furniture, fixtures and accessories and accounts receivable, and is guaranteed by the shareholders of the Group.

    Floor plan payables are due upon the receipt of sale proceeds from the related inventory; however, the Group must make periodic loan payments when the related home remains in inventory beyond the length of time specified in the floor plan agreement. In the event the home remains in inventory 12 months after the date of purchase, the balance of the obligation related to that home will become due. In addition, certain of the Group's floor plan agreements include subjective acceleration clauses which could result in the lines of credit being due on demand should the Group experience a material adverse change in its financial position as determined by the lender. The maximum aggregate amount that can be borrowed

                                AAA HOMES GROUP

5. FLOOR PLAN PAYABLE AND LONG-TERM DEBT: (CONTINUED) under the lines of credit is $13.0 million, and the largest balance outstanding during the nine months ended September 30, 1997, was approximately $10.9 million. The average balance outstanding during the nine months ended September 30, 1997, was approximately $9.0 million with a weighted average interest rate paid of 9.3 percent.

    LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                                        DECEMBER 31
                                                                                    --------------------   SEPTEMBER 30,
                                                                                      1995       1996          1997
                                                                                    ---------  ---------  ---------------
                                                                                               (IN THOUSANDS)
Note payable to a bank in monthly installments of $908 including interest at 8%,
  final payment of $72,000 due October 9, 1997, secured by shareholders...........  $      89  $      75     $      72

Notes payable to individuals in total monthly installments of approximately $5,000 including interest ranging from 6% to 10% with annual payments of approximately
  $25,000 including interest, due April 10, 1997, secured by shareholders.........         82         30        --

Note payable to a bank accruing interest at 8%, principal and accrued interest due
  April 25, 1998, secured by shareholders.........................................     --             35            30

Notes payable to an individual in total monthly installments of $3,689 including interest at 8% beginning July 14, 1997, with annual payments of $10,000, $30,000 and final payment of $35,000 plus accrued interest at 8%, due March 14, 1999,
  secured by shareholders.........................................................     --         --               159

Note payable to a financial institution, monthly payments of $3,605 including
  interest at 9%, due April 2002, secured by shareholders.........................     --         --               186
                                                                                    ---------  ---------         -----

                                                                                          171        140           447

Less--current portion.............................................................        (58)      (108)         (195)
                                                                                    ---------  ---------         -----

                                                                                    $     113  $      32     $     252
                                                                                    ---------  ---------         -----
                                                                                    ---------  ---------         -----

    AAA Homes has a $50,000 line of credit with a financial institution that is secured by a certificate of deposit. The line of credit expired on November 28, 1996, and there were no amounts outstanding on the line at December 31, 1995.

                                AAA HOMES GROUP

5. FLOOR PLAN PAYABLE AND LONG-TERM DEBT: (CONTINUED)
    The aggregate maturities of long-term debt as of September 30, 1997 are as follows (in thousands):

Year ending December 31--
    1997.............................................................  $     102
    1998.............................................................        128
    1999.............................................................        108
    2000.............................................................         43
    2001.............................................................         39
    Thereafter.......................................................         27
                                                                       ---------
                                                                       $     447
                                                                       ---------
                                                                       ---------

6. INCOME TAXES:

    The components of the provision for income taxes are as follows (in thousands):

                                                                   DECEMBER 31
                                                         -------------------------------   SEPTEMBER 30,
                                                           1994       1995       1996          1997
                                                         ---------  ---------  ---------  ---------------
Federal--
  Current..............................................  $     199  $     260  $     422     $     248
  Deferred.............................................          5         31         61           100
                                                         ---------  ---------  ---------         -----
                                                               204        291        483           348
                                                         ---------  ---------  ---------         -----
State--
  Current..............................................         31         41         67            39
  Deferred.............................................          1          5          9            16
                                                         ---------  ---------  ---------         -----
                                                                32         46         76            55
                                                         ---------  ---------  ---------         -----
    Total provision....................................  $     236  $     337  $     559     $     403
                                                         ---------  ---------  ---------         -----
                                                         ---------  ---------  ---------         -----

    The provision for income taxes differs from an amount computed at the statutory rates as follows (in thousands):

                                                                   DECEMBER 31
                                                         -------------------------------   SEPTEMBER 30,
                                                           1994       1995       1996          1997
                                                         ---------  ---------  ---------  ---------------
Federal income tax at statutory rates..................  $     210  $     300  $     501     $     314
State income taxes.....................................         21         30         50            36
Nondeductible expenses.................................          5          7          8             6
Other..................................................         --         --         --            47
                                                         ---------  ---------  ---------         -----
                                                         $     236  $     337  $     559     $     403
                                                         ---------  ---------  ---------         -----
                                                         ---------  ---------  ---------         -----

                                AAA HOMES GROUP

6. INCOME TAXES: (CONTINUED)
    The significant items giving rise to the deferred tax assets and liabilities as of December 31, 1995, 1996 and September 30, 1997 are as follows (in thousands):

                                                                   DECEMBER 31
                                                               --------------------   SEPTEMBER 30,
                                                                 1995       1996          1997
                                                               ---------  ---------  ---------------
Deferred tax assets--
  Accrued expenses...........................................  $      20  $       8     $      13
                                                               ---------  ---------         -----
    Total deferred tax assets................................         20          8            13
                                                               ---------  ---------         -----
Deferred tax liabilities--
  Bases differences in property and equipment................        (38)       (56)          (68)
  Other......................................................        (70)      (110)         (218)
                                                               ---------  ---------         -----
    Total deferred tax liabilities...........................       (108)      (166)         (286)
                                                               ---------  ---------         -----
Net deferred tax liability...................................  $     (88) $    (158)    $    (273)
                                                               ---------  ---------         -----
                                                               ---------  ---------         -----

7. RELATED-PARTY TRANSACTIONS:

    The Group owns a 1 percent general partnership interest in a limited partnership (the Partnership). The Partnership leases various facilities, equipment and land under operating leases to the Group. Rental expense on these leases totaled approximately $13,000, $137,000, $153,000 and $170,000 for the years ended December 31, 1994, 1995 and 1996 and for the nine months ended September 30, 1997, respectively. The investment balance in the Partnership at December 31, 1995 and 1996 and September 30, 1997, was de minimus.

    Financing of pre-owned manufactured homes is provided through an affiliate of the Group. The amount of sales that were financed by this affiliate during the years ended December 31, 1994, 1995 and 1996 and the nine months ended September 30, 1997, were approximately $29,000, $26,000, $30,000, and $4,000 respectively. Amounts due from this affiliate were approximately $27,000 and $57,000 at December 31, 1995 and 1996, respectively. There were no amounts due from this affiliate at September 30, 1997.

    The shareholders of the Group own a majority interest in a limited liability company, which was established in 1996 to enable a retailer to purchase manufactured homes through the Group's exclusive retailing agreement with a manufacturer. Volume rebates received on behalf of this limited liability company are recorded as related-party payables and were approximately $25,000 at September 30, 1997.

8. COMMITMENTS AND CONTINGENCIES

    OPERATING LEASES

    The Group leases various facilities, equipment and land under operating lease agreements, including leases with related parties. These leases are noncancelable and expire on various dates through 2001. The lease agreements are subject to renewal under essentially the same terms and conditions as the original leases.

                                AAA HOMES GROUP

8. COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Future minimum lease payments for operating leases at September 30, 1997 are as follows (in thousands):

Year ending December 31--
    1997.............................................................  $     116
    1998.............................................................        380
    1999.............................................................        266
    2000.............................................................         47
    2001.............................................................         12
    Thereafter.......................................................     --
                                                                       ---------
      Total..........................................................  $     821
                                                                       ---------
                                                                       ---------

    Total rent expense under all operating leases, including operating leases with related parties, was approximately $214,000, $338,000, $404,000 and $303,000 for the years ended December 31, 1994, 1995 and 1996 and for the nine months ended September 30, 1997, respectively.

    LITIGATION

    The Group is involved in legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Group's combined financial position or combined results of operations.

    INSURANCE

    The Group carries a standard range of insurance coverage, including general and business auto liability, commercial property, workers' compensation and excess liability coverage. The Group has not incurred significant claims or losses on any of its insurance policies.

    EMPLOYEE 401(K) RETIREMENT PLAN

    The Group participates in a 401(k) profit-sharing plan (the Plan) with related companies, which covers all employees at least 21 years of age who have completed at least 1,000 hours of services in a 12-month period subsequent to employment. The Plan allows for employee contributions through salary reductions of up to 15 percent of total compensation, subject to the statutory limits. Employer matching contributions were $7,000, $10,000, $11,000 and $9,000 for 1994, 1995 and 1996 and the nine months ended September 30, 1997, respectively. The discretionary profit-sharing contributions were $75,000 and $100,000 for 1994 and 1995, respectively, with no contributions made in 1996 or for the nine months ended September 30, 1997.

9. SUBSEQUENT EVENTS (UNAUDITED):

    On November 21, 1997, HomeUSA purchased all of the issued and outstanding equity securities of the Group, through the issuance of common stock and cash pursuant to a definitive merger agreement dated September 1997. Property and equipment of approximately $170,000, which are included in the combined balance sheet at September 30, 1997, were distributed to the shareholders of the Group.

    Concurrently with the Merger, the Group entered into agreements with the shareholders to lease land, equipment and buildings used in the Group's operations for negotiated amounts and terms.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of McDonald Mobile Homes, Inc.:

    We have audited the accompanying balance sheets of McDonald Mobile Homes, Inc. as of September 30, 1997, December 31, 1996 and December 31, 1995, and the related statements of operations, shareholders' equity and cash flows for the nine months ended September 30, 1997 and the years ended December 31, 1996, 1995 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of McDonald Mobile Homes, Inc. as of September 30, 1997, December 31, 1996 and December 31, 1995, and the results of its operations and its cash flows for the nine months ended September 30, 1997 and the years ended December 31, 1996, 1995 and 1994, in conformity with generally accepted accounting principles.

COOPERS & LYBRAND L.L.P.

Tulsa, Oklahoma
October 24, 1997

                          MCDONALD MOBILE HOMES, INC.

                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                   DECEMBER 31
                                                                               --------------------  SEPTEMBER 30,
                                                                                 1995       1996         1997
                                                                               ---------  ---------  -------------
                                              ASSETS
Current Assets:
  Cash and cash equivalents..................................................  $     645  $     477    $     648
  Accounts receivable........................................................        924        769        1,252
  Inventories................................................................      8,776      8,168        5,826
  Assets held for sale.......................................................     --         --               76
  Other current assets.......................................................        257        128          264
                                                                               ---------  ---------       ------
    Total current assets.....................................................     10,602      9,542        8,066
                                                                               ---------  ---------       ------
Notes receivable from shareholders...........................................     --            155       --
Property and equipment, net..................................................        908        933        1,729
                                                                               ---------  ---------       ------
    Total assets.............................................................  $  11,510  $  10,630    $   9,795
                                                                               ---------  ---------       ------
                                                                               ---------  ---------       ------

                               LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable and accrued expenses......................................  $   1,211  $     892    $   1,074
  Floor plan payable.........................................................      8,094      6,995        5,234
  Current maturities of long-term debt.......................................        165        198          251
Deferred tax liability.......................................................        388        268          227
                                                                               ---------  ---------       ------
    Total current liabilities................................................      9,858      8,353        6,786
Long-term debt, net of current maturities....................................        241        199          551
Deferred tax liability.......................................................         50         22           61
                                                                               ---------  ---------       ------
Commitments and contingencies
Shareholders' equity:
  Common stock, $.50 par value, 100,000 shares authorized and 74,773 shares issued and outstanding in 1996 and September 30, 1997 and $1 par value
    50,000 shares authorized, and 25,000 shares issued and outstanding in
    1995.....................................................................         25         37           37
  Less--treasury stock, at cost..............................................     --         --             (152)
  Additional paid-in capital.................................................     --            154          164
  Retained earnings..........................................................      1,336      1,865        2,348
                                                                               ---------  ---------       ------
    Total shareholders' equity...............................................      1,361      2,056        2,397
                                                                               ---------  ---------       ------
    Total liabilities and shareholders' equity...............................  $  11,510  $  10,630    $   9,795
                                                                               ---------  ---------       ------
                                                                               ---------  ---------       ------

   The accompanying notes are an integral part of these financial statements.

                          MCDONALD MOBILE HOMES, INC.

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                                NINE MONTHS
                                                                                                   ENDED
                                                              YEAR ENDED DECEMBER 31           SEPTEMBER 30,
                                                          -------------------------------  ----------------------
                                                            1994       1995       1996                    1997
                                                          ---------  ---------  ---------     1996      ---------
                                                                                           -----------
                                                                                           (UNAUDITED)
Revenue:
  Home sales............................................  $  20,480  $  30,626  $  29,451   $  22,731   $  22,217
  Other revenue.........................................        193        236        396         284         559
                                                          ---------  ---------  ---------  -----------  ---------
    Total revenue.......................................     20,673     30,862     29,847      23,015      22,776
Cost of sales...........................................     16,819     25,214     24,329      18,483      18,220
                                                          ---------  ---------  ---------  -----------  ---------
Gross profit............................................      3,854      5,648      5,518       4,532       4,556
Selling, general and administrative expenses............      2,724      4,206      3,925       2,835       3,209
                                                          ---------  ---------  ---------  -----------  ---------
Income from operations..................................      1,130      1,442      1,593       1,697       1,347
Other income (expense):
    Interest expense, net...............................       (422)      (824)      (808)       (585)       (577)
    Other income, net...................................        101         59         58          17          49
                                                          ---------  ---------  ---------  -----------  ---------
Income before income taxes..............................        809        677        843       1,129         819
Provision for income taxes..............................        302        253        314         418         336
                                                          ---------  ---------  ---------  -----------  ---------
Net income..............................................  $     507  $     424  $     529   $     711   $     483
                                                          ---------  ---------  ---------  -----------  ---------
                                                          ---------  ---------  ---------  -----------  ---------

   The accompanying notes are an integral part of these financial statements.

                          MCDONALD MOBILE HOMES, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                           ADDITIONAL    TREASURY
                                                                COMMON       PAID-IN     STOCK, AT    RETAINED
                                                                 STOCK       CAPITAL       COST       EARNINGS      TOTAL
                                                              -----------  -----------  -----------  -----------  ---------
Balance at December 31, 1993................................   $      25    $  --        $  --        $     405   $     430
  Net income................................................      --           --           --              507         507
                                                                     ---        -----        -----   -----------  ---------
Balance at December 31, 1994................................          25       --           --              912         937
  Net income................................................      --           --                           424         424
                                                                     ---        -----        -----   -----------  ---------
Balance at December 31, 1995................................          25       --           --            1,336       1,361
  Net income................................................      --           --           --              529         529
  Exercise of stock options.................................          35          (10)      --           --              25
  Adjustment of par value...................................         (30)          30       --           --          --
  Issuance of common stock..................................           7          134       --           --             141
                                                                     ---        -----        -----   -----------  ---------
Balance at December 31, 1996................................          37          154       --            1,865       2,056
  Net income................................................      --           --           --              483         483
  Repurchase of common stock................................      --               10         (152)      --            (142)
                                                                     ---        -----        -----   -----------  ---------
Balance at September 30, 1997...............................   $      37    $     164    $    (152)   $   2,348   $   2,397
                                                                     ---        -----        -----   -----------  ---------
                                                                     ---        -----        -----   -----------  ---------

   The accompanying notes are an integral part of these financial statements.

                          MCDONALD MOBILE HOMES, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                      DECEMBER 31                 SEPTEMBER 30
                                                            -------------------------------  ----------------------
                                                              1994       1995       1996                    1997
                                                            ---------  ---------  ---------     1996      ---------
                                                                                             -----------
                                                                                             (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..............................................  $     507  $     424  $     529   $     711   $     483
  Adjustments to reconcile net income to cash provided by
    (used in) operating activities--
    Depreciation..........................................         40         65         77          58          73
    Deferred income tax provision.........................        199        149       (148)       (111)         (2)
    Noncash compensation on stock issuance................     --         --             11          11      --
  Changes in operating assets and liabilities--
    Accounts receivable...................................       (257)      (189)       155          55        (483)
    Inventories...........................................     (1,858)    (3,649)       608       1,038       1,380
    Other assets, net.....................................         (4)      (183)       183         132        (186)
    Accounts payable and accrued expenses.................        147        243       (319)       (108)        236
    Floor plan payable....................................      2,150      3,257     (1,099)       (793)       (899)
                                                            ---------  ---------  ---------  -----------  ---------
      Net cash provided by (used in) operating
        activities........................................        924        117         (3)        993         602
                                                            ---------  ---------  ---------  -----------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Redemptions of (investments in) certificates of
    deposit...............................................        (20)        (1)       (54)     --              50
  Purchases of property and equipment.....................       (169)      (552)      (133)       (175)     (1,014)
  Proceeds from sale of assets............................         31         47         31          32          92
                                                            ---------  ---------  ---------  -----------  ---------
      Net cash used in investing activities...............       (158)      (506)      (156)       (143)       (872)
                                                            ---------  ---------  ---------  -----------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt............................     --            195         54          43         511
  Repayments of long-term debt............................        (51)       (52)       (63)       (173)        (83)
  Proceeds from issuance of stock.........................     --         --         --          --             165
  Repurchase of common stock..............................     --         --         --          --            (152)
                                                            ---------  ---------  ---------  -----------  ---------
      Net cash provided by (used in) financing
        activities........................................        (51)       143         (9)       (130)        441
                                                            ---------  ---------  ---------  -----------  ---------
Net Increase (Decrease) in Cash and Cash Equivalents......        715       (246)      (168)        720         171
Cash and Cash Equivalents, Beginning of Period............        176        891        645         645         477
                                                            ---------  ---------  ---------  -----------  ---------
Cash and Cash Equivalents, End of Period..................  $     891  $     645  $     477   $   1,365   $     648
                                                            ---------  ---------  ---------  -----------  ---------
                                                            ---------  ---------  ---------  -----------  ---------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for--
    Interest..............................................  $     399  $     807  $     806   $     594   $     573
    Income taxes..........................................         75        135        118         113         369

   The accompanying notes are an integral part of these financial statements.

                          MCDONALD MOBILE HOMES, INC.
                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

    The principal operations of McDonald Mobile Homes (the Company) consist of the sale and installation of manufactured homes in the states of Arkansas, Kansas, Missouri and Oklahoma. The Company began operations in January 1987. The Company has operated under the names of Affordable Mobile Homes, All American Home Center, Budget Mobile Homes, Coffeyville Mobile Homes, Granny's Mobile Homes, Granny's II, Harrison Home Center and Mobile Home Supercenter.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    INTERIM FINANCIAL INFORMATION

    The interim financial statements for the nine months ended September 30, 1996 are unaudited, and certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements have been included. The Company's operations are subject to seasonal variations in sales. Due to seasonality and other factors, the results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

    CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

    At December 31, 1996 and 1995, the Company had cash balances in excess of FDIC insured limits of $896,065 and $622,976, respectively.

    INVENTORIES

    Inventories are valued at the lower of cost or market using the specific-identification method for new and pre-owned homes.

    PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated life of the asset.

    Expenditures for major additions or improvements which extend the useful lives of assets are capitalized. Minor replacements, maintenance and repairs which do not improve or extend the life of such assets are charged to operations as incurred. Disposals are removed at cost less accumulated depreciation, and any resulting gain or loss is reflected in other income.

    REVENUE RECOGNITION

    Home sales consist of new and pre-owned manufactured homes as well as retailer installed options and set-up and delivery. Retail home sales are recognized upon passage of title and, in the case of credit sales (which represent the majority of the Company's retail sales), upon execution of the loan agreement and other required documentation and receipt of a designated minimum down payment. Home sales also

                          MCDONALD MOBILE HOMES, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) includes revenue from the construction of site amenities. Home sales exclude any sales and use taxes collected.

    The Company receives an agent's commission on insurance policies issued by unrelated insurance companies. Insurance commissions are recognized in other revenue at the time the policies are written.

    The Company also maintains used manufactured home inventory owned by third parties for which the Company records a sales commission in other revenue when sold to customers.

    Also included in other revenue is the revenue from warranty, repair and maintenance services.

    INCOME TAXES

    The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount to be realized. The provision for income taxes is the tax payable for the year and the change during the year in deferred tax assets and liabilities.

    MAJOR SUPPLIERS

    During 1996, the Company purchased 59 percent of its homes through retail agreements with three primary manufacturers at the prevailing prices charged by the manufacturers. Pursuant to these agreements, the Company received volume rebates on inventory purchases. The Company's sales volume could be adversely affected by the manufacturers' inability to supply the sales centers with an adequate supply of homes.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    RECLASSIFICATIONS

    Certain reclassifications have been made to the prior period amounts to conform to current period presentations.

                          MCDONALD MOBILE HOMES, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

3. PROPERTY AND EQUIPMENT:

    Property and equipment consist of the following (in thousands):

                                             ESTIMATED        DECEMBER 31,
                                           USEFUL LIVES   --------------------     SEPTEMBER 30,
                                            (IN YEARS)      1995       1996            1997
                                           -------------  ---------  ---------  -------------------
Buildings................................        20-30    $     241  $     231       $     209
Land and leasehold improvements..........        20-30          439        463           1,291
Equipment................................          5-7          344        414             417
                                                 -----    ---------  ---------          ------
                                                              1,024      1,108           1,917
Less--accumulated depreciation...........                      (116)      (175)           (187)
                                                          ---------  ---------          ------
                                                          $     908  $     933       $   1,730
                                                          ---------  ---------          ------
                                                          ---------  ---------          ------

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

    Accounts receivable consist of the following (in thousands):

                                                                 DECEMBER 31
                                                             --------------------  SEPTEMBER 30,
                                                               1995       1996         1997
                                                             ---------  ---------  -------------
Amounts due from manufacturers.............................  $     725  $     608    $     397
Due from finance companies.................................        160        109          663
Other......................................................         39         52          192
                                                             ---------  ---------       ------
                                                             $     924  $     769    $   1,252
                                                             ---------  ---------       ------
                                                             ---------  ---------       ------

    Inventories consist of the following (in thousands):

                                                             DECEMBER 31
                                                         --------------------     SEPTEMBER 30,
                                                           1995       1996            1997
                                                         ---------  ---------  -------------------
New homes..............................................  $   8,111  $   6,997       $   5,053
Pre-owned homes........................................        602      1,011             771
Parts, accessories and other...........................         63        160               2
                                                         ---------  ---------          ------
                                                         $   8,776  $   8,168       $   5,826
                                                         ---------  ---------          ------
                                                         ---------  ---------          ------

    At December 31, 1996 and 1995, substantially all new manufactured homes were pledged as collateral against floor plan notes payable. Additionally, at December 31, 1996, pre-owned manufactured homes with costs of $301,653 were pledged as collateral against floor plan notes payable (see Note 5).

                          MCDONALD MOBILE HOMES, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS: (CONTINUED)
    Accounts payable and accrued expenses consist of the following (in thousands):

                                                             DECEMBER 31
                                                         --------------------     SEPTEMBER 30,
                                                           1995       1996            1997
                                                         ---------  ---------  -------------------
Accounts payable, trade................................        665  $     309       $     471
Customer deposits......................................         92        114              51
Other accrued expenses.................................        454        469             552
                                                         ---------  ---------          ------
                                                         $   1,211  $     892       $   1,074
                                                         ---------  ---------          ------
                                                         ---------  ---------          ------

5. FLOOR PLAN PAYABLE AND LONG-TERM DEBT:

    FLOOR PLAN PAYABLE

    The Company has floor plan credit facilities with several lending institutions to finance a major portion of its manufactured home inventory until such inventory is sold. Interest on amounts borrowed is paid monthly at rates varying from 0.5 percent up to 7.5 percent (depending upon the length of time the note is outstanding) over the lenders' prime rate (8.75 percent to 15.75 percent at December 31, 1996 and 9.0 percent to 16.0 percent at September 30,
1997). The floor plan payable is collateralized by a portion of the Company's manufactured home inventory and contract proceeds receivable and are guaranteed by the majority shareholder.

    Floor plan payables are due upon the receipt of sale proceeds from the related inventory; however, the Company must make periodic payments when the related home remains in inventory beyond the length of time specified in the floor plan agreement. In addition, certain of the Company's floor plan agreements included subjective acceleration clauses which could result in the notes being due on demand should the Company experience a material adverse change in their financial position as determined by the lender. The average balance outstanding during 1996 was $7.2 million with a weighted average interest rate paid during 1996 and 1995 of 11.0 percent and 11.9 percent, respectively.

                          MCDONALD MOBILE HOMES, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

5. FLOOR PLAN PAYABLE AND LONG-TERM DEBT: (CONTINUED)
    LONG-TERM DEBT

    Long-term debt consisted of the following (in thousands):

                                                                   DECEMBER 31
                                                               --------------------   SEPTEMBER 30,
                                                                 1995       1996          1997
                                                               ---------  ---------  ---------------
Installment notes collateralized by land and equipment with
  principal and interest due monthly at rates ranging from
  8.5% to 10.25% as of December 31, 1996, maturing at various
  dates from October 1997 through September 2003.............  $     297  $     288     $     693
Note to majority shareholder with interest at 11% due
  monthly, due upon 30 days written notice by the
  shareholder................................................        109        109           109
                                                               ---------  ---------         -----
                                                                     406        397           802
Less--current portion........................................       (165)      (198)         (251)
                                                               ---------  ---------         -----
Long-term debt...............................................  $     241  $     199     $     551
                                                               ---------  ---------         -----
                                                               ---------  ---------         -----

    The aggregate maturities of long-term debt for each of the five years subsequent to December 31, 1996, are: 1997, $197,644; 1998, $73,908; 1999,
$54,388; 2000, $21,279; 2001, $16,715; and thereafter, $33,114.

    The Company's installment notes include a construction loan commitment with available capacity of $86,074 as of December 31, 1996.

6. INCOME TAXES:

    The provision (benefit) for income taxes related to the statements of operations for the years ended December 31, 1994, 1995 and 1996, are summarized below (in thousands):

                                                                          1994       1995       1996
                                                                        ---------  ---------  ---------
Current...............................................................  $     103  $     104  $     462
Deferred..............................................................        199        149       (148)
                                                                        ---------  ---------  ---------
                                                                        $     302  $     253  $     314
                                                                        ---------  ---------  ---------
                                                                        ---------  ---------  ---------

    The provision for income taxes on pretax income varied from the amount computed by applying the U.S. federal statutory rate as a result of the following (in thousands):

                                                                          1994       1995       1996
                                                                        ---------  ---------  ---------
Federal income tax at statutory rates.................................  $     275  $     230  $     287
State income tax......................................................         32         27         27
Other.................................................................         (5)        (4)    --
                                                                        ---------  ---------  ---------
                                                                        $     302  $     253  $     314
                                                                        ---------  ---------  ---------
                                                                        ---------  ---------  ---------

                          MCDONALD MOBILE HOMES, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

6. INCOME TAXES: (CONTINUED)
    Deferred tax liabilities at December 31, 1995 and 1996 are comprised of the following (in thousands):

                                                                                  1995       1996
                                                                                ---------  ---------
Deferred tax liabilities--
  Accrued income..............................................................  $     270  $     226
  Inventories.................................................................        126     --
  Depreciation of property and equipment......................................         42         64
                                                                                ---------  ---------
    Total deferred tax liability..............................................  $     438  $     290
                                                                                ---------  ---------
                                                                                ---------  ---------

7. SHAREHOLDERS' EQUITY:

    In December 1992, the Company's sole shareholder, under an informal plan, granted options to executive officers to acquire up to 35,000 shares of common stock for $1 per share which were exercisable for a period of up to five years. In March 1996, the options were exercised in exchange for notes bearing interest at 6.5 percent with a term not exceeding two years. In May 1997, $25,000 of the related notes were paid and the remaining $10,000 was recorded as a reduction of additional paid-in capital at December 31, 1996.

    In April 1997, the Company entered into an agreement to repurchase 10,000 shares from a former executive officer of the Company for total consideration of $152,000. As part of this agreement, the Company sold certain inventory and equipment to the former executive officer at a price that equals the Company's current carrying value for the related inventory and equipment. Total revenues would have been reduced by approximately $3,695,000 and $2,802,000 and net income would have been reduced by $116,000 and $1,000 for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively, assuming the transaction had occurred January 1, 1996.

    In March 1996, the Company entered into stock purchase agreements with a group of investors who acquired 14,773 shares of common stock for $130,000 by issuing notes, bearing interest at 6.5 percent, to the Company. These notes were fully paid in April 1997. Compensation expense and a contribution of capital of $11,371 has been recognized in 1996 based on the fair value of the Company's stock at the date of the agreement related to the acquisition of common stock by an investor who is also a member of Company management.

8. RELATED-PARTY TRANSACTION:

    At December 31, 1996, the Company had a certificate of deposit totaling $50,000 which is pledged as collateral for indebtedness incurred by an employee of the company. Subsequent to December 31, 1996, the debt was satisfied and the collateral was released.

    At December 31, 1996 and 1995, an officer of the Company provided a personal certificate of deposit of $25,000 as collateral for the Company's floor plan with a bank.

    The Company incurred rent expense of $15,000 during 1996, 1995 and 1994 related to land which is owned by the majority shareholder. The land is utilized by the Company for one of its retail centers.

9. PROFIT-SHARING PLAN:

    Effective January 1, 1993, the Company adopted a profit-sharing plan, qualified under Section 415 of the Internal Revenue Code. Contributions to the plan are at management's discretion. Contributions are made to a "qualified" employee's account and vest evenly over a five-year period. During the years ended December 31, 1995 and 1994, the Company contributed $200,000 and $175,000, respectively. The Company did not make a contribution for the year ended December 31, 1996, or the nine months ended September 30, 1997.

10. COMMITMENTS AND CONTINGENCIES:

    INSURANCE

    The Company carries a standard range of insurance coverage, including general and business auto liability, commercial property, workers' compensation and excess liability coverage. The Company has not incurred significant claims or losses on any of its insurance policies.

    ASSETS HELD FOR SALE

    As discussed in Note 7, the Company entered into an agreement in April 1997 to sell certain inventory and equipment to a former executive officer of the Company. Effective September 30, 1997, the former executive has contractually committed to assume ownership of those assets and their related debt obligations. The net amount of $76,000 is included in other current assets and consists of the following:

                                                                                (IN THOUSANDS)
                                                                                ---------------
Inventories...................................................................     $     962
Property and equipment, net...................................................            51
Floor plan payable............................................................          (862)
Accounts payable and accrued expenses.........................................           (53)
Current and non current long term debt........................................           (22)
                                                                                       -----
                                                                                   $      76
                                                                                       -----
                                                                                       -----

11. SUBSEQUENT EVENTS:

    PROPOSED ACQUISITION BY HOMEUSA (UNAUDITED)

    On November 21, 1997, HomeUSA purchased all of the issued and outstanding equity securities of the Company, through the issuance of common stock and cash pursuant to a definitive merger agreement dated September 1997.

    Concurrently with the Merger, the Company entered into agreements with the shareholders to lease land and buildings used in the Company's operations for negotiated amounts and terms.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Patrick Home Center, Inc.:

    We have audited the accompanying balance sheets of Patrick Home Center, Inc., as of December 31, 1995 and 1996 and September 30, 1997, and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996 and for the nine month period ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1995 and 1996 and September 30, 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 and for the nine month period ended September 30, 1997, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
October 28, 1997

                           PATRICK HOME CENTER, INC.

                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                    DECEMBER 31
                                                                                --------------------  SEPTEMBER 30,
                                                                                  1995       1996         1997
                                                                                ---------  ---------  -------------
                                                      ASSETS
Current Assets:
  Cash and cash equivalents...................................................  $     386  $      47    $   1,724
  Accounts receivable, net....................................................      1,054      1,116          715
  Inventories.................................................................      5,431      6,976        4,162
  Deferred tax asset..........................................................         34          1            4
  Other current assets........................................................        216        122           10
                                                                                ---------  ---------       ------
    Total current assets......................................................      7,121      8,262        6,615
Property and equipment, net...................................................      1,874      2,484        1,864
Other assets..................................................................     --         --               83
                                                                                ---------  ---------       ------
    Total assets..............................................................  $   8,995  $  10,746    $   8,562
                                                                                ---------  ---------       ------
                                                                                ---------  ---------       ------

                                       LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable and accrued expenses.......................................  $     906  $     877    $   1,367
  Floor plan payable..........................................................      5,686      6,914        3,817
  Current maturities of long-term debt........................................        785        410          173
                                                                                ---------  ---------       ------
    Total current liabilities.................................................      7,377      8,201        5,357
Long-term debt, net of current maturities.....................................        175        354          254
Deferred tax liability........................................................        150         65           68
Deferred gain on sale.........................................................     --         --              119
Commitments and contingencies
Shareholders' equity:
  Common stock, $1 par value, 20,000 shares authorized, 20,000 issued and
    20,000 shares outstanding in 1995 and 1996 and 19,000 shares outstanding
    at September 30, 1997.....................................................         20         20           20
  Retained earnings...........................................................      1,273      2,106        2,983
  Treasury stock, 1,000 shares, at cost.......................................         --         --         (239)
                                                                                ---------  ---------       ------
    Total shareholders' equity................................................      1,293      2,126        2,764
                                                                                ---------  ---------       ------
    Total liabilities and shareholders' equity................................  $   8,995  $  10,746    $   8,562
                                                                                ---------  ---------       ------
                                                                                ---------  ---------       ------

   The accompanying notes are an integral part of these financial statements.

                           PATRICK HOME CENTER, INC.

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                             NINE MONTHS ENDED
                                                              YEAR ENDED DECEMBER 31            SEPTEMBER 30
                                                          -------------------------------  ----------------------
                                                            1994       1995       1996                    1997
                                                          ---------  ---------  ---------     1996      ---------
                                                                                           -----------
                                                                                           (UNAUDITED)
Revenue:
  Home sales............................................  $  20,707  $  28,184  $  28,946   $  24,015   $  23,406
  Other revenue.........................................        724        749        957         580         634
                                                          ---------  ---------  ---------  -----------  ---------
    Total revenue.......................................     21,431     28,933     29,903      24,595      24,040
Cost of sales...........................................     17,554     23,664     23,858      19,704      18,747
                                                          ---------  ---------  ---------  -----------  ---------
Gross profit............................................      3,877      5,269      6,045       4,891       5,293
Selling, general and administrative expenses............      3,347      4,530      4,306       3,342       3,663
                                                          ---------  ---------  ---------  -----------  ---------
Income from operations..................................        530        739      1,739       1,549       1,630
Other income (expense):
    Interest expense, net...............................       (336)      (518)      (622)       (555)       (350)
    Other income, net...................................         40         54         58          31          52
                                                          ---------  ---------  ---------  -----------  ---------
Income before income taxes..............................        234        275      1,175       1,025       1,332
Provision for income taxes..............................         90        106          2           5          65
                                                          ---------  ---------  ---------  -----------  ---------
Net income..............................................  $     144  $     169  $   1,173   $   1,020   $   1,267
                                                          ---------  ---------  ---------  -----------  ---------
                                                          ---------  ---------  ---------  -----------  ---------

   The accompanying notes are an integral part of these financial statements.

                           PATRICK HOME CENTER, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                                     TREASURY
                                                                            COMMON      RETAINED     STOCK AT
                                                                             STOCK      EARNINGS       COST        TOTAL
                                                                          -----------  -----------  -----------  ---------
Balance, December 31, 1993..............................................   $      20    $     960    $  --       $     980
  Dividends.............................................................      --           --           --          --
  Net income............................................................      --              144                      144
                                                                          -----------  -----------  -----------  ---------
Balance, December 31, 1994..............................................          20        1,104       --           1,124
  Dividends.............................................................      --           --           --          --
  Net income............................................................      --              169       --             169
                                                                          -----------  -----------  -----------  ---------
Balance, December 31, 1995..............................................          20        1,273       --           1,293
  Distributions.........................................................      --             (340)      --            (340)
  Net income............................................................      --            1,173       --           1,173
                                                                          -----------  -----------  -----------  ---------
Balance, December 31, 1996..............................................          20        2,106       --           2,126
  Distributions.........................................................      --             (390)      --            (390)
  Repurchase of common stock............................................      --           --             (239)       (239)
  Net income............................................................      --            1,267       --           1,267
                                                                          -----------  -----------  -----------  ---------
Balance, September 30, 1997.............................................   $      20    $   2,983    $    (239)  $   2,764
                                                                          -----------  -----------  -----------  ---------
                                                                          -----------  -----------  -----------  ---------

   The accompanying notes are an integral part of these financial statements.

                           PATRICK HOME CENTER, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                   NINE MONTHS
                                                                 YEAR ENDED DECEMBER 31         ENDED SEPTEMBER 30
                                                             -------------------------------  ----------------------
                                                               1994       1995       1996                    1997
                                                             ---------  ---------  ---------     1996      ---------
                                                                                              -----------
                                                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...............................................  $     144  $     169  $   1,173   $   1,020   $   1,267
  Adjustments to reconcile net income to net cash provided
    by operating activities--
    Depreciation and amortization..........................        140        134        134          61         117
    Deferred income tax provision (benefit)................         41         11        (52)        (39)          2
    Loss (gain) on sale of assets..........................          7         16         (1)         10         (16)
  Changes in assets and liabilities--
    Accounts receivable, net...............................        960       (407)       (62)       (457)        401
    Prepayments............................................     --         --         --          --              91
    Inventories............................................       (784)    (1,882)    (1,545)       (381)      2,813
    Deferred gain..........................................     --         --         --          --             119
    Other current assets...................................       (129)         5        108        (130)        (59)
    Accounts payable and accrued expenses..................        (46)       293        (29)        343         485
    Floor plan payable.....................................         83      2,155      1,228         589      (3,096)
                                                             ---------  ---------  ---------  -----------  ---------
      Net cash provided by operating activities............        416        494        954       1,016       2,124
                                                             ---------  ---------  ---------  -----------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment......................       (472)      (544)      (767)       (416)       (163)
  Proceeds from sale of property and equipment.............        111         80         10          10         681
                                                             ---------  ---------  ---------  -----------  ---------
    Net cash provided by (used in) investing activities....       (361)      (464)      (757)       (406)        518
                                                             ---------  ---------  ---------  -----------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  (Payments on) proceeds from long-term debt...............       (101)       105       (196)       (332)       (336)
  Distribution to shareholders.............................     --         --           (340)        140        (629)
                                                             ---------  ---------  ---------  -----------  ---------
      Net cash provided by (used in) financing
        activities.........................................       (101)       105       (536)       (192)       (965)
                                                             ---------  ---------  ---------  -----------  ---------
Net Increase (Decrease) in Cash and Cash Equivalents.......        (46)       135       (339)        418       1,677
Cash and Cash Equivalents, Beginning of Period.............        297        251        386         386          47
                                                             ---------  ---------  ---------  -----------  ---------
Cash and Cash Equivalents, End of Period...................  $     251  $     386  $      47   $     804   $   1,724
                                                             ---------  ---------  ---------  -----------  ---------
                                                             ---------  ---------  ---------  -----------  ---------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for--
    Interest...............................................  $     344  $     501  $     619   $     447   $     371
    Taxes..................................................         30         21     --          --          --

   The accompanying notes are an integral part of these financial statements.

                           PATRICK HOME CENTER, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

    Patrick Home Center, Inc. (the Company), a Mississippi corporation, is primarily engaged in the retail sale of new and pre-owned manufactured homes. The Company operates sales centers in Mississippi and Alabama which have retail agreements with a number of home manufacturers.

    In July 1997, the Company purchased an existing sales lot located in Millington, Tennessee, for $85,000.

    The Company and its shareholders entered into a definitive agreement with HomeUSA, Inc. (HomeUSA), pursuant to which all ownership interests of the Company will be exchanged for cash and shares of HomeUSA's common stock concurrently with the consummation of an initial public offering (the IPO) of the common stock of HomeUSA.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    INTERIM FINANCIAL INFORMATION

    The interim financial statements for the nine months ended September 30, 1996 are unaudited, and certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements have been included. Due to seasonality and other factors, the results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

    CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

    INVENTORIES

    Inventories are valued at the lower of cost or market using the specific identification method for new and pre-owned homes.

    PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated life of the asset.

    Expenditures for major additions or improvements which extend the useful lives of assets are capitalized. Minor replacements, maintenance and repairs which do not improve or extend the life of such assets are charged to operations as incurred. Disposals are removed at cost less accumulated depreciation, and any resulting gain or loss is reflected in other income.

    REVENUE RECOGNITION

    Home sales consist of new and pre-owned manufactured homes as well as retailer installed options and set-up and delivery. Retail home sales are recognized upon passage of title and, in the case of credit

                           PATRICK HOME CENTER, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) sales (which represent the majority of the Company's retail sales), upon execution of the loan agreement and other required documentation and receipt of a designated minimum down payment.

    The Company also maintains pre-owned manufactured home inventory owned by third parties for which the Company records a sales commission in other revenue when sold to customers. Home sales also includes revenue from the construction of site amenities. Home sales exclude any sales and use taxes collected.

    The Company receives an agent's commission on insurance policies issued by unrelated insurance companies. Insurance commissions are recognized in other revenue at the time the policies are written.

    The Company arranges financing for customers through various institutions for which the Company receives certain financing fees which are recognized in other revenue along with the sale of the related home.

    Other revenue also includes the revenue from repair and maintenance service.

    COST OF SALES

    Cost of sales includes the cost of manufactured homes, less any manufacturer rebates realized, as well as the cost of retailer installed options, set-up and delivery and site amenities.

    INCOME TAXES

    The Company has elected S Corporation status as defined by the Internal Revenue Code, whereby the Company is not subject to taxation for federal purposes. Under S Corporation status, the shareholders report their share of the Company's taxable earnings or losses in their personal tax returns. The Company will terminate its S Corporation status concurrently with the effective date of this offering. The provision for income taxes in 1996 is composed entirely of state income taxes.

    Prior to 1996, the Company was a corporation subject to federal income taxes; accordingly, prior to 1996, the Company followed the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109 "Accounting for Income Taxes". Under SFAS No. 109 deferred income taxes were recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences were expected to affect taxable income. Valuation allowances were established when necessary to reduce deferred tax assets to the amount to be realized. The provision for income taxes was the tax payable for the year and the change during the year in deferred tax assets and liabilities.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments consist primarily of short-term certificates of deposit, floor plan payables, notes receivable and long-term debt. The carrying amount of these financial instruments approximates fair value due either to length of maturity or existence of variable interest rates that approximate market rates.

                           PATRICK HOME CENTER, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Company to a concentration of credit risk consist principally of cash, deposits and accounts receivable. The Company maintains cash balances at financial institutions which may at times be in excess of federally insured levels. The Company has not incurred losses related to these balances to date.

    MAJOR SUPPLIERS

    The Company purchases substantially all of its homes from two primary suppliers at the prevailing prices charged by the manufacturers. The Company's sales volume could be adversely affected by the manufacturers' inability to supply the sales centers with homes.

    The retail agreements between the sales center and the manufacturer contain certain provisions, including the minimum amount of homes to be purchased and displayed, guidelines for the display of model homes, installation and delivery guidelines and terms of reimbursement for warranty work performed by the retailer pursuant to the manufacturer's warranty. These agreements also provide for volume rebate incentive programs based on purchases. Accordingly, inventory has been recorded net of volume rebates. Retail agreements may be terminated by the sales center with notice and by the manufacturer for good cause, as defined in the agreement.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    STATEMENTS OF CASH FLOWS

    For purposes of the statements of cash flows, the net change in floor plan financing of inventory is reflected as an operating activity.

    SPIN-OFF OF SALES CENTER

    The Company received 1,000 shares of its common stock in exchange for net assets of the Company valued at $239,000 in connection with a spin-off of a sales center in January 1997. For purposes of cash flows, this transaction is a noncash event. In conjunction with the exchange, assets and liabilities were disposed of as follows (in thousands):

Fair value of assets.................................................  $     859
Liabilities..........................................................       (620)
                                                                       ---------
Value of treasury stock..............................................  $     239
                                                                       ---------
                                                                       ---------

                           PATRICK HOME CENTER, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    NEW ACCOUNTING PRONOUNCEMENT

    SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," was issued in June 1996 and establishes, among other things, new criteria related to accounting for transfers of financial assets in exchange for cash or other consideration. SFAS No. 125 also establishes new accounting requirements for pledged collateral. In addition, SFAS No. 125 is effective for all transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. The Company will adopt this statement when required and has not determined the impact that the adoption of SFAS No. 125 will have on its financial statements.

3. PROPERTY AND EQUIPMENT:

    Property and equipment consist of the following (in thousands):

                                                   ESTIMATED         DECEMBER 31
                                                 USEFUL LIVES    --------------------  SEPTEMBER 30,
                                                   IN YEARS        1995       1996         1997
                                                ---------------  ---------  ---------  -------------
Land..........................................                   $     337  $     482    $      16
Buildings.....................................            25           464        511          516
Leasehold improvements........................            10           512        799          758
Equipment.....................................           5-7           586        623          500
Furniture and fixtures........................             5           373        485          488
                                                                 ---------  ---------       ------
    Total.....................................                       2,272      2,900        2,278
Less--accumulated depreciation................                        (398)      (416)        (414)
                                                                 ---------  ---------       ------
    Property and equipment, net...............                   $   1,874  $   2,484    $   1,864
                                                                 ---------  ---------       ------
                                                                 ---------  ---------       ------

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

    Accounts receivable consist of the following (in thousands):

                                                                 DECEMBER 31
                                                             --------------------  SEPTEMBER 30,
                                                               1995       1996         1997
                                                             ---------  ---------  -------------
Due from manufacturers.....................................  $     508  $     471    $     429
Due from finance companies.................................        455        546          170
Other......................................................         91         99          116
                                                             ---------  ---------       ------
                                                             $   1,054  $   1,116    $     715
                                                             ---------  ---------       ------
                                                             ---------  ---------       ------

                           PATRICK HOME CENTER, INC.

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS: (CONTINUED)
    Inventories consist of the following (in thousands):

                                                                 DECEMBER 31
                                                             --------------------  SEPTEMBER 30,
                                                               1995       1996         1997
                                                             ---------  ---------  -------------
New homes, net of unearned volume rebates..................  $   4,959  $   6,402    $   3,571
Pre-owned homes............................................        372        426          485
Parts, accessories and other...............................        100        148          106
                                                             ---------  ---------       ------
                                                             $   5,431  $   6,976    $   4,162
                                                             ---------  ---------       ------
                                                             ---------  ---------       ------

    Accounts payable and accrued expenses consist of the following (in thousands):

                                                                 DECEMBER 31,
                                                             --------------------  SEPTEMBER 30,
                                                               1995       1996         1997
                                                             ---------  ---------  -------------
Accounts payable, trade....................................  $     274  $     196    $     234
Accrued compensation.......................................         95        237          358
Customer deposits..........................................        107         98          150
Other accrued expenses.....................................        430        346          625
                                                             ---------  ---------       ------
                                                             $     906  $     877    $   1,367
                                                             ---------  ---------       ------
                                                             ---------  ---------       ------

5. FLOOR PLAN PAYABLE AND LONG-TERM DEBT:

    FLOOR PLAN PAYABLE

    The Company has two floor plan credit facilities with lending institutions to finance a major portion of its manufactured home inventory until such inventory is sold. Interest on amounts borrowed is paid monthly at rates varying up to 0.75 percent (depending on the time the note is outstanding) over the lender's prime rate (8.25 percent to 9.0 percent at December 31, 1996 and 8.5 percent to 9.25 percent at September 30, 1997). The floor plan payable is secured by all of the Company's manufactured home inventory, the related furniture, fixtures and accessories and accounts receivables, and is guaranteed by a shareholder of the Company.

    Floor plan payables are due upon the receipt of sale proceeds from the related inventory; however, the Company must make periodic payments when the related home remains in inventory beyond the length of time specified in the floor plan agreements. In the event the home remains in inventory 12 months after the date of purchase, the balance of the obligation related to that home will become due. In addition, certain of the Company's floor plan agreements include subjective acceleration clauses which could result in the lines of credit being due on demand should the Company experience a material adverse change in its financial position as determined by the lender. The largest balance outstanding during the nine months ended September 30, 1997 was approximately $7.3 million. The average balance outstanding during the nine months ended September 30, 1997 was approximately $5.7 million with a weighted average interest rate paid of 5.59 percent.

                           PATRICK HOME CENTER, INC.

5. FLOOR PLAN PAYABLE AND LONG-TERM DEBT: (CONTINUED)
    LONG-TERM DEBT

                                                                   DECEMBER 31
                                                               --------------------   SEPTEMBER 30,
                                                                 1995       1996          1997
                                                               ---------  ---------  ---------------
                                                                          (IN THOUSANDS)
Letters of credit to Deposit Guaranty National Bank, face
  amount $500,000 at prime plus 0.5% to 0.75% (9.0% to 9.25%
  at September 30, 1997).....................................  $     200  $     164     $       1
Long-term debt, maturing in varying amounts through 2001,
  with interest ranging from 5.75% to 9.85% at September 30,
  1997.......................................................        760        600           426
                                                               ---------  ---------         -----
                                                                     960        764           427
Less--current portion........................................       (785)      (410)         (173)
                                                               ---------  ---------         -----
                                                               $     175  $     354     $     254
                                                               ---------  ---------         -----
                                                               ---------  ---------         -----

    The aggregate maturities of long-term debt as of September 30, 1997, are as follows (in thousands):

Year ending December 31--
    1997.............................................................  $      75
    1998.............................................................        125
    1999.............................................................         81
    2000.............................................................        104
    2001.............................................................         42
                                                                       ---------
                                                                       $     427
                                                                       ---------
                                                                       ---------

6. INCOME TAXES:

    The components of the provision for income taxes are as follows: (in thousands)

                                                                     DECEMBER 31
                                                          ---------------------------------   SEPTEMBER 30,
                                                             1994        1995       1996          1997
                                                             -----     ---------  ---------  ---------------
Federal--
    Current.............................................   $      43   $      84  $      --     $      --
    Deferred............................................          36           9        (57)           --
State--
    Current.............................................           6          12         54            69
    Deferred............................................           5           1          5            (2)
                                                                 ---   ---------        ---           ---
        Total provision.................................   $      90   $     106  $       2     $      67
                                                                 ---   ---------        ---           ---
                                                                 ---   ---------        ---           ---

                           PATRICK HOME CENTER, INC.

6. INCOME TAXES: (CONTINUED)
    The provision for income taxes differs from an amount computed at the statutory rates as follows: (in thousands)

                                                                    DECEMBER 31
                                                         ---------------------------------   SEPTEMBER 30,
                                                            1994        1995       1996          1997
                                                            -----     ---------  ---------  ---------------
Federal income tax at statutory rates..................   $      82   $      97  $     411     $     466
State income tax.......................................           8           9         59            67
Effect of S corporation income.........................          --          --       (411)         (466)
Other..................................................          --          --        (57)           --
                                                                ---   ---------  ---------         -----
                                                          $      90   $     106  $       2     $      67
                                                                ---   ---------  ---------         -----
                                                                ---   ---------  ---------         -----

    The significant items giving rise to the deferred tax assets and liabilities as of December 31, 1995, 1996 and September 30, 1997, are as follows (in thousands):

                                                                    DECEMBER 31
                                                                --------------------   SEPTEMBER 30,
                                                                  1995       1996          1997
                                                                ---------  ---------  ---------------
Deferred tax assets--
    Accrued expenses..........................................  $      37  $       5     $       4
    Other.....................................................         15          2             5
                                                                ---------        ---           ---
        Total.................................................         52          7             9
Deferred tax liabilities--
    Bases difference in property and equipment................       (105)       (15)          (18)
    Other.....................................................        (63)       (56)          (52)
                                                                ---------        ---           ---
        Total.................................................       (168)       (71)          (70)
                                                                ---------        ---           ---
        Net deferred income tax
            assets............................................  $    (116) $     (64)    $     (61)
                                                                ---------        ---           ---
                                                                ---------        ---           ---

7. RELATED-PARTY TRANSACTIONS:

    The Company purchases office supplies from a related party. Total expenditures for the nine months ended September 30, 1997, were approximately $48,000.

    The Company leases three sales centers from a related party. Total lease payments for the nine months ended September 30, 1997, were approximately $13,000.

    A related party note receivable was established during 1997. As of September 30, 1997, the note receivable balance was approximately $31,000.

8. COMMITMENTS AND CONTINGENCIES:

    OPERATING LEASES

    The Company leases various facilities and equipment under operating lease agreements, including leases with related parties. These leases are noncancelable and expire on various dates through 2006. The

                           PATRICK HOME CENTER, INC.

8. COMMITMENTS AND CONTINGENCIES: (CONTINUED) lease agreements are subject to renewal under essentially the same terms and conditions as the original leases.

    Future minimum lease payments for operating leases as of September 30, 1997 are as follows (in thousands):

Year ending December 31--
    1997.............................................................  $      56
    1998.............................................................        207
    1999.............................................................        152
    2000.............................................................         77
                                                                       ---------
        Total........................................................  $     492
                                                                       ---------
                                                                       ---------

    Total rent expense under all operating leases, including operating leases with related parties, was approximately $102,000, $132,000, $159,000 and $131,000 for the years ended December 31, 1994, 1995 and 1996, and the nine months ended September 30, 1997, respectively.

    RECOURSE FINANCING

    In connection with home sales, the Company guaranteed certain amounts due to lending institutions from its customers. In the event of default by the customer, the outstanding balance would be owed by the Company to the lending institution. These amounts are collateralized by the related homes. As of December 31, 1996 and September 30, 1997, amounts guaranteed by the Company were $401,000 and $218,000, respectively. A reserve of $44,000 has been included in the accompanying balance sheets as of December 31, 1996 and September 30, 1997.

    LITIGATION

    The Company is involved in legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

    INSURANCE

    The Company carries a standard range of insurance coverage, including general and business auto liability, commercial property, workers' compensation and excess liability coverage. The Company has not incurred significant claims or losses on any of its insurance policies.

    EMPLOYEE 401(K) RETIREMENT PLAN

    The Company has implemented a 401(k) retirement plan with an effective date of July 1, 1996, which covers all employees meeting certain service requirements. The Company matches employee contributions not to exceed 25 percent of the employee's contribution up to 6 percent of the employee's base salary. The Company recorded contribution expense of $18,239 and $22,058 for the year ended December 31, 1996, and for the nine months ended September 30, 1997, respectively.

                           PATRICK HOME CENTER, INC.

9. SUBSEQUENT EVENTS (UNAUDITED):

    On November 21, 1997, HomeUSA purchased all of the issued and outstanding equity securities of the Company, through the issuance of common stock and cash pursuant to a definitive merger agreement dated September 1997. Property and equipment of approximately $43,243, which are included in the balance sheet at September 30, 1997, were distributed to the shareholder.

    Concurrently with the Merger, the Company entered into an agreement with the shareholder to lease land, equipment and buildings used in the Company's operations for negotiated amounts and terms.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Mobile World Group:

    We have audited the accompanying combined balance sheets of Mobile World Group (the Group), as defined in Note 1 to the financial statements, as of December 31, 1995 and 1996 and September 30, 1997, and the related combined statements of operations, shareholder's equity and cash flows for the years ended December 31, 1995 and 1996 and for the nine month period ended September 30, 1997. These combined financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Group as of December 31, 1995 and 1996 and September 30, 1997 and the results of their combined operations and their combined cash flows for the years ended December 31, 1995 and 1996 and for the nine month period ended September 30, 1997 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Houston, Texas
October 19, 1997

                               MOBILE WORLD GROUP
                            COMBINED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                     DECEMBER 31
                                                                                 --------------------  SEPTEMBER 30,
                                                                                   1995       1996         1997
                                                                                 ---------  ---------  -------------
                                                       ASSETS
Current Assets:
  Cash.........................................................................  $     562  $     750    $     273
  Accounts receivable, net.....................................................        322        428          352
  Related-party receivable.....................................................          5         32          208
  Inventories..................................................................      2,122      3,934        3,849
  Other current assets.........................................................        146        212           46
                                                                                 ---------  ---------       ------
    Total current assets.......................................................      3,157      5,356        4,728
                                                                                 ---------  ---------       ------
Property and equipment, net....................................................        503        663          379
Other assets...................................................................          4          4            1
                                                                                 ---------  ---------       ------
    Total assets...............................................................  $   3,664  $   6,023    $   5,108
                                                                                 ---------  ---------       ------
                                                                                 ---------  ---------       ------

                                        LIABILITIES AND SHAREHOLDER'S EQUITY
Current Liabilities:
  Accounts payable and accrued expenses........................................  $     991  $   1,200    $     652
  Related-party payable........................................................     --             50           15
  Floor plan payable...........................................................      2,257      4,238        3,890
  Current maturities of long-term debt.........................................         38         42       --
                                                                                 ---------  ---------       ------
    Total current liabilities..................................................      3,286      5,530        4,557
                                                                                 ---------  ---------       ------
Long-term debt, net of current maturities......................................         94         61       --
Deferred tax liability.........................................................         65         72           79
Commitments and contingencies shareholder's equity:
  Common stock, no par value, 1,000, 2,000 and 2,000 shares authorized, issued
    and outstanding............................................................          1          2            2
  Retained earnings............................................................        218        358          470
                                                                                 ---------  ---------       ------
    Total shareholder's equity.................................................        219        360          472
                                                                                 ---------  ---------       ------
    Total liabilities and shareholder's equity.................................  $   3,664  $   6,023    $   5,108
                                                                                 ---------  ---------       ------
                                                                                 ---------  ---------       ------

    The accompanying notes are an integral part of these combined financial statements.

                               MOBILE WORLD GROUP

                       COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                          YEAR ENDED            NINE MONTHS
                                                                         DECEMBER 31         ENDED SEPTEMBER 30
                                                                     --------------------  ----------------------
                                                                       1995       1996                    1997
                                                                     ---------  ---------     1996      ---------
                                                                                           -----------
                                                                                           (UNAUDITED)
Revenue:
  Home sales.......................................................  $  11,838  $  15,836   $  12,315   $  12,438
  Other revenue....................................................          5        112          57         120
                                                                     ---------  ---------  -----------  ---------
    Total revenue..................................................     11,843     15,948      12,372      12,558
Cost of Sales......................................................      9,349     12,360       9,660      10,189
                                                                     ---------  ---------  -----------  ---------
Gross profit.......................................................      2,494      3,588       2,712       2,369
Selling, general and administrative expenses.......................      1,917      2,925       2,103       1,911
                                                                     ---------  ---------  -----------  ---------
Income from operations.............................................        577        663         609         458
Other Income (expense):
    Interest expense, net..........................................       (318)      (427)       (313)       (362)
    Other income (expense), net....................................         18         (8)          2          86
                                                                     ---------  ---------  -----------  ---------
Income before income taxes.........................................        277        228         298         182
Provision for income taxes.........................................        107         88         115          70
                                                                     ---------  ---------  -----------  ---------
Net income.........................................................  $     170  $     140   $     183   $     112
                                                                     ---------  ---------  -----------  ---------
                                                                     ---------  ---------  -----------  ---------

    The accompanying notes are an integral part of these combined financial statements.

                               MOBILE WORLD GROUP

                  COMBINED STATEMENTS OF SHAREHOLDER'S EQUITY
                                 (IN THOUSANDS)

                                                                                         COMMON      RETAINED
                                                                                          STOCK      EARNINGS      TOTAL
                                                                                       -----------  -----------  ---------
Balance, December 31, 1994...........................................................   $       1    $      48   $      49
  Net income.........................................................................      --              170         170
                                                                                            -----        -----   ---------
Balance, December 31, 1995...........................................................           1          218         219
  Net income.........................................................................           1          140         141
                                                                                            -----        -----   ---------
Balance, December 31, 1996...........................................................           2          358         360
  Net income.........................................................................      --              112         112
                                                                                            -----        -----   ---------
Balance, September 30, 1997..........................................................   $       2    $     470   $     472
                                                                                            -----        -----   ---------
                                                                                            -----        -----   ---------

    The accompanying notes are an integral part of these combined financial statements.

                               MOBILE WORLD GROUP

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                             YEAR ENDED            NINE MONTHS
                                                                            DECEMBER 31         ENDED SEPTEMBER 30
                                                                        --------------------  ----------------------
                                                                          1995       1996                    1997
                                                                        ---------  ---------     1996      ---------
                                                                                              -----------
                                                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..........................................................  $     170  $     140   $     183   $     112
  Adjustments to reconcile net income to net cash provided by (used
    in) operating activities--
    Depreciation and amortization.....................................         45         82          60          59
    Deferred income tax provision (benefit)...........................       (106)       (56)        (42)        166
    (Gain) loss on sale of assets.....................................        (21)    --          --               1
  Changes in assets and liabilities--
    Accounts receivable, net..........................................       (172)      (106)       (164)         76
    Related-party receivable..........................................         (5)       (27)        (33)       (176)
    Inventories.......................................................       (796)    (1,812)     (1,207)         85
    Other current assets..............................................         (8)        (3)        (34)          6
    Other noncurrent assets...........................................         (2)    --          --               2
    Accounts payable and accrued expenses.............................        529        209          60        (548)
    Related-party payable.............................................     --             50          50         (35)
    Floor plan payable................................................        839      1,981       1,369        (348)
                                                                        ---------  ---------  -----------  ---------
      Net cash provided by (used in) operating activities.............        473        458         242        (600)
                                                                        ---------  ---------  -----------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.................................       (296)      (242)       (238)        (23)
  Proceeds from sale of equipment.....................................         40     --          --             249
                                                                        ---------  ---------  -----------  ---------
      Net cash provided by (used in) investing activities.............       (256)      (242)       (238)        226
                                                                        ---------  ---------  -----------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from (payments of) long-term debt..........................         37        (29)        (19)       (103)
  Issuance of stock...................................................     --              1           1      --
                                                                        ---------  ---------  -----------  ---------
      Net cash provided by (used in) financing activities.............         37        (28)        (18)       (103)
                                                                        ---------  ---------  -----------  ---------
Net Increase (Decrease) in Cash.......................................        254        188         (14)       (477)
Cash, beginning of period.............................................        308        562         562         750
                                                                        ---------  ---------  -----------  ---------
Cash, end of period...................................................  $     562  $     750   $     548   $     273
                                                                        ---------  ---------  -----------  ---------
                                                                        ---------  ---------  -----------  ---------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for--
    Interest..........................................................  $     311  $     419   $      97   $     112
    Taxes.............................................................         27        100          60          49

    The accompanying notes are an integral part of these combined financial statements.

                               MOBILE WORLD GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

    Mobile World Group (the Group) includes the financial statements of Mobile World, Inc. and Showcase of Homes, Inc. (both Texas corporations) under common management and ownership. The Group is primarily engaged in the retail sale of new and pre-owned manufactured homes. The Group operated sales centers in Texas which have retail agreements with a number of home manufacturers.

    The Group's owners entered into a definitive agreement with HomeUSA, Inc. (HomeUSA), pursuant to which all of the ownership interests of the Group will be exchanged for cash and shares of HomeUSA's common stock concurrently with the consummation of an initial public offering (the IPO) of the common stock of HomeUSA.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    BASIS OF PRESENTATION

    The combined financial statements include the accounts and results of operations of the Group for all periods which the companies were under common control. All significant intercompany transactions and balances have been eliminated in combination.

    INTERIM FINANCIAL INFORMATION

    The interim combined financial statements for the nine months ended September 30, 1996 are unaudited, and certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim combined financial statements have been included. The Group's operations are subject to different seasonal variations in sales. Due to seasonality and other factors, the results of operations for the interim periods are not necessarily indicative of the results for the entire year.

    INVENTORIES

    Inventories are valued at the lower of cost or market using the specific identification method for new and pre-owned homes.

    PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated life of the asset.

    Expenditures for major additions or improvements which extend the useful lives of assets are capitalized. Minor replacements, maintenance and repairs which do not improve or extend the life of such assets are charged to operations as incurred. Disposals are removed at cost less accumulated depreciation, and any resulting gain or loss is reflected in other income.

    REVENUE RECOGNITION

    Home sales consist of new and pre-owned manufactured homes as well as retailer installed options and set-up and delivery. Retail home sales are recognized upon passage of title and, in the case of credit

                               MOBILE WORLD GROUP

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) sales (which represent the majority of the Group's retail sales), upon execution of the loan agreement and other required documentation and receipt of a designated minimum down payment. Home sales exclude any sales and use taxes collected.

    The Group receives an agent's commission on insurance policies issued by unrelated insurance companies. Insurance commissions are recognized in other revenues at the time the policies are written.

    The Group arranges financing for customers through various institutions for which the Group receives certain financing fees which are recognized in other revenues along with the sale of the related home.

    Other revenues also includes repair and maintenance services.

    COST OF SALES

    Cost of sales includes the cost of manufactured homes, less any manufacturer rebates realized, as well as the cost of retailer installed options, set-up and delivery.

    INCOME TAXES

    The Group accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount to be realized. The provision for income taxes is the tax payable for the year and the change during the year in deferred tax assets and liabilities.

    SHAREHOLDER'S EQUITY

    Shareholder's equity of the group includes the following shares of common stock which were authorized, issued and outstanding at December 31, 1996 and September 30, 1997: 1,000 shares of common stock at no par value for Mobile World, Inc., and 1,000 shares of Common Stock at no par value for Showcase of Homes, Inc.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Group's financial instruments consist primarily of floor plan payables and accounts receivables. The carrying amount of these financial instruments approximates fair value due either to length of maturity or existence of variable interest rates that approximate market rates.

    CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Group to a concentration of credit risk consist principally of cash deposits and accounts receivable. The Group maintains cash balances at financial institutions which may at times be in excess of federally insured levels. The Group has not incurred losses related to these balances to date.

                               MOBILE WORLD GROUP

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    MAJOR SUPPLIERS

    The Group purchases substantially all of its homes from two primary suppliers at the prevailing prices charged by the manufacturers. The Group's sales volume could be adversely affected by the manufacturers' inability to supply the sales center with an adequate supply of homes.

    The retail agreements between the sales center and the manufacturer contain certain provisions, including the minimum amount of homes to be purchased and displayed, guidelines for the display of model homes, installation and delivery guidelines and terms of reimbursement for warranty work performed by the retailer pursuant to the manufacturer's warranty. These agreements also provide for volume rebate incentive programs based on inventory purchases. Accordingly, inventory has been recorded net of volume rebates. Retail agreements may be terminated by the sales center with notice and by the manufacturer for good cause, as defined in the agreement.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    STATEMENTS OF CASH FLOWS

    For purposes of the statements of cash flows, the net change in floor plan financing of inventory is reflected as an operating activity in the statements of cash flows.

    NEW ACCOUNTING PRONOUNCEMENT

    SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," was issued in June 1996 and establishes, among other things, new criteria related to accounting for transfers of financial assets in exchange for cash or other consideration. SFAS No. 125 also establishes new accounting requirements for pledged collateral. In addition, SFAS No. 125 is effective for all transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. The Group will adopt this statement when required and has not determined the impact that the adoption of SFAS No. 125 will have on its financial statements.

                               MOBILE WORLD GROUP

3. PROPERTY AND EQUIPMENT:

    Property and equipment consist of the following (in thousands):

                                                     ESTIMATED         DECEMBER 31
                                                  USEFUL LIVES IN  --------------------   SEPTEMBER 30,
                                                       YEARS         1995       1996          1997
                                                  ---------------  ---------  ---------  ---------------
Buildings.......................................            25     $      90  $     131     $     136
Leasehold improvements..........................            10            96        164           164
Equipment.......................................           5-7           329        402            19
Furniture and fixtures..........................             5            68        128           144
                                                                   ---------  ---------         -----
  Total.........................................                         583        825           463
Less--accumulated depreciation..................                         (80)      (162)          (84)
                                                                   ---------  ---------         -----
  Property and equipment, net...................                   $     503  $     663     $     379
                                                                   ---------  ---------         -----
                                                                   ---------  ---------         -----

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

    Accounts receivable consist of the following (in thousands):

                                                                     DECEMBER 31
                                                                 --------------------   SEPTEMBER 30,
                                                                   1995       1996          1997
                                                                 ---------  ---------  ---------------
Due from manufacturers.........................................  $     106  $     188     $     118
Due from finance companies.....................................        205        191           148
Other..........................................................         11         49            86
                                                                 ---------  ---------         -----
                                                                 $     322  $     428     $     352
                                                                 ---------  ---------         -----
                                                                 ---------  ---------         -----

    Inventories consist of the following (in thousands):

                                                                 DECEMBER 31
                                                             --------------------  SEPTEMBER 30,
                                                               1995       1996         1997
                                                             ---------  ---------  -------------
New homes, net of unearned volume rebates..................  $   2,089  $   3,880    $   3,638
Pre-owned homes............................................         31         48          201
Parts, accessories and other...............................          2          6            9
                                                             ---------  ---------       ------
                                                             $   2,122  $   3,934    $   3,848
                                                             ---------  ---------       ------
                                                             ---------  ---------       ------

    Accounts payable and accrued expenses consist of the following (in thousands):

                                                                   DECEMBER 31
                                                               --------------------   SEPTEMBER 30,
                                                                 1995       1996          1997
                                                               ---------  ---------  ---------------
Accounts payable, trade......................................  $     107  $     114     $     382
Other accrued expenses.......................................        671        729            96
Income tax payable...........................................        213        357           173
                                                               ---------  ---------         -----
                                                               $     991  $   1,200     $     651
                                                               ---------  ---------         -----
                                                               ---------  ---------         -----

                               MOBILE WORLD GROUP

5. FLOOR PLAN PAYABLE AND LONG-TERM DEBT:

    FLOOR PLAN PAYABLE

    The Group has six floor plan credit facilities with lending institutions to finance a major portion of its manufactured home inventory until such inventory is sold. Interest on amounts borrowed is paid monthly at rates varying up to 4.0 percent (depending on the time the note is outstanding) over the lender's prime rate (8.25 percent to 12.25 percent at December 31, 1996, and 8.5 percent to 12.5 percent at September 30, 1997). The floor plan payable is secured by all of the Group's manufactured home inventory, the related furniture, fixtures and accessories and accounts receivable, and is guaranteed by the shareholder of the Group.

    Floor plan payables are due upon the receipt of sale proceeds from the related inventory; however, the Group must make periodic payments when the related home remains in inventory beyond the length of time specified in the floor plan agreement. In the event the home remains in inventory 12 months after the date of purchase, the balance of the obligation related to that home will become due. In addition, certain of the Group's floor plan agreements include subjective acceleration clauses which could result in the lines of credit being due on demand should the Group experience a material adverse change in its financial position as determined by the lender. The maximum aggregate amount that can be borrowed under the floor plan lines of credit is approximately $6.7 million, and the largest balance during the year ended December 31, 1996 was approximately $4.3 million. The average balance outstanding during 1996 was approximately $3.6 million with a weighted average interest rate paid of 9.8 percent.

    LONG-TERM DEBT

    Long-term debt consists of the following (in thousands):

                                                                     DECEMBER 31
                                                                 --------------------   SEPTEMBER 30,
                                                                   1995       1996          1997
                                                                 ---------  ---------  ---------------
Notes payable, maturing in varying amounts through December
  2000, with interest ranging from 5.5% to 10.25% at December
  31, 1996.....................................................  $     132  $     103     $  --
    Less--current portion......................................        (38)       (42)       --
                                                                 ---------  ---------         -----
                                                                 $      94  $      61     $  --
                                                                 ---------  ---------         -----
                                                                 ---------  ---------         -----

                               MOBILE WORLD GROUP

6. INCOME TAXES:

    The components of the provision for income taxes are as follows (in thousands):

                                                                     DECEMBER 31,
                                                                 --------------------   SEPTEMBER 30,
                                                                   1995       1996          1997
                                                                 ---------  ---------  ---------------
Federal:
  Current......................................................  $     188  $     127     $     (84)
  Deferred.....................................................        (93)       (49)          146
                                                                 ---------  ---------         -----
                                                                        95         78            62
                                                                 ---------  ---------         -----
State:
  Current......................................................         25         17           (12)
  Deferred.....................................................        (13)        (7)           20
                                                                 ---------  ---------         -----
                                                                        12         10             8
                                                                 ---------  ---------         -----
    Total provision............................................  $     107  $      88     $      70
                                                                 ---------  ---------         -----
                                                                 ---------  ---------         -----

    The provision for income taxes differs from an amount computed at the statutory rates as follows (in thousands):

                                                                     DECEMBER 31,
                                                                 --------------------   SEPTEMBER 30,
                                                                   1995       1996          1997
                                                                 ---------  ---------  ---------------
Federal income tax at statutory rates..........................  $      97  $      80     $      64
State income taxes.............................................          8          7             5
Nondeductible expenses.........................................          2          1             1
                                                                 ---------  ---------         -----
                                                                 $     107  $      88     $      70
                                                                 ---------  ---------         -----
                                                                 ---------  ---------         -----

    The significant items giving rise to the deferred tax assets and liabilities as of December 31, 1995 and 1996 and September 30, 1997 are as follows:

                                                                   DECEMBER 31,
                                                               --------------------   SEPTEMBER 30,
                                                                 1995       1996          1997
                                                               ---------  ---------  ---------------
Deferred tax assets--
  Accrued expenses...........................................  $     144  $     344     $     386
  Accrued income.............................................         79        159           235
                                                               ---------  ---------         -----
    Total deferred tax assets................................        223        503           621
                                                               ---------  ---------         -----
Deferred tax liabilities--
  Bases difference in property and equipment.................        (17)       (36)          (44)
  Accrued expenses...........................................        (58)      (261)         (544)
  Other......................................................        (76)       (78)          (71)
                                                               ---------  ---------         -----
    Total deferred tax liabilities...........................       (151)      (375)         (659)
                                                               ---------  ---------         -----
    Net deferred tax assets..................................  $      72  $     128     $     (38)
                                                               ---------  ---------         -----
                                                               ---------  ---------         -----

                               MOBILE WORLD GROUP

7. RELATED-PARTY TRANSACTIONS:

    The Group leases facilities from related parties of the Group under operating leases. Rental expense on related-party leases totaled approximately $24,000, $96,000 and $86,000 for the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997, respectively.

    The Group has a note payable to the shareholder. The note is due on demand and bears interest at 7.0 percent. The balance at December 31, 1996, was $50,000. The balance was paid in full during 1997.

    The Group leases certain office space from an employee. The note balance related to the office space is included in the floor plan payable balance of the Group at December 31, 1996. The employee repays the Group for the monthly interest and principal payments on the office space. At September 30, 1997, the related note receivable balance is approximately $20,000 and is included in accounts receivable.

8. COMMITMENTS AND CONTINGENCIES:

    OPERATING LEASES

    The Group leases various facilities and equipment under operating lease agreements, including leases with related parties. These leases are noncancelable and expire on various dates through 2006. The lease agreements are subject to renewal under essentially the same terms and conditions as the original leases.

    Future minimum lease payments for operating leases as of September 30, 1997 are as follows (in thousands):

Year ending December 31--
  1997................................................................   $       8
  1998................................................................           8
  1999................................................................           1
                                                                               ---
    Total.............................................................   $      17
                                                                               ---
                                                                               ---

    Total rent expense under all operating leases, including operating leases with related parties, was approximately $81,000, $154,000 and $122,000 for the years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997, respectively.

    LITIGATION

    The Group is involved in legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Group's financial position or results of operations.

    INSURANCE

    The Group carries a standard range of insurance coverage, including general and business auto liability, commercial property, workers' compensation and excess liability coverage. The Group has not incurred significant claims or losses on any of its insurance policies.

                               MOBILE WORLD GROUP

9. SUBSEQUENT EVENTS (UNAUDITED):

    On November 21, 1997, HomeUSA purchased all of the issued and outstanding equity securities of the Group, through the issuance of common stock and cash pursuant to a definitive merger agreement dated September 1997.

    Concurrently with the Merger, the Group entered into agreements with the shareholder to lease land, equipment and buildings used in the Group's operations for negotiated amounts and terms.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To First American Homes Group:

    We have audited the accompanying combined balance sheet of First American Homes Group (collectively, the Group), as defined in Note 1 to the financial statements, as of December 31, 1996, and the related statements of operations, shareholders' deficit and cash flows for the year then ended. These combined financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Group as of December 31, 1996, and the results of their combined operations and their combined cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
August 6, 1997

                           FIRST AMERICAN HOMES GROUP

                            COMBINED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                      DECEMBER 31,
                                                                                          1996
                                                                                      -------------  SEPTEMBER 30,
                                                                                                         1997
                                                                                                     -------------
                                                                                                      (UNAUDITED)
                                                      ASSETS
Current Assets:
  Cash..............................................................................    $      30      $     251
  Accounts receivable, net..........................................................          402            418
  Inventories.......................................................................        3,910          3,197
  Other current assets..............................................................            1              4
                                                                                           ------         ------
    Total current assets............................................................        4,343          3,870
                                                                                           ------         ------
Property and equipment, net.........................................................          302            280
Other assets........................................................................           32             10
                                                                                           ------         ------
    Total assets....................................................................    $   4,677      $   4,160
                                                                                           ------         ------
                                                                                           ------         ------

                                  LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Accounts payable and accrued expenses.............................................    $     585      $     635
  Related-party payable.............................................................          538            578
  Floor plan payable................................................................        3,153          2,544
  Current maturities of long-term debt..............................................           75            210
  Deferred tax liability............................................................           62             89
                                                                                           ------         ------
    Total current liabilities.......................................................        4,413          4,056
                                                                                           ------         ------
Long-term debt, net of current maturities...........................................          297             55
Deferred tax liability..............................................................           18             28
                                                                                           ------         ------
Commitments and contingencies
Shareholders' equity (deficit):
  Common stock, $20, $1 and no par value; 1,000, 2,400 and 100 shares authorized,
    issued and outstanding..........................................................           30             30
  Additional paid-in capital........................................................           10             10
  Retained deficit..................................................................          (91)           (19)
                                                                                           ------         ------
    Total shareholders' equity (deficit)............................................          (51)            21
                                                                                           ------         ------
    Total liabilities and shareholders' equity (deficit)............................    $   4,677      $   4,160
                                                                                           ------         ------
                                                                                           ------         ------

    The accompanying notes are an integral part of these combined financial statements.

                           FIRST AMERICAN HOMES GROUP

                       COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                                NINE MONTHS ENDED
                                                                                  YEAR ENDED       SEPTEMBER 30
                                                                                 DECEMBER 31,  --------------------
                                                                                     1996        1996       1997
                                                                                 ------------  ---------  ---------
                                                                                                   (UNAUDITED)
Revenue:
  Home sales...................................................................   $   12,419   $   9,969  $  10,061
  Other revenue................................................................           19          15         45
                                                                                 ------------  ---------  ---------
    Total revenue..............................................................       12,438       9,984     10,106
Cost of Sales..................................................................        9,994       8,139      8,368
                                                                                 ------------  ---------  ---------
Gross profit...................................................................        2,444       1,845      1,738
Selling, general and administrative expenses...................................        2,198       1,629      1,416
                                                                                 ------------  ---------  ---------
Income from operations.........................................................          246         216        322
Other income (expense):
    Interest expense...........................................................         (374)       (276)      (268)
    Other income, net..........................................................           79          67         85
                                                                                 ------------  ---------  ---------
Income (loss) before income taxes..............................................          (49)          7        139
Income tax provision (benefit).................................................            2          (3)        67
                                                                                 ------------  ---------  ---------
Net income (loss)..............................................................   $      (51)  $      10  $      72
                                                                                 ------------  ---------  ---------
                                                                                 ------------  ---------  ---------

    The accompanying notes are an integral part of these combined financial statements.

                           FIRST AMERICAN HOMES GROUP

                  COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                           ADDITIONAL
                                                                              COMMON         PAID-IN      RETAINED
                                                                               STOCK         CAPITAL       DEFICIT      TOTAL
                                                                           -------------  -------------  -----------  ---------
Balance, December 31, 1995...............................................    $      30      $      10     $     (40)  $      --
  Net loss...............................................................           --             --           (51)        (51)
                                                                                   ---            ---           ---         ---
Balance, December 31, 1996...............................................           30             10           (91)        (51)
  Net income (unaudited).................................................           --             --            72          72
                                                                                   ---            ---           ---         ---
Balance, September 30, 1997 (unaudited)..................................    $      30      $      10     $     (19)  $      21
                                                                                   ---            ---           ---         ---
                                                                                   ---            ---           ---         ---

    The accompanying notes are an integral part of these combined financial statements.

                           FIRST AMERICAN HOMES GROUP

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                 NINE MONTHS ENDED
                                                                                   YEAR ENDED       SEPTEMBER 30
                                                                                  DECEMBER 31,  --------------------
                                                                                      1996        1996       1997
                                                                                  ------------  ---------  ---------
                                                                                                    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).............................................................   $      (51)  $      10  $      72
  Adjustments to reconcile net income (loss) to net cash provided by (used in)
    operating activities--
    Depreciation and amortization...............................................           31          24         27
    Loss on sale of assets......................................................           15          --          4
    Deferred income tax provision...............................................           33          (2)        38
    Changes in assets and liabilities--
      Accounts receivable.......................................................         (152)       (168)       (15)
      Inventories...............................................................       (1,174)     (1,594)       712
      Other assets..............................................................           31          17         19
      Accounts payable and accrued expenses.....................................          (55)        (39)        50
      Related-party payable.....................................................           86         209         40
      Floor plan payable........................................................        1,158       1,678       (610)
                                                                                  ------------  ---------  ---------
        Net cash provided by (used in) operating activities.....................          (78)        135        337
                                                                                  ------------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of equipment........................................................         (136)       (141)       (29)
  Sales of equipment............................................................           59           9         20
                                                                                  ------------  ---------  ---------
        Net cash used in investing activities...................................          (77)       (132)        (9)
                                                                                  ------------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt..................................................           --          40         --
  Payments on long-term debt....................................................          (13)        (53)      (107)
                                                                                  ------------  ---------  ---------
        Net cash used in financing activities...................................          (13)        (13)      (107)
                                                                                  ------------  ---------  ---------
Net increase (decrease) in cash.................................................         (168)        (10)       221
Cash, beginning of period.......................................................          198         198         30
                                                                                  ------------  ---------  ---------
Cash, end of period.............................................................   $       30   $     188  $     251
                                                                                  ------------  ---------  ---------
                                                                                  ------------  ---------  ---------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for--
    Interest....................................................................   $      374   $     276  $     268

    The accompanying notes are an integral part of these combined financial statements.

                           FIRST AMERICAN HOMES GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

    First American Homes Group includes the financial statements of the following group of companies under common control and ownership (collectively, the Group): First American Homes, Inc. (an Alabama corporation), and its wholly owned subsidiary, Hall's Mobile Homes, Inc. (a Florida corporation); D&S, Inc. (an Alabama corporation) and Son Development Corporation (an Alabama corporation). The Group is primarily engaged in the retail sale of new and pre-owned manufactured homes. The Group operates sales centers in Alabama and Florida which have retail agreements with a number of manufacturers.

    The Group's owners intend to enter into a definitive agreement with HomeUSA, Inc. (HomeUSA), pursuant to which all outstanding shares of the Group's common stock will be exchanged for cash and shares of HomeUSA's common stock concurrent with the consummation of the initial public offering (the IPO) of the common stock of HomeUSA.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    BASIS OF PRESENTATION

    The combined financial statements include the accounts and the results of operations of the Group for all periods which the companies were under common control. All significant intercompany transactions have been eliminated in combination.

    INTERIM FINANCIAL INFORMATION

    The interim combined financial statements as of September 30, 1997, and for the nine months ended September 30, 1996 and 1997, are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim combined financial statements have been included. The Group's operations are subject to different seasonal valuations in sales. Due to seasonality and other factors, the results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

    INVENTORIES

    Inventories are valued at the lower of cost or market using the specific identification method for new and pre-owned homes.

    PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated life of the asset.

    Expenditures for major additions or improvements which extend the useful lives of assets are capitalized. Minor replacements, maintenance and repairs which do not improve or extend the life of such assets are charged to operations as incurred. Disposals are removed at cost less accumulated depreciation, and any resulting gain or loss is reflected in other income.

                           FIRST AMERICAN HOMES GROUP

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    REVENUE RECOGNITION

    Home sales consist of new and pre-owned manufactured homes as well as retailer installed options and set-up and delivery. Retail home sales are recognized upon passage of title and, in the case of credit sales (which represent the majority of the Group's retail sales), upon execution of the loan agreement and other required documentation and receipt of a designated minimum down payment. Home sales also includes revenue from the construction of site amenities. Home sales exclude any sales and use taxes collected.

    The Group arranges financing for customers through various institutions for which the Group receives certain financing fees which are recognized in other revenues along with the sale of the related home.

    COST OF SALES

    Cost of sales includes the cost of manufactured homes, less any manufacturer rebates realized, as well as the cost of retailer installed options, set-up and delivery and site amenities.

    INCOME TAXES

    First American Homes, Inc., and its wholly owned subsidiary, Hall's Mobile Homes, Inc., account for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount to be realized. The provision (benefit) for income taxes is the tax payable (receivable) for the year and the change during the year in deferred tax assets and liabilities.

    D&S, Inc. and Son Development Corporation have elected S Corporation status as defined by the Internal Revenue Code, whereby D&S, Inc. and Son Development Corporation are not subject to taxation for federal purposes. Under S Corporation status, the shareholders report their share of the companies' taxable earnings or losses in their personal tax returns. D&S, Inc. and Son Development Corporation will terminate their S Corporation status concurrently with the effective date of this offering.

    SHAREHOLDERS' EQUITY

    Shareholders' equity of the Group includes the following shares of common stock which were authorized, issued and outstanding at December 31, 1996 and September 30, 1997 (unaudited): 1,000 shares of common stock at $20 par value for First American Homes, Inc., 2,400 shares of common stock at $1 par value for D&S, Inc., and 100 shares of common stock at no par value for Son Development Corporation.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Group's financial instruments consist primarily of accounts receivable, floor plan payables and long-term debt. The carrying amount of these financial instruments approximates fair value due either to length of maturity or existence of variable interest rates that approximate market rates.

                           FIRST AMERICAN HOMES GROUP

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Group to a concentration of credit risk consist principally of cash deposits and accounts receivable. The Group maintains cash balances at financial institutions which may at times be in excess of federally insured levels. The Group has not incurred losses related to these balances to date.

    MAJOR SUPPLIERS

    The Group purchases substantially all of its homes from three primary suppliers at the prevailing prices charged by the manufacturers. The Group's sales volume could be adversely affected by these manufacturers' inability to supply the sales centers with an adequate supply of homes.

    The Group has retail agreements with manufacturers which contain certain provisions, including the minimum amount of homes to be purchased and displayed, guidelines for the display of model homes, installation and delivery guidelines, and terms of reimbursement for warranty work performed by the retailer pursuant to the manufacturer's warranty. These agreements also provide for volume rebate incentive programs based on inventory purchases. Accordingly, inventory has been recorded net of volume rebates. Retail agreements may be terminated by the sales center with notice and by the manufacturer for good cause, as defined in the agreement.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    STATEMENTS OF CASH FLOWS

    For purposes of the statements of cash flows, the net change in floor plan financing of inventory is reflected as an operating activity in the statements of cash flows.

    NEW ACCOUNTING PRONOUNCEMENTS

    SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," was issued in June 1996 and establishes, among other things, new criteria related to accounting for transfers of financial assets in exchange for cash or other consideration. SFAS No. 125 also establishes new accounting requirements for pledged collateral. In addition, SFAS No. 125 is effective for all transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. The Group will adopt this statement when required and has not determined the impact that the adoption of SFAS No. 125 will have on its financial statements.

                           FIRST AMERICAN HOMES GROUP

3. PROPERTY AND EQUIPMENT:

    Property and equipment consist of the following (in thousands):

                                                      ESTIMATED
                                                    USEFUL LIVES   DECEMBER 31,
                                                      IN YEARS         1996
                                                    -------------  -------------   SEPTEMBER 30,
                                                                                       1997
                                                                                  ---------------
                                                                                    (UNAUDITED)
Buildings.........................................           25      $     111       $     105
Leasehold improvements............................           10            145             166
Equipment.........................................          5-7            100              71
Furniture and fixtures............................            5             46              45
                                                                         -----           -----
  Total...........................................                         402             387
Less--accumulated depreciation....................                        (100)           (107)
                                                                         -----           -----
Property and equipment, net.......................                   $     302       $     280
                                                                         -----           -----
                                                                         -----           -----

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

    Accounts receivable consist of the following (in thousands):

                                                                   DECEMBER 31,
                                                                       1996
                                                                  ---------------   SEPTEMBER 30,
                                                                                        1997
                                                                                   ---------------
                                                                                     (UNAUDITED)
Accounts receivable, trade......................................     $     201        $     147
Due from manufacturers..........................................           113              189
Due from finance companies......................................            32               38
Other...........................................................            56               44
                                                                         -----            -----
                                                                     $     402        $     418
                                                                         -----            -----
                                                                         -----            -----

    Inventories consist of the following (in thousands):

                                                                  DECEMBER 31,
                                                                      1996
                                                                  -------------  SEPTEMBER 30,
                                                                                     1997
                                                                                 -------------
                                                                                  (UNAUDITED)
New homes, net of unearned volume rebates.......................    $   3,003      $   2,303
Pre-owned homes.................................................          383            398
Parts, accessories and other....................................          524            496
                                                                       ------         ------
                                                                    $   3,910      $   3,197
                                                                       ------         ------
                                                                       ------         ------

                           FIRST AMERICAN HOMES GROUP

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS: (CONTINUED)
    Accounts payable and accrued expenses consist of the following (in thousands):

                                                                  DECEMBER 31,
                                                                      1996
                                                                  -------------  SEPTEMBER 30,
                                                                                     1997
                                                                                 -------------
                                                                                  (UNAUDITED)
Accounts payable, trade.........................................    $     319      $     359
Customer deposits...............................................           28             41
Other accrued expenses..........................................          238            135
Contingent liability............................................       --                100
                                                                       ------         ------
                                                                    $     585      $     635
                                                                       ------         ------
                                                                       ------         ------

5. FLOOR PLAN PAYABLE AND LONG-TERM DEBT:

    FLOOR PLAN PAYABLE

    The Group has five primary floor plan credit facilities with lending institutions to finance a major portion of its manufactured home inventory until such inventory is sold. Interest on amounts borrowed is paid monthly at rates varying from 0.50 percent up to 4.45 percent (depending on the time the note is outstanding) over the lender's prime rate (8.75 percent to 12.75 percent at December 31, 1996, and 9.0 percent to 12.95 percent at September 30, 1997 (unaudited)). The floor plan payable is secured by all of the Group's manufactured home inventory and the related furniture, fixtures and accessories, and is guaranteed by the majority shareholder of the Group.

    Floor plan payables are due upon the receipt of sale proceeds from the related inventory; however, the Group must make periodic payments when the related home remains in inventory beyond the length of time specified in the floor plan agreement. In the event the home remains in inventory 12 months after the date of purchase, the balance of the obligation related to that home will become due. In addition, certain of the Group's floor plan agreements include subjective acceleration clauses which could result in the lines of credit being due on demand should the Group experience a material adverse change in its financial position as determined by the lender. The maximum aggregate amount that can be borrowed under the floor plan lines of credit is approximately $4.3 million, and the largest balance during the year ended December 31, 1996, was $3.9 million. The average balance outstanding during 1996 was approximately $3.0 million with a weighted average interest rate paid of 12.02 percent.

                           FIRST AMERICAN HOMES GROUP

5. FLOOR PLAN PAYABLE AND LONG-TERM DEBT: (CONTINUED)
    LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                  DECEMBER 31,
                                                                      1996
                                                                  -------------
                                                                                  SEPTEMBER 30,
                                                                                      1997
                                                                                 ---------------
                                                                                   (UNAUDITED)
                                                                          (IN THOUSANDS)
Note payable to Bank of the South in monthly installments of
  $661 including interest at 8.0%, final payment of $661 due
  March 1999, secured...........................................    $      16       $      11
Note payable to Peoples Community Bank in monthly installments of $557 including interest at 10.0%, final payment of $557 due
  April 1998, secured...........................................            8               4
Note payable to Peoples Community Bank in monthly installments of $1,463 including interest at 9.25%, final payment of $1,463
  due March 2001, secured.......................................           62              52
Note payable to Southland Bank in monthly installments of $985 including interest at 8.25%, final payment of $985 due August
  2000, unsecured...............................................           37              31
Note payable to Southland Bank accruing interest at prime plus
  0.50%, principal and accrued interest due March 1997,
  secured.......................................................           30          --
Note payable to Southland Bank in monthly installments of $979 including interest at prime plus 2.0%, final payment of $979
  due May 1998, secured.........................................           15          --
Note payable to Southland Bank in quarterly interest
  installments at prime plus 1.0%, final payment of $204,000 due
  January 1998, secured.........................................          204             167
                                                                        -----           -----
                                                                          372             265
Less--Current maturities........................................          (75)           (210)
                                                                        -----           -----
                                                                    $     297       $      55
                                                                        -----           -----
                                                                        -----           -----

    The aggregate maturities of long-term debt as of December 31, 1996, are as follows (in thousands):

Year ending December 31--
    1997.............................................................  $      75
    1998.............................................................        242
    1999.............................................................         27
    2000.............................................................         24
    2001.............................................................          4
                                                                       ---------
                                                                       $     372
                                                                       ---------
                                                                       ---------

                           FIRST AMERICAN HOMES GROUP

6. INCOME TAXES:

    The components of the provision for income taxes are as follows at December 31, 1996 (in thousands):

Federal--
  Current............................................................  $     (27)
  Deferred...........................................................         29
                                                                       ---------
                                                                               2
                                                                       ---------
State--
  Current............................................................         (4)
  Deferred...........................................................          4
                                                                       ---------
                                                                          --
    Total provision..................................................  $       2
                                                                       ---------
                                                                       ---------

    The provision for income taxes at December 31, 1996, differs from an amount computed at the statutory rates as follows (in thousands):

Federal income tax at statutory rates................................  $     (17)
State income taxes...................................................     --
Effect of S corporation losses.......................................         19
                                                                       ---------
                                                                       $       2
                                                                       ---------
                                                                       ---------

    The significant items giving rise to the deferred tax assets and liabilities as of December 31, 1996, are as follows (in thousands):

Deferred tax assets--
  Accrued expenses...................................................  $      64
                                                                       ---------
    Total deferred tax assets........................................         64
                                                                       ---------
Deferred tax liabilities--
  Bases difference in property and equipment.........................        (34)
  Other..............................................................       (110)
                                                                       ---------
    Total deferred tax liabilities...................................       (144)
                                                                       ---------
    Net deferred tax liabilities.....................................  $     (80)
                                                                       ---------
                                                                       ---------

7. RELATED-PARTY TRANSACTIONS:

    The Group leases various facilities, equipment and land under operating leases from a company owned by a majority shareholder. Rental expense on these leases totaled approximately $91,000 for the year ended December 31, 1996. The Group also pays a management fee to this related party which totaled approximately $260,000 for the year ended December 31, 1996.

                           FIRST AMERICAN HOMES GROUP

8. COMMITMENTS AND CONTINGENCIES:

    OPERATING LEASES

    The Group leases various facilities and equipment under operating lease agreements, including leases with related parties. These leases are noncancelable and expire on various dates through 2000. The lease agreements are subject to renewal under essentially the same terms and conditions as the original leases.

    Future minimum lease payments for operating leases are as follows (in thousands):

Year ending December 31--
  1997...............................................................  $     173
  1998...............................................................        169
  1999...............................................................        117
  2000...............................................................         38
                                                                       ---------
    Total............................................................  $     497
                                                                       ---------
                                                                       ---------

    Total rent expense under all operating leases, including operating leases with related parties, was approximately $156,000 for the year ended December 31, 1996.

    LITIGATION

    The Group is involved in legal actions arising in the ordinary course of business. Management does not believe that the outcome of such legal actions will have a material adverse effect on the Group's financial position or results of operations.

    INSURANCE

    The Group carries a standard range of insurance coverage, including general and business auto liability, commercial property, workers' compensation and excess liability coverage. The Group has not incurred significant claims or losses on any of its insurance policies.

9. SUBSEQUENT EVENTS (UNAUDITED):

    On November 21, 1997, HomeUSA purchased all of the issued and outstanding equity securities of the Group, through the issuance of common stock and cash pursuant to a definitive merger agreement dated September 1997.

    A portion of Son Development Corporation (Son), representing a manufactured housing development and the related operating assets and liabilities, was not acquired in the Merger. Approximately $237,000 of inventory and $435,000 of property and equipment, which are included in the combined balance sheet at September 30, 1997, were distributed to the shareholders of the Group. In addition, shareholders of the Group have assumed liabilities of approximately $757,000, which are included in the combined balance sheet at September 30, 1997.

    Concurrently with the Merger, the Group entered into agreements with the shareholders to lease land and buildings used in the Group's operations for negotiated amounts and terms.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Cooper's Mobile Homes Group:

    We have audited the accompanying combined balance sheets of Cooper's Mobile Homes Group, (the Group) as defined in Note 1 to the financial statements, as of December 31, 1995 and 1996, and the related combined statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These combined financial statements are the responsibility of the Group's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Group as of December 31, 1995 and 1996, and the results of their combined operations and their combined cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
September 5, 1997

                          COOPER'S MOBILE HOMES GROUP

                            COMBINED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                     DECEMBER 31
                                                                                 --------------------
                                                                                   1995       1996
                                                                                 ---------  ---------  SEPTEMBER 30,
                                                                                                           1997
                                                                                                       -------------
                                                                                                        (UNAUDITED)
                                                       ASSETS
Current Assets:
  Cash.........................................................................  $     478  $     425    $     477
  Accounts receivable, net.....................................................        342        375          938
  Related-party receivable.....................................................        409        665          679
  Inventories..................................................................      3,097      3,782        4,644
  Deferred tax asset...........................................................         78     --               83
  Other current assets.........................................................     --             26           15
                                                                                 ---------  ---------       ------
    Total current assets.......................................................      4,404      5,273        6,836
Property and equipment, net....................................................        315        756        1,147
Related-party receivable, noncurrent...........................................         95         65       --
Other assets, net..............................................................         36        135          206
                                                                                 ---------  ---------       ------
    Total assets...............................................................  $   4,850  $   6,229    $   8,189
                                                                                 ---------  ---------       ------
                                                                                 ---------  ---------       ------

                                        LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable and accrued expenses........................................  $     444  $     633    $     971
  Floor plan payable...........................................................      3,506      4,024        5,416
  Current maturities of long-term debt.........................................         64        224          365
  Deferred tax liability.......................................................     --             43       --
                                                                                 ---------  ---------       ------
    Total current liabilities..................................................      4,014      4,924        6,752
Long-term debt, net of current maturities......................................         19        220          147
Deferred tax liability.........................................................        317        308          287
Commitments and contingencies
Shareholders' equity:
  Common stock, $1 par value, 12,500, 17,500 and 217,500 shares authorized, issued and outstanding at December 31, 1995 and 1996 and September 30,
    1997, respectively.........................................................         12         18          218
  Retained earnings............................................................        488        759          785
                                                                                 ---------  ---------       ------
    Total shareholders' equity.................................................        500        777        1,003
                                                                                 ---------  ---------       ------
    Total liabilities and shareholders' equity.................................  $   4,850  $   6,229    $   8,189
                                                                                 ---------  ---------       ------
                                                                                 ---------  ---------       ------

    The accompanying notes are an integral part of these combined financial statements.

                          COOPER'S MOBILE HOMES GROUP
                       COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                                        NINE MONTHS
                                                                             YEAR ENDED              ENDED SEPTEMBER 30
                                                                             DECEMBER 31
                                                                   -------------------------------  --------------------
                                                                     1994       1995       1996       1996       1997
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                                                        (UNAUDITED)
Revenues:
  Home sales.....................................................  $   8,435  $   8,123  $   8,823  $   6,101  $   9,964
  Other revenue..................................................        635        903        878        592        491
                                                                   ---------  ---------  ---------  ---------  ---------
    Total revenue................................................      9,070      9,026      9,701      6,693     10,455
Cost of sales....................................................      6,651      6,824      6,829      4,505      7,782
                                                                   ---------  ---------  ---------  ---------  ---------
Gross profit.....................................................      2,419      2,202      2,872      2,188      2,673
Selling, general and administrative
  expenses.......................................................      1,874      1,728      2,013      1,598      2,165
                                                                   ---------  ---------  ---------  ---------  ---------
Income from operations...........................................        545        474        859        590        508
Other income (expense):
  Interest expense, net..........................................       (275)      (436)      (326)      (243)      (494)
  Other income (loss), net.......................................          8        (63)        15        (11)        33
                                                                   ---------  ---------  ---------  ---------  ---------
Income (loss) before income taxes................................        278        (25)       548        336         47
Income tax provision (benefit)...................................         97         (8)       277        170         21
                                                                   ---------  ---------  ---------  ---------  ---------
Net income (loss)................................................  $     181  $     (17) $     271  $     166  $      26
                                                                   ---------  ---------  ---------  ---------  ---------
                                                                   ---------  ---------  ---------  ---------  ---------

    The accompanying notes are an integral part of these combined financial statements.

                          COOPER'S MOBILE HOMES GROUP
                  COMBINED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                       COMMON      RETAINED
                                                                                        STOCK      EARNINGS      TOTAL
                                                                                     -----------  -----------  ---------
Balance, December 31, 1993.........................................................   $      12    $     324   $     336
  Net income.......................................................................      --              181         181
                                                                                          -----        -----   ---------
Balance, December 31, 1994.........................................................          12          505         517
  Net loss.........................................................................      --              (17)        (17)
                                                                                          -----        -----   ---------
Balance, December 31, 1995.........................................................          12          488         500
  Issuance of common stock.........................................................           6       --               6
  Net income.......................................................................      --              271         271
                                                                                          -----        -----   ---------
Balance, December 31, 1996.........................................................          18          759         777
  Issuance of common stock (unaudited).............................................         200       --             200
  Net income (unaudited)...........................................................      --               26          26
                                                                                          -----        -----   ---------
Balance, September 30, 1997 (unaudited)............................................   $     218    $     785   $   1,003
                                                                                          -----        -----   ---------
                                                                                          -----        -----   ---------

    The accompanying notes are an integral part of these combined financial statements.

                          COOPER'S MOBILE HOMES GROUP
                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                           NINE MONTHS
                                                                                YEAR ENDED              ENDED SEPTEMBER 30
                                                                                DECEMBER 31
                                                                      -------------------------------  --------------------
                                                                        1994       1995       1996       1996       1997
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                                                           (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).................................................  $     181  $     (17) $     271  $     166  $      26
  Adjustments to reconcile net income (loss) to net cash provided by operating activities--
    Depreciation and amortization...................................        139         73        106         85         86
    Deferred income tax provision (benefit).........................     --            238        112        169       (147)
    Changes in assets and liabilities--
      Accounts receivable...........................................        248        (86)       (33)      (450)      (563)
      Related-party receivable......................................          7       (382)      (256)        19        (14)
      Inventories...................................................       (533)      (458)      (685)        39       (862)
      Other current assets..........................................        (20)         5        (26)    --             11
      Related-party receivable, noncurrent..........................          1         24         30       (136)         9
      Other noncurrent assets, net..................................     --         --            (99)       (10)        85
      Accounts payable and accrued expenses.........................       (281)      (100)       189        195        338
      Floor plan payable............................................        435      1,005        518        (12)     1,392
                                                                      ---------  ---------  ---------  ---------  ---------
        Net cash provided by operating activities...................        177        302        127         65        361
                                                                      ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment...............................        (79)      (154)      (547)      (413)      (377)
                                                                      ---------  ---------  ---------  ---------  ---------
        Net cash used in investing activities.......................        (79)      (154)      (547)      (413)      (377)
                                                                      ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from (payments on) short-term debt.......................         17        (16)       160        180        141
  Proceeds from issuance of common stock............................     --         --              6     --         --
  Proceeds from (payments on) long-term debt........................        (11)       (64)       201        181        (73)
                                                                      ---------  ---------  ---------  ---------  ---------
        Net cash provided by (used in) financing activities.........          6        (80)       367        361         68
                                                                      ---------  ---------  ---------  ---------  ---------
Net Increase (Decrease) in Cash.....................................        104         68        (53)        13         52
Cash, beginning of period...........................................        306        410        478        478        425
                                                                      ---------  ---------  ---------  ---------  ---------
Cash, end of period.................................................  $     410  $     478  $     425  $     491  $     477
                                                                      ---------  ---------  ---------  ---------  ---------
                                                                      ---------  ---------  ---------  ---------  ---------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for--
    Interest........................................................  $     275  $     395  $     365  $     284  $     485
    Taxes...........................................................        182     --             69     --            126

    The accompanying notes are an integral part of these combined financial statements.

                          COOPER'S MOBILE HOMES GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

    Cooper's Mobile Homes Group (the Group) includes the financial statements of the following companies under common control and ownership: PacWest MGMT., Inc., Home USA, Inc. dba Contemporary Family Homes Center, and Cooper Mobile Homes, Inc., and its subsidiaries: Cooper Homes, Inc., Concept Home, Inc., and Contemporary Home Center, Inc., (all Washington corporations). The Group is primarily engaged in the retail sale of new and pre-owned manufactured homes as well as a provider of construction services for site amenities and capital improvements. The Group operates sales centers in Washington which have an exclusive retail agreement with a single home manufacturer.

    Home USA, Inc., dba Contemporary Family Homes Center (Contemporary), was formed in June 1997 by the shareholders of the Group. On June 30, 1997, the shareholders of the Group acquired the inventory, buildings and certain other assets and assumed liabilities and related rights of Contemporary Family Homes, Inc., located in Washington, which they contributed to the Group in exchange for 200,000 shares of $1 par value common stock of Contemporary. The accompanying combined balance sheets include allocations of the purchase price which resulted in goodwill of $102,000 which is being amortized over 40 years.

    The Group's owners intend to enter into a definitive agreement with HomeUSA, Inc. (a Delaware Corporation) (HomeUSA), pursuant to which all of the ownership interests of the group will be exchanged for cash and shares of HomeUSA's common stock concurrently with the consummation of an initial public offering (the IPO) of the common stock of HomeUSA. HomeUSA is unrelated to Contemporary.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    BASIS OF PRESENTATION

    The combined financial statements include the accounts and the results of operations of the Group for all periods which the companies were under common control. All significant intercompany transactions have been eliminated in combination.

    INTERIM FINANCIAL INFORMATION

    The interim combined financial statements as of September 30, 1997, and for the nine months ended September 30, 1996 and 1997, are unaudited, and certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the combined interim financial statements have been included. The Group's operations are subject to different seasonal variations in sales. Due to seasonality and other factors, the results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

    CASH

    Included in the cash balance at December 31, 1995 and 1996, is $301,588 and $200,000, respectively, in cash held as collateral against the Group's floor plan payable.

                          COOPER'S MOBILE HOMES GROUP

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    INVENTORIES

    Inventories are valued at the lower of cost or market using the specific identification method for new and pre-owned homes.

    PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated life of the asset.

    Expenditures for major additions or improvements which extend the useful lives of assets are capitalized. Minor replacements, maintenance and repairs which do not improve or extend the life of such assets are charged to operations as incurred. Disposals are removed at cost less accumulated depreciation, and any resulting gain or loss is reflected in other income.

    REVENUE RECOGNITION

    Home sales consist of new and pre-owned manufactured homes as well as retailer installed options and set-up and delivery. Retail home sales are recognized upon passage of title and, in the case of credit sales (which represent the majority of the Group's retail sales), upon execution of the loan agreement and other required documentation and receipt of a designated minimum down payment. Home sales also includes revenue from the construction of site amenities. Home sales exclude any sales and use taxes collected.

    The Group recognizes construction revenue based on project completion as all projects are completed within 90 days.

    The Group arranges financing for customers through various institutions for which the Group receives certain financing fees which are recognized in other revenues along with the sale of the related home.

    Also included in other revenue is the revenue from repair and maintenance services and construction services provided to related parties.

    COST OF SALES

    Cost of sales includes the cost of manufactured homes, less any manufacturer rebates realized, as well as the cost of retailer installed options, set-up and delivery, site amenities and other construction services.

    INCOME TAXES

    The Group accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount to be realized. The provision (benefit) for income taxes is the tax payable (receivable) for the year and the change during the year in deferred tax assets and liabilities.

                          COOPER'S MOBILE HOMES GROUP

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    SHAREHOLDERS' EQUITY

    Shareholders' equity of the Group includes the following shares of common stock which were issued and outstanding at December 31, 1996 and September 30, 1997 (unaudited): 5,000 shares of common stock at $1 par value for PacWest MGMT., Inc., no shares and 200,000 shares, respectively of common stock at $1 par value for Contemporary and 12,500 shares of common stock at $1 par value of Cooper Mobile Homes, Inc.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Group's financial instruments consist primarily of accounts receivable, floor plan payable and short-term and long-term debt. The carrying amount of these financial instruments approximates fair value due either to length of maturity or existence of variable interest rates that approximate market rates.

    CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Group to a concentration of credit risk consist principally of cash deposits and accounts receivable. The Group maintains cash balances at financial institutions which may at times be in excess of federally insured levels. The Group has not incurred significant losses related to these balances to date.

    MAJOR SUPPLIER

    The Group purchases all of its homes through a retailing agreement with a primary supplier, at the prevailing prices charged by the manufacturer. Pursuant to the agreement, the Group received volume rebates on inventory purchases. The Group's sales volume could be adversely affected by the manufacturer's inability to supply the sales centers with an adequate supply of homes.

    The retail agreement between the sales centers and the manufacturer contain certain provisions, including the minimum amount of homes to be purchased and displayed, guidelines for the display of model homes, installation and delivery guidelines and terms of reimbursement for warranty work performed by the retailer pursuant to the manufacturer's warranty. The agreement also provides for volume rebate incentive programs based on inventory purchases. Accordingly, inventory has been recorded net of volume rebates. The retail agreement may be terminated by the sales centers with notice and by the manufacturer for good cause, as defined in the agreement.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    STATEMENTS OF CASH FLOWS

    For purposes of the statements of cash flows, the net change in floor plan financing of inventory is reflected as an operating activity.

                          COOPER'S MOBILE HOMES GROUP

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    NEW ACCOUNTING PRONOUNCEMENT

    SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," was issued in June 1996 and establishes, among other things, new criteria related to accounting for transfers of financial assets in exchange for cash or other consideration. SFAS No. 125 also establishes new accounting requirements for pledged collateral. In addition, SFAS No. 125 is effective for all transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. The Group will adopt this statement when required and has not determined the impact that the adoption of SFAS No. 125 will have on its financial statements.

3. PROPERTY AND EQUIPMENT:

    Property and equipment consist of the following (in thousands):

                                             ESTIMATED        DECEMBER 31
                                           USEFUL LIVES   --------------------
                                             IN YEARS       1995       1996
                                           -------------  ---------  ---------     SEPTEMBER 30,
                                                                                       1997
                                                                                -------------------
                                                                                    (UNAUDITED)
Buildings................................           25    $     101  $     101       $     305
Leasehold improvements...................           10            1        426             499
Equipment................................          5-7          466        509             517
Furniture and fixtures...................            5           58        137             317
                                                          ---------  ---------          ------
          Total..........................                       626      1,173           1,638
Less--accumulated depreciation...........                      (311)      (417)           (491)
                                                          ---------  ---------          ------
          Property and equipment, net....                 $     315  $     756       $   1,147
                                                          ---------  ---------          ------
                                                          ---------  ---------          ------

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

    Accounts receivable consist of the following (in thousands):

                                                              DECEMBER 31
                                                          --------------------
                                                            1995       1996
                                                          ---------  ---------     SEPTEMBER 30,
                                                                                       1997
                                                                                -------------------
                                                                                    (UNAUDITED)
Due from manufacturers..................................  $     217  $     303       $     232
Due from finance companies..............................        114         12             347
Other...................................................         21         70             369
Less--allowance for doubtful
  accounts..............................................        (10)       (10)            (10)
                                                          ---------  ---------          ------
                                                          $     342  $     375       $     938
                                                          ---------  ---------          ------
                                                          ---------  ---------          ------

                          COOPER'S MOBILE HOMES GROUP

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS: (CONTINUED)
Inventories consist of the following (in thousands):

                                                             DECEMBER 31
                                                         --------------------
                                                           1995       1996
                                                         ---------  ---------     SEPTEMBER 30,
                                                                                      1997
                                                                               -------------------
                                                                                   (UNAUDITED)
New homes, net of unearned volume
  rebates..............................................  $   3,027  $   3,611       $   4,373
Pre-owned homes........................................         14         14              93
Parts, accessories and other...........................         56        157             178
                                                         ---------  ---------          ------
                                                         $   3,097  $   3,782       $   4,644
                                                         ---------  ---------          ------
                                                         ---------  ---------          ------

    Accounts payable and accrued expenses consist of the following (in thousands):

                                                                DECEMBER 31
                                                            --------------------
                                                              1995       1996
                                                            ---------  ---------      SEPTEMBER 30,
                                                                                          1997
                                                                                  ---------------------
                                                                                       (UNAUDITED)
Accounts payable, trade...................................  $     251  $     165        $     163
Customer deposits.........................................         20        140              224
Other accrued expenses....................................        173        328              584
                                                            ---------  ---------            -----
                                                            $     444  $     633        $     971
                                                            ---------  ---------            -----
                                                            ---------  ---------            -----

5. FLOOR PLAN PAYABLE AND LONG-TERM DEBT:

    FLOOR PLAN PAYABLE

    The Group has two floor plan credit facilities with lending institutions to finance a major portion of its manufactured home inventory until such inventory is sold. Interest on amounts borrowed is paid monthly at annual rates of 9.0 percent to 10.25 percent or rates varying from 1.0 percent up to 3.0 percent (depending on the length of time the note is outstanding) over the lender's prime rate (9.25 percent to 11.25 percent at December 31, 1996, and 9.5 percent to 11.5 percent at September 30, 1997 (unaudited)). The floor plan payable is secured by all of the Group's manufactured home inventory, related furniture, fixtures and accessories and accounts receivable, and is guaranteed by the shareholders of the Group.

    Floor plan payables are due upon the receipt of sale proceeds from the related inventory; however, the Group must make periodic loan payments when the related home remains in inventory beyond the length of time specified in the floor plan agreement. In the event the home remains in inventory 12 months after the date of purchase, the balance of the obligation related to that home will become due. In addition, certain of the Group's floor plan agreements include subjective acceleration clauses which could result in the lines of credit being due on demand should the Group experience a material adverse change in its financial position as determined by the lender. The maximum aggregate amount that can be borrowed under the lines of credit is $7.5 million, and the largest balance outstanding during the year ended December 31, 1996 was approximately $5.0 million. The average balance outstanding during 1996 was approximately $4.6 million with a weighted average interest rate paid of 9.60 percent.

                          COOPER'S MOBILE HOMES GROUP

5. FLOOR PLAN PAYABLE AND LONG-TERM DEBT: (CONTINUED)
    LONG-TERM DEBT

    Long-term debt consists of the following:

                                                                   DECEMBER 31
                                                               --------------------
                                                                 1995       1996
                                                               ---------  ---------
                                                                                      SEPTEMBER 30,
                                                                                          1997
                                                                                     ---------------
                                                                                       (UNAUDITED)
                                                                          (IN THOUSANDS)
Note payable to shareholders, quarterly payments of $25,000, due October 1999, interest to be paid by the Group's
  primary home supplier......................................  $  --      $     300     $     250
Notes payable, maturing in varying amounts through November
  2001, with interest ranging from 8.50% to 8.90%, guaranteed
  by shareholders............................................         83        144           172
Other borrowings maturing in April 1999, bearing interest at
  7.60%......................................................     --         --                90
                                                               ---------  ---------         -----
                                                                      83        444           512
Less--Current portion........................................        (64)      (224)         (365)
                                                               ---------  ---------         -----
                                                               $      19  $     220     $     147

    The aggregate maturities of long-term debt as of December 31, 1996, are as follows (in thousands):

Year ending December 31--
  1997...............................................................  $     224
  1998...............................................................        105
  1999...............................................................        105
  2000...............................................................          5
  2001...............................................................          5
                                                                       ---------
                                                                       $     444
                                                                       ---------
                                                                       ---------

6. INCOME TAXES:

    The components of the provision (benefit) for income taxes are as follows (in thousands):

                                                                                   DECEMBER 31
                                                                         -------------------------------
                                                                           1994       1995       1996
                                                                         ---------  ---------  ---------
Federal--
  Current..............................................................  $     101  $      61  $     165
  Deferred.............................................................         (4)       (69)       112
                                                                         ---------        ---  ---------
                                                                         $      97  $      (8) $     277
                                                                         ---------        ---  ---------
                                                                         ---------        ---  ---------

                          COOPER'S MOBILE HOMES GROUP

6. INCOME TAXES: (CONTINUED)
    The provision (benefit) for income taxes differs from an amount computed at the statutory rates as follows (in thousands):

                                                                                      DECEMBER 31
                                                                          -----------------------------------
                                                                             1994         1995        1996
                                                                             -----        -----     ---------
Federal income tax at statutory rates...................................   $      97    $      (9)  $     192
Nondeductible expenses..................................................      --                1          13
Valuation allowance.....................................................      --           --              72
                                                                                               --
                                                                                 ---                ---------
                                                                           $      97    $      (8)  $     277
                                                                                               --
                                                                                               --
                                                                                 ---                ---------
                                                                                 ---                ---------

    The significant items giving rise to the deferred tax assets and liabilities as of December 31, 1995 and 1996, are as follows (in thousands):

                                                                                 1995       1996
                                                                               ---------  ---------
Deferred tax assets--
  Accrued expenses...........................................................  $      94  $      95
  NOL carryforward...........................................................     --             72
                                                                               ---------  ---------
    Total....................................................................         94        167
                                                                               ---------  ---------
Deferred tax liabilities--
  Other......................................................................       (333)      (446)
                                                                               ---------  ---------
    Total....................................................................       (333)      (446)
                                                                               ---------  ---------
Less--valuation allowance on NOL
  carryforward...............................................................     --            (72)
                                                                               ---------  ---------
Net deferred income tax liability............................................  $    (239) $    (351)

7. RELATED-PARTY TRANSACTIONS:

    The Group provides administrative, managerial and construction services to companies which are under common control and ownership of the Group. The Group provided approximately $186,000, $631,000 and $452,000 of such services during the years ended December 31, 1994, 1995 and 1996, respectively, and the services are included in other revenues. At December 31, 1995 and 1996, the Group had approximately $106,000 and $263,000, respectively, in related-party receivables for such services. Additionally, included in inventory at December 31, 1996, are investments of $367,483 in manufactured homes and capital improvements on several housing developments owned by the shareholders of the Company.

    The Group leases facilities from an entity which is owned by the shareholders of the Group under operating leases. The rent paid under these leases was approximately $17,000, $52,000 and $128,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

    A related party is the Group's designated shipper of inventory purchased from its manufacturer. This related party also acts as an agent of the Group and performs delivery and set-up on behalf of the Group. Expenses incurred by the Group for such delivery and set-up services were approximately $19,000 and

                          COOPER'S MOBILE HOMES GROUP

7. RELATED-PARTY TRANSACTIONS: (CONTINUED)
$5,000 for the years ended December 31, 1994 and 1995, respectively. There were no such expenses in 1996.

    During 1994 through 1997, the majority shareholder, or related entities, borrowed a total of $465,000 from the Group. The aggregate outstanding balance of these loans held by the Group was $280,000, $445,000 and $380,000 (unaudited) at December 31, 1995 and 1996 and September 30, 1997, respectively. The loans earn interest at the rate of 7% per annum, and interest income was approximately none, $10,000 and $23,000 for the years ended December 31, 1994, 1995 and 1996, respectively. All of the loans are unsecured and are expected to be repaid upon the closing of the Offering.

8. COMMITMENTS AND CONTINGENCIES:

    OPERATING LEASES

    The Group leases various facilities and equipment under operating lease agreements, including leases with related parties. These leases are noncancelable and expire on various dates through 2005. The lease agreements are subject to renewal under essentially the same terms and conditions as the original leases.

    Future minimum lease payments for operating leases are as follows (in thousands):

Year ending December 31--
  1997..............................................................  $     207
  1998..............................................................        201
  1999..............................................................        189
  2000..............................................................        149
  2001..............................................................        140
  Thereafter........................................................        482
                                                                      ---------
    Total...........................................................  $   1,368
                                                                      ---------
                                                                      ---------

    Total rent expense under all operating leases, including operating leases with related parties, was approximately $79,000, $102,000, and $193,000 for the years ended December 31, 1994, 1995 and 1996, respectively.

    RECOURSE FINANCING

    In connection with home sales, the Company guaranteed certain amounts due to lending institutions from its customers. In the event of default by the customer, the outstanding balance would be owed by the Company to the lending institution. These amounts are collateralized by the related homes. As of December 31, 1996 and September 30, 1997, amounts guaranteed by the Company were $268,000 and $358,000 (unaudited), respectively.

    LITIGATION

    The Group is involved in legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Group's financial position or results of operations.

                          COOPER'S MOBILE HOMES GROUP

8. COMMITMENTS AND CONTINGENCIES: (CONTINUED)
    INSURANCE

    The Group carries a standard range of insurance coverage, including general and business auto liability, commercial property, workers' compensation and excess liability coverage. The Group has not incurred significant claims or losses on any of its insurance policies.

9. SUBSEQUENT EVENTS (UNAUDITED):

    On November 21, 1997, HomeUSA purchased all of the issued and outstanding equity securities of the Group, through the issuance of common stock and cash pursuant to a definitive merger agreement dated September 1997. Property and equipment of approximately $26,000 which are included in the combined balance sheet at September 30, 1997, were distributed to the shareholders of the Group. In addition, the shareholders of the Group have assumed liabilities of approximately $22,000 which are included in the combined balance sheet as of September 30, 1997.

    Concurrently with the Merger, the Group entered into agreements with the shareholders to lease land, equipment and buildings used in the Group's operations for negotiated amounts and terms.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Home Folks Housing Center, Inc.:

    We have audited the accompanying balance sheet of Home Folks Housing Center, Inc., as of December 31, 1996, and the related statements of operations, shareholder's equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
August 6, 1997

                        HOME FOLKS HOUSING CENTER, INC.

                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                      DECEMBER 31,
                                                                                          1996
                                                                                      -------------  SEPTEMBER 30,
                                                                                                         1997
                                                                                                     -------------
                                                                                                      (UNAUDITED)
                                                      ASSETS
Current Assets:
  Cash..............................................................................    $     149      $     386
  Accounts receivable, net..........................................................          133            429
  Inventories.......................................................................        1,304          1,159
  Other current assets..............................................................           18         --
                                                                                           ------         ------
    Total current assets............................................................        1,604          1,974
Property and equipment, net.........................................................          299            283
                                                                                           ------         ------
    Total assets....................................................................    $   1,903      $   2,257
                                                                                           ------         ------
                                                                                           ------         ------

                                       LIABILITIES AND SHAREHOLDER'S EQUITY
Current Liabilities:
  Accounts payable and accrued expenses.............................................    $     359      $     352
  Floor plan payable................................................................          954            899
                                                                                           ------         ------
    Total current liabilities.......................................................        1,313          1,251
Commitments and contingencies
Shareholder's equity:
  Common stock, no par value, 1,000 shares authorized, 1,000 shares issued and 500
    shares outstanding..............................................................           32             32
  Additional paid-in capital........................................................            3              3
  Retained earnings.................................................................          572            988
  Treasury stock, 500 shares, at cost...............................................          (17)           (17)
                                                                                           ------         ------
    Total shareholder's equity......................................................          590          1,006
                                                                                           ------         ------
    Total liabilities and shareholder's equity......................................    $   1,903      $   2,257
                                                                                           ------         ------
                                                                                           ------         ------

   The accompanying notes are an integral part of these financial statements.

                        HOME FOLKS HOUSING CENTER, INC.

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                                     NINE MONTHS
                                                                                                  ENDED SEPTEMBER 30
                                                                                  DECEMBER 31,   --------------------
                                                                                      1996         1996       1997
                                                                                  -------------  ---------  ---------
                                                                                                     (UNAUDITED)
Revenues:
  Home sales....................................................................    $   7,985    $   5,862  $   7,205
  Other revenue.................................................................           42           13         79
                                                                                       ------    ---------  ---------
    Total revenue...............................................................        8,027        5,875      7,284
Cost of sales...................................................................        6,121        4,507      5,584
                                                                                       ------    ---------  ---------
    Gross profit................................................................        1,906        1,368      1,700
Selling, general and administrative expenses....................................        1,541          934      1,032
                                                                                       ------    ---------  ---------
    Income from operations......................................................          365          434        668
Other income (expense):
    Interest expense, net.......................................................         (126)        (104)       (75)
    Other income, net...........................................................           14            5         23
                                                                                       ------    ---------  ---------
Net income......................................................................    $     253    $     335  $     616
                                                                                       ------    ---------  ---------
                                                                                       ------    ---------  ---------

   The accompanying notes are an integral part of these financial statements.

                        HOME FOLKS HOUSING CENTER, INC.

                       STATEMENTS OF SHAREHOLDER'S EQUITY
                                 (IN THOUSANDS)

                                                                             ADDITIONAL                 TREASURY
                                                                 COMMON        PAID-IN     RETAINED       STOCK
                                                                  STOCK        CAPITAL     EARNINGS      AT COST      TOTAL
                                                              -------------  -----------  -----------  -----------  ---------
Balance, December 31, 1995..................................    $      32     $       3    $     319    $     (17)  $     337
  Net income................................................       --            --              253       --             253
                                                                      ---         -----        -----        -----   ---------
Balance, December 31, 1996..................................           32             3          572          (17)        590
  Dividend paid.............................................       --            --             (200)      --            (200)
  Net income (unaudited)....................................       --            --              616       --             616
                                                                      ---         -----        -----        -----   ---------
Balance, September 30, 1997 (unaudited).....................    $      32     $       3    $     988    $     (17)  $   1,006
                                                                      ---         -----        -----        -----   ---------
                                                                      ---         -----        -----        -----   ---------

   The accompanying notes are an integral part of these financial statements.

                        HOME FOLKS HOUSING CENTER, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                    NINE MONTHS ENDED
                                                                                     YEAR ENDED        SEPTEMBER 30
                                                                                    DECEMBER 31,   --------------------
                                                                                        1996         1996       1997
                                                                                    -------------  ---------  ---------
                                                                                                       (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income......................................................................    $     253    $     335  $     616
  Adjustments to reconcile net income to net cash provided by operating activities--
    Depreciation and amortization.................................................           67           27         40
  Changes in assets and liabilities--
    Accounts receivable...........................................................           25            5       (296)
    Inventories...................................................................         (254)        (221)       145
    Other current assets..........................................................            8           (1)        18
    Accounts payable and accrued expenses.........................................         (114)        (178)        (7)
    Floor plan payable............................................................          637          716        (55)
                                                                                          -----    ---------  ---------
      Net cash provided by operating activities...................................          622          683        461
                                                                                          -----    ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.............................................         (109)         (81)       (24)
                                                                                          -----    ---------  ---------
      Net cash used in investing activities.......................................         (109)         (81)       (24)
                                                                                          -----    ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments of debt................................................................         (640)        (640)    --
  Dividend paid...................................................................       --           --           (200)
                                                                                          -----    ---------  ---------
      Net cash used in financing activities.......................................         (640)        (640)      (200)
                                                                                          -----    ---------  ---------
Net increase (decrease) in cash...................................................         (127)         (38)       237
Cash, beginning of period.........................................................          276          276        149
                                                                                          -----    ---------  ---------
Cash, end of period...............................................................    $     149    $     238  $     386
                                                                                          -----    ---------  ---------
                                                                                          -----    ---------  ---------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest..........................................................    $     131    $     113  $      82

   The accompanying notes are an integral part of these financial statements.

                        HOME FOLKS HOUSING CENTER, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

    Home Folks Housing Center, Inc. (the Company) and its sole shareholder intend to enter into a definitive agreement with HomeUSA, Inc. (HomeUSA), pursuant to which all outstanding shares of the Company's common stock will be exchanged for cash and shares of HomeUSA's common stock concurrently with the consummation of an initial public offering (the IPO) of the common stock of HomeUSA.

    The Company is a Kentucky corporation that is primarily engaged in the retail sale of new and pre-owned manufactured homes. The Company operates a sales center in Kentucky which has an exclusive retail agreement with a home manufacturer.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    INTERIM FINANCIAL INFORMATION

    The interim financial statements as of September 30, 1997, and for the nine months ended September 30, 1996 and 1997, are unaudited, and certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements have been included. The Company's operations are subject to seasonal variations in sales. Due to seasonality and other factors, the results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

    INVENTORIES

    Inventories are valued at the lower of cost or market using the specific identification method for new and pre-owned homes.

    PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated life of the asset.

    Expenditures for major additions or improvements which extend the useful lives of assets are capitalized. Minor replacements, maintenance and repairs which do not improve or extend the life of such assets are charged to operations as incurred. Disposals are removed at cost less accumulated depreciation, and any resulting gain or loss is reflected in other income.

    REVENUE RECOGNITION

    Home sales consist of new and pre-owned manufactured homes as well as retailer installed options and set-up and delivery. Retail home sales are recognized upon passage of title and, in the case of credit sales (which represent the majority of the Company's retail sales), upon execution of the loan agreement and other required documentation and receipt of a designated minimum down payment. Home sales exclude any sales and use taxes collected.

    The Company arranges financing for customers through various institutions for which the Company receives certain financing fees which are recognized in other revenues along with the sale of the related home.

                        HOME FOLKS HOUSING CENTER, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    COST OF SALES

    Cost of sales includes the cost of manufactured homes, less any manufacturer rebates realized, as well as the cost of retailer installed options, set-up and delivery.

    INCOME TAXES

    The Company has elected S Corporation status as defined by the Internal Revenue Code, whereby the Company is not subject to taxation for federal purposes. Under S Corporation status, the shareholder reports his share of the Company's taxable earnings or losses in his personal tax return. The Company will terminate its S Corporation status concurrently with the effective date of this offering.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments consist of accounts receivable and floor plan payables. The carrying amount of these financial instruments approximates fair value due either to length of maturity or existence of variable interest rates that approximate market rates.

    CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Company to a concentration of credit risk consist principally of cash deposits and accounts receivable. The Company maintains cash balances at financial institutions which may at times be in excess of federally insured levels. The Company has not incurred losses related to these balances to date.

    MAJOR SUPPLIER

    The Company purchases all of its homes through an exclusive retail agreement with a primary supplier, at the prevailing prices charged by the manufacturer. The Company's sales volume could be adversely affected by the manufacturer's inability to supply the sales center with an adequate supply of homes.

    The retail agreement between the sales centers and the manufacturer contains certain provisions, including the minimum amount of homes to be purchased and displayed, guidelines for the display of model homes, installation and delivery guidelines and terms of reimbursement for warranty work performed by the retailer pursuant to the manufacturer's warranty. These agreements also provide for volume rebate incentive programs based on inventory purchases. Accordingly, inventory has been recorded net of volume rebates. Retail agreements may be terminated by the sales center with notice and by the manufacturer for good cause, as defined in the agreement.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                        HOME FOLKS HOUSING CENTER, INC.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    STATEMENTS OF CASH FLOWS

    For purposes of the statements of cash flows, the net change in floor plan financing of inventory is reflected as an operating activity.

    NEW ACCOUNTING PRONOUNCEMENTS

    Statement of Financial Accounting Standards (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," was issued in June 1996 and establishes, among other things, new criteria related to accounting for transfers of financial assets in exchange for cash or other consideration. SFAS No. 125 also establishes new accounting requirements for pledged collateral. In addition, SFAS No. 125 is effective for all transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. The Company will adopt this statement when required and has not determined the impact that the adoption of SFAS No. 125 will have on its financial statements.

3. PROPERTY AND EQUIPMENT:

    Property and equipment consist of the following (in thousands):

                                                                           ESTIMATED
                                                                         USEFUL LIVES    DECEMBER 31,
                                                                           IN YEARS          1996
                                                                        ---------------  -------------   SEPTEMBER 30,
                                                                                                             1997
                                                                                                        ---------------
                                                                                                          (UNAUDITED)
Buildings.............................................................            25       $     111       $     111
Leasehold improvements................................................            10              25              31
Equipment.............................................................           5-7             421             444
Furniture and fixtures................................................             5              40              40
                                                                                               -----           -----
    Total.............................................................                           597             626
Less--accumulated depreciation........................................                          (298)           (343)
                                                                                               -----           -----
    Property and equipment, net.......................................                     $     299       $     283
                                                                                               -----           -----
                                                                                               -----           -----

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

    Accounts receivable consist of the following (in thousands):

                                                                                       DECEMBER 31,
                                                                                           1996
                                                                                      ---------------   SEPTEMBER 30,
                                                                                                            1997
                                                                                                       ---------------
                                                                                                         (UNAUDITED)
Due from manufacturers..............................................................     $      54        $     139
Due from finance companies..........................................................            79              290
                                                                                             -----            -----
                                                                                         $     133        $     429
                                                                                             -----            -----
                                                                                             -----            -----

                        HOME FOLKS HOUSING CENTER, INC.

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS: (CONTINUED)
    Inventories consist of the following (in thousands):

                                                                                      DECEMBER 31,
                                                                                          1996
                                                                                      -------------  SEPTEMBER 30,
                                                                                                         1997
                                                                                                     -------------
                                                                                                      (UNAUDITED)
New homes, net of unearned volume rebates...........................................    $   1,030      $     873
Pre-owned homes.....................................................................          202            224
Parts, accessories and other........................................................           72             62
                                                                                           ------         ------
                                                                                        $   1,304      $   1,159
                                                                                           ------         ------
                                                                                           ------         ------

    Accounts payable and accrued expenses consist of the following (in thousands):

                                                                                       DECEMBER 31,
                                                                                           1996
                                                                                      ---------------   SEPTEMBER 30,
                                                                                                            1997
                                                                                                       ---------------
                                                                                                         (UNAUDITED)
Accounts payable, trade.............................................................     $     241        $     125
Customer deposits...................................................................            26               60
Other accrued expenses..............................................................            92              167
                                                                                             -----            -----
                                                                                         $     359        $     352
                                                                                             -----            -----
                                                                                             -----            -----

5. FLOOR PLAN PAYABLE AND LONG-TERM DEBT:

    FLOOR PLAN PAYABLE

    The Company has a floor plan credit facility with a lending institution to finance a major portion of its manufactured home inventory until such inventory is sold. Interest on amounts borrowed is paid monthly at rates varying from 1.25 percent up to 3.0 percent (depending on the time the note is outstanding) over the lender's prime rate (9.5 percent to 11.25 percent at December 31, 1996, and 9.75 percent to 11.5 percent at September 30, 1997 (unaudited)). The floor plan payable is secured by all of the Company's manufactured home inventory, the related furniture, fixtures and accessories and accounts receivable, and is guaranteed by the shareholder of the Company.

    Floor plan payables are due upon the receipt of sale proceeds from the related inventory; however, the Company must make periodic payments when the related home remains in inventory beyond the length of time specified in the floor plan agreement. In the event the home remains in inventory 12 months after the date of purchase, the balance of the obligation related to that home will become due. In addition, certain of the Company's floor plan agreements include subjective acceleration clauses which could result in the lines of credit being due on demand should the Company experience a material adverse change in its financial position as determined by the lender. The maximum amount that can be borrowed under the floor plan line of credit is $1.5 million, and the largest balance outstanding during the year ended December 31, 1996 was approximately $1.4 million. The average balance outstanding during 1996 was $1.2 million with a weighted average interest rate paid of 11.24 percent.

    The Company has an agreement with the sole shareholder whereby the sole shareholder has financed a portion of its manufactured home inventory until such inventory is sold and contract proceeds are received. Interest on amounts borrowed is paid monthly at rates varying from 12 percent to 12.5 percent. As of December 31, 1996, there were no balances due to the shareholder.

                        HOME FOLKS HOUSING CENTER, INC.

5. FLOOR PLAN PAYABLE AND LONG-TERM DEBT: (CONTINUED)
    LONG-TERM DEBT

    Beginning January 7, 1997, the Company entered into a revolving line of credit agreement with a financial institution. The Company may borrow up to $100,000 under this facility, with the outstanding principal amount due on January 7, 1998. Interest is payable quarterly at the prime rate. At September 30,
1997, the Company had available borrowing capacity of $100,000 under the line of credit.

6. RELATED-PARTY TRANSACTIONS:

    The Company leased land from related parties of the Company under operating leases. Rental expense on related-party leases totaled $55,000 for the year ended December 31, 1996.

7. COMMITMENTS AND CONTINGENCIES:

    OPERATING LEASES

    The Company leases various facilities and equipment under operating lease agreements, including leases with related parties. These leases are noncancelable and expire on various dates through 2006. The lease agreements are subject to renewal under essentially the same terms and conditions as the original leases.

    Future minimum lease payments for operating leases are as follows (in thousands):

Year ending December 31--
    1997.............................................................  $      80
    1998.............................................................         80
    1999.............................................................         80
    2000.............................................................         78
    2001.............................................................         78
    Thereafter.......................................................        377
                                                                       ---------
        Total........................................................  $     773
                                                                       ---------
                                                                       ---------

    Total rent expense under all operating leases, including operating leases with related parties, was approximately $70,000 for the year ended December 31, 1996.

    LITIGATION

    The Company is involved in legal actions arising in the ordinary course of business. Management does not believe that the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

    INSURANCE

    The Company carries a standard range of insurance coverage, including general and business auto liability, commercial property, workers' compensation and excess liability coverage. The Company has not incurred significant claims or losses on any of its insurance policies.

                        HOME FOLKS HOUSING CENTER, INC.

7. COMMITMENTS AND CONTINGENCIES: (CONTINUED)
    EMPLOYEE 401(K) RETIREMENT PLAN

    The Company has implemented a 401(k) retirement plan with an effective date of January 1, 1995, which covers all employees meeting certain service requirements. The Company matches employee contributions up to 4 percent of the employee's base salary. The Company recorded contribution expense of $27,167 as of December 31, 1996.

8. SUBSEQUENT EVENTS (UNAUDITED):

    On November 21, 1997, HomeUSA purchased all of the issued and outstanding equity securities of the Company, through the issuance of common stock and cash pursuant to a definitive merger agreement dated September 1997.

    Concurrently with the Merger, the Company entered into agreements with the shareholder to lease land, equipment and buildings used in the Company's operations for negotiated amounts and terms.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To WillMax Homes of Colorado LLC:

    We have audited the accompanying balance sheet of WillMax Homes of Colorado LLC (the Company) as of December 31, 1996, and the related statements of operations, members' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1996, and the results of its operations and its cash flows for the period ended December 31, 1996, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
August 6, 1997

                         WILLMAX HOMES OF COLORADO LLC
                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                      DECEMBER 31,
                                                                                          1996
                                                                                      -------------  SEPTEMBER 30,
                                                                                                         1997
                                                                                                     -------------
                                                                                                      (UNAUDITED)
                                                      ASSETS
Current Assets:
  Cash..............................................................................    $      70      $     162
  Accounts receivable, net..........................................................          153            297
  Inventories.......................................................................        1,057            780
  Other current assets..............................................................           13             16
                                                                                           ------         ------
    Total current assets............................................................        1,293          1,255
                                                                                           ------         ------
Property and equipment, net.........................................................           57             54
Other assets........................................................................           20              1
                                                                                           ------         ------
    Total assets....................................................................    $   1,370      $   1,310
                                                                                           ------         ------
                                                                                           ------         ------
                                         LIABILITIES AND MEMBERS' EQUITY
Current Liabilities:
  Accounts payable and accrued expenses.............................................    $     178      $     326
  Floor plan payable................................................................        1,111            799
  Short-term debt...................................................................           19             70
                                                                                           ------         ------
    Total current liabilities.......................................................        1,308          1,195
                                                                                           ------         ------
Long-term related party payable.....................................................           35             37

Commitments and contingencies
Members' equity.....................................................................           27             78
                                                                                           ------         ------
    Total liabilities and members' equity...........................................    $   1,370      $   1,310
                                                                                           ------         ------
                                                                                           ------         ------

   The accompanying notes are an integral part of these financial statements.

                         WILLMAX HOMES OF COLORADO LLC
                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                                     NINE MONTHS
                                                                                                 ENDED SEPTEMBER 30,
                                                                                   YEAR ENDED
                                                                                  DECEMBER 31,   --------------------
                                                                                      1996         1996       1997
                                                                                  -------------  ---------  ---------
                                                                                                     (UNAUDITED)
Revenue:
  Home sales....................................................................    $   3,512    $   2,495  $   2,484
  Other revenue.................................................................           48           48        139
                                                                                       ------    ---------  ---------
    Total revenue...............................................................        3,560        2,543      2,623
Cost of sales...................................................................        2,955        2,063      1,991
                                                                                       ------    ---------  ---------
Gross profit....................................................................          605          480        632
Selling, general and administrative expenses....................................          511          365        516
                                                                                       ------    ---------  ---------
Income from operations..........................................................           94          115        116
Other income (expense):
  Interest expense, net.........................................................          (94)         (77)       (65)
  Other income (expense), net...................................................           (6)           2     --
                                                                                       ------    ---------  ---------
Net income (loss)...............................................................    $      (6)   $      40  $      51
                                                                                       ------    ---------  ---------
                                                                                       ------    ---------  ---------

   The accompanying notes are an integral part of these financial statements.

                         WILLMAX HOMES OF COLORADO LLC
                         STATEMENTS OF MEMBERS' EQUITY
                                 (IN THOUSANDS)

Balance, December 31, 1995............................................................  $      (7)
  Distributions.......................................................................        (10)
  Net loss............................................................................         (6)
  Contribution........................................................................         50
                                                                                              ---
Balance, December 31, 1996............................................................         27
  Net income (unaudited)..............................................................         51
                                                                                              ---
Balance, September 30, 1997 (unaudited)...............................................  $      78
                                                                                              ---
                                                                                              ---

   The accompanying notes are an integral part of these financial statements.

                         WILLMAX HOMES OF COLORADO LLC
                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                      NINE MONTHS ENDED
                                                                                                         SEPTEMBER 30
                                                                                     DECEMBER 31,    --------------------
                                                                                         1996          1996       1997
                                                                                    ---------------  ---------  ---------
                                                                                                         (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)...............................................................     $      (6)    $      40  $      51
  Adjustments to reconcile net income (loss) to net cash provided by operating activities--
    Depreciation and amortization.................................................            12             8          9
    Issuance of capital as compensation...........................................            50        --         --
  Changes in assets and liabilities--
    Accounts receivable, net......................................................            (5)          (62)      (144)
    Inventories...................................................................           (45)           84        277
    Other assets..................................................................           (28)          (44)        16
    Accounts payable and accrued expenses.........................................            61           149        148
    Floor plan payable............................................................             3          (136)      (312)
                                                                                             ---     ---------  ---------
      Net cash provided by operating activities...................................            42            39         45
                                                                                             ---     ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.............................................           (11)           (9)        (5)
                                                                                             ---     ---------  ---------
      Net cash used in investing activities.......................................           (11)           (9)        (5)
                                                                                             ---     ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on short-term debt.....................................................           (22)          (17)        52
  Distribution to members.........................................................           (10)       --         --
                                                                                             ---     ---------  ---------
      Net cash used in financing activities.......................................           (32)          (17)        52
                                                                                             ---     ---------  ---------
Net increase (decrease) in cash...................................................            (1)           13         92
Cash, beginning of period.........................................................            71            71         70
                                                                                             ---     ---------  ---------
Cash, end of period...............................................................     $      70     $      84  $     162
                                                                                             ---     ---------  ---------
                                                                                             ---     ---------  ---------
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest..........................................................     $      94     $     100  $      79

   The accompanying notes are an integral part of these financial statements.

                         WILLMAX HOMES OF COLORADO LLC

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

    WillMax Homes of Colorado LLC (the Company) is a Colorado limited liability corporation, and is primarily engaged in the retail sale of new and pre-owned manufactured homes. The Company operates a sales center in Colorado which has a retail agreement with a home manufacturer.

    The Company and its members intend to enter into a definitive agreement with HomeUSA, Inc. (HomeUSA), pursuant to which all member interests in the Company will be exchanged for cash and shares of HomeUSA's common stock concurrent with the consummation of the initial public offering (the IPO) of the common stock of HomeUSA.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    INTERIM FINANCIAL INFORMATION

    The interim financial statements as of September 30, 1997, and for the nine months ended September 30, 1996 and 1997, are unaudited, and certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been omitted. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements have been included. The Company's operations are subject to different seasonal variations in sales. Due to seasonality and other factors, the results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

    INVENTORIES

    Inventories are valued at the lower of cost or market using the specific identification method for new and pre-owned homes.

    PROPERTY AND EQUIPMENT

    Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated life of the asset.

    Expenditures for major additions or improvements which extend the useful lives of assets are capitalized. Minor replacements, maintenance and repairs which do not improve or extend the life of such assets are charged to operations as incurred. Disposals are removed at cost less accumulated depreciation, and any resulting gain or loss is reflected in other income.

    REVENUE RECOGNITION

    Home sales consist of new and pre-owned manufactured homes as well as retailer installed options and set-up and delivery. Retail home sales are recognized upon passage of title and, in the case of credit sales (which represent the majority of the Company's retail sales), upon execution of the loan agreement and other required documentation and receipt of a designated minimum down payment. Home sales also includes revenue from the construction of site amenities. Home sales exclude any sales and use taxes collected.

                         WILLMAX HOMES OF COLORADO LLC

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    The Company also maintains pre-owned manufactured home inventory owned by third parties for which the Company receives a sales commission when sold to customers. Consignment sales commissions are recognized in other revenue when the related home is sold.

    The Company receives an agent's commission on insurance policies issued by unrelated insurance companies. Insurance commissions are recognized in other revenue at the time the policies are written.

    The Company arranges financing for customers through various institutions for which the Company receives certain financing fees which are recognized in other revenue along with the sale of the related home.

    Also included in other revenues is the revenue from repair and maintenance services.

    COST OF SALES

    Cost of sales includes the cost of manufactured homes, less any manufacturer rebates realized, as well as the cost of retailer installed options, set-up and delivery and site amenities.

    INCOME TAXES

    The Company, as a limited liability company, is taxed under sections of the federal and state income tax laws which provide that, in lieu of corporate income taxes, the members separately account for the Company's items of income, deductions, losses and credits on their individual income tax returns based on their respective ownership interests. As such, the financial statements do not include a provision for income taxes.

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The Company's financial instruments consist primarily of accounts receivable, floor plan payables and debt. The carrying amount of these financial instruments approximates fair value due either to length of maturity or existence of variable interest rates that approximate market rates.

    CONCENTRATION OF CREDIT RISK

    Financial instruments which potentially subject the Company to a concentration of credit risk consist principally of cash deposits and accounts receivable. The Company maintains cash balances at financial institutions which may at times be in excess of federally insured levels. The Company has not incurred losses related to these balances to date.

    MAJOR SUPPLIERS

    The Company purchases all of its homes from a primary supplier at the prevailing prices charged by the manufacturer. The Company's sales volume could be adversely affected by the manufacturer's inability to supply the sales center with an adequate supply of homes.

    The retail agreement between the sales center and the manufacturer contain certain provisions, including the minimum amount of homes to be purchased and displayed, guidelines for the display of model homes, installation and delivery guidelines and terms of reimbursement for warranty work performed by the retailer pursuant to the manufacturer's warranty. These agreements also provide for volume

                         WILLMAX HOMES OF COLORADO LLC

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) rebate incentive programs based on inventory purchases. Accordingly, inventory has been recorded net of volume rebates. Retail agreements may be terminated by the sales center with notice and by the manufacturer for good cause, as defined in the agreement.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions in determining the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    STATEMENTS OF CASH FLOWS

    For purposes of the statements of cash flows, the net change in floor plan financing of inventory is reflected as an operating activity. At December 31, 1996, cash includes $38,000 in amounts restricted that is held with a financing institution in relation to customer deposits.

    NEW ACCOUNTING PRONOUNCEMENT

    Statement of Financial Accounting Standards (SFAS) No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," was issued in June 1996 and establishes, among other things, new criteria related to accounting for transfers of financial assets in exchange for cash or other consideration. SFAS No. 125 also establishes new accounting requirements for pledged collateral. In addition, SFAS No. 125 is effective for all transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. The Company will adopt this statement when required and has not determined the impact that the adoption of SFAS No. 125 will have on its financial statements.

3. PROPERTY AND EQUIPMENT:

    Property and equipment consists of the following (in thousands):

                                                        ESTIMATED
                                                      USEFUL LIVES      DECEMBER 31,
                                                        IN YEARS            1996
                                                    -----------------  ---------------   SEPTEMBER 30,
                                                                                             1997
                                                                                        ---------------
                                                                                          (UNAUDITED)
Furniture and fixtures............................              5         $      46        $      47
Leasehold improvements............................             10                30               34
                                                                                ---              ---
    Total.........................................                               76               81
Less--accumulated depreciation....................                              (19)             (27)
                                                                                ---              ---
    Property and equipment, net...................                        $      57        $      54
                                                                                ---              ---
                                                                                ---              ---

                         WILLMAX HOMES OF COLORADO LLC

4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS:

    Accounts receivable consist of the following (in thousands):

                                                                   DECEMBER 31,
                                                                       1996
                                                                  ---------------   SEPTEMBER 30,
                                                                                        1997
                                                                                   ---------------
                                                                                     (UNAUDITED)
Due from manufacturers..........................................     $      47        $      58
Due from finance companies......................................            55              101
Other...........................................................            51              138
                                                                         -----            -----
                                                                     $     153        $     297
                                                                         -----            -----
                                                                         -----            -----

    Inventories consist of the following (in thousands):

                                                                  DECEMBER 31,
                                                                      1996
                                                                  -------------   SEPTEMBER 30,
                                                                                      1997
                                                                                 ---------------
                                                                                   (UNAUDITED)
New homes, net of unearned volume rebates.......................    $   1,043       $     764
Pre-owned homes.................................................           14              16
                                                                       ------           -----
                                                                    $   1,057       $     780
                                                                       ------           -----
                                                                       ------           -----

    Accounts payable and accrued expenses consist of the following (in thousands):

                                                                   DECEMBER 31,
                                                                       1996
                                                                  ---------------   SEPTEMBER 30,
                                                                                        1997
                                                                                   ---------------
                                                                                     (UNAUDITED)
Accounts payable, trade.........................................     $      46        $      44
Accrued compensation............................................            24           --
Customer deposits...............................................            55              120
Other accrued expenses..........................................            53              162
                                                                         -----            -----
                                                                     $     178        $     326
                                                                         -----            -----
                                                                         -----            -----

5. FLOOR PLAN PAYABLE AND DEBT:

    FLOOR PLAN PAYABLE

    The Company has three floor plan credit facilities with lending institutions to finance a major portion of its manufactured home inventory until such inventory is sold. Interest on amounts borrowed is paid monthly at rates varying up to 2.0 percent (depending on the time the note is outstanding) over the lender's prime rate (8.25 percent to 10.25 percent at December 31, 1996 and 8.5 percent to 10.5 percent at September 30, 1997 (unaudited)). The floor plan payable is secured by all of the Company's manufactured home inventory, the related furniture, fixtures and accessories and accounts receivable, and is guaranteed by a stockholder.

    Floor plan payables are due upon the receipt of sale proceeds from the related inventory; however, the Company must make periodic payments when the related home remains in inventory beyond the length of time specified in the floor plan agreements. In the event the home remains in inventory 12 months after the date of purchase, the balance of the obligation related to that home will become due. In

                         WILLMAX HOMES OF COLORADO LLC

5. FLOOR PLAN PAYABLE AND DEBT: (CONTINUED) addition, certain of the Company's floor plan agreements include subjective acceleration clauses which could result in the lines of credit being due on demand should the Company experience a material adverse change in its financial position as determined by the lender. The maximum amount that can be borrowed under the floor plan lines of credit is $2.4 million and the largest balance outstanding during the year ended December 31, 1996, was approximately $1.3 million. The average balance outstanding during 1996 was approximately $1.1 million with a weighted average interest rate paid of 8.4 percent.

    SHORT-TERM DEBT

    The Company has short-term debt of $75,000 due to members which matures December 1997 through February 1998. These notes bear interest at 8 percent.

    LONG-TERM DEBT

    The Company has long-term debt of $25,000 which is due to a related party in November 1998. This note bears interest of 12 percent per year and interest only payments are due monthly until maturity.

    The Company also has a $10,000 note due to the general manager upon termination of his employment which bears interest at 12 percent per year.

6. RELATED-PARTY TRANSACTIONS:

    The members of the corporation are partners in two land lease communities in which the Company sells homes.

7. COMMITMENTS AND CONTINGENCIES:

    OPERATING LEASES

    The Company leases its facilities under an operating lease agreement. The lease agreement is noncancelable and expires in October 1998. The lease agreements are subject to renewal under essentially the same terms and conditions as the original leases.

    Future minimum lease payments for operating leases are as follows (in thousands):

Year ending December 31--
  1997................................................................  $      32
  1998................................................................         26
                                                                              ---
    Total.............................................................  $      58
                                                                              ---
                                                                              ---

    Total rent expense under all operating leases was approximately $30,000 for the year ended December 31, 1996.

    LITIGATION

    The Company is involved in legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on the Company's financial position or results of operations.

                         WILLMAX HOMES OF COLORADO LLC

7. COMMITMENTS AND CONTINGENCIES: (CONTINUED)
    INSURANCE

    The Company carries a standard range of insurance coverage, including general and business auto liability, commercial property, workers' compensation and excess liability coverage. The Company has not incurred significant claims or losses on any of its insurance policies.

8. SUBSEQUENT EVENTS (UNAUDITED):

    On November 21, 1997, HomeUSA purchased all of the issued and outstanding equity securities of the Company, through the issuance of common stock and cash pursuant to a definitive merger agreement dated September 1997.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To HomeUSA, Inc.:

    We have audited the accompanying balance sheet of HomeUSA, Inc., as of December 31, 1996, and the related statement of stockholders' equity for the period from inception (July 3, 1996) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of HomeUSA, Inc., as of December 31, 1996, and for the period from inception (July 3, 1996) to December 31, 1996, in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
September 10, 1997

                                 HOMEUSA, INC.
                                 BALANCE SHEETS
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                                                        DECEMBER 31,
                                                                                            1996
                                                                                      -----------------  SEPTEMBER 30,
                                                                                                             1997
                                                                                                         -------------
                                                                                                          (UNAUDITED)
                                                        ASSETS

Cash and cash equivalents...........................................................      $       1        $      14
Deferred offering costs.............................................................             26            3,159
                                                                                                ---      -------------
      Total assets..................................................................      $      27        $   3,173
                                                                                                ---      -------------
                                                                                                ---      -------------
                                         LIABILITIES AND STOCKHOLDERS' EQUITY

Accrued liabilities and amounts due to stockholders.................................      $       8        $   3,141
Stockholders' equity:
  Preferred stock, $.01 par value, 5,000,000 shares authorized, none issued and
    outstanding.....................................................................         --               --
  Common stock, $.01 par value, 50,000,000 shares authorized, 1,843,823 and
    3,174,943 shares issued and outstanding.........................................             19               32
  Additional paid-in capital........................................................         --                8,519
  Retained deficit..................................................................         --               (8,519)
                                                                                                ---      -------------
      Total stockholders' equity....................................................             19               32
                                                                                                ---      -------------
      Total liabilities and stockholders' equity....................................      $      27        $   3,173
                                                                                                ---      -------------
                                                                                                ---      -------------

   The accompanying notes are an integral part of these financial statements.

                                 HOMEUSA, INC.
                            STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                                                                                      NINE MONTHS
                                                                                                         ENDED
                                                                                                     SEPTEMBER 30,
                                                                                                         1997
                                                                                                     -------------
                                                                                                      (UNAUDITED)
Revenues...........................................................................................    $  --
Compensation expense relating to issuance of common stock to management and consultants............        8,519
                                                                                                     -------------
Loss before income taxes...........................................................................       (8,519)
Income tax benefit.................................................................................       --
                                                                                                     -------------
Net loss...........................................................................................    $  (8,519)
                                                                                                     -------------
                                                                                                     -------------

    The accompanying notes are an integral part of this financial statement.

                                 HOMEUSA, INC.
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                    (IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                             COMMON STOCK        ADDITIONAL                 TOTAL
                                                        -----------------------    PAID-IN    RETAINED   STOCKHOLDERS'
                                                          SHARES      AMOUNT       CAPITAL     DEFICIT      EQUITY
                                                        ----------  -----------  -----------  ---------  ------------
Initial capitalization (July 3, 1996).................      90,713   $       1    $  --       $  --       $        1
  Issuance of shares to Notre.........................   1,753,110          18       --          --               18
                                                        ----------         ---   -----------  ---------  ------------
Balance, December 31, 1996............................   1,843,823          19       --          --               19
  Issuance of management and consultant shares
    (unaudited).......................................   1,331,120          13        8,519      --            8,532
  Net loss (unaudited)................................      --          --           --          (8,519)      (8,519)
                                                        ----------         ---   -----------  ---------  ------------
Balance, September 30, 1997 (unaudited)...............   3,174,943   $      32    $   8,519   $  (8,519)  $       32
                                                        ----------         ---   -----------  ---------  ------------
                                                        ----------         ---   -----------  ---------  ------------

   The accompanying notes are an integral part of these financial statements.

                                 HOMEUSA, INC.
                            STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                      NINE MONTHS
                                                                                                         ENDED
                                                                                                     SEPTEMBER 30,
                                                                                                         1997
                                                                                                     -------------
                                                                                                      (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss.........................................................................................    $  (8,519)
  Adjustments to reconcile net loss to net cash provided by operating activities--
    Compensation expense related to issuance of common stock to management and consultants.........        8,519
    Changes in assets and liabilities--
      Increase in deferred offering costs..........................................................       (3,133)
      Increase in accrued liabilities and amounts due to stockholders..............................        3,133
                                                                                                     -------------
        Net cash provided by operating activities..................................................       --
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of stock................................................................................           13
                                                                                                     -------------
        Net cash provided by financing activities..................................................           13
                                                                                                     -------------
Net increase.......................................................................................           13
Cash, beginning of period..........................................................................            1
                                                                                                     -------------
Cash, end of period................................................................................    $      14
                                                                                                     -------------
                                                                                                     -------------

    The accompanying notes are an integral part of this financial statement.

                                 HOMEUSA, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION:

    HomeUSA, Inc., a Delaware corporation (HomeUSA or the Company), was founded in July 1996 to become a leading national retailer of manufactured homes and accessories. HomeUSA intends to acquire nine businesses (the Mergers), complete an initial public offering (the IPO) of its common stock and, subsequent to the Offering, continue to acquire through merger or purchase, similar companies to expand its national operations. The accompanying financial statements reflect the activities of HomeUSA, Inc. prior to the acquisitions of the Founding Companies and the IPO. Reference is made to the consolidated financial statements of HomeUSA, Inc. and subsidiaries included elsewhere herein.

    HomeUSA has not conducted any operations, and all activities to date have related to the Offering and the Mergers. All expenditures to date have been funded by the majority stockholder, Notre Capital Ventures II, L.L.C. (Notre), on behalf of the Company. Notre has committed to fund the organization expenses and offering costs. As of December 31, 1996, and September 30, 1997, costs of approximately $26,000 and $3.2 million (unaudited), respectively, have been incurred by Notre in connection with the IPO. HomeUSA has treated these costs as deferred offering costs. There is no assurance that the pending Mergers discussed below will be completed or that HomeUSA will be able to generate future operating revenues.

    The Company has an absence of a combined operating history and HomeUSA's future success is dependent upon a number of factors which include, among others, the ability to integrate operations, reliance on the identification and integration of satisfactory acquisition candidates, reliance on acquisition financing, the ability to manage growth, and attract and retain qualified management and sales personnel as well as the need for additional capital and the availability and cost of floor plan financing. Other factors include the availability of sites for manufactured homes, dependence on key manufacturers, availability of product, the availability of customer financing, risks associated with increased regulation and competition, and the cyclical nature of the manufactured housing industry.

2. INTERIM FINANCIAL INFORMATION:

    The interim financial statements as of September 30, 1997, and for the nine months then ended are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim period are not necessarily indicative of the results for the entire fiscal year.

 USE OF ESTIMATES AND ASSUMPTIONS

    The preparation of financial statements in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                 HOMEUSA, INC.

3. STOCKHOLDERS' EQUITY

 COMMON STOCK AND PREFERRED STOCK

    HomeUSA effected a 90.7127-for-one stock dividend on August 1, 1997, for each share of common stock of the Company (Common Stock) then outstanding. In addition, the Company increased the number of authorized shares of Common Stock to 50,000,000 and authorized 5,000,000 shares of $.01 par value preferred stock. The effects of the Common Stock dividend have been retroactively reflected on the balance sheet and in the accompanying notes.

    In connection with the organization and initial capitalization of HomeUSA, the Company issued 90,713 shares of common stock at $.01 per share to Notre. Notre incurred $18,000 of expenses on behalf of the Company for which the Company issued 1,753,110 shares to Notre in October 1996.

    In 1997, the Company issued a total of 1,331,120 shares of Common Stock to management and consultants to the Company at a price of $.01 per share. As a result, the Company recorded a nonrecurring, noncash compensation charge of $8.5 million (unaudited) in the first nine months of 1997 representing the difference between the amount paid for the shares and an estimated fair value of the shares on the date of sale as if the Founding Companies were combined.

 RESTRICTED COMMON STOCK

    In August 1997, the Company authorized 5,000,000 shares of $.01 par value restricted common stock and the primary stockholder exchanged 1,718,823 of its shares of Common Stock for an equal number of shares of restricted voting common stock (Restricted Common Stock). The holder of Restricted Common Stock is entitled to elect one member of the Company's board of directors and to .25 of one vote for each share on all other matters on which they are entitled to vote. Holders of Restricted Common Stock are not entitled to vote on the election of any other directors.

    Each share of Restricted Common Stock will automatically convert to Common Stock on a share-for-share basis (i) in the event of a disposition of such share of Restricted Common Stock by the holder thereof (other than a distribution which is a distribution by a holder to its partners or beneficial owners, or a transfer to a related party of such holders (as defined in Sections 267, 707, 318 and/or 4946 of the Internal Revenue Code of 1986, as amended), (ii) in the event any person acquires beneficial ownership of 15 percent or more of the total number of outstanding shares of Common Stock of the Company or (iii) in the event any person offers to acquire 15 percent or more of the total number of outstanding shares of Common Stock of the Company. After October 1, 1998, the board of directors may elect to convert any remaining shares of Restricted Common Stock into shares of Common Stock in the event 80 percent or more of the originally outstanding shares of Restricted Common Stock have been previously converted into shares of Common Stock.

 LONG-TERM INCENTIVE PLAN

    In July 1997, the Company's stockholders approved the Company's 1997 Long-Term Incentive Plan (the Plan), which provides for the granting or awarding of incentive or nonqualified stock options, stock appreciation rights, restricted or deferred stock, dividend equivalents and other incentive awards to directors, officers, key employees and consultants to the Company. The number of shares authorized and reserved for issuance under the Plan is the greater of 2,000,000 shares or 15 percent of the aggregate number of shares of Common Stock outstanding. The terms of the option awards will be established by the

                                 HOMEUSA, INC.

3. STOCKHOLDERS' EQUITY (CONTINUED)
compensation committee of the Company's board of directors. The Company intends to file a registration statement registering the issuance of shares upon exercise of options granted under this Plan. The Company expects to grant nonqualified stock options to purchase a total of 650,000 shares of Common Stock to key employees of the Company at the initial public offering price upon consummation of the Offering. In addition, the Company expects to grant options to purchase a total of 952,483 shares of Common Stock to certain employees of the Founding Companies at the initial public offering price per share. These options will vest at the rate of 20 percent per year, commencing on the first anniversary of the IPO and will expire seven years from the date of grant or three months following termination of employment.

 NONEMPLOYEE DIRECTORS' STOCK PLAN

    In July 1997, the Company's stockholders approved the 1997 Nonemployee Directors' Stock Plan (the Directors' Plan), which provides for the granting or awarding of stock options and stock appreciation rights to nonemployees. The number of shares authorized and reserved for issuance under the Stock Plan is 275,000 shares. The Directors' Plan provides for the automatic grant of options to purchase 10,000 shares to each nonemployee director serving at the commencement of the IPO.

    Each nonemployee director will be granted options to purchase an additional 10,000 shares at the time of the initial election. In addition, each director will be automatically granted options to purchase 5,000 shares at each annual meeting of the stockholders occurring more than two months after the date of the directors' initial election. All options will be exercised at the fair market value at the date of grant and are immediately vested upon grant.

    Options will be granted to each of three future and one current member of the board of directors to purchase 10,000 shares of Common Stock at the initial public offering price per share effective upon the consummation of the IPO. These options will expire the earlier of 10 years from the date of grant or one year after termination of service as a director.

    The Directors' Plan allows nonemployee directors to receive shares (deferred shares) at future settlement dates in lieu of cash. The number of deferred shares will have an aggregate fair market value equal to the fees payable to the directors.

    Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," allows entities to choose between a new fair-value based method of accounting for employee stock options or similar equity instruments and the current intrinsic, value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25 (APB No. 25). Entities electing to remain with the accounting in APB Opinion No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied. The Company will provide pro forma disclosure of net income and earnings per share, as applicable, in the notes to future consolidated financial statements.

4. EVENTS SUBSEQUENT TO THE DATE OF REPORT OF INDEPENDENT PUBLIC
   ACCOUNTANTS (UNAUDITED):

    Wholly owned subsidiaries of HomeUSA have acquired by merger or share exchange nine companies (Founding Companies). The companies are the Universal Housing Group, the AAA Homes Group, McDonald Mobile Homes, Inc., Patrick Home Center, Inc., the Mobile World Group, the First American

                                 HOMEUSA, INC.

4. EVENTS SUBSEQUENT TO THE DATE OF REPORT OF INDEPENDENT PUBLIC
   ACCOUNTANTS (UNAUDITED): (CONTINUED)
Homes Group, the Cooper's Mobile Homes Group, Home Folks Housing Center, Inc. and WillMax Homes of Colorado, LLC. HomeUSA acquired the Founding Companies for cash and 7.3 million shares of Common Stock.

    The Company has recently received commitment letters to provide credit facilities which were available upon the closing of the IPO. According to the terms the Company has revolving credit facilities of $125 million for refinancing of floor plan debt. Such facilities require the Company to comply with various affirmative and negative covenants including, but not limited to
(i) maintenance of certain financial ratios, (ii) a restriction on additional indebtedness and (iii) restrictions on liens, guarantees, advances, dividends and business activities unrelated to its existing operations. Failure to comply with such covenants and restrictions constitutes an event of default under the proposed facility.

    In November 1997, HomeUSA completed the IPO, which involved the sale of 5,000,000 shares of its common stock, resulting in net proceeds of approximately $31.2 million.

                                                                      APPENDIX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER
                         DATED AS OF FEBRUARY 17, 1998
                                     AMONG
                          FLEETWOOD ENTERPRISES, INC.,
                           HUSA ACQUISITION COMPANY,
                                      AND
                                 HOMEUSA, INC.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of February 17, 1998, among Fleetwood Enterprises, Inc., a Delaware corporation ("Parent"), HUSA Acquisition Company, a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and HomeUSA, Inc., a Delaware corporation (the "Company").

                                    RECITALS

    WHEREAS, the respective Boards of Directors of Parent, Sub and the Company, and Parent acting as the sole stockholder of Sub, have approved the merger of the Company with and into Sub (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each issued and outstanding share of the Company's Stock, par value $.01 per share and each issued and outstanding share of the Company's Restricted Voting Common Stock, par value $.01 per share (collectively, the "Company Common Stock"), other than shares owned directly or indirectly by Parent or the Company, will be converted into the right to receive the Merger Consideration (as defined in Section 2.01(a)); and

    WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

    WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code");

    NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

    SECTION 1.01.  THE MERGER.

        (a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), the Company shall be merged with and into Sub at the Effective Time (as defined in Section .03). Following the Effective Time, the separate corporate existence of the Company shall cease and Sub shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Company in accordance with the DGCL.

        (b) At the election of Parent, any direct wholly owned subsidiary of Parent may be substituted for Sub as a constituent corporation in the Merger. In such event, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such substitution.

    SECTION 1.02. CLOSING. The closing of the Merger (the "Closing") will take place at 10:00 a.m. on Friday May 29, 1998 or (subject to the prior satisfaction or waiver of the conditions set forth in Sections 6.01, 6.02 and 6.03) thereafter no later than the second business day after the day on which the conditions set forth in Section 6.01 have been satisfied or waived, at the offices of Gibson, Dunn & Crutcher LLP, 4 Park Plaza, Irvine, California 92614, unless another time, date or place is agreed to in writing by the parties hereto. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

    SECTION 1.03. EFFECTIVE TIME. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file a certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the

DGCL and shall make all other filings or recordings required under the DGCL to effectuate fully the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as Sub and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

    SECTION 1.04. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 259 of the DGCL.

    SECTION 1.05.  CERTIFICATE OF INCORPORATION AND BY-LAWS.

        (a) The certificate of incorporation of Sub as in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law; PROVIDED that Article One of the certificate of incorporation of the Surviving Corporation shall be amended in its entirety to read as follows: "The name of the corporation is HomeUSA, Inc."

        (b) The by-laws of Sub as in effect at the Effective Time shall be the by-laws of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

    SECTION 1.06. DIRECTORS. The directors of Sub, immediately prior to the Effective Time shall become the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly appointed or elected, as the case may be, in accordance with the certificate of incorporation of the Surviving Corporation and applicable law.

    SECTION 1.07. OFFICERS. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly appointed or elected and qualified, as the case may be, in accordance with the certificate of incorporation of the Surviving Corporation and applicable law.

                                   ARTICLE II
                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS EXCHANGE OF CERTIFICATES

    SECTION 2.01. CONVERSION OF STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or the holders of any of the following securities:

        (a) Subject to the election and allocation provisions set forth below, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any treasury shares and shares held directly or indirectly by Parent) shall be converted into:

            (i) the right to receive a number of shares of Parent's Common Stock, $1.00 par value, including associated Parent Rights (as defined in Section 3.02(c)) ("Parent Common Stock"), equal to the quotient (calculated to the nearest 0.0001) of $10.25 (the "Per Share Cash Amount") divided by the Valuation Period Stock Price (the "Exchange Ratio"); or

            (ii) the right to receive in cash, without interest, the Per Share Cash Amount;

        PROVIDED, HOWEVER, that, in any event, if between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio and the Per Share Cash Amount shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. The "Valuation Period Stock Price" means the average of the NYSE (as defined in Section 6.01) closing sale prices for the Parent Common Stock (as reported in THE WALL STREET JOURNAL or, in the absence thereof, by another authoritative source) for the ten consecutive trading-day period ending on the tenth day immediately prior to the anticipated Closing Date.

        Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding any treasury shares and shares held directly or indirectly by Parent) shall at the Effective Time no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares ("Certificates") shall thereafter represent the right to receive only the Merger Consideration. The holders of Certificates shall cease to have any rights with respect to the shares of Company Common Stock previously represented thereby, except as otherwise provided herein or by law. Such certificates previously evidencing such shares of Company Common Stock shall be exchanged for (A) certificates evidencing whole shares of Parent Common Stock issued in consideration therefor or (B) the Per Share Cash Amount multiplied by the number of shares previously evidenced by the canceled Certificate or (C) a combination of such certificates and cash, in each case in accordance with the allocation procedures of this Section 2.01 and upon the surrender of such Certificates in accordance with the provisions of
    Section 2.02, without interest. No fractional shares of Parent Common Stock shall be issued and, in lieu thereof, a cash payment shall be made pursuant to Section 2.02(e).

        The consideration provided for in this Section 2.01(a) in exchange for each share of Company Common Stock is referred to herein as the "Merger Consideration" and the aggregate of such consideration provided in exchange for all shares of Company Common Stock is referred to herein as the "Aggregate Merger Consideration."

        (b) Election forms in such form as Parent and the Company shall mutually agree (each a "Form of Election") and a Letter of Transmittal (as defined in Section 2.02(b)) shall be mailed 30 days prior to the anticipated Effective Time, or such other date as Parent and the Company shall agree (the "Mailing Date"), to each holder of record of Company Common Stock as of five business days prior to the Mailing Date (the "Election Form Record Date"). Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to choose to receive (subject to the allocation and proration procedures set forth below) one of the following in exchange for such holder's shares of Company Common
    Stock: (i) only cash (a "Cash Election"), (ii) only Parent Common Stock (a "Stock Election") or (iii) the Mixed Consideration (a "Mixed Election"). Alternatively, each Election Form will permit the holder to indicate that such holder has no preference as to the receipt of cash or Parent Common Stock for such holder's shares of Company Common Stock (a "Non-Election"). No Company director or former principal stockholder of the Founding Companies (as defined in the Company S-1) shall be entitled to elect to receive more than 25% of his Merger Consideration in cash. Holders of record of shares of Company Common Stock who hold such shares as nominees, trustees or in other representative capacities (a "Representative") may submit multiple Forms of Election, provided that such Representative certifies that each such Form of Election covers all the shares of Company Common Stock held by each Representative for a particular beneficial owner.

        Any Company Common Stock (excluding any treasury shares and shares held directly or indirectly by Parent) with respect to which the holder (or the beneficial owner, as the case may be) shall not have submitted to the Exchange Agent an effective, properly completed Election Form on or before 5:00 p.m. (New York City time) on the 25th day following the Mailing Date (or such other time and date as Parent and the Company may mutually agree) (the "Election Deadline") shall be deemed to be shares of Company Common Stock with respect to which a Non-Election has been made.

        Parent shall make available (or shall cause the Exchange Agent to make available) one or more separate Election Forms to all persons who become holders (or beneficial owners) of Company Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline upon such holder's request to the Exchange Agent, and the Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

        Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or affidavits and indemnification regarding the loss or destruction of such Certificates reasonably acceptable to Parent or the guaranteed delivery of such Certificates) representing all shares of Company Common Stock covered by such Election Form, together with a duly executed Letter of Transmittal. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, the shares of Company Common Stock represented by such Election Form shall be deemed to be shares covered by a Non-Election (unless thereafter covered by a duly completed Election
    Form) and Parent shall cause the Certificates to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from such person.

        Parent will have the discretion, which it may delegate in whole or in part to the Exchange Agent, to determine whether Forms of Election have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Forms of Election. If Parent (or the Exchange Agent) shall determine that any purported Cash Election or Stock Election was not properly made, such purported Cash Election or Stock Election shall have no force and effect and the holder making such purported Cash Election or Stock Election shall for purposes hereof be deemed to have made a Non-Election. The decision of Parent (or the Exchange Agent) in all such matters shall be conclusive and binding. Neither Parent nor the Exchange Agent will be under any obligation to notify any person of any defect in a Form of Election submitted to the Exchange Agent. The Exchange Agent shall also make all computations contemplated by this Section 2.01 and all such computations shall be conclusive and binding on the holders of Company Common Stock.

        (c) If the sum of the aggregate number of shares covered by Cash Elections (the "Cash Election Shares") and the aggregate number of such shares covered by Mixed Elections to be acquired for cash (the "Mixed Election Cash Shares") times the Per Share Cash Amount exceeds 49% (or such lesser percentage as may be permissible to permit the reorganization tax treatment provided for herein) of the Aggregate Merger Consideration (the "Maximum Cash Merger Consideration"), then:

            (i) all shares of Company Common Stock covered by Stock Elections (the "Stock Election Shares") and all shares of Company Common Stock covered by Non-Elections (the "Non-Election Shares") shall be converted into the right to receive Parent Common Stock; and

            (ii) each Cash Election Share and each Mixed Election Cash Share shall be converted into the right to receive (A) a pro-rated cash portion of the Per Share Cash Amount such that the aggregate cash payments do not exceed the Maximum Cash Merger Consideration and (B) the balance of the Per Share Cash Amount in Parent Common Stock at the Exchange Ratio;

        (d) Each share of Company Common Stock held in the treasury of the Company and each share of Company Common Stock owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

        (e) Each issued and outstanding share of capital stock of Sub shall continue as a validly issued, fully paid and nonassessable share of common stock, par value of $.01 per share, of the Surviving Corporation Each certificate representing any such shares of Sub shall continue to represent the same number of shares of common stock of the Surviving Corporation.

    SECTION 2.02.  EXCHANGE OF CERTIFICATES.

        (a) EXCHANGE AGENT. As of the Effective Time, Parent shall deposit with such bank or trust company as may be designated by Parent (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, (i) certificates representing the shares of Parent Common Stock issuable pursuant to Section 2.01 in exchange for outstanding shares of Company Common Stock and (ii) cash in the amount sufficient to pay the cash portion of the Aggregate Merger Consideration (such shares and cash consideration, together with any dividends or distributions with respect thereto with a record date on or after the day on which the Effective Time occurs and any cash payable in lieu of any fractional shares of Parent Common Stock being hereinafter referred to as the "Exchange Fund").

        (b) EXCHANGE PROCEDURES. No later than the business day after the Effective Time, the Exchange Agent shall mail or, if requested, deliver to each holder of record of a Certificate or Certificates immediately prior to the Effective Time, whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2 01, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration (collectively, the "Letter of Transmittal"), unless such record holder shall have submitted a Letter of transmittal together with the Form of Election pursuant to Section 2.01(c). Upon the later of the Effective Time and the surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor
    (x) a certificate representing that number of whole shares of Parent Common Stock and (y) a certified or bank cashier's check in the amount equal to the cash, which such holder has the right to receive pursuant to the provisions of this Article II (in each case, less the amount of any withholding taxes required under applicable law), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a person (as defined in Section 8.03) other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of shares of Parent Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration and any cash in lieu of a fractional share of Parent Common Stock which the holder thereof has the right to receive in respect of such Certificate pursuant to this Article II. No interest will be paid or will accrue on any cash payable to holders of Certificates pursuant to this
    Article II.

        (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. Notwithstanding any other provisions of this Agreement, no dividends or other distributions with respect to shares of Parent Common Stock with a record date on or after the day on which the Effective Time occurs shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash in lieu of a fractional share of Parent Common Stock shall be paid to any such holder pursuant to this
    Article II, and all such dividends, other distributions and cash in lieu of any fractional share of Parent Common Stock shall be paid by Parent to the Exchange Agent (less the amount of any required withholding taxes) and shall be included in the Exchange Fund, in each case until the surrender of such Certificate in accordance with this Article II. Following surrender of any such Certificate, there shall be issued or paid, as applicable, to the holder thereof (i) at the time of such surrender, (x) a certificate representing whole shares of Parent Common Stock issued in exchange therefor, (y) the cash portion of the Merger Consideration and any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to this Article II and (z) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock (in each case, without interest and less the amount of any required withholding taxes); and (ii)) at the appropriate payment date, the amount of any dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

        (d) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All shares of Parent Common Stock issued and cash paid upon the surrender for exchange of Certificates in accordance with this Article II shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, SUBJECT, HOWEVER, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. Subject to applicable law, Certificates presented after the Effective Time to the Surviving Corporation or the Exchange Agent for any reason shall be canceled and exchanged as provided in this Article II.

        (e)  NO FRACTIONAL SHARES.

            (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent

            (ii) Notwithstanding any other provision of this Agreement, each holder of record of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder of record) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the closing sales price of one share of Parent Common Stock on the NYSE Composite Transactions List (as reported by THE WALL STREET JOURNAL or, if not reported thereby, any other authoritative source) on the trading day immediately preceding the Closing Date.

        (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of their claim for the Merger Consideration and any cash in lieu of fractional shares or other dividends or distributions payable to such holders pursuant to this Article II, in each case without interest thereon.

        (g) NO LIABILITY. None of Parent, Sub, the Company and the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock (or any dividends or distributions with respect thereto or with respect to any shares of Company Common Stock theretofore represented by any Certificate) or any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate shall not have been surrendered prior to the date on which any Merger Consideration or any cash in lieu of a fractional share of Parent Common Stock or other dividends or distributions payable to the holder of such

    Certificate pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 3.01(e)), any such Merger Consideration or cash or other dividends or distributions shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

        (h) LOST, STOLEN AND DESTROYED CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, cash in lieu of a fractional share of Parent Common Stock, and unpaid dividends and distributions on shares of Parent Common Stock as provided in this Article II, deliverable in respect thereof pursuant to this Agreement

        (i) INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund in U. S. government securities, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent.

    SECTION 2.03. NO APPRAISAL RIGHTS. The holders of Company Common Stock shall not be entitled to appraisal rights in connection with the Merger.

    SECTION 2.04. STOCK OPTIONS. At the Effective Time and subject to Section 5.12, each option granted by the Company to purchase shares of the Company's stock (each, a "Company Option") which is outstanding immediately prior thereto shall cease to represent a right to acquire shares of Company Common Stock and shall be converted automatically ally into an option (the "Exchanged Option") to purchase shares of Parent Common Stock exercisable until the current termination of the Company Option in an amount and at an exercise price determined as provided below (and subject to the terms of the Company's 997 Long-Term Incentive Plan and 1997 Non-Employee Directors' Stock Plan (the "Company Stock Plans") and the agreements evidencing such grants, in the case of the directors and executive officers of the Company other than accelerated vesting of any such options which otherwise would occur by virtue of the consummation of the Merger under such plans and agreements):

        (a) The number of shares of Parent Common Stock to be subject to the converted options shall be equal to the product of the number of shares of Company Common Stock subject to the original options and the Exchange Ratio, provided that any fractional shares of Parent Common Stock resulting from such multiplication shall be rounded down to the nearest share; and

        (b) The exercise price per share of Parent Common Stock under the converted option shall be equal to the exercise price per share of Company Common Stock under the original option divided by the Exchange Ratio, provided that such exercise price shall be rounded out to the nearest cent.

        (c) Parent shall (i) reserve for issuance the number of shares of Parent Common Stock that will become issuable upon the exercise of the Exchanged Options and (ii) promptly after the Effective Time, issue to each holder of an Exchanged Option a document evidencing Parent's assumption of the Company's obligations under the Company Options. The Exchanged Options shall have the same terms and conditions as the Company Options.

                                  ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

    SECTION 3.01. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. Except as set forth on the Disclosure Schedule delivered by the Company to Parent at or prior to the execution and delivery of this Agreement (the "Company Disclosure Schedule") or as disclosed in the Company SEC Documents (as defined in Section 3.01(f)) filed and publicly available prior to the date of this Agreement (the "Filed Company SEC Documents"), the Company represents and warrants to Parent and Sub as follows:

        (a) ORGANIZATION, STANDING AND CORPORATE POWER. Each of the Company and its Significant Subsidiaries (as defined in Section 8.03) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Company and its Significant Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a material adverse effect (as defined in Section 8.03) on the Company. The Company has delivered to Parent prior to the execution and delivery of this Agreement complete and correct copies of its certificate of incorporation and by-laws.

        (b) SUBSIDIARIES. Paragraph (b) of the Company Disclosure Schedule sets forth a true and complete list of each equity investment made by the Company or any of its subsidiaries in any other person other than the Company's Significant Subsidiaries ("Other Interests"). All the outstanding shares of capital stock of each subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned by the Company, by another subsidiary of the Company or by the Company and another such subsidiary, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). Any Other Interests are owned by the Company, by one or more of the Company's subsidiaries or by the Company and one or more of its subsidiaries, in each case free and clear of all Liens, except for Liens created by any partnership agreements for Other Interests.

        (c)  CAPITAL STRUCTURE.

            (i) The authorized capital stock of the Company consists of 5,000,000 shares of Company preferred stock, $0.01 par value (the "Company Preferred Stock"), 100,000,000 shares of Company Common Stock and 5,000,000 shares of restricted common stock, $0.01 par value (the "Restricted Company Common Stock"). At the close of business on February 13,1998, (i) no shares of Company Preferred Stock were issued and outstanding, (ii) 13,723,064 shares of Company Common Stock were issued and outstanding, (iii) 1,718,823 shares of Restricted Company Common Stock were issued and outstanding, (iv) no shares of Company Preferred Stock, Company Common Stock or Restricted Company Common Stock were held by the
       Company in its treasury or by subsidiaries of the Company, and (v) 1,642,483 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock plans (as defined in Section 2.04). Except as set forth above, at the close of business on February 13, 1998, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. From February 13, 1998 to the date of this Agreement, no shares of capital stock or other voting securities of the Company have been issued except shares of Company Common Stock pursuant to the Company Stock Plans. There are no outstanding stock appreciation rights or rights (other than the Company Options (as defined in Section 2.04)) to receive shares of Company Common Stock on a deferred basis granted under the Company Stock Plans or otherwise. The aggregate number of shares of Company Common Stock subject to issuance upon exercise of all Company Options does not exceed the aggregate number of shares specified for issuance upon exercise of all Company Options in paragraph 3.01(c) of the Company Disclosure Schedule. Except as set forth herein, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind, to which the Company is a party or by which it is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company, or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

            (ii) All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Plans will be when issued, duly authorized, validly issued, frilly paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Paragraph 3.01(c) of the Company Disclosure Schedule sets forth a complete and correct list, as of the date hereof, of all holders of Company Options and the exercise prices thereof.

           (iii) There are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind, to which any Significant Subsidiary of the Company is bound, obligating such Significant Subsidiary to issue, deliver, sell, or cause to be issued delivered or sold, additional shares of capital stock or other voting securities of such Significant Subsidiary, or obligating such Significant Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right commitment, agreement, arrangement or undertaking.

            (iv) There are no outstanding contractual obligations of the Company or any of its Significant Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Significant Subsidiaries. There are no outstanding contractual obligations of the Company to vote or to dispose of any shares of the capital stock of any of its Significant Subsidiaries.

        (d) CORPORATE AUTHORITY RECOMMENDATION NONCONTRAVENTION. The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the Company Stockholder Approval (as defined in Section 3.01(k)) with respect to the Merger, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company subject, in the case of the Merger, to the Company Stockholder Approval. The Board of Directors of the Company has resolved to recommend that the stockholders of the Company approve and adopt this Agreement and the Merger. This Agreement has been duly executed and delivered by the .Company and, assuming the due authorization, execution and delivery thereof by Parent and Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by general principles of equity or principles applicable to creditors' rights generally. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (after notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its subsidiaries under, (i) the certificate of incorporation or by-laws of the Company or the comparable charter or organizational documents of any of its Significant Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its subsidiaries or any of their respective properties or assets or (iii) subject to the governmental filings and other consents and matters referred to in Section 3.01(e), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not (x) have a material adverse effect on the Company or (y) prevent the consummation of any of the transactions contemplated by this Agreement.

        (e) GOVERNMENTAL AUTHORIZATION. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency (each a "Governmental Entity") is required by or with respect to the Company or any of its subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"); (ii) the filing with the Securities and Exchange Commission (the "SEC") of (x) a proxy statement (such proxy statement, as amended or supplemented from time to time, the "Proxy Statement") relating to the Company Stockholders Meeting (as defined in Section 5.01(b)) which shall also constitute a prospectus of Parent relating to the shares of Parent Common Stock to be issued in the Merger, and (y) such reports under Section 13(a) and Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (iii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business; (iv) such filings with Governmental Entities as may be required to satisfy the applicable requirements of state securities or "blue sky" laws in connection with the transactions contemplated by this Agreement; and (v) such other consents, approvals, orders, authorizations, regulations, declarations or filings, the failure of which to obtain or make would not have a material adverse effect on the Company.

        (f) SEC DOCUMENTS: UNDISCLOSED LIABILITIES. The Company has filed with the SEC the Company's registration statement on Form S-1 (the "Company S-1"), which became effective on November 20, 1997 (the "S-1 Effective Date"), and all required reports, schedules, forms, statements and other documents since the S-1 Effective Date (together with such Form S-1 registration statement, the "Company SEC Documents"). None of the Company's subsidiaries is required to file with the SEC any report, form or other document. As of their respective dates, the Company SEC Documents complied as to form in all material respects with the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), or the Exchange Act, as the case may be, and none of the Company SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the Company SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the Filed Company SEC Documents, and except for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, as of the date of this Agreement, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be recognized or disclosed on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto and which, individually or in the aggregate, would have a material adverse effect on the Company.

        (g) INFORMATION SUPPLIED. None of the information to be supplied by the Company specifically for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (the "Form S-4") will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the Company's stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub specifically for inclusion or incorporation by reference in the Proxy Statement.

        (h) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as contemplated by this Agreement, since September 30, 1997 (the "Balance Sheet Date"), the Company has conducted its business only in the ordinary course, and there has not been (i) any material adverse change (as defined in Section 8.03) in the Company, other than changes relating to or arising from legislative or regulatory changes or developments generally affecting the retailing of manufactured housing or general economic conditions, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock,
    (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) (x) any granting by the Company or any of its subsidiaries to any executive officer or other key employee of the Company or any of its Significant Subsidiaries of any increase in compensation (except for normal increases in the ordinary course of business consistent with past practice or as required under any employment agreement in effect as of December 31,
    1997) or (y) any granting by the Company or any of its subsidiaries to any such executive officer or key employee of any increase in severance or termination pay (except as was required under any employment, severance or termination agreement in effect as of December 31, 1997), (v) any damage, destruction or loss, whether or not covered by insurance, that has had or would have a material adverse effect on the Company, or (vi) except as required by a change in generally accepted accounting principles, any change in accounting methods, principles or practices by the Company materially affecting the basis of presenting or method of determining its results of operations, assets, liabilities or businesses.

        (i) LITIGATION. There is no suit, action or proceeding pending, and the Company has not received written notification threatening any suit, action or proceeding, against or affecting the Company or any of its subsidiaries that individually or in the aggregate would (i) have a material adverse effect on the Company or (ii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries having any effect referred to in clause (i) or (ii) of this sentence.

        (j)  ERISA AND OTHER COMPENSATION MATTERS.

            (i) Except as will not have a material adverse effect on the Company, all employee benefit plans ("Plans") covering employees or former employees of the Company or any of its subsidiaries ("Company Employees") have been administered according to their terms and, to the extent subject to the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA"), are in compliance with ERISA. Except as will not have a material adverse effect on the Company, each Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Company Pension Plan") and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service (the "Service"), and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. Neither the Company nor any of its subsidiaries or Company ERISA Affiliates (as defined below) has engaged in a transaction with respect to any Company Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any of its subsidiaries or Company ERISA Affiliates to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA which would have a material adverse effect on the Company. Neither the Company nor any of its subsidiaries or any Company ERISA Affiliates has contributed or been required to contribute to any multi-employer plan.

            (ii) No liability under Subtitles C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its subsidiaries or Company ERISA Affiliates with respect to any ongoing, frozen or terminated Plan, currently or formerly maintained by any of them, or the Plan of any person which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (a "Company ERISA Affiliate") which would have a material adverse effect on the Company.

           (iii) All contributions required to be made and all contributions accrued as of the Balance Sheet Date under the terms of any Plan for which the Company or any of its subsidiaries or ERISA Affiliates may have liability have been timely made or have been reflected on the most recent audited balance sheet included in the Filed Company SEC Documents. Neither any Company Pension Plan nor any single-employer plan of the Company or any of its subsidiaries or Company ERISA Affiliates has incurred an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA which would have a material adverse effect on the Company. Neither the Company nor any of its subsidiaries has provided, or is required to provide, security to any Company Pension Plan or to any Plan of a Company ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

            (iv) Neither the Company nor any of its subsidiaries has any obligations for retiree health and life benefits under any Plan, except as set forth in the Company Disclosure Schedule, which would have a material adverse effect on the Company.

            (v) The execution and delivery of this Agreement do not, and the performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any of the Company's Compensation and Benefit Plans that will or may result in any payment (whether of severance or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee of the Company or any of its subsidiaries or Company ERISA Affiliates which would have a material adverse effect on the Company.

            (vi) There is no contract, agreement, plan or arrangement covering any employee or former employee of the Company or any of its subsidiaries or Company ERISA Affiliates that, individually or collectively, could give rise as a result of the transactions contemplated by this Agreement to the payment of any amount that would not be deductible pursuant to the terms of Section 162(a)(l) or 280G of the Code.

           (vii) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its subsidiaries or Company ERISA Affiliates relating to, or change in employee participation or coverage under, any of the Company's Compensation and Benefit Plans which would increase materially above the level of the expense incurred in respect thereof for the fiscal year ended on the Balance Sheet Date.

        (k) VOTING REQUIREMENTS. The affirmative vote at the Company Stockholders Meeting of the holders of a majority of the votes represented by the outstanding Company Common Stock (the "Company Stockholder Approval") is the only vote of the holders of any class or series of the Company's capital stock necessary to approve and adopt this Agreement and the transactions contemplated by this Agreement.

        (l) STATE TAKEOVER STATUTES. The Board of Directors of the Company has approved the terms of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, and such approval is sufficient to render inapplicable to the Merger and the other transactions contemplated by this Agreement and the Company Stockholder Agreement the provisions of Section 203 of the DGCL. To the knowledge of the Company, no other state takeover statute or similar statute or regulation applies or purports to apply to the Merger, this Agreement, the Company Stockholder Agreement or any of the transactions contemplated by this Agreement and no provision of the certificate of incorporation, by-laws or other governing documents of the Company or any of its Significant Subsidiaries would, directly or indirectly, restrict or impair the ability of Parent or any of its Significant Subsidiaries to vote, or otherwise to exercise the rights of a stockholder with respect to, shares of the Company Common Stock and the shares of capital stock of its Significant Subsidiaries that may be acquired or controlled directly or indirectly by Parent.

        (m) BROKERS. No broker, investment banker, financial advisor or other person, other than BT Alex. Brown, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its subsidiaries. The Company has furnished to Parent true and complete copies of all agreements with BT Alex. Brown under which any such fees or expenses may be payable, including all indemnification agreements.

        (n) OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of BT Alex. Brown, dated the date of this Agreement, to the effect that, as of such date, the Aggregate Merger Consideration is fair to the Company's stockholders from a financial point of view, a signed copy of which opinion has been delivered to Parent.

        (o) COMPLIANCE WITH APPLICABLE LAWS. Each of the Company and its subsidiaries is in compliance with all applicable statutes, laws, ordinances, rules, regulations, judgments, decrees and orders of any Governmental Entity applicable to its business and operations, except for possible noncompliance that would not, individually or in the aggregate, have a material adverse effect on the Company.

        (p) TAXES. Each of the Company and its subsidiaries has timely filed (or has had timely filed on its behalf) or will file or cause to be timely filed, all material Tax Returns (as defined in Section 8.03) required by applicable law to be filed by it prior to or as of the Effective Time. All such Tax Returns are, or will be at the time of filing, true, complete and correct in all material respects. Each of the Company and its subsidiaries has paid (or has had paid on its behalf), or where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse), or will establish or cause to be established on or before the Effective Time, an adequate accrual for the payment of, all Taxes (as defined in Section 8.03) due with respect to any period ending prior to or as of the Effective Time, except for Taxes which would not, individually or in the aggregate, have a material adverse effect on the Company.

        (q) LABOR. Since the Balance Sheet Date, as of the date of this Agreement, there has not been any amendment in any material respect by the Company or any of its subsidiaries of any collective bargaining agreement or contract with a labor union or labor organization (each a "Collective Bargaining Agreement") to which it is a party or otherwise bound. There is no labor strike, labor dispute, work slowdown, labor stoppage or lockout actually pending, and the Company has received no written notice of any threatened labor strike, labor dispute, work slowdown, labor stoppage or lockout, against the Company or any of its subsidiaries, nor are there, to the knowledge of the Company, any organizational efforts presently being made involving any of the unorganized employees of the Company or any of its subsidiaries which in any such case or all such cases together would have a material adverse effect on the Company.

        (r)  ENVIRONMENTAL MATTERS.

            (i) Except as disclosed in the Company Disclosure Schedule and except for such matters that, alone or in the aggregate, would not have a material adverse effect on the Company:

               (1) the Company and its subsidiaries have complied with all applicable Environmental Laws; (2) the properties currently owned or operated by the Company and its subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances; (3) the properties formerly owned or operated by the Company or its subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by the Company or any of its subsidiaries; (4) neither the Company nor any of its subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (5) neither the Company nor any of its subsidiaries has been associated with any release or threat of release of any Hazardous Substance; (6) neither the Company nor any of its subsidiaries has received any notice, demand, letter, claim or request for information alleging that the Company or any of its subsidiaries may be in violation of or liable under any Environmental Law; (7) neither the Company nor any of its subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; (8) there are no circumstances or conditions involving the Company or any of its subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use or transfer of any property of the Company or its subsidiaries pursuant to any Environmental Law; (9) none of the properties of the Company or its subsidiaries contains any underground storage tanks, asbestos-containing material, lead-based products, or polychlorinated biphenyls; and (10) neither the Company nor any of its subsidiaries has engaged in any activities involving the generation, use, handling or disposal of any Hazardous Substances.

            (ii) As used herein:

               (1) "Environmental Law" means any federal, state, local or foreign law, regulation, treaty, order, decree, permit, authorization, policy, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any chemical substance or waste; or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

               (2) "Hazardous Substance" means any substance that is: (A) listed, classified or regulated in any concentration pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (C) any other substance which may be the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

        (s) LICENSES. Each of the Company and its subsidiaries has all permits, licenses, waivers and authorizations which are necessary for it to conduct its business in the manner in which it is presently being conducted (collectively, "Company Licenses"), other than any Company Licenses the failure of which to have would not, individually or in the aggregate, have a material adverse effect on the Company. Each of the Company and its subsidiaries is in compliance with the terms of all Company Licenses, except for such failures so to comply which would not have a material adverse effect on the Company. The Company and its subsidiaries have duly performed their respective obligations under such Company Licenses, except for such non-performance as would not have a material adverse effect on the Company. There is no pending or, to the knowledge of the Company, threatened application, petition, objection or other pleading with any Governmental Entity which challenges or questions the validity of, or any rights of the holder under, any Company License, except for such applications, petitions, objections or other pleadings, that would not, individually or in the aggregate, have a material adverse effect on the Company.

        (t) INTELLECTUAL PROPERTY. The Company and its subsidiaries own or have rights to use (i) all material computer software utilized in the conduct of their respective businesses and (ii) all names and service marks used by the Company or any such subsidiary and, to the knowledge of the Company, such use does not conflict with any rights of others with respect thereto, except for such failures to own or have rights to use and such conflicts that have not had and would not have a material adverse effect on the Company.

        (u) MATERIAL AGREEMENTS. Neither the Company nor any of its subsidiaries is in breach of any material agreement, except for breaches which would not, individually or in the aggregate, have a material adverse effect on the Company and the Company has no material agreements other than those specified in the Company SEC Documents. All employment agreements of the Company are listed on the Company Disclosure Schedule and are filed with the Company SEC Documents.

    SECTION 3.02. REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB. Except as set forth on the Disclosure Schedule delivered by Parent to the Company at or prior to the execution and delivery of this Agreement (the "Parent Disclosure Schedule") or as disclosed in the Parent SEC Documents (as defined in Section 3.02(f)) filed and publicly available prior to the date of this Agreement (the "Filed Parent SEC Documents") or the Parent's Offering Memorandum dated February 4, 1998 (collectively with the Filed Parent SEC Documents the "Parent Disclosure Documents"), Parent and Sub represent and warrant to the Company as follows:

        (a) ORGANIZATION STANDING AND CORPORATE POWER. Each of Parent and Sub and each of Parent's Significant Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and its Significant Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, except jurisdictions where the failure to be so qualified or licensed or to be in good standing individually or in the aggregate would not have a material adverse effect on Parent. Parent has delivered to the Company prior to the execution and delivery of this Agreement complete and correct copies of its certificate of incorporation and by-laws.

        (b) SUBSIDIARIES. All the outstanding shares of capital stock of each subsidiary of Parent have been validly issued and are fully paid and nonassessable and are owned by Parent, free and clear of all Liens, and excluding the outstanding shares of Expression Homes Corporation which is 49% owned by the Company.

        (c)  CAPITAL STRUCTURE.

            (i) As of the date of this Agreement, the authorized capital stock of Parent consists of 75,000,000 shares of Common Stock, par value $1.00 per share (the "Parent Common Stock"), and 10,000,000 shares of Preferred Stock, par value $1.00 per share ("Parent Preferred Stock") of which 50,000 shares are designated as Series A Junior Participating Preferred Stock. At the close of business on February 10, 1998, (i) 30,858,719 shares of Parent Common Stock were issued and outstanding, (ii) no shares of Parent Preferred Stock were issued and outstanding, (iii) no shares of Parent Common Stock were held by Parent in its treasury, (iv) 2,167,224 shares of Parent Common Stock were reserved for issuance upon exercise of outstanding options under Parent's stock option plans (the "Parent Stock Plans"), (v) 5,131,363 shares of Parent Common Stock have been reserved for issuance upon conversion of the Trust Preferred Securities issued by a subsidiary, and (vi) 24,070,402 shares of Parent's Series A Junior Participating Preferred Stock were reserved for issuance pursuant to that certain Rights Agreement, dated as of November 10, 1988 (the "Parent Rights Agreement"), between Parent and The First National Bank of Boston, as Rights Agent (the "Parent Rights Agent"). Except as set forth above, at the close of business on February 10, 1998, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. Except as set forth above or as otherwise contemplated by this Agreement, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind, to which Parent is a party or by which it is bound, obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Parent, or obligating Parent to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

            (ii) All outstanding shares of capital stock of Parent are, and all shares which may be issued pursuant to this Agreement will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. As of the date of this Agreement, except for the Parent's 6% Convertible Subordinated Debentures due February 15, 2028, there are no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote.

           (iii) There are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind, to which any Significant Subsidiary of Parent is bound, obligating such Significant Subsidiary to issue, deliver, sell, or cause to be issued delivered or sold, additional shares of capital stock or other voting securities of such Significant Subsidiary, or obligating such Significant Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right commitment, agreement, arrangement or undertaking.

            (iv) As of the date of this Agreement, there are no outstanding contractual obligations of Parent or any of its Significant Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any of its Significant Subsidiaries. As of the date of this Agreement, the authorized capital stock of Sub consists of 1,000 shares of common stock, par value $.01 per share, 100 of which have been validly issued, are frilly paid and nonassessable and are owned by Parent free and clear of any Lien.

        (d) CORPORATE AUTHORITY, NONCONTRAVENTION. Parent and Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub and, assuming the due authorization, execution and delivery thereof by the Company, constitutes a valid and binding obligation of each such party, enforceable against such party in accordance with its terms, except as such enforceability may be limited by general principles of equity or principles applicable to creditors' rights generally. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (after notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent, Sub or any of Parent's other subsidiaries under, (i) the certificate of incorporation or by-laws of Parent or Sub or the comparable charter or organizational documents of any of Parent's Significant Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent, Sub or such other subsidiary or any of their respective properties or assets or (iii) subject to the governmental filings and other consents and matters referred to in Section 3.02(e), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Sub or such other subsidiary or any of their respective properties or assets, other than, in the case of clauses
    (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not (x) have a material adverse effect on Parent or (y) prevent the consummation of any of the transactions contemplated by this Agreement.

        (e) GOVERNMENTAL AUTHORIZATION. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement or the consummation by Parent or Sub, as the case may be, of any of the transactions contemplated by this Agreement, except for (i) the filing of a premerger notification and report form by Parent under the HSR Act; (ii) the filing with the SEC of (x) the Form S-4 and (y) the filing or furnishing with or to the SEC of such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement, and the transactions contemplated by this Agreement; (iii) the filing of the Certificate of Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business; (iv) such filings with Governmental Entities as may be required to satisfy the applicable requirements of state securities or "blue sky" laws in connection with the transactions contemplated by this Agreement; (v) such other consents, approvals, orders, authorizations, regulations, declarations or filings, the failure of which to obtain or make not have a material adverse effect on Parent; and (vi) such filings with and approvals of the NYSE to permit the shares of Parent Common Stock that are to be issued in the Merger to be listed on the NYSE.

        (f) SEC DOCUMENTS, UNDISCLOSED LIABILITIES. Parent has filed with the SEC all reports, schedules, forms, statements and other documents required to be filed since the Balance Sheet Date (the "Parent SEC Documents"). None of Parent's subsidiaries is required to file with the SEC any report, form or other document. As of their respective dates, the Parent SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present, in all material respects, the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as disclosed in the Parent Disclosure Documents, and except for liabilities and obligations incurred since October 26, 1997 (the "Parent Balance Sheet Date") in the ordinary course of business consistent with past practice, as of the date of this Agreement, neither Parent nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be recognized or disclosed on a consolidated balance sheet of Parent and its consolidated subsidiaries or in the notes thereto and which, individually or in the aggregate, would have a material adverse effect on Parent.

        (g) INFORMATION SUPPLIED. None of the information to be supplied by Parent or Sub specifically for inclusion or incorporation by reference in
    (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement will, at the date the Proxy Statement is first mailed to Company stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are not misleading.

        (h) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as contemplated by this Agreement or as disclosed in the Parent Disclosure Documents, since the Parent Balance Sheet Date, Parent has conducted its business only in the ordinary course, and there has not been (i) any material adverse change in Parent, other than changes relating to or arising from legislative or regulatory changes or developments generally affecting broadcasting or publishing operations or general economic conditions, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Parent's capital stock, except for regular quarterly dividends on the Parent Common Stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or
    (iv) any damage, destruction or loss, whether or not covered by insurance, that has had or would have a material adverse effect on Parent, (v) (x) any granting by Parent or any of its subsidiaries to any executive officer or other key employee of Parent or any of its Significant Subsidiaries of any increase in compensation (except for normal increases in the ordinary course of business consistent with past practice or as required under any employment agreement in effect as of the Parent Balance Sheet Date) or (y) any granting by Parent or any of its Significant Subsidiaries to any such executive officer or key employee of any increase in severance or termination pay (except as was required under any employment, severance or termination agreement in effect as of the Parent Balance Sheet Date), (vi) any damage, destruction or loss, whether or not covered by insurance, that has had or would have a material adverse effect on Parent, or (vii) except as required by a change in generally accepted accounting principles, any change in accounting methods, principles or practices by Parent materially affecting the basis of presenting or method of determining its results of operations, assets, liabilities or businesses.

        (i) LITIGATION. There is no suit, action or proceeding pending, and Parent has not received written notification threatening any suit, action or proceeding, against or affecting Parent or any of its subsidiaries that individually or in the aggregate could (i) have a material adverse effect on Parent or (ii) prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its subsidiaries having, or which, insofar as reasonably can be foreseen, in the future would have, any effect referred to in clause (i)or (ii) of this sentence.

        (j)  ERISA AND OTHER COMPENSATION MATTERS.

            (i) Except as will not have a material adverse effect on Parent, all Plans covering employees or former employees of Parent or any of its subsidiaries ("Parent Employees") have been administered according to their terms and, to the extent subject to ERISA, are in compliance with ERISA. Each Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Parent Pension Plan") and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Service, and Parent is not aware of any circumstances likely to result in revocation of any such favorable determination letter. Neither Parent nor any of its subsidiaries or Parent ERISA Affiliates (as defined below) has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Parent or any of its subsidiaries or Parent ERISA Affiliates to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA which would have a material adverse effect on Parent. Neither Parent nor any of its subsidiaries or Parent ERISA Affiliates has contributed or been required to contribute to any multi-employer plan.

            (ii) No liability under Subtitles C or D of Title IV of ERISA has been or is expected to be incurred by Parent or any of its subsidiaries or Parent ERISA Affiliates with respect to any ongoing, frozen or terminated Plan, currently or formerly maintained by any of them, or the Plan of any person which is considered one employer with Parent under
       Section 4001 of ERISA or Section 414 of the Code (a "Parent ERISA Affiliate") which would have a material adverse effect on Parent.

           (iii) All contributions required to be made and all contributions accrued as of the Balance Sheet Date under the terms of any Plan for which Parent or any of its subsidiaries or Parent ERISA Affiliates may have liability have been timely made or have been reflected on the most recent audited balance sheet included in the Filed Parent SEC Documents. Neither any Parent Pension Plan nor any single-employer plan of Parent or any of its subsidiaries or Parent ERISA Affiliates has incurred an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA which would have a material adverse effect on Parent. Neither Parent nor any of its subsidiaries has provided, or is required to provide, security to any Parent Pension Plan or to any Plan of a Parent ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

            (iv) Neither Parent nor any of its subsidiaries has any obligations for retiree health and life benefits under any Plan, except as set forth in the Parent Disclosure Schedule, which would have a material adverse effect on Parent.

            (v) The execution and delivery of this Agreement do not, and the performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any of the Parent's Compensation and Benefit Plans that will or may result in any payment (whether of severance or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee of Parent or any of its subsidiaries or Parent ERISA Affiliates which would have a material adverse effect on Parent.

            (vi) There is no contract, agreement, plan or arrangement covering any employee or former employee of Parent or any of its subsidiaries or Parent ERISA Affiliates that, individually or collectively, could give rise as a result of the transactions contemplated by this Agreement to the payment of any amount that would not be deductible pursuant to the terms of Section 1 62(a)( I) or 280G of the Code.

           (vii) There has been no amendment to, written interpretation or announcement (whether or not written) by Parent or any of its subsidiaries or Parent ERISA Affiliates relating to, or change in employee participation or coverage under, any of the Parent's Compensation and Benefit Plans which would increase materially above the level of the expense incurred in respect thereof for the fiscal year ended on the Balance Sheet Date.

        (k) BROKERS. No broker, investment banker, financial advisor or other person, other than PaineWebber Incorporated, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finders, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub

        (l) INTERIM OPERATIONS OF SUB. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no other business other than incident to its creation and this Agreement and the transactions contemplated hereby.

        (m) TAXES. Each of Parent and its subsidiaries has timely filed (or has had timely filed on its behalf), or will file or cause to be timely filed, all material Tax Returns required by applicable law to be filed by it prior to or as of the Effective Time. All such Tax Returns are, or will be at the time of filing, true, complete and correct in all material respects. Each of Parent and its subsidiaries has paid (or has had paid on its behalf), or where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse), or will establish or cause to be established on or before the Effective Time, an adequate accrual for the payment of, all Taxes due with respect to any period ending prior to or as of the Effective Time, except for Taxes which would not, individually or in the aggregate, have a material adverse effect on Parent.

        (n) COMPLIANCE WITH APPLICABLE LAWS. Each of Parent and its subsidiaries is in compliance with all applicable statutes, laws, ordinances, rules, regulations, judgments, decrees and orders of any Governmental Entity applicable to its business and operations, except for possible noncompliance that would not, individually or in the aggregate, have a material adverse effect on Parent.

        (o) LABOR. Since the Parent Balance Sheet Date, as of the date of this Agreement, there has not been any amendment in any material respect by Parent or any of its subsidiaries of any Collective Bargaining Agreement to which it is a party or otherwise bound. There is no labor strike, labor dispute, work slowdown, labor stoppage or lockout actually pending, and Parent has received no written notice of any threatened labor strike, labor dispute, work slowdown, labor stoppage or lockout, against Parent or any of its subsidiaries, nor are there, to the knowledge of Parent, any organizational efforts presently being made involving any of the unorganized employees of Parent or any of its subsidiaries which in any such case or all such cases together would have a material adverse effect on Parent.

        (p) ENVIRONMENTAL MATTERS. Except for such matters that, alone or in the aggregate, would not have a material adverse effect on Parent:

           (1) Parent and its subsidiaries have complied with all applicable Environmental Laws; (2) the properties currently owned or operated by Parent and its subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances; (3) the properties formerly owned or operated by Parent or its subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by Parent or any of its subsidiaries; (4) neither Parent nor any of its subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (5) neither Parent nor any of its subsidiaries has been associated with any release or threat of release of any Hazardous Substance; (6) neither Parent nor any of its subsidiaries has received any notice, demand, letter, claim or request for information alleging that Parent or any of its subsidiaries may be in violation of or liable under any Environmental Law; (7) neither Parent nor any of its subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; (8) there are no circumstances or conditions involving Parent or any of its subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use or transfer of any property of Parent or its subsidiaries pursuant to any Environmental Law; (9) none of the properties of Parent or its subsidiaries contains any underground storage tanks, asbestos-containing material, lead-based products, or polychlorinated biphenyls; and (10) neither Parent nor any of its subsidiaries has engaged in any activities involving the generation, use, handling or disposal of any Hazardous Substances.

        (q) LICENSES. Each of Parent and its subsidiaries has all permits, licenses, waivers and authorizations which are necessary for it to conduct its business in the manner in which they are presently being conducted (collectively, the "Parent Licenses") other than any Parent Licenses the failure of which to have would not, individually or in the aggregate, have a material adverse effect on Parent. Each of Parent and its subsidiaries is in compliance with the terms of all Parent Licenses, except for such failures such to comply which would not have a material adverse effect on Parent. Parent and its subsidiaries have duly performed their respective obligations under such Parent Licenses, except for such non-performance as would not have a material adverse effect on Parent. There is no pending or, to the knowledge of Parent, threatened application, petition, objection or other pleading with any Governmental Entity which challenges or questions the validity of, or any rights of the holder under, any Parent License, except for such applications, petitions, objections or other pleadings, that would not, individually or in the aggregate, have a material adverse effect on Parent.

        (r) INTELLECTUAL PROPERTY. Parent and its subsidiaries own or have rights to use (i) all material computer software utilized in the conduct of their respective businesses and (ii) all names and service marks used by Parent or any such subsidiary and, to the knowledge of Parent, such use does not conflict with any rights of others with respect thereto, except for such failures to own or have rights to use and such conflicts that have not had and would not have a material adverse effect on Parent.

        (s) MATERIAL AGREEMENTS. Neither Parent nor any of its subsidiaries is in breach of any material agreement, except for breaches which would not, individually or in the aggregate, have a material adverse effect on Parent.

        (t) FINANCING. At the Effective Time, Parent and Sub will have available all of the funds necessary (i) to satisfy their respective obligations under this Agreement, and (ii) to pay all the related fees and expenses in connection with the foregoing.

        (u) NO OWNERSHIP OF COMPANY COMMON STOCK. Neither Parent nor any of its subsidiaries owns any shares of Company Common Stock.

                                   ARTICLE IV
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

    SECTION 4.01.  CONDUCT OF BUSINESS.

        (a) CONDUCT OF BUSINESS BY THE COMPANY. Prior to the Effective Time, except as contemplated by this Agreement, the Company shall, and shall cause each of its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and regulations and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired at the Effective Time. Without limiting the generality of the foregoing, prior to the Effective Time, except as contemplated by this Agreement or as set forth on the Company Disclosure Schedule, without the prior, express written consent of Parent (which may not be unreasonably delayed or withheld), the Company shall not, and shall not permit any of its subsidiaries to.

            (i) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by a direct or indirect wholly owned subsidiary of the Company to its parent, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

            (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than the issuance of Company Common Stock upon the exercise of Company Employee Stock Options outstanding on the date of this Agreement in accordance with their present terms);

           (iii) amend its certificate of incorporation, by-laws or other comparable charter or organizational documents;

            (iv) acquire or agree to acquire (x) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof, or (y) any assets that, individually or in the aggregate, are material to the Company and its subsidiaries taken as a whole;

            (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets, except, in any such case, in the ordinary course of business consistent with past practice, and except transactions between a wholly owned subsidiary of the Company and the Company or another wholly owned subsidiary of the Company;

            (vi) (x) incur any indebtedness, except for floor plan financing and borrowings (net of cash, cash equivalents and marketable securities held by the Company or any of its subsidiaries) not in excess of $500,000 at any one time outstanding incurred in the ordinary course of business consistent with past practice, or (y) except in the ordinary course of business consistent with past practice, make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company;

           (vii) make or agree to make any new capital expenditure or capital expenditures, except in the ordinary course of business consistent with past practice;

          (viii) make any material Tax election or settle or compromise any material Tax liability;

            (ix) except in the ordinary course of business or except as would not have a material adverse effect on the Company, modify, amend or terminate any material contract or agreement to which the Company or any subsidiary is a party or waive, release or assign any material rights or claims thereunder;

            (x) make any material change to its accounting methods, principles or practices, except as may be required by generally accepted accounting principles;

            (xi) except as required to comply with applicable law and except as necessary to comply with Section 5.13, (w) adopt, enter into, terminate or amend any of the Company's Compensation and Benefit Plans or other arrangement for the benefit or welfare of any current or former director, officer or employee, (x) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases, promotions or bonuses in the ordinary course of business consistent with past practice), (y) pay any benefit not provided for under any of the Companyts Compensation and Benefit Plans, or (z) except as permitted in clause (x), grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or of the Company's Compensation and Benefit Plans (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any of the Company's Compensation and Benefit Plans or agreement or awards made thereunder); or

           (xii) authorize, or commit or agree to take, any of the foregoing actions.

        (b) CONDUCT OF BUSINESS BY PARENT. Prior to the Effective Time, without the prior, express written consent of the Company (which may be given or withheld in its sole discretion), Parent shall not, and shall not permit any of its subsidiaries to:

            (i) declare, set aside or pay any dividends on, or make any other distributions in respect of; the Parent capital stock, other than quarterly dividends paid in accordance with past practice;

            (ii) split, combine or reclassify the Parent capital stock or issue or authorize the issuance of any other securities in respect of; in lieu of or in substitution for the Parent Common Stock, or

           (iii) authorize, or commit or agree to take, any of the foregoing actions.

        (c) ADVISEMENT OF CHANGES. The Company and Parent shall promptly advise the other party orally and in writing upon its becoming aware of (i) any representation or warranty made by it in this Agreement becoming untrue or inaccurate in any material respect, (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) any change or event which would have a material adverse effect on such party or on the ability of the conditions set forth in Article VI to be satisfied; PROVIDED, HOWEVER, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

    SECTION 4.02.  NO SOLICITATION.

        (a) The Company shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of or any investment banker, attorney or other advisor or representative of; the Company or any of its subsidiaries to, directly or indirectly, (i) solicit, initiate or knowingly encourage the submission of any takeover proposal (as defined in Section 8.03), (ii) enter into any agreement providing for any takeover proposal or (iii) participate in any negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action knowingly to facilitate the making of; any takeover proposal; PROVIDED, HOWEVER, that if; at any time prior to the receipt of the Company Stockholder Approval, the Board of Directors of the Company determines in good faith that it is necessary to do so in order to comply with its fiduciary duties to the Company's stockholders under applicable law, as advised by outside counsel, the Company may, with respect to an actual or potential unsolicited takeover proposal and subject to compliance with Section 4.02(c), (x) furnish non-public information with respect to the Company to such person making such actual or potential unsolicited takeover proposal and (y) participate in negotiations regarding such proposal.

        (b) Neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by such Board of Directors or any such committee of this Agreement or the Merger,
    (ii) approve or recommend or propose to approve or recommend, any takeover proposal or (iii) enter into any agreement with respect to any takeover proposal. Notwithstanding the foregoing, the Board of Directors of the Company may approve or recommend (and, in connection therewith, withdraw or modify its approval or recommendation of this Agreement or the Merger) a superior proposal (as defined in Section 8.03) if the Board of Directors of the Company shall have determined in good faith that it is necessary, in order to comply with its fiduciary duties to the Company's stockholders under applicable law, as advised by outside counsel, to approve or recommend such superior proposal, and have given notice to Parent advising Parent that the Company has received such superior proposal from a third party, specifying the material terms and conditions (including the identity of the third party), and specifically stating that the Company intends to approve or recommend such superior proposal in accordance with this Section 4.02(b) and if Parent does not, within seven business days of Parent's receipt of such notice, make an offer which the Company Board by a majority vote determines in its good faith judgment (based on the written advice of a financial adviser of nationally recognized reputation) to be as favorable to the Company's stockholders as such superior proposal.

        (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.02, the Company shall promptly advise Parent orally and in writing of any request for information or of any takeover proposal or any inquiry with respect to or which could reasonably be expected to lead to any takeover proposal which, in any such case, is either (i) in writing or (ii) made to any executive officer or director of the Company (and brought to the attention of the chief executive officer of the Company), the identity of the person making any such request (to the extent practicable), takeover proposal or inquiry and all the material terms and conditions thereof The Company will keep Parent fully informed of the status and details (including amendments or proposed amendments) of any such request, takeover proposal or inquiry.

    Nothing contained in this Section 4.02 shall prohibit the Company or its Board of Directors from (i) taking and disclosing to its stockholders a position contemplated by Rule I 4e-2 of the Exchange Act or (ii) making any disclosure to its stockholders that in the judgment of its Board of Directors, as advised by its outside legal counsel, is required under applicable law.

                                   ARTICLE V
                             ADDITIONAL AGREEMENTS

    SECTION 5.01. PREPARATION OF THE FORM S-4 AND THE PROXY STATEMENT STOCKHOLDERS MEETING.

        (a) As soon as practicable after execution and delivery of this Agreement, the Company and Parent shall prepare and the Company shall file with the SEC the Proxy Statement and Parent shall prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. The Company and Parent shall each use all reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. The Company will provide financial and other information required by Parent in connection with Parent's filings under the Securities Act of 1933 and the Securities Exchange Act of 1934. The Company will use all reasonable efforts to cause the Proxy Statement to be mailed to the Company's stockholders and Parent will use all reasonable efforts to cause an appropriate proxy statement to be mailed to Parent's stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of shares of Parent Common Stock in the Merger and the Company shall furnish all information concerning the Company and the holders of Company Common Stock and rights to acquire Company Common Stock pursuant to the Company Stock Plans as may be reasonably requested in connection with any such action.

        (b) The Company will, as soon as reasonably practicable following the date of this Agreement, duly call, give notice of; convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of obtaining the Company Stockholder Approval. Without limiting the generality of the foregoing but subject to Section 4.02(b), the Company agrees that its obligations pursuant to the first sentence of this Section 5.01(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any takeover proposal. The

    Company will, through its Board of Directors, recommend to its stockholders the approval and adoption of this Agreement and the transactions contemplated hereby, subject to Section 4.02(b).

    SECTION 5.02. LETTERS OF THE COMPANY'S ACCOUNTANTS. The Company shall use all reasonable efforts to cause to be delivered to Parent a letter of Arthur Andersen LLP, the Company's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective, addressed to Parent, in form reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

    SECTION 5.03. LETTERS OF PARENT'S ACCOUNTANTS. Parent shall use all reasonable efforts to cause to be delivered to the Company a letter of Arthur Andersen LLP, Parent's independent public accountants for the relevant periods prior to the date hereof; dated a date within two business days before the date on which the Form S-4 shall become effective, addressed to the Company, in form reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

    SECTION 5.04. ACCESS TO INFORMATION, CONFIDENTIALITY. Subject to the Confidentiality Agreement (as defined below), Parent and the Company shall, and shall cause each of its subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party, reasonable access during normal business hours during the period prior to the Effective Time to all their properties, books, contracts, commitments, personnel and records and, during such period (subject to existing confidentiality and similar non-disclosure obligations and the preservation of applicable privileges), Parent and the Company shall, and shall cause each of its subsidiaries to, furnish promptly to the other party (a) a copy of each material report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities laws and (b) all other information concerning its business, properties and personnel as the other party may reasonably request. Each party will hold, and will cause its officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement, dated as of February 9, 1998, between Parent and the Company (the "Confidentiality Agreement").

    SECTION 5.05.  REASONABLE EFFORTS.

        (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions, waivers, consents, licenses and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval, waiver or license from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the Stockholder Agreements, or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to carry out fully the purposes of; this Agreement. Without limiting the foregoing, the Company and Parent shall use all reasonable efforts and cooperate in promptly preparing and filing as soon as practicable, and in any event within 15 business days after executing this Agreement, notifications under the HSR Act and related filings in connection with the Merger and the other transactions contemplated hereby, and to respond as promptly as practicable to any injuries or requests received from the Federal Trade Commission (the "FTC"), the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and any other Governmental Entities for additional information or documentation. Notwithstanding anything to the contrary contained in this Section 5.05, no party shall be obligated to take any action pursuant to this Section 5.05 if the taking of such action or the obtaining of any waiver, consent, approval or exemption would have a material adverse effect on the Company or Parent.

        (b) In connection with, but without limiting, the foregoing, the Company and its Board of Directors shall (i) use all reasonable efforts to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to this Agreement, the Stockholder Agreements, the Merger or any of the other transactions contemplated by this Agreement and (ii) if any state takeover statute or similar statute or regulation becomes applicable to this Agreement, the Stockholder Agreements, the Merger or any of the transactions contemplated by this Agreement, use all reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

        (c) Each of Parent and the Company shall promptly provide the other with a copy of any inquiry or request for information (including notice of any oral request for information), pleading, order or other document either party receives from any Governmental Entities with respect to the matters referred to in this Section 5.05.

    SECTION 5.06.  INDEMNIFICATION AND INSURANCE.

        (a) Parent and Sub agree that all rights to indemnification for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, officers, employees or agents of the Company and its subsidiaries (the "Indemnified Parties") as provided in their respective certificates of incorporation or bylaws (or comparable charter or organizational documents) or otherwise (including pursuant to indemnification agreements) shall survive the Merger and shall continue in hill force and effect in accordance with their terms for a period of not less than six years from the Effective Time. From and after the Effective Time, Parent shall guarantee the performance by the Surviving Corporation of its obligations referred to in the immediately preceding sentence, provided that, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims, and Parent's guarantee with respect thereto, shall continue until final disposition of any and all such claim From and after the Effective Time, Parent also agrees to indemnify all Indemnified Parties to the fullest extent permitted by applicable law with respect to all acts and omissions arising out of such individuals' services as officers, directors, employees or agents of the Company or any of its subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees or directors of; or otherwise on behalf of; the Company or any of its subsidiaries, occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, from and after the Effective Time, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including the transactions contemplated by this Agreement, occurring prior to or at the Effective Time, Parent shall pay as incurred such Indemnified Party's reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. From and after the Effective Time, Parent shall pay all reasonable expenses, including reasonable attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 5.06.

        (b) Parent will cause to be maintained, for a period of not less than six years from the Effective Time, the Company's current directors' and officers insurance and indemnification policy to the extent that it provides coverage for events occurring prior to or at the Effective Time ("D&O Insurance"), provided that Parent shall not be obligated to pay annual premiums for such D&O Insurance in excess of 200% of the last annual premium paid prior to the date of this Agreement (the amount equal to such percentage of such last annual premium, the "Maximum Premium"); PROVIDED, HOWEVER, that Parent may, in lieu of maintaining such existing D&O Insurance as provided above, cause coverage to be provided under any policy maintained for the benefit of Parent or any of its subsidiaries, so long as the terms thereof are no less advantageous to the intended beneficiaries thereof than the existing D&O Insurance. If the existing D&O Insurance expires, is terminated or canceled or is not available during such six-year period, Parent will use all reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions not materially less advantageous to the covered persons than the existing D&O Insurance. The Company represents to Parent that the Maximum Premium is $400,000.

    SECTION 5.07.  FEES AND EXPENSES.

        (a) All fees and expenses incurred in connection with the Merger, this Agreement, the Stockholder Agreement and the transactions contemplated by this Agreement and the Stockholder Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that each of Parent and the Company shall bear and pay one-half of the costs and expenses incurred in connection with the filing, printing and mailing of the Form S-4 and the Proxy Statement referred to in Section 5.01(a). Notwithstanding the above, in the event that Parent terminates this Agreement pursuant to Section 7.01(b)(i) or Section 7.03(c) (other than a termination that requires the Company to pay a Termination Fee as contemplated by Section 5.07(b) below) the Company shall reimburse Parent and Sub (not later than 10 days after submission of statements therefor) for all actual documented out-of-pocket fees and expenses, not to exceed $1,000,000, incurred by either of them or on their behalf in connection with the Merger and the transactions contemplated by this Agreement (including without limitation fees payable to investment bankers, counsel to any of the foregoing, and accountants).

        (b) The Company shall pay, or cause to be paid, in same day funds to Parent $6 million (the "Termination Fee") upon demand if (i) the Company or Parent terminates this Agreement pursuant to Section 7.01(c) or (ii) if the Company or Parent terminates this Agreement pursuant to Section 7.01 (b)(i); PROVIDED, HOWEVER, that, with respect to clause (ii) of this paragraph (b) only, the Termination Fee shall not be payable unless and until (x) any Person (other than Parent) (an "Acquiring Party") has acquired, by purchase, merger, consolidation, sale, assignment, lease, transfer or otherwise, in one transaction or any related series of transactions within 12 months after such termination, a majority of the voting power of the outstanding securities of the Company or all or substantially all of the assets of the Company or (y) there has been consummated within 12 months after such termination a consolidation, merger or similar business combination between the Company and an Acquiring Party in which stockholders of the Company immediately prior to such consolidation, merger or similar transaction do not own securities representing at least 50% of the outstanding voting power of the surviving entity (or, if applicable, any entity in control of such Acquiring Party) of such consolidation, merger or similar transaction immediately following the consummation thereof; in either of cases (x) or
    (y) involving a consideration for Company Common Stock (including the value of any stub equity) in excess of the Aggregate Merger Consideration; and PROVIDED FURTHER, that, with respect to clause (ii) of this paragraph (b) only, no such Termination Fee shall be payable unless there shall have been made public prior to the Company Stockholders Meeting a takeover proposal involving consideration for Company Common Stock (including the value of any stub equity) in excess of the Aggregate Merger Consideration. The Company acknowledges that the agreements contained in this Section 5.07(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Sub would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 5.07(b) and, in order to obtain such payment, Parent or Sub commences a suit which results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent or Sub its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the Termination Fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

        (c) TRANSFER AND GAINS TAXES AND CERTAIN OTHER TAXES. Parent and Sub agree that the Surviving Corporation will pay all real property transfer, gains and other similar taxes and all documentary stamps, filing fees, recording fees and sales and use .taxes, if any, and any penalties or interest with respect thereto, payable in connection with consummation of the Merger without any offset, deduction, counterclaim or deferment of the payment of the Aggregate Merger Consideration.

    SECTION 5.08. PUBLIC ANNOUNCEMENTS. Prior to the Closing Date, Parent and Sub, on the one hand, and the Company, on the other hand, will use all reasonable efforts to consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court order or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

    SECTION 5.09. AFFILIATES. At least thirty days prior to the Closing Date, the Company shall deliver to Parent a letter identifying all persons who are, at the time the Merger is submitted for approval to the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145(c) under the Securities Act. The Company shall use all reasonable efforts to cause each such person to deliver to Parent, on or prior to the Closing Date, a written agreement substantially in the form attached hereto as Exhibit A (each an "Affiliate Agreement") and shall deliver to Parent on or prior to the Closing Date the agreement of each Company director and former principal stockholder of the Founding Companies that the one year sale restrictions in connection with the Company's initial public offering shall continue to apply until November 21, 1998 with respect to 50% of the number of shares of Parent Common Stock to which such director or stockholder would be entitled if he elects solely to receive Parent Common Stock in the Merger.

    SECTION 5.10. NYSE LISTING. Parent shall use all reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

    SECTION 5.11. STOCKHOLDER LITIGATION. The Company shall advise Parent of all material developments in any stockholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement and the Company shall not agree to any settlement of such litigation without Parent's consent, which consent shall not be unreasonably withheld.

    SECTION 5.12. STOCK OPTIONS. The Parent will cause a Form S-8 ("Form S-8") to be filed with the SEC as soon as practicable following the Effective Time, but in no event more than thirty (30) days after the Effective Time, which registration statement shall register the shares of the Parent Common Stock underlying the Parent Options granted in replacement of Company Options, or will cause such shares underlying such Parent Options to be subject to an existing Form 5-8, and the Parent shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Parent Options remain outstanding. At or before the Effective Time, the Company shall cause to be effected any necessary amendments to the Plan to give effect to the foregoing provisions of this Section 5.12.

    SECTION 5.13. BENEFIT PLANS. Promptly after the Effective Time, Parent shall cause the Surviving Corporation and its subsidiaries to provide Company employees who are employees thereof or any of its subsidiaries with compensation and employee benefit plans that are in the aggregate similar to the compensation and Plans provided to similarly situated employees of Parent or its subsidiaries who are not employees of the Company; provided, however, that employees of the Company shall not be required to satisfy any additional copayment or other deductible requirements in connection therewith; provided further, that this sentence shall not apply to any employees of the Company or any of its subsidiaries covered by a Collective Bargaining Agreement to which the Company or any of its subsidiaries is a party or otherwise bound. For the purpose of determining eligibility to participate in Plans, eligibility for benefit forms and subsidies and the vesting of benefits under such Plans (including any pension, severance, 401(k), vacation and sick pay), and for purposes of accrual of benefits under any severance, sick leave, vacation and other similar employee benefit plans (other than defined benefit pension plans), Parent shall give effect to years of service (and for purposes of qualified and nonqualified pension plans, prior earnings) with the Company or its subsidiaries, as the case may be, as if they were with Parent or one of its subsidiaries. Parent also shall cause the Surviving Corporation to assume and agree to perform the Company's obligations under all employment, severance, consulting and other compensation contracts between the Company or any of its subsidiaries and any current or former director, officer or employee thereof. Nothing in this Section
5.13 shall be construed or applied to restrict the ability of the Surviving Corporation to establish such types and levels of compensation and benefits as it determines to be appropriate or to modify or terminate compensation or benefit programs adopted pursuant to the first sentence of this Section 5.13.

                                   ARTICLE VI
                              CONDITIONS PRECEDENT

    SECTION 6.01.  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions:

        (a) STOCKHOLDER APPROVAL. The Company Stockholder Approval shall have been obtained.

        (b) HSR ACT. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

        (c) OTHER GOVERNMENTAL APPROVALS. All other consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Entity (other than under the HSR Act) required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filing the Certificate of Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration would not have a material adverse effect on Parent and the Company after the Effective Time.

        (d) NO INJUNCTIONS OR RESTRAINTS. There shall not be in effect any (i) decree, temporary restraining order, preliminary or permanent injunction or other order entered, issued or enforced by any court of competent jurisdiction or (ii) federal statute, rule or regulation enacted or promulgated, in each case (i) or (ii) that prohibits the consummation of the Merger. There shall not be in effect any state or local statute, rule or regulation enacted or promulgated that prohibits the consummation of the Merger and which would have a material adverse effect on Parent after the Effective Time.

        (e) FORM S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

        (f) NYSE LISTING. The shares of Parent Common Stock, issuable to the Company's stockholders pursuant to this Agreement shall have been approved for listing on the New York Stock Exchange, Inc. ("NYSE"), subject to official notice of issuance.

    SECTION 6.02. CONDITIONS TO OBLIGATIONS OF PARENT AND SUB. The obligations of Parent and Sub to effect the Merger are further subject to satisfaction or waiver of each of the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in this Agreement shall be true and correct, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except (i) for representations and warranties that are made as of a specific date (in which case such representations and warranties shall be true and correct on and as of such date, subject to the following clause (ii)) and (ii) for inaccuracies in such representations and warranties that individually or in the aggregate do not have a material adverse effect on the Company. Parent shall have received a certificate dated the Closing Date and signed on behalf of the Company by the chief financial officer of the Company to foregoing effects.

        (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate dated the Closing Date signed on behalf of the Company by the chief financial officer of the Company to such effect.

        (c) TAX OPINIONS. Parent shall have received from Gibson, Dunn & Crutcher LLP, counsel to Parent, on the date of the Proxy Statement and on the Closing Date, opinions, in each case dated as of such respective dates and stating that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368 of the Code and that Parent, Sub and the Company will each be a party to that reorganization within the meaning of Section 368 of the Code. In rendering such opinions, counsel for Parent shall be entitled to rely upon representations of officers of Parent, Sub and the Company and representations of stockholders of the Company, in each case reasonably satisfactory in form and substance to such counsel.

        (d) LEGAL OPINION. Parent shall have received an opinion from Bracewell & Patterson, L.L.P., special counsel to the Company, effective as of the Closing Date, with respect to matters customary in public company merger transactions.

        (e) WAIVERS. Each executive officer and director of the Company and former principal stockholder of the Founding Companies shall have waived all applicable change of control provisions with respect to the Merger in any employment agreement, stock option agreement or other contract and all such agreements and contracts shall remain in full force and effect as of the Effective Time.

    SECTION 6.03. CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Merger is further subject to satisfaction or waiver of each of the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except (i) for representations and warranties that are made as of a specific date (in which case such representations and warranties shall be true and correct on and as of such date, subject to the following clause (ii)) and (ii) for inaccuracies in such representations and warranties that individually or in the aggregate do not have a material adverse effect on Parent. Parent shall have received a certificate dated the Closing Date and signed on behalf of Parent by the chief financial officer of Parent to the foregoing effects.

        (b) PERFORMANCE OF OBLIGATIONS OF PARENT AND SUB. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the chief financial officer of Parent to such effect.

        (c) TAX OPINIONS. The Company shall have received from Arthur Andersen LLP, on the date of the Proxy Statement and on the Closing Date, opinions, in each case dated as of such respective dates and stating that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368 of the Code and that Parent, Sub and the Company will each be a party to that reorganization within the meaning of Section 368 of the Code. In rendering such opinions, Arthur Andersen LLP for the Company shall be entitled to rely upon representations of officers of Parent, Sub and the Company and representations of stockholders of the Company, in each case reasonably satisfactory in form and substance to such entity.

        (d) LEGAL OPINION. The Company shall have received an opinion or opinions from Gibson, Dunn & Crutcher LLP, special counsel to Parent and Sub, dated the Closing Date, reasonably satisfactory to the Company, with respect to matters customary in public company merger transactions.

                                  ARTICLE VII
                        TERMINATION AMENDMENT AND WAIVER

    SECTION 7.01. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Company Stockholder
Approval:

        (a) by mutual written consent of Parent, Sub and the Company; or

        (b) by either Parent or the Company as follows:

            (i) if the Company Stockholders Meeting (including as it may be adjourned from time to time) shall have concluded without the Company Stockholder Approval having been obtained;

            (ii) if the Merger shall not have been consummated on or before August 30, 1998 (the "Termination Date"), provided that the party seeking to terminate this Agreement is not otherwise in material breach of this Agreement;

           (iii) if any Governmental Entity shall have issued an order, injunction, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, injunction, decree, ruling or other action shall have become final and nonappealable; or

            (iv) in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Agreement which (x) would give rise to the failure of a condition set forth in Section 6.02(a) or (b) or Section 6.03(a) or (b), as applicable, and (y) cannot be cured by the Termination Date (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement); or

        (c) by Parent if the Board of Directors of the Company approves or recommends a superior proposal, or by the Company if the Board of Directors of the Company approves or recommends a superior proposal pursuant to
    Section 4.02(b).

    SECTION 7.02. EFFECT OF TERMINATION. If this Agreement is terminated by either the Company or Parent pursuant to Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, (a) other than liabilities and obligations under Section 3.01(m), the last sentence of Section 5.04, Section 5.07, this Section 7.02 and Article VIII and (b) except that no such termination shall relieve any party of any liability for damages resulting from any material breach by such party of this Agreement.

    SECTION 7.03. AMENDMENT. This Agreement may be amended by the parties at any time before or after the Company Stockholder Approval; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by the stockholders of the Company without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

    SECTION 7.04. EXTENSION; WAIVER. At any time prior to the Effective Time, a party may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso to the first sentence of Section 7.03, waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

    SECTION 7.05. PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or waiver pursuant to Section
7.04 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by Board of Directors or the duly authorized designee of its Board of Directors.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

    SECTION 8.01. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties contained in this Agreement or in any document or instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

    SECTION 8.02. NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses and telecopier numbers (or at such other address or telecopier number for a party as shall be specified by like notice):

       (a) if to Parent or Sub, to
           William H. Lear, Esq.
           Vice President-General Counsel and Secretary
           Fleetwood Enterprises, Inc.
           3 125 Myers Street
           Riverside, California 92503
           Telephone: (909) 351-3500
           Telecopy: (909) 351-3776
           with a copy to:
           Gibson, Dunn & Crutcher LLP
           4 Park Plaza
           Irvine, California 92614
           Telephone: (714) 451-3800
           Telecopy: (714) 451-4220
           Attention: Robert E. Dean, Esq.

       (b) if to the Company, to

           HomeUSA, Inc.
           Three Riverway, Suite 630
           Houston, Texas 77056
           Telephone: (713) 965-0520
           Telecopy: (713) 965-0109
           Attention: Cary N. Vollintine, Chief Executive Officer with a copy to:
           Bracewell & Patterson, L.L.P
           South Tower Pemizoil Place
           711 Louisiana Street, Suite 2900
           Houston, Texas 77002-2781
           Telephone: (713) 223-2900
           Telecopy: (713) 221-1212
           Attention: William D. Gutermuth, Esq.

    SECTION 8.03.  DEFINITIONS.  For purposes of this Agreement

        (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

        (b) "Compensation and Benefit Plans" means all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and other stock plans, all employment or severance contracts, all other employee benefit plans and any applicable "change of control" or similar provisions in any plan, contract or arrangement which cover employees or former employees of a person or any of its ERISA Affiliates and all other benefit plans, contracts or arrangements (regardless of whether they are funded or unfunded or foreign or domestic) covering employees or former employees of a person or any of its ERISA Affiliates, including "employee benefit plans" within the meaning of Section 3(3) of ERISA.

        (c) "indebtedness" means, with respect to any person, without duplication, (i) all obligations of such person for borrowed money, (ii) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person, and (iv) all guarantees of such person of any indebtedness of any other person.

        (d) "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

        (e) "material adverse change" or "material adverse effect" means, when used in connection with the Company or Parent, any change or effect that is or would be materially adverse to the business, operations, management or condition (financial or otherwise) of such party and its subsidiaries taken as a whole.

        (f) "Significant Subsidiary" means (i) with respect to the Company, the subsidiaries listed on the Company Disclosure Schedule and (ii) with respect to Parent, those subsidiaries listed on the Parent Disclosure Schedule.

        (g) a "subsidiary" of any person means another person, an amount of the voting securities or other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting securities or interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

        (h) "superior proposal" means (i) a bona fide takeover proposal to acquire, directly or indirectly, all or a substantial portion of the shares of Company Common Stock then outstanding or all or substantially all the assets of the Company and (ii) otherwise on terms which the Board of Directors of the Company determines in its good faith judgment to be more favorable to the Company's stockholders than the Merger after receipt of the written advice of the Company's independent financial advisor.

        (i) "takeover proposal" means any proposal for a merger, consolidation or other business combination involving the Company or any of its Significant Subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in, any voting securities of, or a substantial portion of the assets of, the Company or any of its Significant Subsidiaries, other than the transactions contemplated by this Agreement.

        (j) "Taxes" means all Federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto.

        (k) "Tax Returns" means all Federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns and any amended tax return relating to Taxes.

    SECTION 8.04. INTERPRETATION. When a reference is made in this Agreement to an Article, Section, subsection, Exhibit or Schedule, such reference shall be to an Article or Section, subsection of; or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" and "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof', "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Headings of the Articles and Sections of this Agreement are for the convenience of reference only, and shall be given no substantive or interpretive effect whatsoever. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns and, in the case of an individual, to his or her heirs and estate, as applicable.

    SECTION 8.05. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

    SECTION 8.06. ENTIRE AGREEMENT NO THIRD-PARTY BENEFICIARIES. This Agreement (including the documents and instruments referred to herein) and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and (b) except for the provisions of Article II and Section 5.06, are not intended to confer upon any person other than the parties any rights or remedies. The Company Disclosure Schedule and the Parent Disclosure Schedule and all Exhibits attached hereto are hereby incorporated herein and made a part hereof for all purposes, as if fully set forth herein.

    SECTION 8.07. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

    SECTION 8.08. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations under this Agreement. Any attempted assignment in violation of the preceding sentence shall be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns.

    SECTION 8.09. ENFORCEMENT. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court located in the State of Delaware or in Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a Federal court sitting in the State of Delaware or a Delaware state court.

    SECTION 8.10. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

    IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                FLEETWOOD ENTERPRISES, INC.

                                By:  /s/ GLENN E. KUMMER
                                     -----------------------------------------
                                     Name: Glenn E. Kummer
                                     Title: Chairman and Chief Executive
                                            Officer

                                HUSA ACQUISITION COMPANY

                                By:  /s/ WILLIAM H. LEAR
                                     -----------------------------------------
                                     Name: William H. Lear
                                     Title: President

                                HOMEUSA, INC.

                                By:  /s/ CARY N. VOLLINTINE
                                     -----------------------------------------
                                     Name: Cary N. Vollintine
                                     Title: Chief Executive Officer

                                                           EXHIBIT A
                                                              TO AGREEMENT
                                                              AND PLAN OF MERGER

                            FORM OF AFFILIATE LETTER

Fleetwood Enterprises, Inc.
3 125 Myers Street
Riverside, California 92503

Ladies and Gentlemen:

    I have been advised that as of the date of this letter I may be deemed to be an affiliate" of HomeUSA, Inc., a Delaware corporation (the "Company"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). I understand that subject to and pursuant to the terms of the Agreement and Plan of Merger, dated as of February 17, 1998 (the "Agreement"), among Fleetwood Enterprises, Inc., a Delaware corporation ("Parent"), HUSA Acquisition Company, a Delaware corporation ("Sub"), and the Company, pursuant to which the Company will be merged with and into Sub (the "Merger").

    As a result of the Merger, I may receive shares of Stock, par value $1.00 per share, of Parent (the "Parent Stock") in exchange for shares owned by me of Common Stock, par value $0.01 per share, of the Company ("Company Stock").

    I hereby represent, warrant and covenant to Parent that in the event I receive any Parent Stock in the Merger:

        A. I will not sell, transfer or otherwise dispose of any shares of Parent Stock in violation of the Act or the Rules and Regulations.

        B. I have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Parent Stock to the extent I felt necessary, with counsel

        C. I have been advised that the issuance of Parent Stock to me pursuant to the Merger has been registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that at the time the Merger is submitted for a vote of the stockholders of the Company, I may be considered an affiliate of the Company and that the distribution by me of the Parent Stock has not been registered under the Act. Therefore, I will not sell, transfer or otherwise dispose of any shares of Parent Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with Rule 145 promulgated by the Commission under the Act ("Rule 145"), or (iii) in the opinion of counsel reasonably acceptable to Parent, or pursuant to a "no action" letter obtained by the undersigned from the staff of the Commission, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

        D. I understand that Parent is under no obligation to register the sale, transfer or other disposition of shares of Parent Stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

        E. I also understand that stop transfer instructions will be given to Parent's transfer agents with respect to the Parent Stock and that there will be placed on the certificates for the shares of Parent Stock issued to me, or any substitutions therefor, a legend stating in substance:

    "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE
    WITH THE TERMS OF AN AGREEMENT, DATED           1998, BETWEEN THE REGISTERED
    HOLDER HEREOF AND FLEETWOOD ENTERPRISES, INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF FLEETWOOD ENTERPRISES, INC."

        F. I also understand that unless the transfer by me of any shares of my Parent Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Parent reserves the right to put the following legend on the certificates issued to my transferee:

    "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933."

    It is understood and agreed that the legends set forth in paragraphs E and F above shall be removed by delivery of substitute certificates without such legend if such legend is not required for purposes of the Act or this Agreement. It is understood and agreed that such legends and the stop orders referred to above will be removed if (i) one year shall have elapsed from the date the undersigned acquired the Parent Stock received in the Merger and the provisions of Rule 145(d)(2) are then available to the undersigned, (ii) two years shall have elapsed from the date the undersigned acquired the Parent Stock received in the Merger and the provisions of Rule 145(d)(3) are then available to the undersigned, or (iii) Parent has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Parent, or a "no action" letter obtained by the undersigned from the staff of the Commission, to the effect that the restrictions imposed by Rule 145 no longer apply to the undersigned.

    Execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

    This letter constitutes the complete understanding between Parent and me concerning the subject matter hereof. The Surviving Corporation (as defined in the Agreement) is expressly intended to be a beneficiary of this letter agreement. Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by Parent and the undersigned. This letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware applicable to contracts made and to be performed within such state.

                                          Very truly yours,

                                          [Name]

                                          Address: _____________________________
                                          ______________________________________
                                          ______________________________________

Accepted this    day of
       , 199 by
FLEETWOOD ENTERPRISES, INC.

By: __________________________________
   Name:
   Title:

                                                                      APPENDIX B

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                FAIRNESS OPINION OF BT ALEX. BROWN INCORPORATED

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    [LOGO]

                                                                  [LOGO]

                                                               February 17, 1998

Board of Directors
HomeUSA, Inc.
3 Riverway, Suite 555
Houston, Texas 77056

Dear Sirs:

    HomeUSA, Inc. ("HomeUSA" or the "Company"), Fleetwood Enterprises, Inc. ("Buyer" or "Fleetwood") and HUSA Acquisition Company, a Delaware Corporation and a wholly owned subsidiary of Fleetwood (the "Merger Sub"), have entered into an Agreement and Plan of Merger dated as of February 17, 1998 (the "Agreement"). Pursuant to the Agreement, the implementation of which is contingent on stockholder approval by HomeUSA stockholders, the Company will merge with and into the Merger Sub (the "Merger"), and each share of HomeUSA common stock issued and outstanding, par value $0.01 per share and each issued and outstanding share of HomeUSA's restricted voting common stock, par value $0.01 per share (collectively, the "Company Common Stock") immediately prior to the effective time of the Merger will be converted into the right to receive (i) $10.25 in cash (the "Per Share Cash Amount"), without interest, or (ii) a number of shares of common stock, $1.00 par value, of Fleetwood, including associated rights (the "Buyer Common Stock"), equal to the Per Share Cash Amount divided by the average of the closing price on the New York Stock Exchange of the shares of Buyer Common Stock for the ten consecutive trading-day period ending on the tenth day immediately prior to the anticipated closing date, or (iii) a combination of shares of Buyer Common Stock and cash determined in accordance with the Merger Agreement. The term "Aggregate Merger Consideration" means the aggregate amount of shares of Buyer Common Stock and cash to be received by holders of shares of Company Common Stock pursuant to the Merger Agreement as set forth in clauses (i), (ii), and (iii) in the immediately preceding sentence. The Merger Agreement provides that the number of shares of Company Common Stock to be converted into the right to receive cash multiplied by the Per Share Cash Amount shall not exceed 49% of the Aggregate Merger Consideration. We have assumed, with your consent, that the Merger will qualify as a tax-free transaction under the provisions of Section 368 of the Internal Revenue Code of 1986. You have requested our opinion as to whether the Aggregate Merger Consideration is fair, from a financial point of view, to HomeUSA's stockholders.

    BT Alex. Brown Incorporated ("BT Alex. Brown"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Board of Directors of HomeUSA in connection with the transaction described above and will receive a fee for our services, a portion of which is contingent upon the consummation of the Merger. In November 1997, we also served as lead-managing underwriter in HomeUSA's initial public offering of common stock, and currently publish regular research reports regarding the businesses and securities of the Company. In the ordinary course of business, BT Alex. Brown may actively trade the securities of both the Company and the Buyer for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in securities of the Company and the Buyer.

HomeUSA, Inc.
Page 2

    In connection with this opinion, we have reviewed certain publicly available financial information and other information concerning the Company and Fleetwood and certain analysis and other information furnished to us by the Company and by or on behalf of the Buyer. We have also held discussions with the members of the senior managements of HomeUSA and Fleetwood regarding the businesses and prospects of their respective companies and the joint prospects of a combined company. In addition, we have (i) considered the potential pro forma financial impact of the Merger on Fleetwood, (ii) reviewed the reported prices and trading activity for the common stock of both HomeUSA and Fleetwood, (iii) compared certain financial and stock market information for the Company and the Buyer with similar information for certain selected companies whose securities are publicly traded, (iv) reviewed the financial terms of certain recent business combinations which we deemed comparable in whole or in part, (v) reviewed the terms of the Agreement dated February 17, 1998 and attached documents, and (vi) performed such other studies and analyses and considered such other factors as we deemed appropriate.

    We have not independently verified the information described above and for purposes of this opinion have assumed the accuracy, completeness and fairness thereof. With respect to the information relating to the prospects of HomeUSA and Fleetwood, we have assumed that such information reflects the best currently available judgments and estimates of the managements of HomeUSA and Fleetwood as to the likely future financial performances of their respective companies. In addition, we have not made nor been provided with an independent evaluation or appraisal of the assets of HomeUSA and Fleetwood, nor have we been furnished with any such evaluations or appraisals. Our opinion is based on market, economic and other conditions as they exist and can be evaluated as of the date of this letter. In rendering our opinion, we have assumed, with your consent, that the publicly quoted price on the New York Stock Exchange for Fleetwood common stock fairly represents the per share value of Buyer Common Stock being delivered in the transaction. We are not expressing any opinion as to what the value of the shares of Buyer Common Stock actually will be when issued to the Company's stockholders pursuant to the Merger or the prices at which such shares of Buyer Common Stock will trade subsequent to the Merger. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision to effect the Merger.

    In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of the Company or any of its assets, nor did we have discussions or negotiate with any party, other than Fleetwood, in connection with this Merger.

    Furthermore, our advisory services and the opinion expressed herein were prepared for the use of the Board of Directors of HomeUSA and do not constitute a recommendation to HomeUSA's stockholders as to how they should vote at the stockholder's meeting in connection with the Merger. We hereby consent, however, to the inclusion of this opinion as an exhibit to any proxy or registration statement distributed in connection with the Merger.

    Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the Aggregate Merger Consideration is fair, from a financial point of view, to HomeUSA's stockholders.

                                          Very truly yours,

                                          BT ALEX. BROWN INCORPORATED

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Fleetwood is a Delaware corporation. Section 145(a) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Fleetwood) by reason of the fact that such person is or was a director, officer, employee or agent of Fleetwood, or is or was serving at the request of Fleetwood as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Fleetwood, and, with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful.

    Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Fleetwood to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he or she acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to Fleetwood unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

    Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such officer or director shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that Fleetwood may purchase and maintain insurance on behalf of a director or officer of Fleetwood against any liability asserted against such officer or director and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not Fleetwood would have the power to indemnify him or her against such liabilities under Section 145.

    The Fleetwood Charter contains no provisions regarding indemnification of officers and directors. The Fleetwood Bylaws provide that the corporation shall, to the fullest extent permitted by law, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including a derivative action) by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Fleetwood Bylaws authorize the advance of expenses in certain circumstances and authorize the corporation to provide indemnification or advancement of expenses to any person, by agreement or otherwise, on such terms and conditions as the board of directors may approve. The Fleetwood Bylaws also authorize the corporation to purchase and maintain insurance on behalf of a director, officer, employee, agent of the corporation or a person acting at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a member of any committee or similar body against any liability incurred by him in any such capacity whether or not the corporation would have the power to indemnify him.

    In addition to the indemnification provisions in the Fleetwood Bylaws, Fleetwood has entered into indemnity agreements with individuals serving as officers of the corporation. Therein, Fleetwood agrees to pay on behalf of the officer and his executors, administrators or assigns, any amount which he is or becomes legally obligated to pay because of any act or omission or neglect or breach of duty, including any actual or alleged error or misstatement or misleading statement, which he commits or suffers while acting in his capacity as officer of the corporation and solely because of his being an officer. Fleetwood agrees to pay damages, judgments, settlements and costs, costs of investigation, costs of defense of legal actions, claims or proceedings and appeals therefrom, and costs of attachment or similar bonds. Fleetwood also agrees that if it shall not pay within a set period of time after written claim, the officer may bring suit against the corporation and shall be entitled to be paid for prosecuting such claim. Fleetwood does not agree to pay fines or fees imposed by law or payments which it is prohibited by applicable law form paying as indemnity and does not agree to make any payment in connection with a claim made against the officer for which payment was made to the officer under an insurance policy, for which the officer is entitled to indemnity otherwise than under the agreement, and which is based upon the officer gaining any personal profit or advantage to which he was not legally entitled, in addition certain other payments.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits


  NUMBER                                              DESCRIPTION
-----------  ----------------------------------------------------------------------------------------------
       2.1   Agreement and Plan of Merger dated February 17, 1998, by and among Fleetwood, HomeUSA and HUSA
               Acquisition Company, a Delaware corporation+
       2.2   Form of Election and Letter of Transmittal to accompany certificates representing shares of
               HomeUSA Common Stock to be exchanged in the Merger+
       3.1   Restated Certificate of Incorporation(1)
       3.2   Amendment to Restated Certificate of Incorporation(2)
       3.3   Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred
               Stock filed November 23, 1988(3)
       3.4   Restated Bylaws(2)
       4.1   Rights Agreement dated November 10, 1988, between Fleetwood and the First National Bank of
               Boston used in connection with a stockholder rights plan(3)
       4.2   Amended and Restated Declaration of Trust of Fleetwood Capital Trust, a statutory business trust formed under the Delaware Business Trust Act, dated as of February 10, 1998, by and among Fleetwood and individual trustees of the Trust+
       4.3   Indenture dated as of February 10, 1998, by and between Fleetwood and The Bank of New York, as trustee, used in connection with Fleetwood's 6% Convertible Subordinated Debentures due
               2028+
       4.4   Registration Rights Agreement dated February 10, 1998, by and among Fleetwood Capital Trust,
               Fleetwood and PaineWebber Incorporated+
       4.5   Preferred Securities Guarantee Agreement dated as of February 10, 1998, by and between
               Fleetwood and The Bank of New York, as preferred guarantee trustee+
       5.1   Opinion of Gibson, Dunn & Crutcher LLP as to the legality of the securities being registered+
       8.1   Form of Opinion of Gibson, Dunn & Crutcher LLP as to certain tax matters+
       8.2   Form of Opinion of Arthur Andersen LLP--HomeUSA as to certain tax matters+
      10.1   Form of Employment Agreement between Fleetwood and each of its officers(4)
      10.2   Form of Indemnity Agreement between Fleetwood and each of its officers and directors+

  NUMBER                                              DESCRIPTION
-----------  ----------------------------------------------------------------------------------------------
      10.3   Amended and Restated Deferred Compensation Plan(5)
      10.4   Amended and Restated Supplemental Benefit Plan(5)
      10.5   Amended and Restated Long-Term Incentive Compensation Plan(5)
      10.6   1982 Stock Option Plan(2)
      10.7   Amended and Restated Benefit Restoration Plan(5)
      10.8   Dividend Equivalent Plan(6)
      10.9   Amended and Restated 1992 Stock-Based Incentive Compensation Plan(5)
      10.10  The 1992 Non-Employee Director Stock Option Plan(4)
      10.11  Senior Executive Incentive Compensation Plan(7)
      10.12  Operating Agreement between Fleetwood Enterprises, Inc. and Fleetwood Credit Corp.(8)
      15     Letter from Arthur Andersen LLP regarding unaudited interim financial information+
      23.1   Consent of Gibson, Dunn & Crutcher LLP (included in legal opinion filed as Exhibit 5.1)
      23.2   Consent of Gibson, Dunn & Crutcher LLP (included in legal opinion filed as Exhibit 8.1)
      23.3   Consent of Arthur Andersen LLP--Fleetwood+
      23.4   Consent of Arthur Andersen LLP--HomeUSA, Inc.+
      23.5   Consent of Coopers & Lybrand L.L.P.--HomeUSA, Inc.+
      23.6   Consent of BT Alex. Brown+
      23.7   Consent of Arthur Andersen LLP--HomeUSA (included in opinion filed as Exhibit 8.2)
      24.1   Powers of Attorney (included in signature page in Part II of Registration Statement)
      99.1   Form of Proxy for HomeUSA, Inc. Special Meeting of Stockholders+


------------------------

+   Previously filed.

(1) Incorporated by reference to Fleetwood's Annual Report on Form 10-K for the year ended April 28, 1985.

(2) Incorporated by reference to Fleetwood's Annual Report on Form 10-K for the year ended April 26, 1987.

(3) Incorporated by reference to Fleetwood's Current Report on Form 8-K filed on November 10, 1988.

(4) Incorporated by reference to Fleetwood's Annual Report on Form 10-K for the year ended April 26, 1992.

(5) Incorporated by reference to Fleetwood's Annual Report on Form 10-K for the year ended April 28, 1996.

(6) Incorporated by reference to Fleetwood's Annual Report on Form 10-K for the year ended April 29, 1990.

(7) Incorporated by reference to Fleetwood's Annual Report on Form 10-K for the year ended April 24, 1994.

(8) Incorporated by reference to Fleetwood's Current Report on Form 8-K filed June 7, 1996.

    (b) Financial Statement Schedules

        None

    (c) Report, Opinion or Appraisal

        See Appendix B to Proxy Statement/Prospectus

    The Registrant hereby agrees to furnish to the Commission supplementally a copy of any omitted schedule or exhibit upon request.

ITEM 22. UNDERTAKINGS.

    (a) The undersigned registrant hereby undertakes:

        (1) To file, during any period, in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        (2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (c) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, Fleetwood has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Riverside, State of California, on the 20th day of May, 1998.

                                By:                      *
                                     -----------------------------------------
                                                  Glenn F. Kummer
                                            CHIEF EXECUTIVE OFFICER AND
                                               CHAIRMAN OF THE BOARD

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

                                Chairman of the Board and
              *                   Chief Executive Officer
------------------------------    (Principal Executive         May 20, 1998
       Glenn F. Kummer            Officer)

              *
------------------------------  President, Chief Operating     May 20, 1998
       Nelson W. Potter           Officer and Director

                                Senior Vice President--
     /s/ PAUL M. BINGHAM          Finance and Chief
------------------------------    Financial Officer            May 20, 1998
       Paul M. Bingham            (Principal Financial
                                  Officer)

              *                 Senior Vice President--
------------------------------    General Counsel and          May 20, 1998
       William H. Lear            Secretary

              *
------------------------------  Vice Chairman of the Board     May 20, 1998
       William W. Weide

              *
------------------------------  Director                       May 20, 1998
         Andrew Crean

              *
------------------------------  Director                       May 20, 1998
    Dr. Douglas M. Lawson

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

              *
------------------------------  Director                       May 20, 1998
      Thomas A. Fuentes

              *
------------------------------  Director                       May 20, 1998
       Walter F. Beran

              *
------------------------------  Director                       May 20, 1998
      Dr. James L. Doti

*By:     /s/ PAUL M. BINGHAM
      -------------------------
           Paul M. Bingham                                      May 20, 1998
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


  NUMBER                                             DESCRIPTION
-----------  -------------------------------------------------------------------------------------------
       2.1   Agreement and Plan of Merger dated February 17, 1998, by and among Fleetwood, HomeUSA and
               HUSA Acquisition Company, a Delaware corporation+
       2.2   Form of Election and Letter of Transmittal to accompany certificates representing shares of
               HomeUSA Common Stock to be exchanged in the Merger+
       3.1   Restated Certificate of Incorporation(1)
       3.2   Amendment to Restated Certificate of Incorporation(2)
       3.3   Certificate of Designation, Preferences and Rights of Series A Junior Participating
               Preferred Stock filed November 23, 1988(3)
       3.4   Restated Bylaws(2)
       4.1   Rights Agreement dated November 10, 1988, between Fleetwood and the First National Bank of
               Boston used in connection with a stockholder rights plan(3)
       4.2   Amended and Restated Declaration of Trust of Fleetwood Capital Trust, a statutory business trust formed under the Delaware Business Trust Act, dated as of February 10, 1998, by and among Fleetwood and individual trustees of the Trust+
       4.3   Indenture dated as of February 10, 1998, by and between Fleetwood and The Bank of New York, as trustee, used in connection with Fleetwood's 6% Convertible Subordinated Debentures due 2028+
       4.4   Registration Rights Agreement dated February 10, 1998, by and among Fleetwood Capital
               Trust, Fleetwood and PaineWebber Incorporated+
       4.5   Preferred Securities Guarantee Agreement dated as of February 10, 1998, by and between
               Fleetwood and The Bank of New York, as preferred guarantee trustee+
       5.1   Opinion of Gibson, Dunn & Crutcher LLP as to the legality of the securities being registered+
       8.1   Form of Opinion of Gibson, Dunn & Crutcher LLP as to certain tax matters+
       8.2   Form of Opinion of Arthur Andersen LLP--HomeUSA as to certain tax matters+
      10.1   Form of Employment Agreement between Fleetwood and each of its officers(4)
      10.2   Form of Indemnity Agreement between Fleetwood and each of its officers and directors+
      10.3   Amended and Restated Deferred Compensation Plan(5)
      10.4   Amended and Restated Supplemental Benefit Plan(5)
      10.5   Amended and Restated Long-Term Incentive Compensation Plan(5)
      10.6   1982 Stock Option Plan(2)
      10.7   Amended and Restated Benefit Restoration Plan(5)
      10.8   Dividend Equivalent Plan(6)
      10.9   Amended and Restated 1992 Stock-Based Incentive Compensation Plan(5)
      10.10  The 1992 Non-Employee Director Stock Option Plan(4)
      10.11  Senior Executive Incentive Compensation Plan(7)
      10.12  Operating Agreement between Fleetwood Enterprises, Inc. and Fleetwood Credit Corp.(8)
      15     Letter from Arthur Andersen LLP regarding unaudited interim financial information+
      23.1   Consent of Gibson, Dunn & Crutcher LLP (included in legal opinion filed as Exhibit 5.1)
      23.2   Consent of Gibson, Dunn & Crutcher LLP (included in legal opinion filed as Exhibit 8.1)
      23.3   Consent of Arthur Andersen LLP--Fleetwood+
      23.4   Consent of Arthur Andersen LLP--HomeUSA, Inc.+

  NUMBER                                             DESCRIPTION
-----------  -------------------------------------------------------------------------------------------
      23.5   Consent of Coopers & Lybrand L.L.P.--HomeUSA, Inc.+
      23.6   Consent of BT Alex. Brown+
      23.7   Consent of Arthur Andersen LLP--HomeUSA (included in opinion filed as Exhibit 8.2)
      24.1   Powers of Attorney (included in signature page in Part II of Registration Statement)
      99.1   Form of Proxy for HomeUSA, Inc. Special Meeting of Stockholders+

------------------------

+   Previously filed.

(1) Incorporated by reference to Fleetwood's Annual Report on Form 10-K for the year ended April 28, 1985.

(2) Incorporated by reference to Fleetwood's Annual Report on Form 10-K for the year ended April 26, 1987.

(3) Incorporated by reference to Fleetwood's Current Report on Form 8-K filed on November 10, 1988.

(4) Incorporated by reference to Fleetwood's Annual Report on Form 10-K for the year ended April 26, 1992.

(5) Incorporated by reference to Fleetwood's Annual Report on Form 10-K for the year ended April 28, 1996.

(6) Incorporated by reference to Fleetwood's Annual Report on Form 10-K for the year ended April 29, 1990.

(7) Incorporated by reference to Fleetwood's Annual Report on Form 10-K for the year ended April 24, 1994.

(8) Incorporated by reference to Fleetwood's Current Report on Form 8-K filed June 7, 1996.